                                                                    Exhibit 2.1

                      IN THE UNITED STATES BANKRUPTCY COURT

                           FOR THE DISTRICT OF ARIZONA

In re:                                      )   In Proceedings Under Chapter 11
                                            )
UNISON HEALTHCARE CORPORATION, a Delaware   )
corporation, and related proceedings,       )   Case Nos. B-98-06583-PHX-GBN
                                            )    Through B-98-06612-PHX-GBN
                                            )
                           Debtors.         )
                                            )
--------------------------------------------)
                                            )
In re:                                      )
                                            )
BRITWILL INVESTMENTS-I, INC., a Delaware    )
Corporation, and related proceedings,       )   Case Nos. B-98-0173-PHX-GBN
                                            )    Through B-98-0175-PHX-GBN
                                            )
                           Debtors.         )   (Jointly Administered)
                                            )
                                            )


                      SUPPLEMENT TO DEBTORS' FIRST AMENDED
                          JOINT PLAN OF REORGANIZATION
                             DATED OCTOBER 15, 1998

SQUIRE, SANDERS & DEMPSEY L.L.P.                GALLAGHER & KENNEDY
Two Renaissance Square                          2600 North Central Avenue
40 North Central Avenue, Suite 2700             Phoenix, Arizona  85004-3020
Phoenix, Arizona  85004                         (602) 530-8000
(602) 528-4000

Attorneys:   Thomas J. Salerno                  Attorneys:  Charles R. Sterbach
             Craig D. Hansen                                Joseph E. Cotterman
             Christopher D. Johnson
             Kathleen T. Tobin

Counsel to Unison Debtors                       Counsel to BritWill Debtors

                               APPLICABLE DEBTORS

UNISON HEALTHCARE CORPORATION         /X/     ARKANSAS, INC.                /X/
(Case No. 98-06583-PHX-RGM)                   (Case No. 98-06590-PHX-GBN)

BRITWILL INVESTMENTS-I, INC.          /X/     DOUGLAS MANOR, INC.           /X/
(Case No. 98-0173-PHX-GBN)                    (Case No. 98-06589-PHX-CGC)

BRITWILL INVESTMENTS-II, INC.         /X/     SAFFORD CARE, INC.            /X/
(Case No. 98-0174-PHX-GBN)                    (Case No. 98-06593-PHX-RTB)

BRITWILL INDIANA PARTNERSHIP          /X/     REHABWEST, INC.               /X/
(Case No. 98-0175-PHX-GBN)                    (Case No. 98-06594-PHX-CGC)

SUNQUEST SPC, INC.                    /X/     QUEST PHARMACIES, INC.        /X/
(Case No. 98-06584-PHX-SSC)                   (Case No. 98-06586-PHX-RGM)

BRITWILL HEALTHCARE COMPANY           /X/     SUNBELT THERAPY MANAGEMENT    /X/
(Case No. 98-06585-PHX-SSC)                   SERVICES, INC. (ALABAMA)
                                              (Case No. 98-06607-PHX-RTB)

BRITWILL FUNDING CORPORATION          /X/     DECATUR SPORTS FIT & WELLNESS /X/
(Case No. 98-06602-PHX-CGC)                   CENTER, INC.
                                              (Case No. 98-06601-PHX-SSC)

MEMPHIS CLINICAL LABORATORY, INC.     /X/     THERAPY HEALTH SYSTEMS, INC.  /X/
(Case No. 98-06588-PHX-CGC)                   (Case No. 98-06600-PHX-GBN)

AMERICAN PROFESSIONAL HOLDINGS, INC.  /X/     HENDERSON & ASSOCIATES        /X/
(Case No. 98-06587-PHX-GBN)                   REHABILITATION, INC.
                                              (Case No. 98-06599-PHX-SSC)

AMPRO MEDICAL SERVICES, INC.          /X/     SUNBELT THERAPY MANAGEMENT    /X/
(Case No. 98-06609-PHX-GBN)                   SERVICES, INC. (ARIZONA)
                                              (Case No. 98-06592-PHX-RGM)

GAMMA LABORATORIES, INC.              /X/     CEDAR CARE, INC.              /X/
(Case No. 98-06611-PHX-SSC)                   (Case No. 98-06612-PHX-GBN)

SIGNATURE HEALTH CARE CORPORATION     /X/     SHERWOOD HEALTHCARE CORP.     /X/
(Case No. 98-06591-PHX-SSC)                   (Case No. 98-06610-PHX-SSC)

BROOKSHIRE HOUSE INC.                 /X/
(Case No. 98-06608-PHX-RGM)

CHRISTOPHER NURSING CENTER, INC.      /X/
(Case No. 98-06596-PHX-JMM)

AMBERWOOD COURT, INC.                 /X/
(Case No. 98-06597-PHX-RGM)

THE ARBORS HEALTH CARE CORPORATION    /X/
(Case No. 98-06598-PHX-CGC)

LOS ARCOS, INC.                       /X/
(Case No. 98-06603-PHX-RGM)

PUEBLO NORTE, INC.                    /X/
(Case No. 98-06604-PHX-RTB)

RIO VERDE NURSING CENTER, INC.        /X/
(Case No. 98-06606-PHX-CGC)

SIGNATURE MANAGEMENT GROUP, INC.      /X/
(Case No. 98-06605-PHX-GBN)

CORNERSTONE CARE CENTER, INC.         /X/
(Case No. 98-06595-PHX-RTB)

         This Supplement is filed in connection with the "Joint Plan Of Reorganization Dated August 10, 1998" (the "Plan) filed by the Unison Debtors and the BritWill Debtors (as defined therein), as that Plan may be supplemented and modified.

         This Plan Supplement will be supplemented as set forth in Article 1 of the Plan.

         RESPECTFULLY SUBMITTED this 16th day of October, 1998.

                                        SQUIRE, SANDERS & DEMPSEY L.L.P.
                                        Two Renaissance Square
                                        40 North Central Avenue, Suite 2700
                                        Phoenix, Arizona 85004-4441

                                        and

                                        GALLAGHER & KENNEDY
                                        2600 North Central Avenue
                                        Phoenix, Arizona 85004-3020



                                        By      /s/Thomas J. Salerno
                                           ---------------------------------
                                                 Thomas J. Salerno
                                                 Kathleen T. Tobin
                                        One of the Attorneys for the Debtors

                        PLAN SUPPLEMENT TABLE OF EXHIBITS


Exhibit "1"     BritWill Acquisition Claims

Exhibit "2"     Signature Acquisition Claims

Exhibit "3"     Filkoski Claims

Exhibit "4"     List Of Essential Vendors

Exhibit "5"     New Senior Notes Security Documents             [TO COME]

Exhibit "6"     New Senior Notes Guarantee                      [TO COME]

Exhibit "7"     New Senior Notes Indenture                      [TO COME]

Exhibit "8"     New Senior Notes Allocation Schedule            [TO COME]

Exhibit "9"     Omega New Master Lease                          [TO COME]

Exhibit "10"    Omega New Master Lease Guarantee                [TO COME]

Exhibit "11"    New Omega Guarantee And New Omega
                Guarantee Security Documents                    [TO COME]

Exhibit "12"    Indiana Returned Facility Note                  [TO COME]

Exhibit "13"    Litigation Claims                               [TO COME]

Exhibit "14"    Reorganized Unison Certificate                  [TO COME]

Exhibit "15"    Reorganized Unison By-Laws                      [TO COME]

Exhibit "16"    Assumed Executory Contracts/Unexpired Leases    [TO COME]

Exhibit "17"    Rejected Executory Contracts/Unexpired Leases   [TO COME]

Exhibit "18"    Identification Of Certain Facilities

Exhibit "19"    New Common Stock Registration Agreement         [TO COME]

Exhibit "20"    Warrant Agreement                               [TO COME]

Exhibit "21"    HCFP Term Sheet for New Line of Credit

                                   EXHIBIT "1"

                           BRITWILL ACQUISITION CLAIMS

                                   EXHIBIT "1"

                           BRITWILL ACQUISITION CLAIMS



NO.   ENTITY                                  DATE               AMOUNT
---   ------                                  ----               ------
1     Unison, f/k/a SunQuest                  8/15/95       $9,588,394.00 as
      HealthCare Corporation                                Converted Fixed
      (Buyer);                                              Obligation

      Bruce Whitehead as agent
      For former shareholders of
      BritWill HealthCare Co.
      (Seller)

2     Unison (Borrower);                      4/21/97       $1,475,000.00

      Elk Meadows Investment
      And BritWill Investments
      Company (Lender)

3     Unison (Borrower);                      9/25/97       $500,000

      BritWill Investments
      Company, Ltd. (Lender)

4.    BritWill Investments-II, Inc.           11/93         $1,400,000
      (Maker);
      BritWill Investments-TX,
      Ltd. (Lender)

      Seller Notes                            93-94         $2,452,000
      Unison (Maker)
      BritWill Investments Texas, Ltd.
      (Lender)

      Deposit Loan Claim                      93-94         $1,900,000
      BritWill Investments
      Company, Ltd.

5     Any and all indemnification claims relating to any of the foregoing

                                   EXHIBIT "2"

                          SIGNATURE ACQUISITION CLAIMS

                                   EXHIBIT "2"

                          SIGNATURE ACQUISITION CLAIMS


NO.   ENTITY                                  DATE           AMOUNT
---   ------                                  ----           ------
1     Unison (Borrower);                      4/21/97        $1,475,000.00
      Elk Meadows Investment
      And BritWill Investments
      Company (Lender)

2     Unison (Borrower);                      9/25/97        $500,000.00
      Elk Meadows Investments,
      L.L.C. (Lender)

3     Unison (Maker);                         10/31/96       Notes in General
      (David Kremser & John                                  Account in escrow
      Filkoski (Payee))                                      totaling $500,000

                                                             Notes in Special
                                                             Account in escrow
                                                             Totaling $645,967

4     Unison (Borrower);                      3/17/97        $1,028,188.07
      David A. Kremser (Lender)

5     Unison (Borrower);                      3/17/97        $131,626.25
      Bernice E. Kremser (Lender)

6     Unison (Borrower);                      3/17/97        $131,626.25
      Michael P. Kremser (Lender)

7     Unison (Borrower);                      3/17/97        $131,626.25
      Stanley A. Kremser (Lender)

8     Unison (Borrower);                      3/17/97        $131,626.25
      Holly M. Kremser (Lender)

9     Any and all indemnification claims relating to any of the foregoing

                                   EXHIBIT "3"

                                 FILKOSKI CLAIMS

                                   EXHIBIT "3"

                                 FILKOSKI CLAIMS



      CREDITOR                       DESCRIPTION                        BALANCE       DISPUTED?
      --------                       -----------                        -------       ---------
John D. Filkoski         Convertible promissory note related to the     154,835          Yes
                         Signature Acquisition

John D. Filkoski         Severance Claim                                105,000          Yes

Michael F. Filkoski      Convertible promissory note related to the      38,961          Yes
                         Signature Acquisition

Lisa M. Filkoski         Convertible promissory note related to the      38,961          Yes
                         Signature Acquisition

David D. Filkoski        Convertible promissory note related to the      38,961          Yes
                         Signature Acquisition

                                   EXHIBIT "4"

                            LIST OF ESSENTIAL VENDORS

                                   EXHIBIT "4"
                            LIST OF ESSENTIAL VENDORS


VENCOR HOSPITAL
SUNDANCE REHABILITATION CORP.
KINETIC CONCEPTS INC
REDLINE HEALTH CARE
COLUMBIA MEDICAL CENTER SHERMA
HEALTHCARE SERVICES GROUP
INTENSIVA HOSPITAL
HILL-ROM
HEALTHSOUTH SPECIALTY HOSPITAL
MARCUS J LAWRENCE MED CTR
INFUSION MANAGEMENT SYSTEMS
MEMORIAL HEALTH SYSTEM OF E TX
DAVIESS COUNTY HOSPITAL
AMERICAN PORTABLE MEDICAL
EAST TEXAS MEDICAL CENTER
DIRECT SUPPLY, INC
CERIDIAN
SYMPHONY MOBILEX
NMC HOMECARE PRESCOTT
PHARMACY CORP. OF AMERICA
SUBACUTE RESPIRATORY CARE
U S X-RAY
ECOLAB INC
QUEST TOTAL CARE PHARMACY
BAYLOR MEDICAL CENTER
RCS SUBACUTE, INC.
LUTHERAN MEDICAL CENTER
INDIANA PRESCRIPTION LAB
HOSPITAL THERAPY SERVICE
MELODY FARMS
CRANDALL, LINDA
TEMPORARY HEALTHCARE DENVER
APRIA HEALTHCARE
MEDICAL STAFFING OF METRO DNVR
COLUMBIA MEDICAL CENTER
EARTHGRAINS BAKING COMPANY
DIAGNOSTECHS OF TEXAS
TRI-MED INC
PRAIRIE FARMS DAIRY, INC
SALIBAS LTC PHARMACY
APS/LAHR PHARMACY
TRI-STATE RESPITORY CARE
C&S TEXTILES
FREEDOM MEDICAL
PRESCRIPTION AIR INC
AIRBORNE EXPRESS
BRIGGS HEALTHCARE CORPORATION
WALGREEN ADVANCE CARE
HEALTHSOUTH REHAB HOSPITAL
MEMORIAL HOSPITAL
US FOOD SERVICE
SCHEPPS DAIRY
PROGRESSIVE NURSING STAFF
RIVERVIEW HOSPITAL
BARBER PURE MILK
BASHAS
LEDBETTER, THOMAS G. MD
SMITH MD, DALE J.
KLOSTERMAN BAKING CO
BARBER ICE CREAM COMPANY
GOODWIN STREET PHARMACY
FEDERAL EXPRESS CORP
IDEAL AMERICAN DAIRY
INLAND NW DAIRIES
HANDY'S MILK & ICE CREAM
EMERALD DISTRIBUTORS, INC
FLORES, MICHAEL J.
KREAMO BAKERS
PURE SEALED DAIRY
MAYO, RUSSELL M.D.
ROBINSONS DAIRY INC
RICHARD STRICKLAND, MD
LEBOW, ROBERT, DR.
HUDSON,DR. A.R.
GERIMED OF AMERICA, INC.
ECKERT, ROBERT
BLUE BELL CREAMERIES
BORDEN
BRIDGEPORT PHARMACY
FIKES DAIRY
FLOWERS BAKING
GAI'S SEATTLE FRENCH BAKING
MRS. BAIRD'S BAKERY
NORTHSIDE PHARMACY
OAK FARMS DAIRY
RYKOFF-SEXTON
VENCOR PHARMACY
JACOBS, ALEXANDER MD
FLOWER'S BAKING CO.
BLUE BELL CREAMERIES,LP
FIKE'S DAIRY
HARDINS BAKERY, INC
MRS. BAIRD'S BAKERIES
NORTHSIDE PHARMACY
GAI'S SEATTLE FRENCH BKNG
HOLSUM BAKERY INC
GORDON FOOD SERVICE

                                  EXHIBIT "18"

                      IDENTIFICATION OF CERTAIN FACILITIES

                                  EXHIBIT "18"
                      IDENTIFICATION OF CERTAIN FACILITIES

1.       HASMARK FACILITIES

         a.       FOUR STATES CARE CENTER
                  # 8 East Midway Street
                  Texarkana, TX  75501

         b.       HERITAGE OAKS
                  210 North Kenwood Street
                  Texarkana, TX  75501

         c.       TEXARKANA NURSING CENTER
                  4920 North Elizabeth Street
                  Texarkana, TX  75001


2.       INDIANA RETURNED FACILITIES

         a.       ENGLISH ESTATES
                  1585 Perryworth Road
                  Lebanon, IN  46052

         b.       ENGLISH SENIOR LIVING/ENGLISH ASSISTED LIVING
                  1015 North Lebanon Street
                  Lebanon, IN  46052

         c.       CAPITAL CARE HEALTHCARE CENTER
                  2115 North Central Avenue
                  Indianapolis, IN  46202

         d.       SUNSET MANOR
                  1109 South Indiana Street
                  Greencastle, IN  46135

         e.       LOCKERBIE HEALTHCARE CENTER
                  1626 North College Drive
                  Indianapolis, IN  46202

         f.       PARKVIEW MANOR
                  2424 East 46th Street
                  Indianapolis, IN  46205



3.       OMEGA INDIANA FACILITIES

         a.       WELLINGTON MANOR
                  1924 Wellesley Boulevard
                  Indianapolis IN  46219

         b.       CLOVERLEAF OF KNIGHTSVILLE
                  700 South Crawford Street
                  Knightsville, IN  47857

         c.       KENDALVILLE MANOR
                  1802 East Dowling Street
                  Kendalville, IN  46755

4.       OMEGA INDIANA LEASEHOLD MORTGAGE FACILITIES

         a.       BOONVILLE CONVALESCENT
                  725 South 2nd Street
                  Boonville, IN  47601

         b.       HOLIDAY MANOR
                  305 North 6th Street
                  Princeton, IN  47670

         c.       OWENSVILLE CONVALESCENT
                  Highway 165 west
                  P.O. Box 369
                  Owensville, IN 47665

         d.       WILLOW MANOR CONVALESCENT
                  1321 Willow Street
                  Vincennes, IN  46591

5.       OMEGA TEXAS FACILITIES

         a.       HERITAGE PLAZA
                  600 West 52nd
                  Texarkana, TX  75501

         b.       PINE HAVEN CARE CENTER
                  4808 North Elizabeth Street
                  Texarkana, TX  755501

         c.       REUNION PLAZA
                  1401 Hampton Drive
                  Texarkana, TX  75503

         d.       PINE GROVE NURSING CENTER
                  Rt. 1, Box 1965
                  Center, TX  75935

         e.       PLEASANT MANOR LIVING CENTER
                  3650 S Highway 35-E
                  Waxahachie, TX  75165

         f.       COLONIAL PINES HEALTHCARE
                  1203 FM 1277
                  San Augustine, TX 75972

         g.       WEST PLACE NURSING CENTER
                  Highway 31 W, Box 232
                  Athens, TX  75751

         h.       SOUTH PLACE NURSING CENTER
                  150 Gibson Road
                  Athens, TX  75751

6.       SIGNATURE FACILITIES

         a.       AMBERWOOD COURT CARE CENTER
                  4686 East Asbury Circle
                  Denver, CO  80222

         b.       THE ARBORS HEALTHCARE CENTER
                  15 East Highway 260
                  Camp Verde, AZ  86322

         c.       BROOKSHIRE HOUSE
                  4660 East Asbury Circle
                  Denver, CO  80222

         d.       LOS ARCOS HEALTHCARE CENTER
                  800 West University Avenue
                  Flagstaff, AZ  86001

         e.       PUEBLO NORTE NURSING CENTER
                  2401 East Hunt Street
                  Show Low, AZ  85901

         f.       RIO VERDE HEALTHCARE CENTER
                  197 South Willard Street
                  Cottonwood, AZ  86326

         g.       CHRISTOPHER HOUSE NURSING CENTER
                  6270 West 38th Avenue
                  Wheat Ridge, CO  80333

7.       BRIT-TEXAS FACILITIES

         a.       COLONIAL PINES HEALTHCARE
                  (see 5(f), above)

         b.       FOUR STATES CARE CENTER
                  (see 1(a), above)

         c.       HERITAGE OAKS
                  (see 1(b), above)

         d.       TEXARKANA NURSING CENTER
                  (see 1(c), above)

         e.       SOUTH PLACE NURSING CENTER
                  (see 5(h), above)

         f.       WEST PLACE NURSING CENTER
                  (see 5(g), above)

                                  EXHIBIT "21"

                                 HCFP TERM SHEET

October 19, 1998




Clayton Kloehr
Unison Healthcare Corporation
8800 North Gaincy Center Drive
Ste. 245
Scottsdale, AZ 85258

Dear Gentlemen:

We are pleased to advise that HCFP Funding, Inc., a wholly owned subsidiary of HealthCare Financial Partners, Inc. ("Lender"), will establish a master credit facility ("Facility") with certain relevant entities of Unison Healthcare Corporation (collectively "Borrower"), under terms and conditions set forth below. This letter supercedes all previous correspondence on this matter.

         A.       TERMS AND CONDITIONS OF THE FACILITY.

                  The terms and conditions under which Lender proposes to extend the Facility to Borrower are as follows:

         1.       AMOUNT

                  The maximum amount of advances available during the Term, as defined by Subparagraph 3 shall be $12,000,000 (the "Facility Cap"), any sublimits between non-Signature and Signature operations may be adjusted in the definitive documents by mutual agreement of the parties.

         2.       ELIGIBILITY

                  ACCOUNTS RECEIVABLE. The advance rates to Borrower will be up to 85% of the Net Collectable Value of Borrower's accounts receivable within the eligible period of 120 days. The "Net Collectable Value" is the amount Borrower bills third party payors less patient co-payment and deductible obligations and contractual allowances established by Borrower and acceptable to Lender in its reasonable credit judgment.

                  PRIVATE PAY RECEIVABLE. The advance rates to Borrower, will be up to 85% of the Net Collectible Value of Borrower's private pay accounts receivable within the eligible period of 30 days.

         3.       THE TERM

                  The term, ("Term") of the Facility shall, be three (3) years from the Closing Date.

                  Upon at least thirty (30) days prior written notice to Lender, Borrower may terminate the Agreement prior to the third annual anniversary of the Closing Date, provided that, at the effective date of such termination, Borrower shall pay to Lender (in addition to the then outstanding principal, accrued interest and other Obligations owing under the terms of this Agreement and any other Loan Documents) as liquidated damages for the loss of bargain and not as a penalty, an amount equal to (i) two percent (2%) of the Maximum Loan Amount if the effective date of such termination by Borrower is on or prior to the first twelve month anniversary of the Closing date (ii) one percent (1%) of the Maximum Loan Amount if the effective date of such termination by Borrower is on or prior to the second twelve month anniversary of the Closing date (iii) percent (1%) of the Maximum Loan Amount if the effective date of such termination by Borrower is on or prior to the third twelve month anniversary of the Closing date.


  This Term Sheet is for discussion purposes only. This is not a commitment to extend credit in any form, and remains subject to
               due diligence, credit approval, and documentation.

         4.       REPAYMENT

                  The advances under the Facility shall be paid in full by Borrower to Lender upon the earlier of (a) Lender's demand due upon the occurrence of an uncured Event of Default or (b) the termination of the Term.

         5.       INTEREST AND FEES

                  a. Interest and Fees on the outstanding balance of the Facility shall remain the same except for a reduction in the rate of interest payable, to the Prime Rate of Interest as quoted from time to time by Fleet Bank, N.A. plus one half percent (.5 %).

                  b. On the Closing Date, Borrower shall pay Lender a Commitment Fee of 1% of the additional commitment amount.

         6.       COLLATERAL

                  Lender shall receive a perfected first priority security interest in all existing and future accounts receivable of Borrower and the proceeds thereof (and all books and records and computer and software related thereto).

         B.       PROPOSED CLOSING DATE.

                  The Facility shall close on a date mutually satisfactory to Lender and borrower, but not later than November 30, 1998.

         C.       LOAN DOCUMENTS.

                  Borrower shall execute and deliver to Lender such loan and the agreements, instruments, documents, certificates, opinions and assurances (the "Loan Documents") as Lender may reasonably require in connection with the Facility and its funding. The Loan Documents will also contain warranties, covenants and conditions normally contained in commercial loan documents.

         D.       ADDITIONAL CLOSING CONDITIONS.

         1.       NO MATERIAL ADVERSE CHANGE

                  Prior to the Closing Date, there shall be no material adverse change in Borrower's business or financial condition.

         2.       NO DEFAULT

                  Borrower shall be in compliance with applicable laws.

         3.       OPINION OF BORROWERS COUNSEL

                  Lender receives an opinion from Borrower's counsel satisfactory to Lender which acceptance of such opinion shall not be unreasonably withheld.

         4.       LOCKBOX OR DOMINION ACCOUNT

                  Borrowers shall maintain and pay for a Lock Box and Dominion Account mutually satisfactory to Borrower and Lender for the collections of the Borrower's accounts receivable.


  This Term Sheet is for discussion purposes only. This is not a commitment to extend credit in any form, and remains subject to
               due diligence, credit approval, and documentation.

         5.       DUE DILIGENCE

                  Lender reserves the right to audit, upon reasonable notice, to determine the liquidity of Borrower's accounts receivable and the general financial and operational state of the Borrower, the satisfaction of which shall be at Lender's sole and absolute discretion.

         6.       BANKRUPTCY

                  Borrower shall exit their position in bankruptcy under terms and conditions satisfactory to the Lender.

         E.       LETTER OF CREDIT.

                  Borrower agrees to enter into a Fee and Reimbursement Agreement with Lender in order to establish a Standby Letter of Credit Facility. Lender will agree to cause the issuance [ by Fleet Bank, NA ] irrevocable standby letter(s) of credit for the purpose of credit enhancement. As consideration, Borrower will agree to pay Lender a fee of four percent (4.0%) per annum and any applicable bank charges.

         F.       INDEMNIFICATION.

                  By signing this letter, Borrower agrees to indemnify Lender, its directors, officers, and principals and hold each of them harmless against any and all losses, liabilities and claims arising out of or by reason of any investigation, litigation, or other proceeding brought or threatened relating to any loan made or proposed to be made.

         G.       FACILITY COSTS.

                  All reasonable costs associated with the Facility, including, but not limited to Lender's out-of-pocket expenses associated with the transaction, professional fees, recording fees, search fees and filing fees will be paid by Borrower.

         If the terms and conditions of this letter are satisfactory, please sign the enclosed copy of this letter and return it to my attention.

                                Sincerely yours,

                                /s/ Howard Widray

                                Howard Widray
                                Vice-President


THE FOREGOING IS ACCEPTED AND AGREED TO:

By:    /s/ Clayton Kloehr
    ------------------------
Name:  Clayton Kloehr
Title:  Sr. VP Finance


  This Term Sheet is for discussion purposes only. This is not a commitment to extend credit in any form, and remains subject to
               due diligence, credit approval, and documentation.

                      IN THE UNITED STATES BANKRUPTCY COURT

                           FOR THE DISTRICT OF ARIZONA

In re:                                   )     In Proceedings Under Chapter 11
                                         )
UNISON HEALTHCARE CORPORATION, a         )     Case Nos. B-98-06583-PHX-GBN
Delaware corporation, and related        )       through B-98-06612-PHX-GBN
proceedings,                             )
                                         )
                           Debtors.      )
                                         )
-----------------------------------------)
                                         )
In re:                                   )
                                         )
BRITWILL INVESTMENTS-I, INC., a          )
Delaware corporation, and                )     Case Nos. B-98-0173-PHX-GBN
related proceedings,                     )       through B-98-0175-PHX-GBN
                                         )
                           Debtors.      )     (Jointly Administered)
                                         )


                              DISCLOSURE STATEMENT
                      IN SUPPORT OF DEBTORS' FIRST AMENDED
                          JOINT PLAN OF REORGANIZATION
                             DATED OCTOBER 15, 1998

SQUIRE, SANDERS & DEMPSEY L.L.P.            GALLAGHER & KENNEDY
Two Renaissance Square                      2600 North Central Avenue
40 North Central Avenue, Suite 2700         Phoenix, Arizona  85004-3020
Phoenix, Arizona  85004                     (602) 530-8000
(602) 528-4000

Attorneys:   Thomas J. Salerno                  Attorneys:   Charles R. Sterbach
             Craig D. Hansen                                 Joseph E. Cotterman
             Christopher D. Johnson
             Kathleen T. Tobin

Counsel to Unison Debtors                       Counsel to BritWill Debtors

                               APPLICABLE DEBTORS

UNISON HEALTHCARE CORPORATION          /X/    ARKANSAS, INC.                 /X/
(Case No. 98-06583-PHX-RGM)                    (Case No. 98-06590-PHX-GBN)

BRITWILL INVESTMENTS-I, INC.           /X/    DOUGLAS MANOR, INC.            /X/
(Case No. 98-0173-PHX-GBN)                    (Case No. 98-06589-PHX-CGC)

BRITWILL INVESTMENTS-II, INC.          /X/    SAFFORD CARE, INC.             /X/
(Case No. 98-0174-PHX-GBN)                    (Case No. 98-06593-PHX-RTB)

BRITWILL INDIANA PARTNERSHIP           /X/    REHABWEST, INC.                /X/
(Case No. 98-0175-PHX-GBN)                    (Case No. 98-06594-PHX-CGC)

SUNQUEST SPC, INC.                     /X/    QUEST PHARMACIES, INC.         /X/
(Case No. 98-06584-PHX-SSC)                   (Case No. 98-06586-PHX-RGM)

BRITWILL HEALTHCARE COMPANY            /X/    SUNBELT THERAPY MANAGEMENT     /X/
(Case No. 98-06585-PHX-SSC)                   SERVICES, INC. (ALABAMA)
                                              (Case No. 98-06607-PHX-RTB)

BRITWILL FUNDING CORPORATION           /X/    DECATUR SPORTS FIT & WELLNESS  /X/
(Case No. 98-06602-PHX-CGC)                   CENTER, INC.
                                              (Case No. 98-06601-PHX-SSC)

MEMPHIS CLINICAL LABORATORY, INC.      /X/    THERAPY HEALTH SYSTEMS, INC.   /X/
(Case No. 98-06588-PHX-CGC)                   (Case No. 98-06600-PHX-GBN)

AMERICAN PROFESSIONAL HOLDINGS, INC.   /X/    HENDERSON & ASSOCIATES         /X/
(Case No. 98-06587-PHX-GBN)                   REHABILITATION, INC.
                                              (Case No. 98-06599-PHX-SSC)

AMPRO MEDICAL SERVICES, INC.           /X/    SUNBELT THERAPY MANAGEMENT     /X/
(Case No. 98-06609-PHX-GBN)                   SERVICES, INC. (ARIZONA)
                                              (Case No. 98-06592-PHX-RGM)

GAMMA LABORATORIES, INC.               /X/    CEDAR CARE, INC.               /X/
(Case No. 98-06611-PHX-SSC)                   (Case No. 98-06612-PHX-GBN)

SIGNATURE HEALTH CARE CORPORATION      /X/    SHERWOOD HEALTHCARE CORP.      /X/
(Case No. 98-06591-PHX-SSC)                   (Case No. 98-06610-PHX-SSC)

BROOKSHIRE HOUSE INC.                  /X/
(Case No. 98-06608-PHX-RGM)

CHRISTOPHER NURSING CENTER, INC.       /X/
(Case No. 98-06596-PHX-JMM)

AMBERWOOD COURT, INC.                  /X/
(Case No. 98-06597-PHX-RGM)

THE ARBORS HEALTH CARE CORPORATION     /X/
(Case No. 98-06598-PHX-CGC)

LOS ARCOS, INC.                        /X/
(Case No. 98-06603-PHX-RGM)

PUEBLO NORTE, INC.                     /X/
(Case No. 98-06604-PHX-RTB)

RIO VERDE NURSING CENTER, INC.         /X/
(Case No. 98-06606-PHX-CGC)

SIGNATURE MANAGEMENT GROUP, INC.       /X/
(Case No. 98-06605-PHX-GBN)

CORNERSTONE CARE CENTER, INC.          /X/
(Case No. 98-06595-PHX-RTB)

         On May 28, 1998, UNISON HEALTHCARE CORPORATION, a Delaware corporation ("Unison Healthcare"), together with twenty-nine (29) of its subsidiaries, filed petitions for relief under Chapter 11 of Title 11 of the United States Code (the "Bankruptcy Code") with the United States Bankruptcy Court for the District of Arizona (the "Bankruptcy Court") (collectively, the "Unison Debtors"). On January 7, 1998, BRITWILL INVESTMENTS-I, INC., a Delaware corporation, BRITWILL INVESTMENTS-II, INC., a Delaware corporation and BRITWILL INDIANA PARTNERSHIP, an Arizona general partnership (collectively the "BritWill Debtors" and together with the Unison Debtors, "Debtors," the "Company" or "Unison") filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code. On August 10, 1998, Debtors filed with the Bankruptcy Court "Debtor's Joint Plan of Reorganization Dated August 10, 1998" and the "Supplement to Debtors' Joint Plan of Reorganization Dated August 10, 1998" the "Plan"). On October 15, 1998, Debtors filed with the Bankruptcy Court "Debtors' First Amended Joint Plan of Reorganization Dated October 15, 1998" (together with the "Supplement to Debtors' First Amended Joint Plan of Reorganization Dated October 15, 1998," the "Plan"), which provide for the restructuring and reconstitution of Unison and all of its subsidiaries.

         The purpose of this Disclosure Statement is to provide the Creditors of Debtors with adequate information to make an informed judgment about the Plan. This information includes, among other matters, a brief history of Debtors, a summary of their Chapter 11 Cases, a description of Debtors' assets and liabilities, a description of the terms pursuant to which Debtors' business will be reorganized and restructured pursuant to the Plan, and an explanation of how the Plan will function.

         It is important that Creditors of Debtors read and carefully consider this Disclosure Statement and the Plan, and that such Creditors vote promptly on the acceptance of the Plan. Debtors' current capital structure is over-leveraged and as a result, Debtors have no ability to service or otherwise satisfy their existing debt obligations. Debtors believe that the restructuring contemplated by the Plan will yield a recovery to Creditors which is greater than the return that could be achieved through other restructuring alternatives or a liquidation under Chapter 7 of the Bankruptcy Code.

         YOU SHOULD READ THIS DISCLOSURE STATEMENT IN ITS ENTIRETY BEFORE VOTING ON THE PLAN. THIS DISCLOSURE STATEMENT SUMMARIZES CERTAIN TERMS OF THE PLAN, BUT THE PLAN ITSELF WILL BE THE GOVERNING DOCUMENT. IF ANY INCONSISTENCY EXISTS BETWEEN THE PLAN AND THE DISCLOSURE STATEMENT, THE TERMS OF THE PLAN ARE CONTROLLING.

         IF YOU HAVE ANY QUESTIONS CONCERNING THE PROCEDURES FOR VOTING, PLEASE CONTACT PRICEWATERHOUSECOOPERS (THE "CLAIMS AGENT"), 2901 NORTH CENTRAL AVENUE, SUITE 1000, PHOENIX, ARIZONA, 85012-2755, TELEPHONE NUMBER (602) 280-1800, FACSIMILE NUMBER (602) 280-1938, ATTENTION MICHAEL A. TUCKER, TED M. BURR.

         IF YOU HAVE QUESTIONS CONCERNING YOUR TREATMENT UNDER THE PLAN, PLEASE CONTACT LEGAL COUNSEL TO THE UNISON DEBTORS, THOMAS J. SALERNO, CRAIG D. HANSEN, CHRISTOPHER D. JOHNSON, KATHLEEN T. TOBIN, SQUIRE, SANDERS & DEMPSEY L.L.P., TWO RENAISSANCE SQUARE, 40 NORTH CENTRAL AVENUE, SUITE 2700, PHOENIX, ARIZONA 85004, TELEPHONE NUMBER (602) 528-4000, FACSIMILE NUMBER (602) 253-8129.

         DEBTORS' BELIEVE THE PLAN PRESENTS THE GREATEST RECOVERY TO CREDITORS. THE OFFICIAL COMMITTEE OF UNSECURED CREDITORS SUPPORTS THE PLAN AS PROPOSED. THE AD HOC COMMITTEE OF NOTEHOLDERS DOES NOT SUPPORT THE PLAN AS PROPOSED.

         A SUMMARY DESCRIPTION OF THE CLASSIFICATION OF YOUR CLAIM AND THE TREATMENT PROPOSED UNDER THE PLAN ARE CONTAINED ON PAGE 4 HEREIN. FURTHERMORE, A COMPARISON OF YOUR ESTIMATED DISTRIBUTIONS UNDER THE TERMS OF THE PLAN AND WHAT YOU WOULD RECEIVE IF DEBTORS WERE LIQUIDATED IS CONTAINED ON PAGE 7 HEREIN. SEE ANNEX 1 TO THIS DISCLOSURE STATEMENT FOR A COPY OF THE PLAN.

         Debtors reserve the right to amend, modify or supplement the Plan at any time prior to the confirmation of the Plan, provided that such amendments or modifications do not materially alter the treatment of, or distributions to, Creditors under the Plan.

         A NUMBER OF SECURITIES ARE TO BE ISSUED BY REORGANIZED UNISON PURSUANT TO THE PLAN. IT IS THE COMPANY'S POSITION THAT SUCH SECURITIES ARE BEING OFFERED AND ISSUED PURSUANT TO EXEMPTIONS PROVIDED IN SECTION 1145 OF THE BANKRUPTCY CODE AND CERTAIN RULES AND REGULATIONS PROMULGATED PURSUANT THERETO. WHILE THE SECURITIES MAY BE TRANSFERRED AND RESOLD WITHOUT REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, THE PLAN MAY IMPOSE CERTAIN RESTRICTIONS ON THE TRANSFERABILITY OF SUCH SECURITIES. THE SECURITIES EXCHANGE COMMISSION HAS NOT TAKEN A POSITION WITH RESPECT TO THE SECURITIES TO BE ISSUED PURSUANT TO THE PLAN.

         THE FINANCIAL PROJECTIONS CONTAINED IN THIS DISCLOSURE STATEMENT REPRESENT ESTIMATES BY THE COMPANY'S MANAGEMENT OF FUTURE EVENTS BASED ON CERTAIN ASSUMPTIONS MORE FULLY DESCRIBED HEREIN WHICH MAY NOT BE REALIZED. NONE OF THE FINANCIAL ANALYSES CONTAINED HEREIN ARE CONSIDERED TO BE A "FORECAST" OR "PROJECTION" AS TECHNICALLY DEFINED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS. THE USE OF THE WORDS "FORECAST," "PROJECT" OR "PROJECTION" WITHIN THIS DOCUMENT RELATE TO THE BROAD EXPECTATIONS OF FUTURE EVENTS OR MARKET CONDITIONS AND QUANTIFICATIONS OF THE POTENTIAL RESULTS OF OPERATIONS UNDER THOSE CONDITIONS.

         ALL FINANCIAL INFORMATION PRESENTED HEREIN WAS PREPARED BY DEBTORS. REFERENCE IS MADE TO EXHIBIT A OF THE DISCLOSURE STATEMENT, WHICH IS DEBTORS' ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1996 ("FORM 10-K/A"). REFERENCE IS ALSO MADE TO DEBTORS' QUARTERLY REPORT ON FORM 10-Q FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1997 ("FORM 10-Q"), ATTACHED HERETO AS EXHIBIT B. EACH CREDITOR IS URGED TO REVIEW THE PLAN IN FULL PRIOR TO VOTING ON THE PLAN TO INSURE A COMPLETE UNDERSTANDING OF THE PLAN AND THIS DISCLOSURE STATEMENT.

         Certain statements, projections of future operating results, valuation estimates and the like contained in this Disclosure Statement and elsewhere constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Reorganized Unison, or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other important factors include, among others: general economic and business conditions; industry totals; competition; loss of any significant customers; changes in business strategy or development plans; availability, terms and deployment of capital; adverse uninsured determinations in any existing or future litigation or regulatory proceedings and any other factors referenced in this Disclosure Statement or otherwise. See "RISK FACTORS." These forward-looking statements speak only as of the date of this Disclosure Statement, and Debtors expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Debtors' or Reorganized Unison's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

         THIS DISCLOSURE STATEMENT IS INTENDED FOR THE SOLE USE OF CREDITORS AND OTHER PARTIES IN INTEREST, AND FOR THE SOLE PURPOSE OF ASSISTING THEM IN MAKING AN INFORMED DECISION ABOUT THE PLAN. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS IN CONJUNCTION WITH THE SOLICITATION OF VOTES TO ACCEPT OR REJECT THE PLAN OTHER THAN THOSE CONTAINED HEREIN OR IN THE BALLOTS. IF GIVEN OR MADE, ANY SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY DEBTORS.

         THIS DISCLOSURE STATEMENT HAS BEEN APPROVED BY THE BANKRUPTCY COURT AS CONTAINING ADEQUATE INFORMATION TO PERMIT A CREDITOR TO VOTE ON THE PLAN.

         CAPITALIZED TERMS USED IN THIS DISCLOSURE STATEMENT AND NOT DEFINED HEREIN SHALL HAVE THE MEANING SET FORTH IN THE PLAN.

                                TABLE OF CONTENTS

                                                                            Page

DISCLOSURE STATEMENT SUMMARY..................................................1
     Unison Healthcare and Its Affiliates and Subsidiaries....................1
     Important Features of the Plan...........................................2
     New Management of Reorganized Unison.....................................2
     Summary Description of the Restructuring.................................3
         Classification of Claims.............................................3
         Distributions to Unsecured Creditors.................................3
         Summary Table........................................................4
         Cram Down............................................................5
         Comparison Table.....................................................6
         Certain Considerations...............................................8
         Voting on the Plan...................................................8
         Income Tax Consequences..............................................8
THE DEBTORS...................................................................9
     Introduction.............................................................9
     Relationship of Debtors..................................................9
     Acquisitions............................................................11
     Properties..............................................................11
         Nursing Facilities..................................................11
         Office Facilities...................................................12
     Patient Services........................................................12
         Assisted and Independent Living Services............................13
         Skilled Nursing Care Services.......................................13
         Subacute and Other Specialty Care Services..........................13
     Operation of Nursing Facilities.........................................13
         Organization........................................................13
         Quality Management..................................................14
         Marketing...........................................................14
         Payer Mix...........................................................14
     Ancillary Services......................................................15
         Laboratory..........................................................15
         Pharmacy............................................................15
         Therapy.............................................................16
     Industry Overview.......................................................16
         Industry Consolidation..............................................16
         Aging Population....................................................17
         Cost Containment Pressures..........................................17
         Advances in Medical Technology......................................17
         Limitations in the Supply of Long-Term Care Facilities..............17
     Business Strategy.......................................................17
         Provide a Continuum of Care.........................................17
         Improve Payor Quality, Occupancy Levels and Operating Margins.......18
         Concentrate Healthcare Facilities in Geographic "Clusters.".........18
     Competition.............................................................18
     Government Regulation...................................................19
         Payment For Services................................................19
         The Balanced Budget Act.............................................19
         The Medicare Program................................................20
         The Medicaid Program................................................21
         Enforcement Proceedings and Sanctions; Certification Requirements...21
         Certificates of Need................................................22
         Patient Referral Regulations........................................22

         Pharmacy............................................................23
         Laboratory..........................................................23
     Employees...............................................................23
     Current Executive Officers and Directors................................24
RELATED PARTY TRANSACTIONS...................................................26
         BritWill Acquisition................................................26
         Mr. Whitehead.......................................................27
         Signature Acquisition...............................................27
         Mr. Kremser.........................................................28
         The 1997 Loans......................................................28
         Mr. Lynch...........................................................28
         Mr. Garth...........................................................29
         Mr. Oberfield.......................................................29
         Mr. Henderson.......................................................29
THE CLAIMS OF OMEGA..........................................................29
THE NOTES AND THE SENIOR NOTES...............................................30
     Issuance of the Notes and the Senior Notes..............................30
     Validity of the Upstream Guarantees.....................................30
         The Guarantors Received Reasonably Equivalent Value. ...............30
         The Guarantees are Limited.:........................................31
         Summary.............................................................32
SELECTED FINANCIAL INFORMATION...............................................32
RESULTS OF OPERATIONS........................................................34
SIGNIFICANT EVENTS DURING THE CHAPTER 11 CASES...............................34
     Commencement of the Chapter 11 Cases....................................34
     The BritWill Debtors....................................................35
         First Day Orders....................................................35
         Postpetition Financing..............................................35
         Omega's Lift Stay Motion............................................35
     The Unison Debtors......................................................36
         First Day Orders....................................................36
         Cash Collateral.....................................................36
         Postpetition Financing..............................................36
     Matters Pertaining to All Debtors.......................................36
         Motion to Appoint an Examiner.......................................36
         Class Action Litigation.............................................37
         Debtors' Preference Litigation......................................37
         Retention of Professionals..........................................37
         Debtors' Estimate of Professional Fees and Expenses.................38
     Hourly Professionals....................................................38
     Fixed Fee Professionals.................................................38
         Wayland Investment Fund, LLC Objection to Disclosure Statement......39
         Debtors' Schedules and Statements of Affairs........................39
         The Bar Date for Filing Proofs of Claim.............................39
THE PLAN OF REORGANIZATION...................................................39
     Brief Explanation of Chapter 11 Reorganization..........................39
     Solicitation of Acceptances of the Plan.................................40
     Voting on the Plan......................................................40
     Unimpaired Classes......................................................41
     Classification of Claims and Equity Interests...........................41
     Summary of Treatment of and Distributions to Creditors Under the Plan...41
         1.   Unclassified Claims............................................41
              A.   Administrative Claims.....................................41
                      -  Professional Fees...................................41
                      -  Reclamation Claims..................................42
                      -  Preserved Ordinary Course Administrative Claims.....42

              B.   Treatment.................................................42
                      Generally..............................................42
                      Preserved Ordinary Course Administrative Claims........42
                      HCFP DIP Loan Claims...................................42
                      Allowed Priority Tax Claims............................42
                      Reclamation Claims.....................................42
         2.   Classified Claims..............................................42
              A.   Class 1 - Allowed Priority Wage Claim.....................43
              B.   Class 2 - Allowed Priority Benefit Plan Contribution
                              Claims.........................................43
              C.   Class 3 - Secured Tax Claims..............................43
              D.   Class 4 - Miscellaneous Secured Claims....................43
              E.   Class 5 - Omega Secured Claims............................43
                      1.     Omega Mortgage Guarantee Claims.................43
                      2.     Omega Indiana Rejection Claim...................44
                      3.     Hasmark Facilities Rejection Claim..............44
                      4.     Omega Miscellaneous Secured Claims..............46
                      5.     Fees And Expenses Of Omega......................46
                      6.     No Prejudice to Omega's Rights..................46
                      7.     Adherence To Omega Subordination Agreements.....46
                      8.     Execution Of Omega New Master Lease.............46
                      9.     Treatment Of Omega Secured Claims Based On
                              Acceptance Of Each Omega Subclass..............46
              F.   Class 6 - BritWill Acquisition Claims.....................46
                      1.     Allowance Of Claims.............................46
                             (a) Effect Of Non-Acceptance By Any Sub-Class...47
                      2.     Treatment of Claims.............................47
                             (a) Allowed September 1997 Loan Claims..........47
                             (b) Allowed BritWill April 1997 Loan, Seller
                                  Notes and BritWill Acquisition
                                  Unsecured Claim............................47
                             (c) Foreclosure By Omega........................48
                             (d) Application Of Escrowed Rent................48
                             (e) Settlement Of The Related Party Avoidance
                                  Action And Releases........................48
                             (f) Bankruptcy Rule 9019 Effect.................49
                      3.     Claims Resolution Procedure.....................49
                             (a) Issuance Of New Common Stock................49
                             (b) No Prejudice To Omega Subordination Rights..49
              G.   Class 7 - Signature Acquisition Claims....................49
                      1.     Allowance Of Claims.............................49
                             (a) Effect Of Non-Acceptance By Any Sub-Class...49
                      2.     Treatment of Claims.............................50
                             (a) Signature Allowed Unsecured Claim...........50
                             (b) The Signature Claims Balance................50
                             (c) Settlement Of The Related Party Avoidance
                                  Action And Releases........................50
                             (d) Bankruptcy Rule 9019 Effect.................50
                      3.     Claims Resolution Procedure.....................50
                             (a) Issuance Of New Common Stock................51
              H.   Class 8 - Convenience Claims..............................51
              I.   Class 9 - Essential Vendor Claims.........................51
              J.   Class 10 - Trade Unsecured Claims.........................51
                      1.     Cash On Effective Date..........................51
                      2.     New Common Stock................................51
              K.   Class 11 - General Unsecured Claims.......................52
                      1.     The New Senior Note; New Common Stock...........52
                             (a) Restrictions On Certain New Common Stock....53
                             (b) Disputes Regarding New Senior Notes
                                  Allocation Schedule........................53
                      2.     The New Senior Notes............................53
                      3.     Disbursing Agent................................53

                      4.     Treatment of Rights Under Notes Subordination
                              Agreement and Forbearance Agreement............53
                      5.     Assignment Of Subordination Rights..............53
                      6.     Reservation Of Rights Under Forbearance
                              Agreement......................................54
              L.   Class 12 - Notes Securities Claims........................54
              M.   Class 13 - Subsidiary And Affiliate Equity Interests......54
              N.   Class 14 - Equity Interests And Equity Interests
                               Related Claims................................54
                      1.     Securities Action Settlement Agreement..........54
                      2.     Issuance Of New Warrants........................54
                             (a) Calculation Of Distribution.................54
                      3.     Alternative Treatment...........................55
OTHER SIGNIFICANT PROVISIONS OF THE PLAN.....................................55
     Substantive Consolidation...............................................55
     Description of Reorganized Unison.......................................60
         Management of Reorganized Unison....................................60
     Executive Compensation..................................................61
         Prospective Compensation of Management..............................61
         Severance Packages..................................................61
         Senior Severance Packages...........................................61
         Mid-Level Severance Packages........................................62
         Other Management....................................................62
         Maintenance Of Status Quo...........................................62
         Post Effective Date Options For Senior Management...................62
         Cash Bonuses........................................................63
     Provisions Governing Distributions......................................63
         Generally...........................................................63
         Distributions to Class 11...........................................63
         Distributions to Class 14...........................................63
         Objections to Claims................................................64
         Settlement of Objections After Effective Date.......................64
         Distributions to Disputed Claims....................................64
     Means for Implementation of Plan........................................64
         Signature Sale Leaseback Transaction................................64
              1.   Additional Contingent Payment.............................64
                      (a)    Other Conditions................................65
              2.   Use of Proceeds...........................................65
                   Satisfaction Of NHI Secured Claims........................65
                   Exercise Of Option........................................65
                   Working Capital...........................................65
                   Rent For Signature Facilities Under Omega New Master
                    Lease....................................................65
         Execution Of The Omega New Master Lease.............................65
                   Initial Term/Renewal Option...............................65
                   Security Deposits.........................................65
                   Covenants.................................................66
                   Rental Adjustment For Indiana Returned Facilities.........66
         Obtaining New Line of Credit........................................66
         Name Change.........................................................66
         Counsel to Ad Hoc Committee.........................................66
         Executory Contracts and Unexpired Leases............................66
         Assumption Of Executory Contracts And Unexpired Leases..............66
         Rejection Of Executory Contracts And Unexpired Leases...............66
         Approval of Assumption or Rejection.................................66
         Cure of Defaults....................................................67
         Post-Petition Date Contracts and Leases.............................67
         Bar Date............................................................67
         Indemnification Obligations.........................................67

     Preservation and Prosecution of Litigation Claims.......................67
         Prosecution of Litigation Claims....................................67
         Distribution of Litigation Claims Proceeds..........................68
         Specific Claims Preserved...........................................68
     Securities To Be Issued In Connection With The Plan.....................68
         Common Stock........................................................68
         New Warrants........................................................69
         New Senior Notes....................................................69
         Section 1145 Exemption..............................................70
     Title to Property; Discharge; Injunction................................70
         Revesting of Assets.................................................70
         Discharge...........................................................70
         Injunction..........................................................71
         Exculpation.........................................................71
FEASIBILITY..................................................................71
     General Feasibility Analysis............................................71
         Key Assumptions Underlying the Operating Plan and the Projections...72
RISK FACTORS.................................................................77
     Reorganization Factors..................................................77
     Limited Operating History; History of Losses and Accumulated Deficit....77
     Management Resignations and Dependence on Skilled Personnel.............78
     Reliance on Reimbursement from Government Sources.......................78
     Health Care Reform......................................................79
     Extensive Government Regulations........................................79
     Competition for Patients and Employees..................................80
CERTAIN FEDERAL TAX CONSEQUENCES.............................................80
     Consequences To Holders of Certain Claims...............................80
         Importance of Whether Certain Debt Instruments Constitute
          "Securities".......................................................80
         Class 1 and Class 2 Priority Claims.................................81
         Class 4 Miscellaneous Secured Claims................................81
         Class 5 Omega Secured Claims........................................81
         Class 6 and Class 7 Britwill and Signature Acquisition Claims;
          Class 10 Trade Unsecured Claims, Class 11 General Unsecured Claims.82
         Class 8 Convenience Claims..........................................82
         Class 12 Notes Securities Claims....................................83
         Class 14 Equity Interests and Equity Interest Related Claims........83
         Character of Gain, Basis, and Holding Period........................83
         Treatment of Accrued But Unpaid Interest............................83
         Original Issue Discount.............................................84
         Backup Withholding..................................................84
     Consequences to Debtors.................................................84
         Signature Sale Leaseback Transaction................................84
         Discharge of Indebtedness and Reduction of Tax Attributes...........84
         Limitation on Use of NOLs...........................................85
         Alternative Minimum Tax.............................................85
CERTAIN SECURITIES LAWS MATTERS..............................................86
     General Discussion......................................................86
     Resale Considerations...................................................86
     Trust Indenture Act.....................................................88
     Delivery of Disclosure Statement........................................88
ALTERNATIVES TO THE PLAN.....................................................88
     Liquidation Under Chapter 7.............................................88
     Alternative Plans.......................................................88
LIQUIDATION ANALYSIS.........................................................89
VOTING AND CONFIRMATION......................................................89
     Voting Procedures.......................................................89

         Generally...........................................................89
         Submission of Ballots...............................................89
     Confirmation............................................................90
         Requirements For Confirmation.......................................90
         The Cram Down Alternative...........................................90
         Confirmation Hearing................................................90
         Objections..........................................................91
CONCLUSION AND RECOMMENDATION................................................91


ANNEX 1 - First Amended Plan Of Reorganization And Plan Supplement

ANNEX 2 - Audited Financials

EXHIBITS:

         EXHIBIT A - Form 10-K/A
         EXHIBIT B - Form 10-Q
         EXHIBIT C - Summary of Wayland Investment Fund, LLC Objection EXHIBIT D - Reply of IBJ Schroder Bank & Trust Company, as Indenture
                       Trustee, to Objection to Disclosure Statement Filed by Wayland Investment Fund, LLC
         EXHIBIT E - Liquidation Analysis
         EXHIBIT F - Proofs of Claim Summaries for Omega Healthcare
                       Investments, Inc.

                          DISCLOSURE STATEMENT SUMMARY

The following is a summary of certain features of the Plan, the restructuring and other matters, and all statements contained herein are qualified in their entirety by reference to the more detailed information included elsewhere herein or in the Annexes or Exhibits to this Disclosure Statement.

UNISON HEALTHCARE AND ITS AFFILIATES AND SUBSIDIARIES

         Unison is a provider of comprehensive long-term and specialty healthcare services. As of September 30, 1998, after giving effect to the Dispositions,(1) Unison ranks as one of the 30 largest long-term care operators in the United States, operating facilities in five states clustered in the Midwest, Southwest and Southeast. These facilities include 32 long-term and specialty care facilities with 3,284 licensed beds and three independent or assisted living facilities with 214 units. Unison seeks to operate its businesses as an interrelated network of services to provide a full continuum of cost-effective long-term and specialty healthcare.

         Unison's healthcare services include both traditional long-term care and higher margin specialized healthcare services. Unison also provides, either directly or through third-party providers, pharmaceutical services, rehabilitation and respiratory therapy services, medical supplies and laboratory testing both to its facilities and to non-affiliated facilities. Unison's range of services includes the following:

         - LONG-TERM CARE SERVICES. Unison's facilities provide residents with routine long-term care services, including room and board, daily dietary services, social and recreational therapy, housekeeping, laundry and nursing services.

         - ANCILLARY SERVICES. Unison provides ancillary services including physical, speech, and occupational therapies, pharmaceuticals, parenteral and enteral nutrition, infusion and respiratory therapies and laboratory services. Unison has expanded its healthcare expertise in ancillary services and now provides (either directly or through third-party providers) some of these services in substantially all of its facilities.

         - SUBACUTE AND SPECIALTY CARE SERVICES. Unison provides care to patients with specialized healthcare needs, including those suffering from Alzheimer's disease, wounds, post-surgical and other ailments. Specialty units are located in designated sections within selected facilities and are staffed by specially trained personnel.

         - ASSISTED AND INDEPENDENT LIVING SERVICES. Unison's independent and assisted living centers provide central dining, limited nursing services, recreational areas, social programs, housekeeping, laundry and maintenance services. Such facilities are designed to accommodate individuals with more modest healthcare needs.

See "THE DEBTORS" and "SELECTED FINANCIAL INFORMATION."

         As described in greater detail elsewhere herein, the operating results and financial condition of the Company have been negatively impacted by a number of factors, including cash flow difficulties, increased costs due to recent acquisitions and rising litigation costs. See "THE DEBTORS -- Acquisitions" and "SELECTED FINANCIAL INFORMATION."

         The Company's cash flows from operations and its available capital have been insufficient to meet its current operating expenses, lease obligations and debt service requirements and the Company is currently in


----------
(1) As used herein, the "Dispositions" means the disposition of nine nursing facilities and two assisted living facilities during the first eight months of 1998, and the planned disposition of seven additional nursing facilities and one assisted living facility (the "Disposition Facilities").

covenant and payment default in the terms of material operating leases and indebtedness. In the absence of obtaining additional capital through refinancing, asset sales, securing an increased revolving credit facility, consensual restructuring of debt and lease terms and/or similar measures, the Company will be unable to remedy the existing defaults and will experience additional defaults in the future. The Company's operating leases are subject to termination in the event of default, and the Company's indebtedness may be accelerated in the event of continuing default. Certain lenders could foreclose on Company assets securing their indebtedness, which would include substantially all of the Company's operating assets.

         The risks associated with the Company's historic acquisition strategy has negatively impacted Unison's financial performance. A key element of Unison's business strategy during 1995 and 1996 was to expand through the leasing of new or existing long-term and specialty healthcare facilities and the acquisition or development of ancillary health care businesses or services. The acquisitions of BritWill, Signature, Sunbelt, RehabWest and Ampro and the formation of Quest were in pursuit of this strategy. As a result of the acquisitions, the Company was faced with unforeseen contingencies affecting its new businesses including increased costs due to integrating the acquired operations into the overall enterprise. For example, difficulties in integrating acquired facilities within Unison's financial reporting and management information systems were a substantial factor contributing to the need to restate Unison's financial statements for the nine months ended September 30, 1996. Its financial reporting and management information systems were not adequate for the larger and more complex needs of the Company. Those system difficulties then contributed to the operating inefficiencies that led to the unexpected losses for that period and subsequent periods.

         Prior to the bankruptcy filing, Debtors felt the increasing burden of costs associated with litigation. The number of lawsuits initiated against the Company grew as its financial difficulties worsened, including suits with vendors, landlords and several class action lawsuits (which also involved certain of the Company's current and former directors and officers (among others) as named defendants). Such class action complaints generally assert that the defendants knew, or were reckless in not knowing, that Unison's results for the first nine months of 1996 were materially overstated, or misrepresented the capability of Unison's internal accounting system to reliably record and reflect its financial condition, among other things.

IMPORTANT FEATURES OF THE PLAN

         The Plan provides for the substantive consolidation of Debtors' assets and liabilities. Substantive consolidation means that, for purposes of Claims and distributions under the Plan, the assets and liabilities of all Debtors will be treated as the assets and liabilities of one company. Unison Healthcare is the parent company and directly or indirectly owns the other thirty-two Debtors. See "THE DEBTORS -- Relationship of Debtors." The Plan provides for distributions to the Creditors of the thirty-three (33) companies that are the Debtors and debtors-in-possession in the above-captioned cases. The Plan will satisfy a substantial portion of the allowed Class 11 General Unsecured Claims, the Allowed Class 6 Claims, Allowed Class 7 Claims if Class 7 does not vote to accept the Plan, and Allowed Class 14 Equity Interests and Equity Interest Related Claims (subject to certain restrictions), pursuant to the issuance of the New Common Stock and the New Warrants as described more fully in Articles 6 and 11 of the Plan.

NEW MANAGEMENT OF REORGANIZED UNISON

         As of the Effective Date, Reorganized Unison will retain its existing corporate structure. However, Reorganized Unison will have the ability to modify its corporate structure (such as by consolidation of subsidiaries and Affiliates, or otherwise), as long as such restructuring does not impair or prejudice the rights of any holders of Allowed Claims as provided in the Plan. On the Effective Date, the operation of Reorganized Unison will become the general responsibility of the respective boards of directors, who will thereafter have responsibility for the management, control and operation of Reorganized Unison in accordance with the Plan, applicable law, the Reorganized Unison Articles and the Reorganized Unison Bylaws. The names of the initial members of the board of directors, and the senior management of Reorganized Unison are set forth herein. See "THE PLAN OF REORGANIZATION -- Description of Reorganized Unison."

SUMMARY DESCRIPTION OF THE RESTRUCTURING

         This Disclosure Statement is being furnished to the Creditors of Debtors in order to provide Creditors with adequate information to make an informed judgment about the Plan. Set forth below is a brief summary of the principal components of the restructuring that will be implemented pursuant to the Plan. This summary does not purport to be complete. See "PLAN OF REORGANIZATION" attached hereto as Annex 1, for a more complete description of the restructuring and the Plan.

         CLASSIFICATION OF CLAIMS. The Plan divides the Claims of known Creditors and Equity Interests into Classes and sets forth the treatment offered each Class. The classification of Claims and the distribution to be made pursuant thereto take into account the relative priorities of Claims and Equity Interest Related Claims. Debtors believe that they have classified all Claims and Equity Interests in compliance with the provisions of Section 1122 of the Bankruptcy Code.

         If the Plan is confirmed by the Bankruptcy Court, each holder of an Allowed Claim will receive the same treatment as the holder of other Allowed Claims in the same Class, regardless of whether such holder voted to accept the Plan. Moreover, upon confirmation, the Plan will be binding on all Creditors and Equity Interests regardless of whether such Creditors or Equity Interests voted to accept the Plan.

         DISTRIBUTIONS TO UNSECURED CREDITORS. The holders of Unsecured Claims are classified in Classes 8, 9, 10 and 11 under the Plan. Class 8 - Convenience Claims, includes those Creditors holding Allowed Unsecured Claims in an amount of $1,000 or less, but in no event more than $2,000, who elect to reduce their Claims to $1,000. Allowed Claims in Class 8 will be paid in Cash the lesser of:
(i) $1,000; or (ii) the amount of such Allowed Claim, provided, however, that Debtors' obligations to pay Class 8 Claims shall be capped at the amount of $650,000. Debtors believe that approximately $692,000 in claims will elect Class 8 treatment. The holders of Class 8 Claims are impaired under the Plan.

         Class 9 - Essential Vendor Claims consists of Creditors holding Allowed Essential Vendor Claims as used in the Plan Supplement (to the extent not paid prior to Confirmation). Allowed Claims in Class 9 will be paid in Cash on the Effective Date: (i) the full amount of the Allowed Claim; or (ii) the Pro Rata portion of $4.4 million. The holders of Class 9 Claims are impaired under the Plan.

         Class 10 - Trade Unsecured Claims consists of Allowed Claims resulting from the provision of goods or services to Debtors, but not including inter alia: (i) Claims resulting from the rejection of unexpired leases or executory contracts; (ii) the Related Party Creditor Claims; (iii) Reclamation Claims; and
(iv) the Essential Vendor Claims. Allowed Class 10 Claims will receive on the Effective Date: (a) a Cash payment equal to the lesser of: (i) 35% of the Allowed Trade Unsecured Claim; and (ii) the Pro Rata portion of $1.4 million; and (b) New Common Stock on a Pro Rata basis with the Allowed Class 11 Claims, provided, however, that for purposes of calculating such Pro Rata share the Allowed Trade Unsecured Claims shall be limited to 5% of the total Allowed Trade Unsecured Claims. The Company estimates that the aggregate amount of Allowed Trade Unsecured Claims in Class 10 is approximately $3.4 million. The holders of Class 10 Claims are impaired under the Plan.

         All other General Unsecured Claims, including, but not limited to, the Claims of the Consenting Noteholders, the Non-Consenting Noteholders, the Filkoski Claims (other than Claims on which Filkoski is a co-payee as part of the Signature Acquisition Claims as set forth in the Plan Supplement, and also not including the Filkoski Securities Litigation Claims), the holders of Senior Notes and the Allowed BritWill Claims are classified in Class 11 under the Plan. The Company estimates that the aggregate amount of Allowed General Unsecured Claims in Class 11 is approximately $139.2 million. Of this amount, Debtors estimate that approximately $1 million is attributable to the Claims of landlords under facility leases previously closed by the Company. The estimate of the Claims arising out of the rejection of the closed facility leases has been calculated subject to the limitations set forth in Section 502(b)(6) of the Bankruptcy Code. With respect to Class 11, the Plan provides that such Creditors will receive: (a) a Pro Rata distribution of approximately 2,000,000 shares of the New Common Stock less such New Common Stock that is allocable to holders of Classes 6 and 10 Claims; and (b) their Pro Rata Share of the New Senior Notes. The New Senior Notes and New Common Stock distributed on a Pro Rata basis pursuant to the preceding sentence shall be reallocated as amongst the holders of the Senior Notes and the Consenting Noteholders as set forth in the New Senior Notes Allocation Schedule. The reallocation set forth in the New Senior Notes

Allocation Schedule is the result of the enforcement of the Notes Subordination Agreement. Such reallocation will result in all distributions that would otherwise go to Consenting Noteholders to be distributed to the holders of the Senior Notes until the Senior Notes are paid in full, including accrued but unpaid interest. Specifically, the Pro Rata share of the New Senior Notes that otherwise would be distributed to the Consenting Noteholders will be redistributed to the holders of the Senior Notes in an amount equal to the principal amount of the Senior Notes plus accrued interest. Thereafter, the holders of the Senior Notes will reallocate to the Consenting Noteholders their Pro Rata share of New Common Stock. As a result of the foregoing reallocations, the actual distribution to the holders of Allowed Class 11 General Unsecured Claims will be as follows: (a) the holders of the Senior Notes will receive New Senior Notes equal to one-hundred percent (100%) of their Allowed Claims (i.e., $21.298 million); (b) the Consenting Noteholders will only receive New Common Stock; and (c) all other holders of Allowed Class 11 General Unsecured Claims will receive their Pro Rata share of both New Senior Notes and New Common Stock.(2) In other words, the enforcement of the Notes Subordination Agreement results in the holders of Senior Notes receiving a greater percentage distribution of the New Senior Notes than the Consenting Noteholders. The distribution to all other holders of Allowed Class 11 General Unsecured Claims will be unaffected by the foregoing reallocation. Furthermore, and notwithstanding the foregoing, the Plan does not impair other rights (if any) of the Senior Notes under the Notes Subordination Agreement. As such, to the extent other reallocation is required (if any), or if a dispute arises over the New Senior Notes Allocation Schedule, the holders of either the Senior Notes, the Consenting Noteholders and any other appropriate party shall have the right to bring these disputes to the attention of the Bankruptcy Court for appropriate adjudication.

         For a complete description of the treatment of, and distributions to, all Creditors under the Plan, see "THE PLAN OF REORGANIZATION -- Summary of Treatment of and Distributions to Creditors Under the Plan."

         SUMMARY TABLE. The Plan categorizes into 14 Classes the Claims against and Equity Interests in the Company. The table below sets forth the specific classification and treatment under the Plan of each of the Classes.

                                                   ESTIMATED CLAIM
                 CLASS                                  AMOUNT              TREATMENT
                 -----                             ----------------         ---------
                                                   ($ IN THOUSANDS)
Class 1 - Priority Wage Claims                          $   -0-            Paid in full

Class 2 - Priority Benefit Plan Contribution                -0-            Paid in full
                  Claims

Class 3 - Secured Tax Claims                                125            Paid in full

Class 4 - Miscellaneous Secured Claims                   19,512            Paid in full
         (including the NHI Secured Claims)


----------

(2) Based on the Debtors' estimates, the New Senior Notes received by all other holders of Allowed Class 11 General Unsecured Claims should equal approximately fifteen percent (15%) of their Allowed Claims, plus a Pro Rata portion of the New Common Stock.

Class 5 - Omega Secured Claims                     8,754         Execution of Omega New Master
          Class 5A    Omega Mortgage                             Lease and New Omega Guarantee;
                      Guarantee Claims                           Surrender of Indiana Returned
                                                                 Facilities;
          Class 5B    Omega Indiana Rejection                    Cash distribution of Omega
                      Claims                                     Effective Date Payment; and
                                                                 Issuance of Indiana Returned
          Class 5C    Hasmark Facilities                         Facility Note
                      Rejection Claims

          Class 5D    Omega Miscellaneous
                      Secured Claim

Class 6 - BritWill Acquisition Claims             12,589         If vote to accept Plan - Cash,
                                                                 promissory note, New Common Stock
                                                                 and Senior Notes

Class 7  - Signature Acquisition Claims            5,598         If vote to accept Plan - Cash and
                                                                 promissory note

Class 8 - Convenience Claims                         692         Lesser of the amount of Allowed
                                                                 Claim or $1,000 (subject to cap of
                                                                 $650,000)

Class 9 - Essential Vendor Claims                  2,116         Allowed Claim amount or Pro Rata
                                                                 portion of $4.4 million

Class 10 - Trade Unsecured Claims                  3,430         (a) Lesser of: (i) 35% of Allowed
                                                                 amount of Claim; and (ii) Pro Rata
                                                                 portion of $1.4 million, and (b)
                                                                 New Common Stock

Class 11 - General Unsecured Claims              139,171         Pro Rata distribution of :  (a)
                                                                 2,000,000 shares of New Common
                                                                 Stock; and (b) New Senior Notes(3)

Class 12 - Notes Securities Claims                               No distribution - claims discharged

Class 13 - Subsidiary and Affiliate Equity                       Unchanged
            Interests

Class 14 - Equity Interests and Equity                           Pro Rata share of New Warrants or,
            Interest Related Claims                              alternatively, cancelled and
                                                                 terminated


         CRAM DOWN. For the Plan to be confirmed without the use of "cram down" procedures available under the Bankruptcy Code, Debtors must receive acceptances ("Plan Acceptances") from the holders of claims constituting at least two-thirds of the dollar amount of the allowed claims and more than one-half in number of the allowed claims in each impaired class that has actually voted on the Plan (the "Requisite Plan Acceptance"). ONLY VOTES ACTUALLY CAST WILL BE COUNTED IN DETERMINING WHETHER THE REQUISITE PLAN ACCEPTANCES HAVE BEEN OBTAINED. Under the Plan, the only impaired classes of claims that are being


----------

(3) The New Senior Notes and the New Common Stock will be reallocated among the holders of the Senior Notes and the Consenting Noteholders as a result of the enforcement of the Notes Subordination Agreement. For a more complete description of such reallocation, see "THE PLAN OF REORGANIZATION -- Summary of Treatment of and Distributions to Creditors Under the Plan -- Classified Claims -- Class 11 (General Unsecured Claims) -- The New Senior Notes; New Common Stock."

solicited are Classes 5, 6, 7, 8, 9, 10, 11 and 14, see "THE PLAN OF REORGANIZATION--Brief Explanation of Chapter 11 Reorganization." Except for Classes 5, 6, 7, 8, 9, 10, 11 and 14 all other Creditors under the Plan are either unimpaired and deemed to have accepted the Plan, or receive nothing under the Plan and, therefore, are deemed to have rejected the Plan. If Debtors do not receive the Requisite Plan Acceptances from the holders of Claims and Interests in Classes 5, 6, 7, 8, 9, 10, 11 and 14, Debtors reserve the right to use the "cram down" procedures with respect to such class of Claims and Interests. For a discussion of "cram down" procedures and the effects thereof. See "VOTING AND CONFIRMATION." If the Plan is confirmed by the Bankruptcy Court, all holders of Claims against Debtors (including those who reject the Plan) and Equity Interests will be bound by the Plan and the restructuring contemplated thereby.

         COMPARISON TABLE. The following table sets forth a comparison of the treatment received by each Class of Creditors under a liquidation scenario and the Plan.

                                                                                        COMPARISON TABLE
                                                                              (ASSUMES ALL CLASSES ACCEPT PLAN)
                                                                                         PLAN TREATMENT
                                                              ---------------------------------------------------------------------
                                                                                     %STOCK IN
                                                                                    REORGANIZED    ESTIMATED
                                                                                       UNISON      NUMBER OF
                                            ESTIMATED CLAIM                         (ESCROWED OR    STOCK               LIQUIDATION
             CLASS                             AMOUNT (1)      CASH     DEBT           ISSUED)      SHARES    WARRANTS    RECOVERY
             -----                          ---------------   ---------------------------------------------------------------------
                                            ($ in Thousands)
Class 1 -  Priority Wage Claims                $    ---       $        $                ---              ---       ---  $
                                                                  ---     ---                                                   (D)

Class 2 -  Priority Benefit Plan                    ---           ---     ---           ---              ---       ---          (D)
           Contribution Claims

Class 3 -  Secured Tax Claims                       125           125     ---           ---              ---       ---          (D)

Class 4 -  Miscellaneous Secured Claims          19,512        19,318     194(B)        ---              ---       ---          (D)

Class 5 -  Omega Secured Claims                   8,754         5,408   3,000           ---              ---       ---          (D)

Class 6 -  BritWill Acquisition Claims           12,589           541   1,530         8.43%          168,695       ---          (D)

Class 7 -  Signature Acquisition Claims           5,598           541   1,354                            ---       ---          (D)

Class 8 -  Convenience Claims                       692           600     ---           ---              ---       ---          (D)

Class 9 -   Essential Vendor Claims               2,116         2,116     ---           ---              ---       ---          (D)

Class 10 - Trade Unsecured Claims                 3,430         1,200     ---         0.14%            2,750       ---          (D)

Class 11 -  General Unsecured Claims            139,171                24,408        91.43%        1,828,554       ---          (D)

Class 12 - Notes Securities Claims                  ---           ---     ---           ---              ---       ---          (D)

Class 13 - Subsidiary and Affiliate Equity          ---           ---     ---           ---              ---       ---          (D)
           Interests

Class 14 - Equity Interests and Equity              ---           ---     ---           ---              ---   377,907          (D)
           Interest Related Claims

Notes:
----------
(A) Estimated Claim Amounts as of December 31, 1998.
(B) Vehicle security agreements will be reinstated.
(C) Certain Filkoski-related claims are included in Class 11.
(D) See Exhibit "E"

         CERTAIN CONSIDERATIONS. Prior to deciding whether to vote to accept the Plan, each Creditor should carefully consider all of the information set forth in this Disclosure Statement, including the factors set forth under the captions "FEASIBILITY" and "RISK FACTORS."

         VOTING ON THE PLAN. This Disclosure Statement is accompanied by (i) a copy of the Plan and (ii) a Ballot to accept or reject the Plan. Creditors must return the Ballots to the Claims Agent by 4:00 p.m., Arizona time, on NOVEMBER 30, 1998, unless such date is extended prior to such time (the "Expiration Date").

IN ORDER FOR YOUR VOTE TO BE COUNTED, YOUR BALLOT MUST BE PROPERLY COMPLETED IN ACCORDANCE WITH THE VOTING INSTRUCTIONS ON THE BALLOT AND RECEIVED NO LATER THAN THE EXPIRATION DATE BY THE CLAIMS AGENT.

          BALLOTS MAY BE RETURNED VIA FACSIMILE.

         If you have any question about the procedure for voting your Claim, questions about the amount of your Claim, or with respect to the packet of materials that you have received, please contact the Claims Agent at:

                  PricewaterhouseCoopers
                  2901 North Central Avenue
                  Suite 1000
                  Phoenix, Arizona  85012-2755
                  Attn:    Michael A. Tucker
                           Ted M. Burr
                  Telephone:  (602) 280-1800
                  Facsimile:  (602) 280-1938

If you have any questions concerning the restructuring or the Plan, please contact:

         Legal Counsel to the Unison Debtors

                  Thomas J. Salerno
                  Craig D. Hansen
                  Christopher D. Johnson
                  Kathleen T. Tobin
                  SQUIRE, SANDERS & DEMPSEY L.L.P.
                  Two Renaissance Square
                  40 North Central, Suite 2700
                  Phoenix, Arizona 85004
                  Telephone: (602) 528-4000
                  Facsimile: (602) 253-8129

         INCOME TAX CONSEQUENCES. For a discussion of certain United States Federal Income Tax consequences of consummation of the transactions contemplated by the Plan, see "CERTAIN FEDERAL TAX CONSEQUENCES." The description of certain federal tax consequences contained in this Disclosure Statement is intended merely as an aid to Creditors in understanding the Plan and merely represents Debtors' interpretation of the Internal Revenue Code of 1986, as amended, the Treasury regulations thereunder, and administrative and judicial interpretations thereof. There can be no assurance that the Internal Revenue Service will not take a contrary view. Creditors are urged to consult with their own tax advisors as to particular tax consequences associated with the Plan.

                                   THE DEBTORS


INTRODUCTION.

                Unison is a provider of comprehensive long-term and specialty healthcare services. As of September 30, 1998, after giving effect to the Dispositions, Unison ranks as one of the 30 largest long-term care operators in the United States, operating facilities in five states clustered in the Midwest, Southwest and Southeast. These facilities include 32 long-term and specialty care facilities with 3,284 licensed beds and three independent or assisted living facilities with 214 units. Unison seeks to operate its businesses as an interrelated network of services to provide a full continuum of cost-effective long-term and specialty healthcare.

         Unison's healthcare services include both traditional long-term care services and higher margin specialized healthcare. Unison also provides, either directly or through third-party providers, pharmaceutical services, rehabilitation and respiratory therapy services, medical supplies and laboratory testing both to its facilities and to non-affiliated facilities.

         Unison Healthcare was incorporated in Delaware as SunQuest HealthCare Corporation in July 1992 and changed its name to Unison HealthCare Corporation on November 14, 1995. Unison Healthcare completed its initial public offering on December 18, 1995. Its common stock traded on the Nasdaq Stock Market's National Market System under the symbol "UNHC" from December 19, 1995 to August 21, 1997. Effective August 22, 1997, Nasdaq moved the stock to the SmallCap Market because Unison Healthcare did not satisfy the minimum tangible net asset requirement for the listing of its common stock on the National Market System. On February 23, 1998, new, more stringent quantitative maintenance requirements for continued listing on the Nasdaq Small Cap Market went into effect. These new maintenance standards require, among other things, minimum levels of either net tangible assets, market capitalization or net income. On April 15, 1998, Nasdaq notified Unison Healthcare that its securities were delisted. Subsequently, Unison HealthCare's Common Stock has traded on the over-the-counter ("OTC") market.

RELATIONSHIP OF DEBTORS.

         Debtors' are comprised of a parent corporation, Unison Healthcare, and thirty-two (32) subsidiaries. Under the Unison umbrella, Debtors' operations are concentrated in four business areas. These include: (1) a nursing home segment;
(2) a pharmacy segment; (3) a therapy/rehabilitation segment; and (4) a laboratory segment. The chart on the following page sets forth the Debtors' corporate organizational structure. As reflected by the chart, each Debtor is directly or indirectly owned by Unison Healthcare.

               [UNISON HEALTHCARE CORPORATION ORGANIZATION CHART]

ACQUISITIONS.

         On August 10, 1995, Unison Healthcare acquired BritWill HealthCare Company and its subsidiaries ("BritWill") which, at the date of acquisition, operated 28 long-term care facilities in Indiana and Texas (the "BritWill Acquisition"). On October 31, 1996, Unison Healthcare acquired Signature Health Care Company and its affiliates ("Signature") which, at the date of acquisition, operated 13 facilities in Arizona and Colorado (the "Signature Acquisition"). Signature also provided rehabilitation therapy services through its related company RehabWest, Inc. ("RehabWest").

         Unison Healthcare has also acquired and developed several other ancillary businesses in recent years. In May 1995, Unison Healthcare established Quest Pharmacies, Inc. ("Quest") to develop an institutional pharmacy business. Quest has since acquired institutional pharmacy operations in Indiana and Texas. As of August 31, 1998, Quest provided pharmacy services to 75 long-term care facilities, including 38 Unison facilities and 37 facilities operated by others. Since March 1995, Unison Healthcare has also operated a Medicare Part B billing and supply company that specializes in wound care and enteral and parenteral feeding products. On February 1, 1996, Unison Healthcare acquired Sunbelt Therapy Management Services, Inc. and its subsidiaries ("Sunbelt") to provide rehabilitation therapy services. At August 31, 1998, Sunbelt (including RehabWest) provided therapy services through 160 contracts, including 33 Unison facilities and 127 other contracts. Sunbelt is currently held for possible disposition. On October 31, 1996, Unison Healthcare acquired American Professional Holding, Inc. and Memphis Clinical Laboratory, Inc. (together, "Ampro") in a pooling of interests transaction. Ampro operates medical reference laboratories in Texas, Missouri and Tennessee which, at August 31, 1998, provided testing services for approximately 250 nursing facilities, as well as a number of other healthcare providers.

PROPERTIES.

         NURSING FACILITIES. The following table lists the nursing facilities and assisted and independent living centers operated by the Company as of September 30, 1998. Except as indicated, all of the facilities are leased.

                                                                              NUMBER OF
                                                                            LICENSED BEDS
FACILITY NAME                                    LOCATION                      OR UNITS
-------------                                    --------                   -------------
Marshall Manor                              Guntersville, Alabama                  91
Ridgewood Health Care Center                Jasper, Alabama                        98
Terrace Lake Village (1)                    Guntersville, Alabama                  90
The Arbors Health Care Center(2)            Camp Verde, Arizona                   118
Douglas Manor                               Douglas, Arizona                       64
Los Arcos Health Care Center (3)            Flagstaff, Arizona                     80
Peppertree Square (1)                       Safford, Arizona                       62
Pueblo Norte Nursing Center (3)             Show Low, Arizona                     100
Rio Verde Health Care Center (3)            Cottonwood, Arizona                    80
Safford Care Center                         Safford, Arizona                      128
SunCrest  Healthcare Center                 Phoenix, Arizona                      115
Village Catered Care (1)                    Douglas, Arizona                       62
Amberwood Court Care Center (3)             Denver, Colorado                       75
Arkansas Manor                              Denver, Colorado                      116
Brookshire House (3)                        Denver, Colorado                       67
Christopher House (3)                       Wheat Ridge, Colorado                  78
Cornerstone Care Center                     Lakewood, Colorado                    140
Boonville Convalescent Center               Boonville, Indiana                    108
Capital Care Healthcare Center (4)          Indianapolis, Indiana                  60
Cloverleaf of Knightsville                  Knightsville, Indiana                  86
English Estates (4)                         Lebanon, Indiana                      130
English Senior Living (1)(4)                Lebanon, Indiana                       19
Holiday Manor                               Princeton, Indiana                     91

                                                                              NUMBER OF
                                                                            LICENSED BEDS
FACILITY NAME                                    LOCATION                      OR UNITS
-------------                                    --------                   -------------
Kendalville Manor                           Kendalville, Indiana                   60
Lockerbie Healthcare Center(4)              Indianapolis, Indiana                  79
Owensville Convalescent Center              Owensville, Indiana                    68
Parkview Manor (4)                          Indianapolis, Indiana                  39
Sunset Manor (4)                            Greencastle, Indiana                   79
Wellington Manor                            Indianapolis, Indiana                 132
Willow Manor Convalescent Center            Vincennes, Indiana                    142
Bonner Health Center(5)                     Bonner Springs, Kansas                 50
Nightingale West(5)                         Westland, Michigan                    236
Colonial Pines                              San Augustine, Texas                  107
Hemphill Care Center                        Hemphill, Texas                        90
Heritage Plaza                              Texarkana, Texas                       90
Homestead of McKinney                       McKinney, Texas                       138
Lake Village Nursing and Rehabilitation     Lewisville, Texas                     120
Pine Grove Nursing Center                   Center, Texas                         120
Pine Haven Care Center                      Texarkana, Texas                      120
Pleasant Manor Living Center                Waxahachie, Texas                     120
Reunion Plaza                               Texarkana, Texas                      102
South Place Nursing Center                  Athens, Texas                         120
West Place Nursing Center                   Athens, Texas                         120
                                                                                -----
            Total beds                                                          4,190
                                                                                =====

---------------
(1)      Assisted living and independent living facilities.

(2) This facility is currently leased. In connection with the Plan, Unison will exercise its purchase option and enter into a sale/leaseback transaction with Omega.

(3) The facility real estate is owned. Unison will sell these facilities to Omega and lease them back under the terms of the Plan.

(4)      These facilities will be returned to Omega under the terms of the Plan.

(5)      These facilities are currently held for disposition.

         OFFICE FACILITIES. Unison Healthcare leases approximately 14,000 square feet of office space located at 15300 North 90th Street, Suite 100, Scottsdale, Arizona 85260. The Scottsdale office houses the executive offices of Unison Healthcare, and the lease for that space expires in the year 2003. Quest leases approximately 3,600 square feet of commercial office space in Longview, Texas for its pharmacy operations and approximately 2,000 feet of office space in Bloomington, Indiana for its Indiana pharmacy. Sunbelt, through the four therapy companies, leases an aggregate of approximately 38,000 square feet of space for outpatient clinics and fitness centers in Mississippi and Alabama. Ampro leases an aggregate of approximately 8,000 square feet for office and laboratory space in Texas, Tennessee and Missouri and owns one building with approximately 4,000 square feet of space in Missouri. Lease terms on most of the office, pharmacy, laboratory and therapy space range from one to five years. Management believes that Unison's leased properties are adequate for its present needs and that suitable additional or replacement space will be available as required.

PATIENT SERVICES.

         Unison's objective is to provide long-term care services across the continuum of care from independent living services to subacute care services, all of which are provided primarily to the elderly. Independent living facilities that offer assistance with activities of daily living are appropriate for those among the elderly requiring limited healthcare services. Assisted living facilities are appropriate for residents in need of greater assistance, but who do not need the services of a skilled nursing facility. Assisted living facilities provide nutritional, housekeeping, and only limited medical services. For the elderly and other patients in need of specialized support, rehabilitation, nutrition, respiratory therapies and other treatments, skilled nursing care is often required. The provision of specialized subacute services within skilled nursing facilities also responds to the needs of patients requiring intense and specialized treatment and rehabilitation therapy services immediately after hospitalization.

         ASSISTED AND INDEPENDENT LIVING SERVICES. Services and facilities at assisted and independent living centers include central dining facilities, limited nursing services, recreational areas, social programs, housekeeping, laundry and maintenance service, emergency call systems, special features for handicapped persons and transportation to shopping and special events. These facilities provide fewer nursing and medical services than are provided at Unison's long-term care facilities. Unison believes that the availability of healthcare services and assistance with the activities of daily living are significant reasons that residents move to an assisted or independent living center.

         SKILLED NURSING CARE SERVICES. Unison's skilled nursing facilities provide basic healthcare services, including room and board, dietary services, recreational therapy, social services, housekeeping, laundry and nursing services. In addition, the long-term care facilities dispense medications and otherwise follow treatment plans prescribed by the patient's physician. Unison's long-term care facilities are licensed by state licensing agencies and are extensively regulated at the federal, state, and local level. Unison also provides for the delivery of specialty medical services at its facilities.

         SUBACUTE AND OTHER SPECIALTY CARE SERVICES. Unison's facilities currently offer a wide variety of subacute and specialty healthcare services, which may include (i) intensive rehabilitation services; (ii) wound management;
(iii) enteral and parenteral feeding programs; (iv) intravenous drug administration, including chemotherapy; (v) respiratory therapy; (vi) orthopedic rehabilitation; and (vii) other specialized subacute services. Subacute and other specialty care is a major component of Unison's strategy. Unison provides care to certain types of patients with specialized needs through designated units such as those for the treatment of Alzheimer's disease and other conditions. These units are located in specially designed sections within selected facilities and are staffed by specially trained personnel. In addition to providing care tailored to the unique needs of patients within these units, these services include education and support to the patients' families. These units generally receive higher levels of reimbursement. The daily cost to patients for Unison's specialty services are generally significantly less than the cost charged for similar services by acute care hospitals. See "THE DEBTORS
- Government Regulation - The Balance Budget Act."

OPERATION OF NURSING FACILITIES.

         Unison Healthcare is responsible for the day-to-day operation of the Company's nursing facilities. These responsibilities include recruiting, hiring and training all nursing and other personnel, and directing the full scope of patient care activities that are necessary to operate the facilities. In general, these activities include direct patient care, nursing services, food service, social services and resident activity programs, housekeeping and maintenance, business office services including billing and accounts receivable management, accounts payable, accounting and finance, cash management, debt management, quality assurance, risk management, legal services and regulatory compliance at each facility. Unison Healthcare provides additional support by providing liability, workers compensation and casualty insurance for all Debtors.

         ORGANIZATION. With respect to its long-term and specialty care facilities, Unison Healthcare maintains three regions, each of which is supervised by a regional director. The regional director is supported by a clinical operations specialist, a financial consultant and a regional director of marketing, all of whom are employed by Unison Healthcare. Daily operations of each facility are supervised by an on-site licensed administrator. The administrator at each facility is primarily responsible for adherence to Unison's standards of practice. Each facility administrator's incentive compensation is based, in part, on the achievement of specified quality objectives. Clinical Operations Specialists provide individualized on-site training to direct care givers. Clinical Operations Specialists also conduct mock state and federal surveys in advance of scheduled annual surveys. The administrator of each facility is supported by other professional personnel, including a medical director, who assists in the medical management of the facility, a director of marketing who directs the sales and marketing efforts of the facility and a director of nursing who supervises a staff of registered nurses, licensed practical nurses and nurses aides. Other personnel include dietary staff, activities and social service staff, housekeeping, laundry and maintenance staff and a business office staff.

         QUALITY MANAGEMENT. The Company maintains a quality improvement program that is focused on important aspects of care and critical key indicators that measure the quality of care provided to its patients. The program is an internal facility process focused on involvement by direct care givers. Reporting is monitored by Unison HealthCare's clinical operations specialists under the direction of the Vice President of Clinical Services. Monthly reports are used to monitor adherence to the standards of care established by the Company's quality improvement program. On-site visits are conducted by specially trained healthcare professionals. The quality improvement program is designed to provide patients with better care, and thus a higher quality of life.

         In recent years, Unison entered into certain leases of facilities that have had regulatory compliance or quality difficulties. Unison has generally achieved improvements of such facilities. In August 1995, Unison acquired 28 operating facilities in the BritWill Acquisition. Regulatory records contained 244 total deficiencies cited at these facilities prior to acquisition. On the first governmental review conducted after acquisition this number was reduced to 138 deficiencies, a 43% reduction in regulatory noncompliance. Based on subsequent governmental review, as of October 1, 1996 the number of deficiencies at these facilities was 61, reflecting a cumulative reduction of 75%. As of October 8, 1998, the equivalent number of deficiencies was 34. Company-wide, Unison's facilities had 178 surveys from government agencies during the period from January 1, 1998 through October 9, 1998. The average number of deficiencies cited during these reviews was 1.3, compared to a national average of 6.5 in the states in which Unison operates. The Company has reduced substandard quality of care deficiencies from 5.7% of total surveys in 1996 to 2.8% in 1998, compared to a national average of 6.7% in the states in which Unison operates. As of October 9, 1998, Unison had one outstanding deficiency for substandard quality of care. The Company has taken steps to correct this deficiency and believes that the facility will be in regulatory compliance upon follow-up review.

         MARKETING. Unison's marketing efforts are designed to promote higher occupancy levels and improved payer quality mix. Quality mix has improved from approximately 41.5% in 1994 to approximately 48.3% in 1997. This increase in quality mix is due in part to the Company's marketing efforts and the higher quality mix from acquired operations. Average occupancy was 77.0% in 1996, 83.1% in 1997 and 80.2% in the first eight months of 1998. The decrease in occupancy in 1998 is due primarily to the negative perception of Unison as a result of the bankruptcy filing in its Texas and Indiana markets. Management believes that Unison's average occupancy rate will improve as it implements its restructuring plan.

         Unison believes that the long-term healthcare and assisted and independent living industries are driven by local market forces and that patients and referral sources are generally located in the immediate geographic area of the facility. Unison's marketing strategy emphasizes the role and performance of the administrator and director of admissions in marketing and promoting the services offered by Unison facilities to each local community.

         Unison's marketing program is focused on market analysis, competitive services, sales training, and accountability and tracking systems. Quantitative and systematic reporting and analysis is monitored by the regional directors of marketing. Market specific information, along with weekly and monthly reporting, is used to monitor adherence to the standards established by Unison. The hub of this strategy is the local facility administrator and director of admissions and marketing. These individuals, under the direction of the corporate and regional marketing staff, are responsible for establishing and building relationships with various referral sources including general and specialty physicians, hospital administration and discharge planners, insurance case managers and other local community organizations. Unison seeks to use their input in conjunction with demographic and medical data analysis to identify specific market needs, and to introduce new services where appropriate. The facilities also are involved in community affairs in order to maintain a public awareness of their services.

         PAYER MIX. Medicare, Medicaid, and other payor sources each pay at different rates, which are customarily expressed as rates per patient day. Changes in the mix of a facility's patient population among Medicaid, Medicare, and private pay can significantly affect the profitability of the facility's operations because of the widely varying rates of payment between these various payors. As the following table indicates, Unison has achieved growth in its quality mix of payor sources throughout the periods presented.

                                YEAR ENDED DECEMBER 31,                  PRO
                       -----------------------------------------        FORMA
SOURCE OF REVENUES      1994        1995        1996        1997       1997 (1)
------------------      ----        ----        ----        ----       --------
Medicare                 9.1%       26.9%       29.5%       32.1%        34.2%
Private and other       32.4        17.2        17.0        16.2         16.0
                       -----       -----       -----       -----        -----
     Quality mix        41.5        44.1        46.5        48.3         50.2
Medicaid                58.5        55.9        53.5        51.7         49.8
                       -----       -----       -----       -----        -----
     Total             100.0%      100.0%      100.0%      100.0%       100.0%
                       =====       =====       =====       =====        =====


(1) Adjusts for the Dispositions as though such transactions had occurred as of January 1, 1997.

ANCILLARY SERVICES.

           Unison Healthcare provides ancillary services, either directly or through third-party contracts, to the residents of skilled nursing facilities in response to physician orders. The major ancillary services include physical, speech and occupational therapies, pharmaceuticals, parenteral and enteral nutrition, infusion and respiratory therapies and laboratory services. Although Unison Healthcare anticipates that it will sell Sunbelt, the Company will continue to provide rehabilitation therapy services to its patients through third-party contracts.

           Management of each of the ancillary companies reports to Unison HealthCare's chief executive officer. Unison HealthCare's corporate management team provides oversight of Ampro, Quest and Sunbelt in the areas of cash management, budgeting, accounting controls, staffing and detailed review of financial results. Unison Healthcare also directs the ancillary companies' growth and marketing strategies, accounts receivable management and integration and quality of services to Unison facilities. Unison Healthcare provides additional support in the areas of risk management, legal services, regulatory compliance, government reimbursement, management information systems and purchasing. A number of the ancillary companies' supply contracts with major vendors are in the name of Unison Healthcare. In addition, bank loans and equipment leases provided to the ancillary companies are negotiated by Unison HealthCare's senior management. General liability, workers compensation and casualty insurance for all Debtors is provided under Unison HealthCare's policy.

         LABORATORY. Ampro operates three medical reference laboratories located in Dallas, Texas, Poplar Bluff, Missouri and Memphis, Tennessee, and three satellite offices located in Austin, Tyler and Fort Worth, Texas. These laboratories provide clinical laboratory services to approximately 250 nursing facilities, as well as to other health care facilities such as hospice providers, home health agencies, physicians and medical clinics.

           The laboratories provide bodily fluid testing services to assist in detecting, diagnosing and monitoring diseases. These tests, performed as ordered by each patient's attending physician, include testing for complete blood count, blood chemistry testing, coagulation studies, urinalysis, microbiology tests and therapeutic drug level tests. Upon completion of these tests, the laboratories communicate the results of each test to the applicable facility for inclusion on each patient's medical chart for review by the attending physician.

           In connection with the management of the laboratories, Ampro hires and trains all necessary personnel and directs all other activities associated with operating a medical laboratory, including billing, collection and other accounting functions. Quality assurance is provided by laboratory managers located at each facility. The marketing staff of each facility is responsible for promoting higher occupancy levels and penetration in their respective markets.

         PHARMACY. Quest is a comprehensive, full-service long-term care pharmacy and medical supply company that provides services through two institutional pharmacies located in Longview, Texas and Bloomington, Indiana. Quest has grown from a pharmacy servicing 15 long-term care facilities in September 1995 to a highly diversified organization that services, as of August 31, 1998, 38 facilities in Texas and 37 facilities in Alabama, Arizona, Colorado, Idaho and Indiana. Quest's specialized services include pharmacy, wound care, medical supplies and enteral therapies. Additionally, Quest provides infusion management, IV nurse consultants and Medicare Part B services. Quest's clinical pharmacists provide consulting, medical records services, educational seminars and continuing education programs. Quest seeks to provide services that assist its clients in controlling costs and complying with regulatory and medical standards.

           Quest provides pharmaceutical dispensing services to approximately 4,000 patients and clients in various settings, including nursing facilities, transitional care facilities, assisted living communities, rehabilitation centers and correctional facilities. Quest provides a variety of pharmaceutical consulting services, including training of facility staff, designed to assist nursing facilities in program administration.

           Quest management trains all necessary personnel and directs all other activities associated with operating an institutional pharmacy, including billing, collection and other accounting functions. Quality assurance is provided by licensed clinical pharmacists who manage the pharmacy outlets. The consultant pharmacy staff act as account managers, responsible for marketing, promoting higher occupancy levels and market penetration. To respond to the needs of its client facilities, Quest has assembled a team of information specialists who are prepared to consult about the managed care market, new products and applications, health care trends and new business opportunities.

         THERAPY. Sunbelt provides physical therapy, occupational therapy and speech language pathology services through Unison facilities and nonaffiliated health care providers, including long-term care facilities, outpatient clinics, fitness centers, hospitals and home health agencies. Sunbelt also provides rehabilitation and sports medicine services to school systems and has implemented industrial and occupational medicine programs which are delivered through outpatient clinics, hospitals and on-site industrial environments. As of August 31, 1998, Sunbelt provided services through 160 contracts, which include 33 Unison facilities.

           Sunbelt develops programs for its long-term care clients, utilizing teams of rehabilitation staff and nursing facility staff, which are tailored to the needs of the individual facility. Specific programs in which Sunbelt works in conjunction with facility staff include functional maintenance, wound care, restraint reduction, dementia training and continuous quality improvement. Sunbelt also provides training in proper patient posture and positioning to aid in feeding and prevention of pressure sores.

           Sunbelt management is responsible for the hiring and training of its licensed therapists and other staff, and maintains billing, collections and accounting functions for Sunbelt. Sunbelt's marketing staff works to increase penetration in its markets and to increase occupancy in its nursing facilities.

INDUSTRY OVERVIEW.

         Unison believes there will continue to be significant business opportunities to provide healthcare services to long-term care residents in non-hospital settings, including both long-term care facilities and assisted or independent living facilities. Certain factors that contribute to this growth potential are described below.

         INDUSTRY CONSOLIDATION. The long-term care industry is highly fragmented. There are approximately 17,000 long-term care facilities in the United States which contain a total of approximately 1.8 million licensed beds. The 50 largest long-term care providers operate approximately 5,000 facilities comprising approximately 500,000 licensed beds, or 28% of the industry total. Recently, the long-term care industry has been subject to competitive pressures and uncertainty with regard to future changes in governmental regulations, which have resulted in a trend toward consolidation, especially of smaller, local operators into larger, more established regional or national providers. The increasing complexity of medical services provided, growing regulatory and compliance requirements and increasingly complicated and potentially volatile reimbursement systems have resulted in the consolidation of operators who lack sophisticated management information systems, operating efficiencies and financial resources to compete effectively. Unison believes that this trend toward consolidation will continue.

         AGING POPULATION. The overwhelming majority of the patients in long-term care facilities and residents in assisted or independent living facilities are over the age of 65. According to the United States Bureau of the Census, the number of people over the age of 65 in the United States has grown from approximately 25.6 million in 1980, or 11.3% of the population, to approximately 33.5 million in 1994, or 13% of the population, and is projected to increase to approximately 62.2 million, or 18% of the population, by 2025. The number of people age 85 and older is expected to double from 3.5 million in 1994 to 7 million in 2020, making this age group the fastest growing segment of the population. As the United States population ages, the demand for the types of services Unison provides is expected to increase. According to published reports, one in three Americans currently 65 years old can be expected to enter a nursing home, for an average of two to three years.

         COST CONTAINMENT PRESSURES. Governmental and private pay sources have adopted cost containment measures which encourage reduced lengths of stay in acute care hospitals. Many of the patients being discharged, in particular elderly patients, require additional skilled nursing care and specialty healthcare services, such as those provided by Unison. The Balanced Budget Act of 1997 (the "Balanced Budget Act") mandates that, for cost reporting periods beginning on or after July 1, 1998, skilled nursing facilities will receive a fixed payment for services to Medicare patients. Any subsequently adopted healthcare reform proposals are expected to continue to emphasize the cost containment efforts included in healthcare reform legislation. See "THE DEBTORS -- Government Regulation."

         ADVANCES IN MEDICAL TECHNOLOGY. Innovations in medical equipment and new treatment methodologies have lengthened life expectancies, increasing the number of individuals requiring specialized care and supervision. The incidence of chronic illness increases with age, particularly certain degenerative conditions. In the past, the level of care required by many of these individuals was not generally available outside acute care hospitals. However, long-term care providers such as Unison have become a more attractive alternative to acute care hospitals in certain instances due to technological advances that have enabled long-term care providers to offer services to patients less expensively than acute care hospitals.

         LIMITATIONS IN THE SUPPLY OF LONG-TERM CARE FACILITIES. In many areas the number of available long-term care beds has not grown as quickly as demand in recent years. Many states (but not all of the states in which Unison operates) have enacted certificate of need or similar legislation which generally limit the construction of long-term care facilities and the addition of beds or services in existing facilities. Furthermore, high construction costs, limitations on government reimbursement for the full costs of construction, and start-up expenses also act to constrain growth in the numbers of facilities. As a result, the Company believes that the supply of long-term care facilities may not grow as quickly as the demand for such facilities. See "THE DEBTORS -- Government Regulation - Certificates of Need."

BUSINESS STRATEGY.

         Unison's immediate strategy is to implement the Plan and become a financially viable company. As discussed elsewhere herein, the reorganization of Unison includes a restructuring of its debt and certain lease obligations, the disposition of underperforming business operations and the settlement of significant lawsuits. Subsequent to confirmation of the Plan, Unison will seek to reassure its employees and regulators and regain the confidence of its vendors and the investment community. Unison's ongoing business strategy is to become a preferred provider of long-term and specialty healthcare services in its markets by offering a full range of high quality, cost competitive, long-term healthcare services. The key components of the Company's strategy are:

         PROVIDE A CONTINUUM OF CARE. Unison operates both skilled nursing and assisted living facilities and provides a wide variety of medical, rehabilitative and pharmaceutical treatments. Unison seeks to offer these services across the entire continuum of care from independent and assisted living, to traditional long-term, specialty and subacute care. This strategy provides an opportunity for entry at each point in the continuum of care. As patients' needs change, they may be served by different elements of the care continuum. The primary benefit of offering a continuum of care is that it offers patients an appropriate level of cost-effective care which the Company believes is attractive to third party payors.

         Unison believes that independent and assisted living arrangements have become an increasingly important component of the continuum of care required by older Americans. Cost containment pressures from government and private payors alike encourage discharge from long-term and specialty care facilities before residents may be fully able to care entirely for themselves. The change from the traditional family structure which was able to care for the sick and elderly to dual income families has increased the need for facilities that can assist such persons. Unison believes that offering services at this important level of the continuum of care enables it to maintain contacts with potential consumers of its long-term and specialty healthcare services and thus to improve its occupancy levels and profitability.

         IMPROVE PAYOR QUALITY, OCCUPANCY LEVELS AND OPERATING MARGINS. Unison is focused on improving its payor quality mix and occupancy levels. The profitability of caring for private-pay and Medicare patients is generally higher than that of Medicaid patients. Unison's marketing efforts are focused on the hospital and medical community in each market to promote higher occupancy levels and improved payor mix at its long-term care facilities and assisted or independent living centers.

         Unison seeks to improve its profitability by attempting to obtain an increasing proportion of its revenue from specialized healthcare services which typically generate higher profit margins than basic long-term nursing care. Specialty healthcare services are developed in cooperation with, and in accordance with, the needs of the local medical community. Specialty programs are developed by the Company's clinical specialists, marketing professionals and facility administrators working directly with local hospital discharge planners and physicians. Management believes that this approach generally has been well received by local medical communities

         CONCENTRATE HEALTHCARE FACILITIES IN GEOGRAPHIC "CLUSTERS." Unison has in the past sought to acquire facilities which fit within existing geographic regions or "clusters," and to enter new markets through clustered acquisitions. Clustering is intended to attempt to capture local economies of scale by providing ancillary services, purchasing, marketing, information systems, risk management, accounting, reimbursement and quality control to geographically concentrated facilities. The cluster strategy is based on the belief that clustering facilities will enable Unison to leverage management across a larger base of client revenue and efficiently monitor individual facilities, ensuring high quality patient care. Clustering facilities should also enable Unison to leverage the addition of ancillary services over a larger patient base. The Signature Acquisition in 1996, which included the acquisition of five long-term care facilities in the Denver, Colorado area, is an example of this strategy.

COMPETITION.

         Unison's facilities compete on a local and regional basis with general acute care hospitals, skilled nursing facilities, rehabilitation hospitals, long-term care hospitals, assisted living facilities, home care providers and other subacute and specialty care providers. Many of these companies have greater financial and other resources than Unison and some are nonprofit or charitable organizations. No assurance can be given that Unison will have the resources to compete successfully with such companies. In addition, cost containment efforts, which encourage more efficient utilization of general acute care hospital services, have resulted in decreased hospital occupancy in recent years. As a result, a significant number of general acute care hospitals have converted portions of their facilities to other purposes, including various types of long-term and subacute care. The Company believes that significant competitive factors include the quality and spectrum of care and services provided, the reputation of the medical personnel employed, the physical appearance of the facilities and, in the case of private-pay patients, the level of charges for services. Because the Company's facilities compete primarily on a local and regional basis, rather than on a national basis, the competitive position of the Company varies from facility to facility. The Company seeks to meet competition in each locality by improving the quality and types of services provided in and the appearance of its facilities, by establishing a reputation within the local medical communities for providing quality care, and by responding appropriately to regional variations in demographics and preferences. There is no price competition with respect to Medicare and Medicaid patients because revenues for services administered to such patients are based on strictly controlled fixed rates and cost reimbursement principles.

         Unison's pharmacy and laboratory businesses compete with national, regional and local pharmacies and medical reference laboratories, some of which have significantly greater financial and other resources than Unison. The Company's strategy for its pharmacy services focuses on the expansion of services beyond dispensing tablet, capsule and liquid medications to include more intensive and higher margin IV therapy services, antibiotic and hydration therapies, pain management and chemotherapy. No assurance can be given that Unison will have the resources to compete successfully with such companies. Unison believes that the primary factor in competing for pharmacy business is prompt service and that the primary factor in competing for laboratory business is prompt and accurate test results.

GOVERNMENT REGULATION.

         The federal government and all states in which Unison operates regulate various aspects of Unison's business. All of the Company's skilled nursing facilities are certified or approved as providers under one or more of the Medicaid or Medicare programs. To participate in the Medicare or Medicaid program, each facility must comply with federal participation requirements and meet additional state licensure requirements. All of these programs are currently the subject of numerous legislative and regulatory proposals at both federal and state levels, some of which could adversely affect Unison. The Federal Social Security Act (the "Act") authorizes the Secretary of the Department of Health and Human Services to execute agreements with state survey agencies to determine whether skilled nursing facilities meet the federal participation requirements for Medicare. State survey agencies perform the same survey tasks for nursing facilities participating or seeking to participate in the Medicaid program. The results of Medicare and Medicaid surveys are used by the Health Care Financing Administration ("HCFA") and Medicaid state agencies as the basis for decisions to execute, deny or terminate provider agreements with facilities.

         PAYMENT FOR SERVICES. Unison derives a significant portion of its net revenues, directly or indirectly, from the Medicare and Medicaid programs. These programs are subject to statutory and regulatory changes, retroactive and prospective rate adjustments, administrative rulings and funding restrictions, all of which could limit or reduce reimbursement for Unison's services. Any significant decrease in Medicare or Medicaid reimbursement amounts could have a material adverse effect on Unison. Unison also obtains payment from private insurers, including managed care organizations and private pay patients. The Company's facilities also have contracts with private payors, including health maintenance organizations and other managed care organizations, to provide certain healthcare services to cover patients for a set per diem payment for each patient. There can be no assurance that the rates paid to Unison by these payors will remain at current levels or be adequate to reimburse Unison for the cost of providing services to covered beneficiaries. In addition, cost increases due to inflation without corresponding increases in reimbursement could adversely affect Unison's business.

         THE BALANCED BUDGET ACT. The Balanced Budget Act, signed into law on August 5, 1997, makes numerous changes to the Medicare and Medicaid programs, which may impact Unison. The Balanced Budget Act mandates the establishment of a prospective payment system ("PPS") for Medicare skilled nursing facility services, under which facilities will be paid a fixed fee for virtually all covered services based upon their patients' assessed acuity. PPS will be phased in over a four-year period, effective for Unison's facilities on January 1, 1999. During the first three years, payments will be based on a blend of the facility's historical costs and calculated federal rates. Thereafter, the per diem rates will be based 100% on federal rates, adjusted for inflation and geographical data. Under PPS, each patient's clinical status is evaluated and placed into one of 44 payment categories. The patient's payment category dictates the amount that the provider will receive to care for the patient on a daily basis. The per diem rate will cover (i) all routine inpatient costs currently paid under Medicare Part A, (ii) certain ancillary and other items and services currently covered separately under Medicare Part B on a "pass-through" basis, and (iii) certain capital costs. The final rules and new per diem rates were published on May 22, 1998 and were open for public comment until July 13, 1998. There can be no assurance that PPS will not have a material adverse impact on Unison's liquidity, results of operations or financial condition.

         For Medicare patients receiving services on an outpatient basis under Medicare Part B, effective July 1, 1998, reimbursement for ancillary services such as rehabilitation therapy, drugs, medical supplies and other items, will be based on a fee schedule. In addition, effective January 1, 1999, there will be an annual per-patient cap of $1,500 on reimbursement for Part B and outpatient physical and speech therapy services and an annual per-patient cap of $1,500 or reimbursement for Part B and outpatient occupational therapy services. There can be no assurance that these fee schedules will not have a material adverse effect on the Company.

         The Balanced Budget Act also contains changes to the Medicaid program, the most significant of which is the repeal of the Boren Amendment. The Boren Amendment required state Medicaid programs to pay rates that are reasonable and adequate to meet the costs that must be incurred by a nursing facility in order to provide care and services in compliance with applicable standards. Effective October 1, 1997, states have more flexibility in establishing payment rates. Indiana has adopted a case-mix prospective payment systems effective October 1, 1998 and Colorado is expected to follow in 1999. Unison is unable to predict whether any other states will change their reimbursement policies and, if so, what effect such changes would have on the Company. There can be no assurance that any changes to the Medicaid program will not have a material adverse impact on the Company.

         THE MEDICARE PROGRAM. The Medicare Program is a federally funded and administered health insurance program for individuals age 65 and over or who are disabled as defined by the Social Security Administration. The Medicare Program covers patients requiring daily skilled nursing and other rehabilitation care following a minimum three-day stay in a general or acute care hospital, but does not cover patients requiring only intermediate or custodial levels of care.

         Until the implementation of PPS, Medicare reimburses the skilled nursing facility based on a reasonable cost standard. With certain exceptions, payment for skilled nursing facility services is made retrospectively with each facility receiving an interim payment during the year for its expected reimbursable costs. The interim payment is later adjusted to reflect actual allowable direct and indirect costs of services based on the submission of an annual cost report. Each facility is also subject to limits on reimbursement for routine costs. Exceptions to these limits are available for, among other things, the provision of atypical services. Due in part to the provision of subacute services, Unison's costs for care delivered to Medicare patients in certain of its long-term and specialty healthcare facilities have exceeded the routine cost limits. Although management believes that Unison will recover these routine cost limit exception requests, failure to obtain such exceptions could adversely affect Unison's results of operations.

         Medicare covers and pays for rehabilitation therapy services furnished in facilities in various ways. For rehabilitation services provided directly, specific guidelines exist for evaluating the reasonable cost of physical therapy, occupational therapy and speech language pathology services. Medicare applies salary equivalency guidelines in determining the reasonable cost of physical therapy and respiratory services, which is the cost that would be incurred if the therapist were employed by a nursing facility, plus an amount designed to compensate the provider for certain general and administrative overhead costs. Until April 1, 1998, Medicare paid for occupational therapy and speech language pathology services on a reasonable cost basis, subject to the so-called "prudent buyer" rule for evaluating the reasonableness of the costs. Unison's gross margins for services reimbursed under the salary equivalency guidelines are significantly less than services reimbursed under the "prudent buyer" rule.

         In January 1998, HCFA issued rules applying salary equivalency limits to certain speech and occupational therapy services and revised existing physical and respiratory therapy limits. The new limits are effective for services provided on or after April 1, 1998. For the year ended December 31, 1997, Unison's revenues and contribution margin from speech and occupational therapy services amounted to $31.2 million and $13.1 million, respectively. The imposition of salary equivalency guidelines on speech language pathology and occupational therapy services could significantly impact Unison's margins in 1998. The revised guidelines will be in effect until nursing facilities transition to PPS. Under PPS, the reimbursement for these services provided to nursing facility patients will be a component of the total reimbursement allowed per patient and the salary equivalency guidelines will no longer be applicable. Unison's client nursing facilities, both affiliated and nonaffiliated, will transition to PPS on January 1, 1999.

         Current Medicare regulations that apply to transactions between related parties are relevant to the amount of Medicare reimbursement that the Company is entitled to receive for the rehabilitation and respiratory therapy and pharmaceutical services that it provides to Unison facilities. These related party regulations require that, among other things, (i) the Company's therapy and pharmacy subsidiaries must each be a bona fide separate organization; (ii) a substantial part of the services of each subsidiary is transacted with nonaffiliated entities, and there is an open, competitive market for such services; (iii) the services provided by such subsidiary commonly are obtained by long-term and subacute care facilities from other organizations and are not a basic element of patient care provided by such facilities; and (iv) the prices charged to the Company's long-term and subacute care facilities by such subsidiaries are in line with the charges for such services in the open market and no more than the prices charged by its therapy and pharmacy subsidiaries under comparable circumstances to nonaffiliated entities in order to satisfy the "substantial part" requirement of such regulations. In instances where this issue has been litigated by others, no consensus has emerged as to the appropriate threshold necessary to satisfy the "substantial part" requirement.

         In the fourth quarter of 1997, Unison Healthcare was informed by its Medicare fiscal intermediary that it is challenging reimbursement for certain services provided at Unison facilities by Sunbelt, a Unison Healthcare subsidiary which provides physical, speech and occupational therapy services to both affiliated and nonaffiliated long-term care facilities. Although the Company intends to vigorously pursue reimbursement of the challenged items, in the fourth quarter of 1997 it recorded a reduction in Medicare revenues in connection with this related party issue. When PPS and the fee schedules are implemented, the Medicare impact of the related party rule will be eliminated. Sunbelt is currently held for possible disposition.

         THE MEDICAID PROGRAM. All of Unison's nursing facilities are certified to participate in applicable state Medicaid programs. Medicaid is a joint federal-state medical assistance program for individuals who meet certain income and resource standards. Facilities participating in the Medicaid program are required to meet state licensing requirements to be certified in accordance with the state and federal regulations and to enter into contracts with the state agency to provide services at rates established by the state. States have considerable flexibility in establishing their Medicaid reimbursement systems, and as a result, the payment methodologies and rates vary significantly from state to state. All of the states in which Unison operates Medicaid-certified facilities, except for Texas and Arizona, use a cost-based reimbursement system under which reimbursement rates are determined by the state from cost reports filed annually by each facility on a retrospective basis. Reimbursable costs normally include the costs of providing healthcare services to patients, administrative and general costs, and the costs of property and equipment. Not all costs incurred are reimbursed, however, because of cost ceilings applicable to both operating and fixed costs. Some state Medicaid programs include an incentive allowance for providers whose costs are less than the ceilings and who meet other requirements. In addition, certain Medicaid payments are subject to relatively long collection cycles and payment delays due to budget shortfalls in state Medicaid programs.

         Currently, several states, including Texas and Indiana, utilize case-mix prospective payment systems, pursuant to which payment levels increase based on a patient's acuity level and need for services. Colorado is expected to adopt a case-mix prospective payment system in 1999. Arizona has developed a managed care program for its Medicaid beneficiaries, whereby subcontractors, usually county health departments, receive negotiated capped rates from the state. The subcontractors then negotiate contracts with nursing facilities to provide patient care.

         ENFORCEMENT PROCEEDINGS AND SANCTIONS; CERTIFICATION REQUIREMENTS. Under the Omnibus Reconciliation Act of 1987 ("OBRA"), HCFA has promulgated survey, certification and enforcement rules governing skilled nursing facilities and nursing facilities participating in the Medicare and Medicaid programs. Among other things, the HCFA rules governing survey and certification of long-term care facilities define a number of terms used in the survey and certification process. The rules require states to enact state plans to incorporate the provisions of the rules, including the full range of remedies for nursing facilities subject to the jurisdiction of the state Medicaid agency. Additional remedies are available.

         Unannounced standard surveys must be conducted at least every 15 months with a state-wide average of 12 months. In addition to the standard survey, survey agencies have the authority to conduct surveys as frequently as necessary to determine whether facilities comply with requirements of participation, to determine whether facilities have achieved correction and to monitor care if there is a change of ownership or management of a facility. Furthermore, the state survey agency must review all complaint allegations and conduct a standard or an abbreviated standard survey to investigate complaints of violations of regulatory requirements by long-term care facilities if a review of the complaint shows that a deficiency in one or more of the federal requirements may have occurred and only a survey will determine whether a deficiency or deficiencies exist. If a facility has been found to furnish substandard quality of care, or to have deficiencies requiring "significant improvement," it is subject to an extended survey. The extended survey is intended to identify policies and procedures which may have caused a facility to furnish substandard quality of care.

         HCFA's rules allow either HCFA or state agencies to impose one or more remedies provided under the rules for any particular deficiency. Facilities must provide a plan of correction for all deficiencies regardless of whether a remedy is imposed. Available remedies include termination of provider agreement, temporary management, denial of payment for new admissions, civil money penalties, closure of the facility in emergencies or transfer of residents or both, and state monitoring. States may also adopt optional remedies. The rules divide remedies into three categories. Category 1 remedies include directed plans of correction, state monitoring and directed in-service training. Category 2 remedies include denial of payment for new admissions, denial of payment for all individuals (imposed only by HCFA), and civil money penalties of $50 to $3,000 per day. Category 3 remedies include temporary management, immediate termination or civil money penalties of $3,050 to $10,000 per day. The rules define situations in which one or more of the penalties must be imposed.

         The HCFA certification, survey and enforcement regulations impose significant burdens on long-term care facilities. The regulations may require state survey agencies to take aggressive enforcement actions. The breadth of the rules create uncertainty over how the rules will be implemented and the standards of compliance.

         Unison believes that its facilities substantially comply with the various state licensure and Federal certification requirements applicable to them. However, in the ordinary course of its business, Unison sometimes receives notices of alleged deficiencies for failure to comply with regulatory requirements. Unison reviews such notices and attempts to take corrective action. Unison's facilities sometimes receive notices from state agencies which result in fines and/or the agencies taking steps to decertify the facilities from participation in Medicare and Medicaid programs. In 1996 the Company received notices of monetary penalties related to two of its Texas facilities in the aggregate amount of approximately $168,000. These fines are currently being appealed. In February 1998, Unison closed its Oaks at Boise facility in Boise, Idaho, after voluntarily terminating its participation in the Medicare program and relocating the patients. Unison had been in negotiations with the owners for disposition of the facility when it encountered regulatory problems. Negotiations broke down and Unison closed the facility. Unison was assessed a penalty amounting to $25,875 for violations of Medicare regulations, payment of which has not been demanded due to the bankruptcy filing.

         CERTIFICATES OF NEED. Many states (although not every state in which Unison operates) have adopted certificate of need or similar health planning laws which generally require prior state agency approval of certain acquisitions, new bed additions or services or capital expenditures. To the extent that such approvals are required for Unison to expand its operations or enter new geographic markets, Unison could be adversely affected by its inability to obtain the necessary approvals and could incur delays and expenses associated with obtaining such approvals. Currently, the states with certificate of need requirements in which the Company operates include Michigan and Alabama. In addition, Colorado and Texas have placed moratoriums on bed additions.

         PATIENT REFERRAL REGULATIONS. Unison is also subject to federal and state laws that prohibit direct and indirect payments between healthcare providers that are intended to induce or encourage the referral of patients to a particular provider of items or services. Violation of these laws may result in criminal fines, imprisonment and exclusion from the Medicare and Medicaid programs. Federal regulations establish certain safe harbors from liability under this statute. While failure to satisfy all of the criteria for a safe harbor does not necessarily mean that an arrangement is unlawful, arrangements that are of the same generic kind as those for which a safe harbor is available may be subject to scrutiny if they fail to qualify for the appropriate safe harbor. In addition, under separate statutes, submission of claims for payment that are deemed to be false or fraudulent, or for items or services that are "not provided as claimed," may lead to civil monetary penalties, criminal fines and imprisonment, and/or exclusion from participation in Medicare, Medicaid and other federally funded state healthcare programs.

         Under Medicare conditions of participation and some state licensure laws, Unison, because of its method of service delivery, is required to contract with healthcare providers, practitioners and suppliers, including hospitals, facilities, physicians, pharmacies and medical equipment companies. Some of these individuals or entities may refer, or be in a position to refer, patients to Unison, and Unison may refer, or be in a position to refer, patients to certain of these individuals or entities. The Health Insurance Portability and Accountability Act ("HR 3103"), which was signed by President Clinton on August 21, 1996, has for the first time established a procedure requiring the Secretary of the Department of Health and Human Services to issue advisory opinions concerning some activity punishable under federal healthcare fraud statutes. To the Company's knowledge, none of its patients were referred under practices which are in violation of HR 3103. Although Unison believes its practices are not in violation of these laws, there can be no assurance that such laws will ultimately be interpreted in a manner consistent with Unison's practices.

         Other laws prohibit physician referrals for certain "designated health services" rendered to Medicare and Medicaid patients by a provider in which the referring physician has an ownership interest or other financial relationship. Various exceptions are available for financial arrangements that would otherwise prohibit physician self-referrals. Many states have also enacted physician self-referral laws that apply whether or not Medicare or Medicaid payments are involved. Similar penalties, including fines and loss of licensure or eligibility to participate in government reimbursement programs, apply to violations of these state self-referral laws. These self-referral laws could require Unison to modify its contractual arrangements in order to satisfy an available exception, or limit the ability of physicians with whom Unison has compensation arrangements to refer patients to Unison.

         The nursing home industry has been a target of focus by government regulators seeking to discover and prosecute claims of healthcare fraud and from time to time Unison has received inquiries related to such claims. Medicare intermediaries and carriers have been given new instructions from HCFA concerning investigating and referring for prosecution suspected instances of Medicare and Medicaid fraud and abuse. In May 1996, the federal government announced the first year results of its "Operation Restore Trust" initiative. This initiative is a combined federal and state effort designed to combat healthcare fraud, waste and abuse and specifically targets the Medicare and Medicaid programs in connection with services of home health agencies, nursing homes and durable medical equipment suppliers. These entities are targeted because they account for the fastest growing cost areas in the Medicare and Medicaid programs. Operation Restore Trust originally focused on California, Florida, Illinois, New York and Texas. It is now extended to all states and is concerned with detection of suspected nursing facility fraud and abuse. This effort is focused on problems with claims for services not rendered or not provided as claimed and claims falsified to circumvent coverage limitations on medical supplies. The Company expects efforts of this sort to continue.

         PHARMACY. Pharmacists and those providing pharmacy services in the United States are regulated by state statutes and the rules and regulations of state boards of pharmacy. Currently, Unison operates pharmacies only in Texas and Indiana. As required by Texas and Indiana law, Unison and its pharmacists are licensed as a retail pharmacy and as pharmacists, respectively. In addition, both state and federal regulators prohibit the dispensing of certain drugs or medicines other than pursuant to a prescription written by a licensed practitioner. In order to implement these restrictions, regulations impose strict recordkeeping requirements with respect to the handling and dispensing of controlled substances, small quantities of which are maintained in Unison's pharmacy for use in filling prescriptions. These requirements also impose significant recordkeeping obligations upon Unison and its pharmacists. Unison is subject to regular audits by governmental authorities to monitor compliance with recordkeeping and other requirements imposed by law and regulation. Penalties for failure to comply with applicable regulations can range from imposition of fines to the suspension or revocation of the license of the pharmacy, one or more pharmacists, or both. As of August 31, 1998, Unison provided pharmacy services to 11 Company-affiliated and 27 non-affiliated skilled nursing facilities in East Texas, and 13 Unison-affiliated and 10 non-affiliated skilled nursing facilities in Indiana (including the Disposition Facilities), and 14 other Unison-affiliated skilled nursing facilities in Alabama, Arizona and Colorado.

         LABORATORY. Laboratories providing laboratory services in the United States are regulated by state statutes and the rules and regulations of the Clinical Laboratory Improvement Act of 1988 ("CLIA"). All laboratories must have a certificate of compliance or a certificate of accreditation for laboratory testing. Laboratories which have certificates must permit HCFA or a HCFA agent to conduct an inspection to assess the laboratory's compliance with the requirements of CLIA. The most recent inspection of Ampro's three laboratories revealed no deficiencies. Currently, Ampro operates laboratories in Missouri, Texas and Tennessee. As of August 31, 1998, Ampro provided laboratory services to two Company affiliated and 60 non-affiliated skilled nursing facilities in Texas, 18 non-affiliated skilled nursing facilities in Tennessee, and 170 non-affiliated skilled nursing facilities in Missouri.

EMPLOYEES.

           As of August 31, 1998, Unison employs approximately 4,500 individuals (including full-time and part-time employees), of which approximately 3,520 employees work at Unison's nursing facilities, 100 employees work at Unison HealthCare's corporate and regional offices, 70 employees work in Unison's pharmacy operations, 690 employees work for Sunbelt and 120 employees work in the Company's medical reference laboratories. Among its clinical staff, Unison employs approximately 280 registered nurses, 520 licensed practical nurses and 1,400 certified nursing assistants. Unison has two collective bargaining agreements covering approximately 250 nursing facility employees. One of the collective bargaining agreements is with the 160 employees at Unison's Nightingale West facility, which is currently held for disposition.

           Unison's employee benefits include medical, long-term disability and life insurance. The Company also offers a 401-K retirement plan to all eligible employees.

CURRENT EXECUTIVE OFFICERS AND DIRECTORS.

         The following table sets forth certain information with respect to the directors and executive officers of Debtors as of October 1, 1998.

UNISON HEALTHCARE
-----------------
Name                        Age     Position(4)
----                        ---     ---------
Michael A. Jeffries         48      President, Chief Executive Officer, Director
Clayton Kloehr              41      Senior Vice President-Finance, Treasurer,
                                    Director
Nir E. Margalit             40      Executive Vice President, General Counsel,
                                    Secretary, Director
Jimmy L. Fields             48      Executive Vice President and Chief Financial
                                    Officer
Terry Troxell               48      Executive Vice President-Operations
John T. Lynch, Jr.          50      Director
Mark W. White               58      Director
James A. Brown              50      Director
Donald D. Finney            51      Director
Jock Patton                 51      Director

QUEST
Name                        Age     Position
----                        ---     --------
L. Robert Oberfield         60      President
Michael A. Jeffries         48      Chief Executive Officer, Director
Clayton Kloehr              41      Chief Financial Officer, Treasurer, Director
Nir E. Margalit             40      Secretary
Jimmy L. Fields             48      Vice President

SUNBELT THERAPY (ALABAMA)
-------------------------
Name                        Age     Position
----                        ---     --------
Paul G. Henderson           43      President
Michael A. Jeffries         48      Chief Executive Officer, Director
Clayton Kloehr              41      Chief Financial Officer, Treasurer, Director
Nir E. Margalit             40      Secretary
Jimmy L. Fields             48      Vice President

ALL OTHER DEBTORS
-----------------
Name                        Age     Position
----                        ---     --------
Michael A. Jeffries         48      President, Chief Executive Officer, Director
Clayton Kloehr              41      Chief Financial Officer, Treasurer, Director
Nir E. Margalit             40      Secretary
Jimmy L. Fields             48      Vice President


         MICHAEL A. JEFFRIES has served as President, Chief Executive Officer and Director of Unison Healthcare since September 8, 1997. Mr. Jeffries is also the Chief Executive Officer and a Director of Quest and Sunbelt and the President, Chief Executive Officer and a Director of Unison HealthCare's other subsidiaries. From 1989 to August 1997, Mr. Jeffries was Senior Vice President and a Director of Horizon/CMS Healthcare, a publicly traded long-term care company. From 1983 to 1989, Mr. Jeffries was employed by Beverly Enterprises, the nation's largest long-term care company, most recently as Senior Vice President, Operations. Prior thereto Mr. Jeffries was the


----------
(4) Mr. Bruce Whitehead was a Director from August 1995, until his resignation from the Board of Directors on May 29, 1998. Similarly, Mr. David Kremser served as a Director from November 1, 1996, until his resignation from the Board of Directors on May 29, 1998. Mr. Tyrrell Garth was a Director from August 1995, until his resignation from the Board of Directors on August 6, 1998. Mr. John Casey was a Director from August 1995, until his resignation from the Board of Directors on August 8, 1998.

Director of Operations and Chief Financial Officer of Mid-America Nursing, a regional nursing home system in Kansas.

         L. ROBERT OBERFIELD has been President of Quest since it was organized in March 1995. From December 1992 to March 1995, he was employed by Sunscript Pharmacy Corp., a subsidiary of Sun Healthcare Company, most recently as President. From September 1990 to December 1992 he was employed by RDS Acquisition Corp. ("RDS"). RDS commenced bankruptcy proceedings in December 1991. At the time the proceedings commenced, Mr. Oberfield was the Senior Vice President of RDS, and he served as its President thereafter until December 1992.

         PAUL G. HENDERSON has served as President of Sunbelt since the acquisition of Sunbelt by Unison in March 1996. For the past six years, Mr. Henderson has been active in the founding and management of physical therapy service providers (such as Sunbelt) and in providing patient care.

         JIMMY L. FIELDS has served as Executive Vice President and Chief Financial Officer since April 1, 1998. From 1995 to March 1998 he was the Chief Financial Officer and Director of Health Care Operations for Fountains Retirement Communities, Inc., a senior housing and long-term care company. From 1993 to 1995 Mr. Fields was the Chief Operating Officer of Retirement Management Corporation, an operator of long-term care facilities. From 1983 to 1993 Mr. Fields was an executive with various long-term care companies including The Multicare Companies, Inc., where he served as Chief Financial Officer and Chief Operations Officer. Mr. Fields is a certified public accountant.

         NIR E. MARGALIT has served as Executive Vice President, General Counsel, Secretary and a Director of Unison Healthcare and Secretary of all other Debtors since February 15, 1998. From 1995 to February 1998, when he joined Unison, Mr. Margalit was Vice President, General Counsel and Secretary of Starwood Hotels and Resorts Worldwide, Inc., a publicly traded hotel paired share real estate investment trust. From 1993 to 1995, Mr. Margalit was Vice President, Development and Special Counsel of Capstar Hotels. Prior thereto, Mr. Margalit was an attorney in private practice.

         TERRY TROXELL has served as Executive Vice President-Operations since October 1, 1998. Ms. Troxell joined Unison Healthcare when it commenced operations in July 1992 as Director of Professional Services. In November 1994, she became Vice President of Clinical Operations of Unison Healthcare and in September 1996 she became Senior Vice President of Clinical Operations. From July 1991 until July 1992, Ms. Troxell served as Director of Professional Services of Samaritan Senior Services, Inc. She was employed by the Arizona Department of Health from 1985 until 1991, where she served as Program Manager of Health Care Facility Licensure and Enforcement, overseeing the licensing, certification and enforcement of all licensed healthcare facilities in Arizona. Ms. Troxell is a licensed Registered Nurse and a Certified Gerontologist Clinical Specialist. She sits on the American Health Care Association's national board as Regional Vice president and serves on its Advocacy Panel Committee and Long-Term Care Nurse Council. She is a member of the American Gerontological Nurses Association and the Association for Professionals in Infection Control and Epidemiology.

         CLAYTON KLOEHR has served as Senior Vice President-Finance and Treasurer of Unison Healthcare since July 1, 1997. Mr. Kloehr is also the Chief Financial Officer, Treasurer and a Director of each of the other Debtors. From August 1995 through June 30, 1997, Mr. Kloehr was an independent financial consultant. From February 1995 until August 1995, Mr. Kloehr was BritWill's Treasurer. During the 14 years prior thereto Mr. Kloehr was employed by Placid Oil Company, a privately held oil exploration and production company based in Dallas, Texas, most recently as Manager of Treasury Operations.

         JOHN T. LYNCH, JR. has been a director of Unison Healthcare since June 1992. Mr. Lynch was also a director of BritWill between 1992 and its acquisition by Unison Healthcare in August 1995. In January 1990, he co-founded Trouver Capital Partners, L.P. ("Trouver"), a private investment banking firm and serves as one of its general partners. Mr. Lynch was Managing Director and a member of the Health Care Finance Group of Furman Selz Incorporated, and was Managing Director and head of Health Care Finance Groups at Thomson McKinnon Securities, Inc. and Dean Witter Reynolds, Inc. for the period 1980 through 1990.

         MARK W. WHITE has served as a Director of Unison Healthcare since August 1995. Mr. White has been an attorney in private practice since 1987 and also serves as the President of GeoVox, Inc., a security systems company. From 1983 to 1987, Mr. White served as Governor of the State of Texas.

         DONALD D. FINNEY has been a director of Unison HealthCare since September 1, 1998. Mr. Finney is Chief Executive Officer of HCMF Corporation, a privately held post-acute and assisted living service provider with nursing facilities and assisted living residences in Virginia and North Carolina. From 1997 to 1998, Mr. Finney was Chief Operating Officer of Summerville Healthcare Group, Inc., a healthcare service company. From 1995 to 1997, Mr. Finney held the position of President-Facilities Division of GranCare, Inc., the nation's sixth largest publicly traded post-acute provider with 137 facilities in 15 states. From 1992 to 1995, Mr. Finney was Chief Operating Officer of Evergreen Healthcare, Inc. From 1981 to 1992, Mr. Finney held a variety of positions with ARA Living Centers.

         JAMES A. BROWN has been a director of Unison HealthCare since September 25, 1998. Since 1987, Mr. Brown has provided private sector consulting in the healthcare field in the areas of mergers and acquisitions. Specifically, from 1987 to 1994, Mr. Brown was President and Chief Executive Officer of Acquisition Corporation of America providing consultation services in the acquisition and disposition of long-term healthcare companies. From 1982 to 1987, Mr. Brown was with Beverly Enterprises, an international leader in long-term healthcare, most recently as Vice President of Acquisitions.

         JOCK PATTON has been a director of Unison HealthCare since August 14, 1998. From 1982 to 1987, Mr. Patton was associated with StockVal, Inc., a SEC registered investment advisor. Mr. Patton held the position of President of StockVal from 1992 to 1997. From 1972 to 1992, Mr. Patton was a Partner and Director of the law firm of Streich Lang in Phoenix, Arizona.

                           RELATED PARTY TRANSACTIONS

         BRITWILL ACQUISITION. In August 1995, Unison HealthCare's predecessor, SunQuest, acquired BritWill from Whitehead Family Investments, Ltd., a Texas limited partnership, and other BritWill shareholders in a stock purchase transaction. The General Partner of Whitehead Family Investments, Ltd. ("WFIL") at the time of the BritWill Acquisition was BritWill Texas Investments Company ("BritWill Texas Investments"), a Delaware corporation. The President of BritWill Investments at the time of the BritWill Acquisition was Mr. Whitehead.

          The consideration given by Unison Healthcare in connection with the BritWill Acquisition in August 1995 included: (a) a debenture that was subsequently converted into 561,815 shares of Unison's common stock; (b) a combination of promissory notes and lump sum contingent payment obligations totaling $25 million (collectively the "Loan Documents"), together with a monthly contingent payment obligation and an Additional Payment Obligation (as defined in the Loan Documents); and (c) indemnifications and guarantees by Unison Healthcare and certain of its subsidiaries and affiliates of certain debts and obligations of BritWill.

          The Loan Documents issued as consideration for the BritWill Acquisition were issued to Mr. Whitehead as agent for 100% of the former shareholders of BritWill, and to WFIL, by its general partner, BritWill Texas Investments. Mr. Whitehead directly or indirectly held or controlled approximately 81.5% of BritWill's outstanding stock, and served as BritWill's Chairman of the board of directors. At the time of the BritWill Acquisition in August 1995, the BritWill Acquisition Obligations were unsecured. As a result of the BritWill Acquisition, Mr. Whitehead became, beneficially, one of Unison HealthCare's largest shareholders and, at the same time, one of Debtor's largest creditors. At the time Unison Healthcare acquired BritWill, Messrs. Garth, Lynch and White were also BritWill shareholders and directors, and Mr. Garth served as outside counsel. Messrs. Garth and White were not directors of Unison Healthcare prior to the BritWill Acquisition.

          As former shareholders of BritWill, Messrs. Whitehead, Garth, Lynch and White have participated pro rata in some or all acquisition payments made and acquisition obligations incurred by Unison in connection with the BritWill Acquisition (the "BritWill Acquisition Obligations"). The BritWill Acquisition Obligations paid, in total, include $13.6 million of principal, $853,000 of interest, $5.2 million of payments on monthly contingent payment obligations and 561,815 shares of Unison Healthcare Common Stock. On or about January 9, 1997, Unison Healthcare paid $9.75 million of the Notes proceeds to Mr. Whitehead and his affiliated entities as and for a payment on the unsecured BritWill Acquisition Obligations. Messrs. Garth and Lynch have transferred their interests in the BritWill Acquisition Obligations to their children, and Mr. White transferred his interest to Mr. Whitehead.

         MR. WHITEHEAD.(5) Mr. Whitehead has (or had) a direct or indirect material interest in the following additional transactions with BritWill or Unison.

- Prior to Unison HealthCare's acquisition of BritWill, Mr. Whitehead sold certain healthcare facilities or related interests to BritWill and acquired certain other direct and indirect financial interests and obligations related to BritWill's healthcare facilities, some of which have continued thereafter. Through BritWill Investments-Texas, Ltd. ("Brit-Texas"), Mr. Whitehead is the indirect owner and lessor of six of the nursing facilities that the Company leases in Texas (including three facilities that were subleased to an unrelated party effective March 1, 1997). The annual base rent for these facilities amounts to $1.1 million, which is approximately the amount of the annual payment obligations on the related $10.2 million acquisition mortgage loan secured by those facilities from Omega. Mr. Whitehead is also the guarantor of the Company's obligations with respect to the facilities that are leased from Omega.

- Mr. Whitehead directly or indirectly owned all of the interests, except for Mr. Garth's $400,000 interest, in a $2.5 million promissory note payable to BritWill (the "Participation Note"). The Participation Note was refinanced by BritWill when it was acquired by Unison Healthcare, and the resulting $3.4 million refinancing note (the "Renewal Note") was ultimately repaid from the proceeds of Unison HealthCare's initial public offering (the "IPO") in December 1995.

-        From time to time both before and after the BritWill Acquisition, Mr.
         Whitehead has made loans and other financial accommodations to BritWill and Unison. In addition to the Renewal Note and a portion of the BritWill Acquisition Obligations, $750,000 of loans from Mr. Whitehead or his affiliates was repaid from the proceeds of the IPO. A Unison Healthcare subsidiary is obligated to repay to Brit-Texas five unsecured promissory notes in the aggregate amount of $2.3 million with interest at rates ranging from 9.0% to 10.75%. In addition, in 1996 Mr. Whitehead loaned $1.0 million to Unison Healthcare for working capital purposes. This loan was repaid in 1996 with the proceeds from a $7.5 million bank financing, which was in turn repaid from the proceeds of the Notes.

         SIGNATURE ACQUISITION. On October 31, 1996 Unison Healthcare acquired Signature (the "Signature Acquisition") for an initial aggregate purchase price of approximately $50.7 million comprised of cash and promissory notes totaling approximately $38.2 million and 1,509,434 shares of Unison HealthCare's common stock. Signature was founded in 1987 by Mr. Kremser, who served as its Chairman, President, Chief Executive Officer and Director until Signature was acquired by Unison Healthcare.

                In October 1996, Unison Healthcare paid Mr. Kremser and other related parties in cash the sum of approximately $37 million from the Notes proceeds. Even after this cash payment was made, approximately $1.1 million in notes (placed in escrow) was still payable to Mr. Kremser and others representing the balance of the obligations resulting from the Signature Acquisition. In March 1997, Mr. Kremser and the Kremser related parties, as former shareholders of Signature, received an additional $2.5 million in convertible promissory notes (amounting to approximately $1.8 million) and shares of Unison Healthcare common stock as further consideration for the Signature Acquisition. The Signature Acquisition Obligations were unsecured at the time they were incurred.


----------
(5) In August 1995, subsequent to the BritWill Acquisition, Mr. Whitehead became a director of Unison Healthcare, and on August 10, 1995, became Chairman of the Board of Directors of Unison Healthcare. Moreover, in March, 1997, the Board of Unison created a three (3) person "executive committee" (the "Executive Committee") comprised of Messrs. Whitehead, Kremser (acting as Chair of the Executive Committee), and Lynch, which Executive Committee exercised all of the functions of the Board from its creation until February 1998, at which time a Special Restructuring Committee of the Unison Healthcare Board was created to deal solely with restructuring issues facing Unison Healthcare and its subsidiaries and affiliates. Mr. Whitehead remained as Chairman of the Unison Healthcare Board and a member of the Executive Committee until he resigned from all such positions on May 29, 1998.

         MR. KREMSER.(6) Mr. Kremser has (or had) a direct or indirect material interest in the following additional transactions with Unison:

- The Board of Directors of Unison Healthcare entered into a Services Agreement with Mr. Kremser commencing March 31, 1997. As compensation for his services to the Company in all capacities, Mr. Kremser received cash compensation of $7,500 per week plus expenses as well as options for 50,000 shares of Unison Healthcare Common Stock at an exercise price of $2.875 per share, fully vested. Cash compensation ended in September 1997. Mr. Kremser and the Company are also parties to an indemnification agreement and a tolling agreement in respect of claims he may have against the Company.

         THE 1997 LOANS. On April 21, 1997, the Company obtained a $2.95 million unsecured loan (the "April 1997 Loan") for general working capital purposes from BritWill Investments Company Ltd. ("BritWill Investments") and Elk Meadows Investments, L.L.C. ("Elk Meadows"), entities owned and/or controlled by Messrs. Whitehead and Kremser, respectively, as joint lenders. The Company paid a loan fee of $29,500 at the closing of the April 1997 Loan, and also agreed to pay all of the lenders' out-of-pocket expenses, including attorneys' fees and costs.(7) As part of the April 1997 Loan, Unison Healthcare and Memphis, Ampro, Arkansas, Cornerstone, Decatur, Douglas Manor, Gamma, Henderson, Memphis, Quest, Rehab, Safford, Sunbelt (Arizona), Sunbelt (Alabama), and Therapy Health (collectively the "Unison Affiliates") purportedly granted a lien and security interest in and to the accounts receivable of the Unison Affiliates (the "April 1997 Lien").

                On September 24, 1997, the Company entered into a Modification Agreement with Elk Meadows and BritWill Investments (the "Modification Agreement"), which amended the April 1997 Loan to provide for a total of $1 million of new loans from Elk Meadows and BritWill Investments, in the amount of $500,000 each (collectively, the "September 1997 Loan" and together with the April 1997 Loan, the "1997 Loans"). Pursuant to the Modification Agreement, collateral for the April 1997 Loan was also deemed to be collateral for the September 1997 Loan. The Modification Agreement also provided that collateral for the April 1997 Loan and September 1997 Loan would also secure repayment of the BritWill Acquisition Obligations and the Signature Acquisition Obligations, which were theretofore unsecured obligations.(8)

         MR. LYNCH. In addition to his interests as a former director and shareholder of BritWill, Mr. Lynch is a General Partner of Trouver. Trouver (a) earned financial advisory fees of $675,000 in connection with the BritWill Acquisition, (b) assisted Unison in securing lease or management agreements in respect of four long-term care facilities for which it received fees of approximately $179,000 (these facilities were disposed of in 1998), and (c) earned financial advisory fees of approximately $84,000 from Unison Healthcare in connection with the Ampro Acquisition. On December 15, 1997, Trouver was retained by Unison to perform certain financial advisory services in connection with the Company's restructuring efforts. The Company also entered into an agreement with Woodhill Capital Corporation ("Woodhill"), an entity of which Mr. Lynch is president and sole shareholder, providing for the services of Mr. Lynch as a financial advisor beginning March 1, 1997. Under the terms of the agreement, Woodhill received $15,000 per month plus expenses until the agreement was terminated in February 1998. Mr. Lynch was also granted options to purchase 50,000 shares of Common Stock at an exercise price of $3.125 per share, fully vested. Woodhill received a fee amounting to $350,000 in connection with the sale of the $20 million of Senior Notes in November 1997.

         MR. GARTH. In addition to his aforementioned interests, Mr. Garth's company, Cheyenne Capital, received consulting fees of $24,000 per year from Unison Healthcare in connection with the start-up and oversight of nine facilities acquired in the BritWill Acquisition. These facilities were previously owned by Mr. Garth. The consulting agreement was terminated on December 31, 1996.

         MR. OBERFIELD. Mr. Oberfield serves as the president and is the minority shareholder of Unison HealthCare's Quest Pharmacies subsidiary. The Shareholders Agreement between Mr. Oberfield and Unison


----------

(6) From November 1, 1996 on, Mr. Kremser served as a director of Unison, and from March, 1997 on served as Chairman (and one of three members) of the Executive Committee until his resignation from the board on May 29, 1998.

(7) Mr. Kremser disputes whether the $29,500 loan fee was paid and asserts that the Elk Meadow's attorneys' fees and costs associated with the April 1997 Loan remain unpaid to date.

(8) Mr. Kremser asserts that collateral was pledged in April 1997 to secure the Signature Acquisition Obligations.

Healthcare contains a put and call feature annually, whereby, beginning February 1, 1998 and effective May 1, 1998, Unison Healthcare may require Mr. Oberfield to sell his stock in the subsidiary (the "Quest Stock") to Unison Healthcare or Mr. Oberfield may require Unison Healthcare to purchase his Quest Stock at a price based on a defined formula.

         MR. HENDERSON. Effective February 1, 1996, Unison Healthcare purchased 90% of the outstanding stock of Sunbelt from Mr. Henderson and Paige Plash. In consideration for the stock of Sunbelt, Unison Healthcare paid $800,000 in cash, issued term notes for $1.0 million in the aggregate (the "Sunbelt Notes"), and issued subordinated convertible debentures in the aggregate amount of $1.8 million (the "Debentures"). Approximately 56.2% of the purchase price was paid to Mr. Henderson. Interest on the Sunbelt Notes and Debentures accrued at 10.0%, payable quarterly. The Sunbelt Notes and Debentures were converted in January 1997 into 105,196 shares of Unison Healthcare Common Stock with the aggregate balance of $2.0 million paid in cash. In November 1996, Unison Healthcare purchased the remaining 10% of Sunbelt stock effective as of February 1, 1996. The purchase price, payable 50% to each of Mr. Henderson and Mr. Plash, amounted to $1.4 million plus a guaranteed payment of $709,000. Consideration for the purchase (excluding the guaranteed payments) was comprised of promissory notes in the aggregate amount of $1.2 million and 27,942 shares of Unison Healthcare Common Stock. A principal reduction on the promissory note in the amount of approximately $918,000 was due in January 1998. This payment has not been made and is a general unsecured claim of the Company.

                               THE CLAIMS OF OMEGA

         Omega Healthcare Investors, Inc. ("Omega") is a real estate investment trust, providing long-term financing and capital for the health care industry, with particular focus on the skilled nursing home segment. Omega is the Lessor on three (3) Master Leases, including a Master Lease dated November 1, 1992 with BritWill I (and assigned to BritWill Indiana), a Master Lease dated November 30, 1993 with BritWill II, and a Master Lease dated December 31, 1994 with BritWill II (collectively, the "Master Leases"). The Master Leases were entered into in connection with the lease of approximately 14 nursing homes operated by BritWill Indiana and BritWill II in Indiana and Texas.(9) Omega is also the mortgagee of six (6) nursing home facilities that are operated and leased by BritWill II.

         In addition to claims arising under the Master Leases, Omega asserts that one or more of the Debtors including BritWill I, BritWill II, BritWill Indiana, Unison Healthcare and BritWill Healthcare Company, are liable to Omega under various subordination agreements, guarantees and promissory notes. The claims of Omega are secured by various security agreements, pledges of stock and security deposits. The summaries of claims filed by Omega as part of its Proofs of Claim are attached hereto as Exhibit "F."

                         THE NOTES AND THE SENIOR NOTES

ISSUANCE OF THE NOTES AND THE SENIOR NOTES.

         In October 1996, Unison Healthcare raised $100,000,000 by issuing $100,000,000 principal amount of 12-1/4 % Senior Notes due 2006 (the "Notes"). The proceeds of the Notes were used: (i) to pay approximately $23.7 million of trade debt and existing mortgage and revolving credit obligations of the
Debtors: (ii) to pay approximately $43.1 million to Mr. Kremser and certain other related entities in connection with the Signature Acquisition, (iii) to pay $9.75 million to Mr. Whitehead and certain other related entities in connection with the BritWill acquisition; and (iv) to pay approximately $2.5 million of acquisition debt related to Ampro and the Sunbelt companies.

         In December 1997, Unison Healthcare raised an additional $20,000,000 by issuing $20,000,000 principal amount of Senior Notes, bearing interest at 13% and due in 1999 (the "Senior Notes"). Approximately $12 million of the proceeds were used to pay trade obligations of the various Debtors and other working capital obligations. Approximately $6.7 million of the proceeds were used to pay interest on the Notes.


----------

(9) Omega has sought to have the automatic stay lifted, asserting that the Master Leases were terminated pre-petition. The Debtors vigorously oppose the relief sought by Omega. See "SIGNIFICANT EVENTS DURING THE CHAPTER 11 CASES - The BritWill Debtors - Omega's Lift Stay Motion."

         IBJ Schroder Bank & Trust Company is the Indenture trustee for the Senior Notes and U.S. Bank National Association f/k/a First Bank National Association is the Indenture for the Notes. Certain of the holders of the Notes have formed an ad hoc committee (the "Ad Hoc Committee"), which is represented by the law firm of Wachtel, Lipton, Rosen & Katz (the "Wachtel Firm"). The Ad Hoc Committee does not support the Plan as proposed.

         The Notes and the Senior Notes are both supported by guarantees (each a "Guarantee", collectively, the "Guarantees") executed by all of Unison HealthCare's subsidiaries. Specifically, the Guarantees provide that each of the subsidiaries (each a "Guarantor") jointly and severally guarantee all amounts that become due under the Notes Indenture and the Senior Notes Indenture.

VALIDITY OF THE UPSTREAM GUARANTEES.

         As "upstream guarantees" - one where a subsidiary guarantees the debt of its parent - the Guarantees provided by the subsidiary Debtors are subject to scrutiny as possible fraudulent transfers. Debtors take the position that the Guarantees are valid and would withstand an attack that they constitute fraudulent conveyances. Generally, a guarantee by a corporation of another's indebtedness may be a fraudulent transfer if the corporation does not receive reasonably equivalent value and is insolvent or rendered insolvent by the guarantee. See 11 U.S.C. Section 548. Because a subsidiary guarantor may not receive direct and cognizable value in return for obligating itself for the benefit of the parent, such guarantees are closely examined in any subsequent bankruptcy of the guarantor. Debtors submit that the Guarantees in the instant case would not be subject to fraudulent conveyance attack because: (1) the subsidiary Debtors each received reasonably equivalent value in exchange for providing the Guarantees; and (2) regardless of the value given to the subsidiary Debtors, the Indentures limit each Guarantee so that it will not render the guarantor insolvent for fraudulent conveyance purposes.


         THE GUARANTORS RECEIVED REASONABLY EQUIVALENT VALUE. The question of whether an upstream guarantee constitutes a fraudulent conveyance is most often raised because the guarantor/subsidiary is usually not the direct beneficiary of the loan for which it has issued a guarantee. The issue then becomes whether the guarantor received an indirect benefit from the loan made to its parent. The weight of recent authority acknowledges that indirect benefits received by a guarantor may constitute reasonably equivalent value. This conclusion is reached utilizing two related doctrines -- the indirect benefits and the identity of interests doctrines. See Rubin V. Manufacturers Hanover Trust Co., 661 F.2d 979 (2d Cir. 1981).

         Under the indirect benefits doctrine, it is not necessary for the guarantor to receive the actual proceeds from the loan to receive benefit. Such value may be conferred indirectly, via the original recipient of the loan. Alternatively, fair consideration may be found where the consideration given to one party in return for the guarantee of another, redounds sufficiently to the benefit of the guarantor as to constitute reasonably equivalent value for fraudulent conveyance purposes. See Mellon Bank, N.A. v. Metro Communications, Inc., 945 F.2d 635 (3rd Cir. 1991), cert. denied sub nom. Committee of Unsecured Creditors v. Mellon Bank, N.A. 503 U.S. 937, 112 S.Ct. 1476 (1992); Rubin, 661
F.2d 979; In re Rodriguez, 895 F.2d 725 (11th Cir. 1990); Telefast, Inc. v. VU-TV, 591 F. Supp. 1368 (D.N.J. 1984)(lack of perceptible direct benefit to a subsidiary guaranteeing the loan of its parent should not be viewed as tantamount to a lack of fair consideration).

         In the parent/subsidiary context, indirect benefits can be found in a variety of circumstances. In one of the most common scenarios, the subsidiary receives an indirect benefit where its upstream guarantee enables its parent to procure a loan and the proceeds of such loan are then passed to the subsidiary. See Rubin, 661 F.2d at 991. Courts have also found other economic benefits to qualify as indirect benefits by applying the "identity of interests" doctrine. See In re Tryit Enterprises, 121 B.R. 217 (Bank. S.D. Tex. 1990).

         Under this doctrine, where the parties hold themselves out as a single business enterprise, and avail themselves of the financial benefits derived from their consolidated financial condition, fair consideration is given to the business enterprise as a whole in exchange for the guarantees of one of the parties. Telefest, 591 F. Supp. at 1380-81 (substantial indirect benefits may result from the general relationship between affiliates); Tryit, 121 B.R. 217; In re Augie/Restivo Baking Co., 87 B.R. 242 (Bankr. E.D.N.Y. 1988). For example, in Mellon Bank, N.A. v. Metro Communications, Inc. 945 F.2d 635, 646-48 (3d Cir.
1991), the court found reasonably equivalent value for a debtor corporation's guarantee of an affiliate's debt when the loan strengthened the corporate group as a whole, so that the guarantor corporation would benefit from "synergy" within the corporate group. The Mellon court stated that indirect benefits included intangibles such as goodwill and an increased ability to borrow working capital. Id. at 647-48. Similarly, in In re Xonics Photochemical, Inc., 841 F.2d 198 (7th Cir. 1988), the court recognized the ability of a smaller company to use the distribution system of a larger affiliate as an indirect benefit as well. See also Telefest, 591 F. Supp. at 1380-81 (indirect benefits to a guarantor exist when "the transaction of which the guaranty is a part may safeguard an important source of supply, or an important customer for the guarantor").

         Debtors submit that under the facts of the instant case, a court would find that the subsidiary Guarantors received fair consideration in exchange for the Guarantees. Proceeds from the Notes and the Senior notes flowed directly through to satisfy obligations of a number of the subsidiaries providing Guarantees. As reflected in the liquidation analysis attached hereto as Exhibit "E," Debtors have allocated the proceeds of the Notes to individual subsidiary Debtors. The proceeds were used to acquire assets and/or for working capital purposes. See "LIQUIDATION ANALYSIS." Moreover, Debtors assert that there exists a unity of interest among Unison Healthcare and its subsidiaries such that they should be viewed as a single business enterprise. As a result, in addition to the actual proceeds received, there is substantial evidence that the Guarantors received significant indirect benefits as well. See "OTHER SIGNIFICANT PROVISIONS OF THE PLAN - Substantive Consolidation."

         All of the subsidiary Debtors, except Quest, are wholly-owned by Unison Healthcare. All operations and corporate business strategies are formulated on a consolidated basis such that the interests of the unified enterprise are paramount and are the key to the success of all of the individual entities that make it up. Without the Guarantees provided by its subsidiaries, Unison Healthcare would not have been able to successfully issue the Notes and the Senior Notes and obtain the proceeds therefrom. The proceeds of the Notes allowed Unison to complete the acquisition of businesses that it believed would positively contribute to the synergy of the overall business enterprise. As noted above, it also allowed Unison Healthcare and its subsidiaries to satisfy obligations incurred at the subsidiary level. The consideration received from the issuance of the Notes and the Senior Notes to Unison Healthcare was, in reality, consideration given to all of the Debtor subsidiaries. Completing the note offerings helped to financially strengthen not only Unison Healthcare, but the entire Unison business enterprise. Consequently, under the indirect benefit test, the subsidiary Debtors received reasonably equivalent value for the Guarantees.

         THE GUARANTEES ARE LIMITED. Alternatively, assuming arguendo, that the subsidiary Debtors did not receive reasonably equivalent value for the Guarantees, the Guarantees would still withstand a fraudulent transfer attack. Both the Notes Indenture and the Senior Notes Indenture provide the following limitation to the Guarantees:

                  The obligation of each Guarantor will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under this Indenture, result in the obligations of such Guarantor under the Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each Guarantor that makes a payment or distribution under a Guarantee shall be entitled to a contribution from each other Guarantor in a pro rata amount based on the Adjusted Net Assets of each Guarantor.

         A finding that a transaction constitutes a fraudulent conveyance where no actual fraud is alleged requires that two elements be shown. The first element, as discussed above, requires that the debtor receive less than reasonably equivalent value in exchange for the transfer or obligation. Second the debtor must, on the date of the transfer, be insolvent or rendered insolvent by the transaction. See 11 U.S.C. Section 548(a)(2). The limiting language used in the instant case prevents the second element from occurring. The Indentures provide that the obligation of each Guarantor is limited to an amount that will, after giving effect to all liabilities of such Guarantor, including those arising in connection with Guarantees, result in obligations of such Guarantor not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Thus, a Guarantor can not be rendered insolvent as a result of providing a Guarantee.

      SUMMARY. Debtors take the position that the Guarantees are valid and would be upheld if attacked on fraudulent conveyance grounds. The limiting language in the Indentures limits the effectiveness of each Guarantee so that it would not render the Guarantor insolvent for fraudulent conveyance purposes. Moreover, under existing case law, the subsidiary Debtors providing the Guarantees received reasonably equivalent value in exchange for the Guarantees. The subsidiary Debtors received both direct and indirect benefits from the issuance of the Notes and the Senior Notes. Proceeds from the issuance were used to satisfy subsidiary obligations. Alternatively, given the unity of interest between Unison Healthcare and its subsidiaries, the Guarantors, as part of the Unison family, shared in the overall benefit conferred by the Notes and Senior Notes transactions.


                         SELECTED FINANCIAL INFORMATION

      The selected financial data presented below are derived from Unison's audited financial statements for the years ended December 31, 1995, 1996 and 1997. The audited financial statement for the year ended December 31, 1997 and notes thereto is attached as Annex 2 hereto.

                                     UNISON
                    (dollars in thousands, except per share)

                                                      YEARS ENDED DECEMBER 31,
                                     --------------------------------------------------------
                                            1995(1)               1996(1)                1997(1)
STATEMENT OF OPERATIONS DATA:
Total revenues                       $    68,488           $   148,674            $   224,366
Expenses:
    Wages and related                     35,047                85,789                116,137
    Other operating                       24,032                64,771                 84,566
    Rent                                   6,673                15,658                 16,119
    Interest                               1,176                 5,824                 20,076
    Depreciation and                       1,311                 4,561                  9,974
        amortization
    Impairment losses and
        Other charges                       --                   3,865                 27,185
                                     -----------           -----------            -----------
        Total expenses                    68,239               180,468                274,057
                                     -----------           -----------            -----------
Income (loss) before income taxes            249               (31,794)               (49,691)
Income tax expense (benefit)                 132                (8,356)                (2,480)
                                     -----------           -----------            -----------
Net income (loss)                    $       117           $   (23,438)           $   (47,211)
                                     ===========           ===========            ===========

Net income (loss) per share          $      0.05           $     (5.01)           $     (7.41)
Shares used in per share
  calculation                          2,280,213             4,676,037              6,370,834

                                                      AT DECEMBER 31,
                                      ---------------------------------------------
                                         1995              1996              1997
BALANCE SHEET DATA:
Cash and cash equivalents             $   6,169         $  17,409         $   5,295
Working capital (deficiency)               (927)          (13,955)         (151,068)
Total assets                             81,301           230,921           192,167
Total debt                               26,737           157,138           172,797
Stockholders' equity (deficit)           20,903            11,689           (34,034)

                                                    YEARS ENDED DECEMBER 31,
                                                 -------------------------------
                                          1995(1)             1996(1)               1997(1)
OTHER DATA:
Skilled nursing facilities(2):
    Number of facilities                    45                  54                    49
    Number of licensed beds              4,629               5,455                 4,839
    Patient days                       581,410           1,203,655             1,524,025

Assisted living facilities(2):
    Number of facilities                     3                   6                     6
    Number of units                        229                 325                   325

Sources of patient revenues:
    Medicare                              26.9%               29.5%                 32.1%
    Private pay                           17.2                17.0                  16.2
                                   -----------         -----------           -----------
        Quality mix                       44.1                46.5                  48.3
    Medicaid                              55.9                53.5                  51.7
                                   -----------         -----------           -----------
        Total                            100.0%              100.0%                100.0%
                                   ===========         ===========           ===========

(1) All acquisitions which occurred in 1995 and 1996, except for the merger with Ampro, are reflected from the date of each acquisition in the historical operating results of the Company.
(2)   Number of facilities, beds and units expressed are at end of period


                              RESULTS OF OPERATIONS

      For the year ended December 31, 1997, Unison reported a net loss of $47.2 million compared to a net loss of $23.4 million for 1996 and net income of $117,000 in 1995. The Company recorded charges for the write-down of impaired assets and reserves for disposition costs amounting to $27.2 million in 1997 and $3.9 million in 1996. Net loss for the eight months ended August 31, 1998 amounted to $11.8 million.

      Revenues increased to $224.4 million in 1997 from $148.7 million in 1996 and $68.5 million in 1995. These increases are due primarily to acquisitions and the growth in ancillary services provided, both to Unison facilities and unrelated entities. Revenues for the eight months ended August 31, 1998 amounted to $133.3 million.

      Wages and related expenses amounted to $116.1 million in 1997 compared to $85.8 million in 1996 and $35.0 million in 1995. As a percentage of revenues, wages and related expenses increased from 51.2% in 1995 to 57.7% in 1996, and decreased to 51.8% in 1997. The decrease from 1996 to 1997 is a result of improved controls over labor costs in the Company's facilities and reductions in corporate overhead. For the eight months ended August 31, 1998, wages and related expenses amounted to $68.5 million, or 51.4% of revenues.

      Other operating expenses amounted to $84.6 million in 1997 compared to $64.8 million in 1996 and $24.0 million in 1995. As a percentage of revenues, wages and related expenses increased from 35.1% in 1995 to 43.6% in 1996, and decreased to 37.7% in 1997. The decrease in 1997 is a result of the Company's cost containment initiatives. For the eight months ended August 31, 1998, other operating expenses amounted to $48.5 million, or 36.4% of revenues.

      Interest expense increased to $20.1 million in 1997 from $5.8 million in 1996 and $1.2 million in 1995. The increase is due to the sale of the Notes on October 31, 1996 as well as increased borrowings for working capital. Interest expense for the eight months ended August 31, 1998 amounted to $10.5 million.

      Following approval of the Plan, the Company's leverage will be substantially reduced. Management projects that the Company will have sufficient cash flow to meet its debt service obligations and working capital requirements.


                 SIGNIFICANT EVENTS DURING THE CHAPTER 11 CASES


COMMENCEMENT OF THE CHAPTER 11 CASES.

      On May 28, 1998 (the "Petition Date"), Unison Healthcare and twenty-nine
(29) of its subsidiaries filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code. Three Unison subsidiaries, BritWill I, BritWill II and BritWill Indiana had previously filed voluntary Chapter 11 petitions on January 7, 1998 (the "BritWill Petition Date"). All thirty-three (33) cases were procedurally consolidated for administrative purposes and have been jointly administered under Case No. 98-06583-PHX-GBN. Since the Petition Date, the Unison Debtors and the BritWill Debtors have operated their businesses and managed their properties as debtors-in-possession, under the authority of Sections 1107(a) and 1108 of the Bankruptcy Code. No motions seeking the appointment of a trustee have been filed.

THE BRITWILL DEBTORS.

      FIRST DAY ORDERS. The BritWill Debtors were precluded by their Chapter 11 filings from continuing certain activities vitally necessary to the continued operation of their business. Accordingly, during the initial days of these cases, the BritWill Debtors sought and received Bankruptcy Court approval to:
(i) operate their consolidated cash management system and maintain certain bank accounts; (ii) continue to make certain payments to or for the benefit of employees; and (iii) enter into a postpetition financing arrangement.

      POSTPETITION FINANCING. On the BritWill Petition Date, the BritWill Debtors obtained Bankruptcy Court approval for the interim use of cash collateral. Subsequently, the BritWill Debtors negotiated with HCFP to provide debtor-in-possession financing ("DIP Financing") to such entities pursuant to
Section 364(c) and (d). A hearing was held on January 29, 1998, at which time the Bankruptcy Court approved the financing on a final basis. The BritWill Debtors' DIP Financing Order terminates unless extended on or about November 28, 1998.

      OMEGA'S LIFT STAY MOTION. On February 18, 1998, Omega filed a motion for relief from stay (the "Stay Relief Motion") seeking termination of the automatic stay with respect to fourteen nursing homes that are the subject of three Master Leases between Omega and the BritWill Debtors. Omega asserts that the Master Leases terminated prior to the BritWill Petition Date and, therefore, Omega is within its rights to evict the BritWill Debtors from the facilities in question. The BritWill Debtors, with the support of Unison and the Creditors' Committee, sought unsuccessfully to have the motion converted to an adversary proceeding. Prior to the hearing on the Stay Relief Motion in July 1998, Omega and the BritWill Debtors stipulated to a 90-day continuance of the hearing, given the anticipated filing of the Plan and resolution of Omega's claims. Discovery and other pretrial matters were reactivated in October 1998. Oral arguments on the Stay Relief Motion are scheduled to be heard on December 10, 1998.

      UNSECURED CREDITORS' COMMITTEE. Upon the filing of the BritWill Debtors' Chapter 11 Cases, the United States Trustee ("UST") filed notice of the appointment of the Creditors' Committee. Shortly thereafter, the Creditors' Committee retained Milbank, Tweed, Hadley & McCloy (the "Milbank Firm") as counsel. Given the relatedness of the Debtors and the significant involvement of the Creditors' Committee and its counsel in the BritWill Debtors' Chapter 11 Cases, the Unison Debtors sought to have a joint committee appointed upon the commencement of the Unison Debtors' Chapter 11 Cases. On the Petition Date, the Court authorized the appointment of a joint committee and on July 1, 1998, the UST filed a notice of second amended appointment, which identified the following creditors to the joint Creditors' Committee:

IBJ Schroder Bank & Trust Company    Freedom Medical/formerly Tri-Med,
One State Street                     Inc.
New York, NY  10004                  3799 W. S.R. 62, #104
                                     Boonville, IN 47601

Sundance Rehabilitation Corporation  Kinetic Concepts Inc.
3802 W. 96th Street, #100            8023 Vantage
Indianapolis, IN 46468               San Antonio, TX  78230

Columbia Medical Center of Sherman   Laidlaw & Co.
111 Gallagher Drive                  100 Park Avenue
Sherman, TX  75090                   New York, NY  10017

Healthcare Services Group, Inc.      U.S. Bank National Association,
2643 Huntingdon Pike                 f/k/a/ First Bank Association,
Huntingdon Valley, PA  19006         180 E. 5th Street, Suite 200
                                     St. Paul, MN 55101

RCS Subacute, Inc.
3901 W. 86th Street, #397
Indianapolis, IN  46268

      Debtors have kept the Creditors' Committee informed about their business operations and have responded to requests for information. Debtors have discussed the terms of the Plan with the Creditors' Committee and have sought the approval of the Creditors' Committee for proposed actions outside the ordinary course of Debtors' business operations. The Creditors' Committee and its professional advisors consult regularly with Debtors and Debtors' professionals regarding the administration of Debtors' Chapter 11 Cases. The Creditors' Committee supports the Plan as proposed.

THE UNISON DEBTORS.

      FIRST DAY ORDERS. The Unison Debtors were precluded by their Chapter 11 filings from continuing certain activities vitally necessary to the continued operation of their businesses. Accordingly, in the initial days of these cases, the Unison Debtors sought and received Bankruptcy Court approval to: (i) operate their consolidated cash management system and maintain certain bank accounts;
(ii) pay certain prepetition claims of vendors and suppliers identified by the Unison Debtors as being essential; (iii) continue to make certain payments to or for the benefit of employees; (iv) use cash collateral; and (v) enter into a postpetition financing arrangement.

      CASH COLLATERAL. As part of the first day orders, the Bankruptcy Court approved the use of cash collateral by: (i) Signature and six of its subsidiaries (the "Signature Debtors"); and (ii) Quest, Ampro and Sunbelt Therapy and each of their respective subsidiaries and affiliates (the "Ancillary Debtors").

      Subsequent to the entry of the first day order, Unison negotiated the terms of an agreed order for the use of cash collateral by the Signature Debtors with the secured creditor, NHI. In addition to replacement liens in its collateral, NHI is also granted as adequate protection a monthly payment equal to NHI's pre-petition debt service.

      Parties purporting to hold security interests in the Ancillary Debtors' cash collateral, including Kremser And Affiliates and Whitehead And Affiliates, filed objections to the Ancillary Debtors continued use of cash collateral. The objections were resolved on an interim basis by, inter alia, the granting of replacement liens and the requirement that the Ancillary Debtors produce certain financial and operational information to the objecting parties. On September 4, 1998, the Bankruptcy Court entered the fourth interim order authorizing the Ancillary Debtors' use of cash collateral, which is in effect through November 1998.

      POSTPETITION FINANCING. Prior to the Petition Date, Unison and certain of its subsidiaries that operate healthcare facilities negotiated with HCFP to provide DIP Financing to such entities pursuant to Section 364(c) and (d). An interim order approving the financing was entered on the Petition Date. A final hearing was held on June 18, 1998, at which time the Bankruptcy Court approved the financing on a final basis. The Unison Debtors' DIP Financing order terminates unless extended on or about November 28, 1998.

MATTERS PERTAINING TO ALL DEBTORS.

      MOTION TO APPOINT AN EXAMINER. On or about July 17, 1998, BritWill Investments and UNHC Real Estate Holdings, Inc. (Brit-Texas) filed a motion, pursuant to Section 1104(c) of the Bankruptcy Code, requesting that the Bankruptcy Court order the appointment of an examiner in Debtors' Chapter 11 Cases. The Debtors responded by agreeing to the appointment of an examiner but requested that the scope of the examiner's duties be limited. On September 11, 1998, the Bankruptcy Court entered an order appointing an examiner in these cases and limiting the scope of the examiner's duties to an examination of the claims of related party creditors in these cases. Subsequently, the UST appointed Keith J. Shapiro, an attorney with the firm of Holleb & Coff in Chicago, as the examiner. Mr. Shapiro has extensive experience counseling parties involved in health care workouts and bankruptcies and recently played an integral role in drafting new health care bankruptcy legislation. As of the date hereof, no official report has been issued by the examiner.

      CLASS ACTION LITIGATION. Certain of Debtors' shareholders have filed lawsuits asserting securities law violations and other tort claims against certain Debtors and certain of their pre-petition officers and directors. The class action, Martin Grossman, et al. v. Unison Healthcare Corporation, et al. (CIV-97-0583-PHX-SMM), was consolidated in the United States District Court for the District of Arizona in September 1997. Also pending is a class action lawsuit captioned Van Dyke v. Cruttenden Roth, Inc., et al., Case No. 779111 in Orange County Superior Court (together with the Grossman action, the "Securities Action"). In October 1998, the parties to the Securities Action entered into a

"Stipulation of Settlement," subject only to approval by the Bankruptcy Court. In June 1998, an action, John D. Filkoski, et al. v. Unison Healthcare Corporation, et al., 98-CV-4270 (Dist. Ct. Colo., Denver, Co.), was commenced in Colorado District Court, County of Denver. Plaintiffs in the Filkoski action voluntarily dismissed the Company from the litigation on June 24, 1998. The Filkoski litigation continues against certain current and former officers and directors of Unison Healthcare in their individual capacities. The automatic stay prohibits the continuation of the class actions against any of the Debtors.

      DEBTORS' PREFERENCE LITIGATION. On July 31, 1998, certain of the Debtors commenced an adversary proceeding (Adversary No. 98-540) against Whitehead And Affiliates and Kremser And Affiliates to set aside certain alleged preferential transfers arising in connection with the BritWill Acquisition, the Signature Acquisition and the 1997 Loans. On September 1, 1998, Whitehead and Affiliates filed "Defendants' Motion to Dismiss" ("Motion to Dismiss") and the Court set a hearing for October 6, 1998. Kremser and Affiliates filed its Answer and Counter-Claim on September 22, 1998. At the October 6, 1998 hearing, the Court ordered the Debtors to amend the complaint no later than October 20, 1998, to address issues raised in the Motion to Dismiss. Any responses by Whitehead and Affiliates or Kremser and Affiliates are due by November 20, 1998. The Plan also preserves numerous claims and causes of action held by Debtors. See "OTHER SIGNIFICANT PROVISIONS OF THE PLAN -- Preservation and Prosecution of Litigation Claims."

      RETENTION OF PROFESSIONALS. On January 8, 1998, the BritWill Debtors sought Bankruptcy Court approval of their retention of Gallagher & Kennedy, P.A. (the "Gallagher Firm"), as counsel to the BritWill Debtors. The retention of the Gallagher Firm was approved by order dated January 12, 1998. With respect to the Unison Debtors, the Bankruptcy Court entered an order on May 28, 1998, approving the retention of Squire, Sanders & Dempsey L.L.P. (the "Squire Firm"), as counsel to the Unison Debtors. On that same date, the Bankruptcy Court also entered an order approving the retention of Gordian Group L.P. (the "Gordian Group") as financial advisor to the Debtors. The terms of the Gordian Group's retention was subsequently modified by orders dated July 6, 1998 and October 7, 1998.

      The Debtors have also obtained Bankruptcy Court approval for the retention of the following additional professionals:

      1. Brobeck, Phleger & Harrison, LLP (the "Brobeck Firm"), to represent the Debtors in connection with the settlement of certain securities claims litigation.

      2. PricewaterhouseCoopers ("PwC"), to provide litigation and financial support with respect to the investigation of potential avoidance actions, preferences, fraudulent conveyances and other causes of action, and preparation of a solvency analysis. PwC has also been retained as claims agent in these cases.

      3. Ernst & Young ("E&Y"), to provide general accounting and audit related services to the Debtors, to include specifically, as of October 6, 1998, financial audits, and the audit of several contribution plans.

      4. Various ordinary course professionals (the "Ordinary Course Professionals") who provide legal and accounting services to the Debtors in connection with routine collection matters, insurance claims, regulatory matters and other ordinary course matters that are not directly related to the Debtors' Chapter 11 cases. These Ordinary Course Professionals have been retained in accordance with
            Section 328 of the Bankruptcy Code.

      By order dated February 23, 1998, the Creditors' Committee was authorized to retain the Milbank Firm as counsel to the Committee. On March 6, 1998, the Committee sought Bankruptcy Court approval of its retention of Chanin and Co. LLC ("Chanin") as financial advisors to the Creditors' Committee. Chanin's retention was approved by order dated March 10, 1998, and subsequently modified by order dated September 11, 1998.

      DEBTORS' ESTIMATE OF PROFESSIONAL FEES AND EXPENSES. As of October 1, 1998, the Gallagher Firm has filed two interim applications for compensation and reimbursement of expenses. On June 16, 1998, the Bankruptcy

Court approved the first interim application of the Gallagher Firm and authorized the BritWill Debtors to pay $112,693.00 in fees and $19,120.35 in costs. The second interim application filed on September 25, 1998, has been set for hearing on November 4, 1998. Debtors are authorized to make payments in the ordinary course to the Ordinary Course Professionals without the need for further application and order of court.

      The following chart sets forth the fees and costs incurred by the professionals retained by the Debtors and the Creditors' Committee through August 31, 1998.

                   FEES THROUGH
FIRM               AUGUST 31, 1998
----               ---------------

HOURLY PROFESSIONALS

Squire Firm           $504,809

Milbank Firm            84,260

Gallagher Firm(10)     211,681

PwC(11)                 42,000


FIXED FEE PROFESSIONALS(12)

Gordian Group(13)     $195,000

Chanin                 200,000

E&Y(14)                 80,000

      As of August 31, 1998, the total fees and costs of all retained professionals is approximately $1.3 million (excluding Ordinary Course Professionals). Debtors estimate that a total of $2.75 million in professional fees will be incurred through confirmation of the Plan.

      WAYLAND INVESTMENT FUND, LLC OBJECTION TO DISCLOSURE STATEMENT. On September 17, 1998, Wayland Investment Fund, LLC ("Wayland") filed an objection to the Disclosure Statement. In its objection, Wayland argued that the Bankruptcy Court could not approve the Disclosure Statement on the grounds that the Plan is unconfirmable. Debtors assert that Wayland's objection is, in reality, an objection to confirmation of the Plan and, therefor, should be heard and considered at the confirmation hearing. At the October 1, 1998 hearing on the Disclosure Statement, the Debtors agreed to include in the amended disclosure statement a summary of Wayland's objection and the Debtors' response. Attached hereto as Exhibit "C" is a summary of Wayland's objection prepared by Wayland's counsel.

------------
(10) Gallagher Firm received full payment of $131,813.35 in fees and costs on its First Interim Application by order dated July 16, 1998. Gallagher's Second Interim Application was filed on September 25, 1998 for $79,868 in fees and $6,342.91 in costs for a total Application of $86,210.91.

(11) The amount listed also reflects fees and costs incurred by PwC as claims agent.

(12) The Brobeck Firm's compensation will paid by the Debtors' insurance carrier as part of the settlement of certain securities claims litigation.

(13) The Gordian Group's fees for the period May 28, 1998 through August 31, 1998 were approved on a flat fee basis in the amount of $65,000 per month under
Section 328 of the Bankruptcy Code. Debtors have paid the Gordian Group through August the amount of $195,000. From and after September 1, 1998, both the Gordian Group's monthly fees and Chanin's monthly fees will accrue at their respective flat fee rates, but will be subject to a "reasonableness" review under Section 330 of the Bankruptcy Code.

(14) E&Y has been retained on a yearly flat fee basis for the audit-related services it has and will provide to the Debtors.

      The Debtors disagree in every respect with the arguments propounded by Wayland regarding the confirmability of the Plan. The Debtors have attached as Exhibit "D" hereto the reply to the Wayland objection filed by IBJ Schroder Bank & Trust Company, as indenture trustee for the Senior Notes, which the Debtors believe best summarizes the arguments in opposition to Wayland's objection.

      DEBTORS' SCHEDULES AND STATEMENTS OF AFFAIRS. On July 16, 1998, Debtors, in accordance with their internal accounting practices and the approved method of filing monthly operating reports with the UST, filed Schedules and Statements of Affairs (the "Schedules"), consolidated for each of Debtor's four (4) business groups. The Schedules are grouped as follows: (i) Unison Healthcare and the nineteen (19) subsidiaries that operate the nursing facilities; (ii) Quest, which operates the pharmacy business; (iii) the six (6) subsidiaries that make up the therapy business; and (iv) the four (4) subsidiaries that make up the laboratory business. In response to a motion requesting that the Bankruptcy Court order Debtors to file separate Schedules for each debtor entity, Debtors volunteered to file supplemental schedules (the "Supplemental Schedules") for the nineteen (19) subsidiaries that operate Debtors' nursing facilities. On October 1, 1998, the Bankruptcy Court authorized Debtors to file the Supplemental Schedules and otherwise ruled that the Schedules previously filed were sufficient. Debtors anticipate filing the Supplemental Schedules on or before October 28, 1998.

      THE BAR DATE FOR FILING PROOFS OF CLAIM. By order dated August 14, 1998, the Bankruptcy Court set September 21, 1998 (the "Bar Date"), as the bar date for filing claims, other than administrative claims, against Debtors' estates. Approximately 1,025 claims were filed on or before the Bar Date.


                           THE PLAN OF REORGANIZATION

      A copy of the Plan accompanies this Disclosure Statement as Annex 1 and is incorporated herein by reference. The following summary of the material provisions of the Plan is qualified in its entirety by reference to all of the provisions of the Plan, including the definitions therein of certain terms used below.

BRIEF EXPLANATION OF CHAPTER 11 REORGANIZATION.

      Chapter 11 of the Bankruptcy Code is the principal reorganization chapter of the Bankruptcy Code. Under Chapter 11, a debtor is authorized to reorganize its business for the benefit of itself and its creditors and shareholders. Confirmation of a plan of reorganization is the principal objective of a Chapter 11 case.

      In general, a Chapter 11 plan of reorganization (i) divides claims and equity interests into separate classes, (ii) specifies the property that each class is to receive under the plan, and (iii) contains other provisions necessary to the reorganization of the debtor. A Chapter 11 plan may specify that certain classes of claims or equity interests are either to be paid in full upon the effective date of the plan, reinstated or their legal, equitable and contractual rights are to remain unchanged by the reorganization effectuated by the plan. Such classes are referred to under the Bankruptcy Code as "unimpaired" and, because of such favorable treatment, are deemed to accept the plan. Accordingly, it is not necessary to solicit votes from the holders of claims or equity interest in such classes. A Chapter 11 plan also may specify that certain classes will not receive any distribution of property. Such classes are deemed to reject the plan and, therefore, need not be solicited to vote to accept or reject the plan.

      All the other classes of claims and equity interests are "impaired" claims and equity interests which are entitled to vote on the plan. As a condition to confirmation, the Bankruptcy Code generally requires that each impaired class of claims or equity interests vote to accept a plan. Acceptances must be received
(i) from the holders of claims constituting at least two-thirds in dollar amount and more than one-half in number of the allowed claims in each impaired class of claims that have voted to accept or reject the plan, and (ii) from the holders of at least two-thirds in amount of the allowed equity interests in each impaired class of equity interest that have voted to accept or reject the plan. If any class or classes of claims or equity interests entitled to vote with respect to the plan rejects the plan, upon request of the plan proponents, the Bankruptcy Court may nevertheless confirm the plan if certain minimum treatment standards are met with respect to such class or classes.

      Chapter 11 of the Bankruptcy Code does not require each holder of a claim or equity interest to vote in favor of a plan of reorganization in order for the bankruptcy court to confirm the plan. However, the Bankruptcy Court must find that the plan of reorganization meets a number of statutory tests (other than the voting requirements described in this section) before it may confirm, or approve, the plan of reorganization. Many of these tests are designed to protect the interest of holders of claims or equity interest who do not vote to accept the plan of reorganization but who will nonetheless be bound by the plan's provisions if it is confirmed by the Bankruptcy Court.

SOLICITATION OF ACCEPTANCES OF THE PLAN.

      The Debtors are seeking acceptances of the Plan from holders of Allowed Claims classified as Classes 5, 6, 7, 8, 9, 10, 11 and 14 under the Plan, which Classes are the only impaired Classes entitled to vote under the Plan. The holders of Notes Securities Claims (Class 12 under the Plan) are deemed to reject the Plan.

      If the requisite acceptances have been received, Debtors will use the acceptances as evidenced by Ballots solicited pursuant to this Disclosure Statement to seek confirmation of the Plan under Chapter 11 of the Bankruptcy Code.

      In the event that any impaired Class is determined to have rejected the Plan in accordance with Section 1126 of the Bankruptcy Code, Debtors may use the provisions of Section 1129(b) of the Bankruptcy Code to satisfy the requirements for confirmation of the Plan. See "VOTING AND CONFIRMATION -- Confirmation - The Cram Down Alternative."

      Debtors believe that this Disclosure Statement complies with applicable bankruptcy and non-bankruptcy law. This Disclosure Statement and the Plan (delivered herewith as Annex 1, including the Plan Supplement attached thereto) are being transmitted to all known holders of impaired claims. Debtors believe that this Disclosure Statement contains adequate information for all holders of impaired claims to cast an informed vote to accept or reject the Plan.

      IF THE PLAN IS CONFIRMED BY THE BANKRUPTCY COURT, EACH HOLDER OF AN IMPAIRED CLAIM WILL RECEIVE THE SAME PRO RATA CONSIDERATION AS OTHER HOLDERS OF CLAIMS, WHETHER OR NOT SUCH HOLDER VOTED TO ACCEPT THE PLAN. MOREOVER, UPON CONFIRMATION, THE PLAN WILL BE BINDING UPON ALL CREDITORS AND EQUITY INTEREST HOLDERS OF DEBTORS REGARDLESS OF WHETHER OR NOT SUCH CREDITORS AND EQUITY INTEREST HOLDERS VOTED TO ACCEPT THE PLAN.

VOTING ON THE PLAN.

      As more fully described above, only impaired classes of claims and equity interest are entitled to vote on a plan of reorganization. The Plan designates 14 separate Classes of Claims and Equity Interests - eight are impaired and, thus, entitled to vote. The five remaining Classes under the Plan are unimpaired and, accordingly, not entitled to vote. The members of Class 12 are deemed to reject the Plan. For instructions on how to vote on the Plan, see "VOTING AND CONFIRMATION."

UNIMPAIRED CLASSES.

      The following Classes of Claims are not impaired under the Plan, and pursuant to Section 1126(f) of the Bankruptcy Code, are conclusively deemed to have accepted the Plan and are not entitled to vote on the Plan:

            Class 1           Priority Wage Claims

            Class 2           Priority Benefit Plans Contribution Claims

            Class 3           Secured Tax Claims

            Class 4           Miscellaneous Secured Claims

            Class 13          Subsidiary and Affiliate Equity Interests

CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS.

      Section 1123 of the Bankruptcy Code provides that a plan of reorganization must classify claims against a debtor. Under Section 1122 of the Bankruptcy Code, a plan must classify claims and equity interests into classes that contain substantially similar claims and interests. The Plan divides the Claims of known Creditors and the Equity Interests into Classes and sets forth the treatment offered each Class. Debtors believe they have classified all Claims and Equity Interests in compliance with the provisions of Section 1122 of the Bankruptcy Code, but it is possible that a Creditor or Equity Interest holder may challenge such classification of Claims and Equity Interests and that the Bankruptcy Court may find that a different classification is required for the Plan to be confirmed. In such event, it is the present intention of Debtors, to the extent permitted by the Bankruptcy Code and the provisions of the Plan, to amend or revoke such Plan and file an amended or different Plan that would make modifications to the classification of Claims or Equity Interests that are required by the Bankruptcy Court for confirmation.

SUMMARY OF TREATMENT OF AND DISTRIBUTIONS TO CREDITORS UNDER THE PLAN.

      The following describes the Plan's classification of Claims against and Equity Interests in Debtors and the treatment the holders of Allowed Claims and Allowed Equity Interests would receive under the Plan. The treatment of Claims set forth below is consistent with the requirements of Section 1129(a)(9)(A) of the Bankruptcy Code.

      1. UNCLASSIFIED CLAIMS. Pursuant to Section 1123(a)(1) of the Bankruptcy Code, the following Claims are designated as unclassified under Article 3 of the Plan.

            A. ADMINISTRATIVE CLAIMS. Administrative Claims are generally any Claims that arise after the Petition Date in conjunction with the business and operations of the Company or the administration of the Company's Chapter 11 Case and allowed under Section 503(b), Section 507(b) or Section 546(c)(2) of the Bankruptcy Code and entitled to priority under Section 507(a)(1) of the Bankruptcy Code. To the extent that a Claim is Allowed as an Administrative Claim pursuant to Section 365(d)(3) of the Bankruptcy Code, such Claim will also be treated as an Administrative Claim pursuant to Article 1.2 of the Plan. Administrative Claims include, for example, quarterly fees payable pursuant to
Section 1930 of Title 28 of the United States Code, Claims for the payment of Professional Fees, Reclamation Claims and Preserved Ordinary Course Administrative Claims. Debtors estimate that Administrative Claims, excluding quarterly fees and Professional Fees, total approximately $300,000.

                  - PROFESSIONAL FEES. Claims for Professional Fees are Claims of professionals providing service to parties involved in the Chapter 11 Case. These Claims are defined in Article 1.153 of the Plan. See "SIGNIFICANT EVENTS DURING THE CHAPTER 11 CASES -- Debtors' Estimate of Professional Fees and Expenses."

                  - RECLAMATION CLAIMS. These are Claims by Creditors arising out of the sale of goods to Debtors, in the ordinary course of the Creditor's business, provided that such Creditor has otherwise satisfied the requirements of Section 546(c) of the Bankruptcy Code.

                  - PRESERVED ORDINARY COURSE ADMINISTRATIVE CLAIMS. These are generally Claims for liabilities incurred in the ordinary course of Unison's business during the Chapter 11 Case.

            B.    TREATMENT.

                  GENERALLY. Each Allowed Administrative Claim (including all accrued U.S. Trustee quarterly fees), other than Preserved Ordinary Court Administrative Claims and Reclamation Claims, shall be paid in full in Cash (or otherwise satisfied in accordance with its terms) upon the latest of: (a) the Effective Date, or as soon thereafter as practicable; (b) such date as may be fixed by the Bankruptcy Court, or as soon thereafter as practicable; (b) such date as may be fixed by the Bankruptcy Court, or as soon thereafter as practicable; (c) the tenth (10th) Business Day after such Claim is Allowed, or as soon thereafter as practicable; and (d) such date as the holder of such Claim and Reorganized Unison have agreed or shall agree. All requests for payment of Administrative Claims (except for Professional Fees and Preserved Ordinary Course Administrative Claims) must be filed by the Administrative Claims Bar Date or the holders thereof shall be forever barred from asserting such Administrative Claims against the Debtors and Reorganized Unison. All final applications for allowance and disbursement of Professional Fees must be filed by the Professional Fee Bar Date.

                  PRESERVED ORDINARY COURSE ADMINISTRATIVE CLAIMS. Each Allowed Preserved Ordinary Course Administrative Claim shall be paid by Reorganized Unison pursuant to either: (a) the terms and conditions under which such Claim arose; or (b) in the ordinary course of Reorganized Unison's business. Such payments shall be made by Reorganized Unison without further action by the holder of such Claim.

                  HCFP DIP LOAN CLAIMS. The HCFP DIP Loan Claims shall be Allowed Claims and paid pursuant to the terms of the DIP Financing Orders, but in all events no later than the Effective Date.

                  ALLOWED PRIORITY TAX CLAIMS. Each Allowed Priority Tax Claim, if any, will be paid in full in Cash on the Effective Date; provided, however, that Reorganized Unison may elect to pay such Claims through deferred Cash payments over a period not exceeding six (6) years after the date of assessment of such Claim, of a value as of the Effective Date, equal to the amount of such Allowed Claim. In that event, such payments shall be made in equal annual installments of principal, plus interest accruing from the Effective Date at the rate on the unpaid portion of Allowed Priority Tax Claim set forth in Internal Revenue Code Sections 6621 and 6622. The first such payment shall be payable on the latest of: (a) the Effective Date; (b) the tenth (10th) Business Day after the date on which an order allowing such Claim becomes a Final Order; and (c) such other time as is agreed upon by the holder of such Claim and Reorganized Unison, provided, however, that Reorganized Unison shall have the right to prepay any such Allowed Priority Tax Claim, or any remaining balance of such Claim, in full or in part, at any time on or after the Effective Date, without premium or penalty.

                  RECLAMATION CLAIMS. All requests for payment of Reclamation Claims must be filed by the Bar Date or the holders thereof shall be forever barred from asserting such Reclamation Claim against Debtors and Reorganized Unison. Each allowed Reclamation Claim shall be paid in full in cash upon the latest of: (i) the Effective Date, or as soon thereafter as practicable; (ii) such date as may be fixed by the Bankruptcy Court, or as soon thereafter as practicable; (iii) the tenth (10th) Business Day after such claim is Allowed during the Chapter 11 Cases, or as soon thereafter as practicable; and (iv) such date as the holder of such Reclamation Claim and Reorganized Unison have agreed or shall agree.

      2. CLASSIFIED CLAIMS. The treatment of Classified Claims, to the extent Allowed, is generally discussed below. A Claim is in a particular Class only to the extent that such Claim fits within the description of such Class and is in such other and different Class or Classes to the extent that the remainder of such Claim fits within the description of such other Class or Classes. The treatment of classified Claims and the provisions governing distributions on account of Allowed Claims is set forth in Articles 5 and 6 of the Plan. You should refer to the Plan itself for the operative language governing the treatment of your particular Claim.

            A. CLASS 1 - ALLOWED PRIORITY WAGE CLAIM. Priority Wage Claims are defined in Section 1.152 of the Plan as Allowed Claims entitled to priority under Section 507(a)(3) of the Bankruptcy Code. Each holder of an Allowed Priority Wage Claim which has not been paid as of the Effective Date will be paid in cash, in full, as provided in Article 5.1 of the Plan. As of the Effective Date, Debtors estimate that their liability for such Priority Wage Claims is zero.(15)

            B. CLASS 2 - ALLOWED PRIORITY BENEFIT PLAN CONTRIBUTION CLAIMS. These Claims are defined in Article 1.150 of the Plan as Allowed Claims entitled to priority under Section 507(a)(4) of the Bankruptcy Code. Each holder of an Allowed Priority Benefit Plan Contribution Claim which has not been paid as of the Effective Date will be paid in cash, in full, as provided in Article 5.2 of the Plan. Debtors estimate that their liability for such Priority Benefit Plan Contribution Claims is zero.

            C. CLASS 3 - SECURED TAX CLAIMS. These Claims are defined in Article
1.174 of the Plan as any Claim of any state or local governmental unit which is secured by a lien upon property of the Company. Each holder of a Secured Tax Claim which has not been paid as of the Effective Date shall be paid in cash, in full, as provided in Article 5.3 of the Plan. As of the Effective Date, Debtors estimate that their liability for such Secured Tax Claims will be $125,000.

            D. CLASS 4 - MISCELLANEOUS SECURED CLAIMS. Class 4 is comprised of Secured Claims (including the NHI Secured Claims) not otherwise classified under the Plan. Each holder of a Miscellaneous Secured Claim shall be considered to be in its own separate subclass within Class 4, and each such subclass shall be deemed to be a separate Class for purposes of this Plan. Secured Claims in Class 4 will be treated in one of several alternative methods, as specified by the Bankruptcy Code and Article 5.4 of the Plan. Debtors estimate that, as of the Effective Date, Allowed Miscellaneous Secured Claims will be $19,512,000.

            E. CLASS 5 - OMEGA SECURED CLAIMS. Class 5 consists of the Omega Secured Claims, which are defined in Article 1.140 of the Plan. The Omega Secured Claims is comprised of four subclaims: (1) the Omega Mortgage Guarantee Claims; (2) the Omega Indiana Rejection Claims; (3) if on or prior to the Effective Date Omega has acquired the interest of Brit-Texas in the Hasmark Facilities, the Hasmark Facilities Rejection Claim; and (4) the Omega Miscellaneous Secured Claims. As more fully set forth in Article 6.1 of the Plan, the Omega Secured Claims shall be satisfied as follows:

                  1. OMEGA MORTGAGE GUARANTEE CLAIMS. In satisfaction of the Omega Mortgage Guarantee Claims, on the Effective Date Unison and BritWill II shall execute and deliver to Omega the New Omega Guarantee, which shall be an absolute and unconditional guarantee of payment to supersede and replace any and all of the Debtors' guarantees of Brit-Texas obligations. The New Omega Guarantee shall be in an amount not to exceed $3 million and will be secured by the New Omega Guarantee Collateral.

                  (a) PROVISIONS REGARDING CERTAIN BRIT-TEXAS FACILITIES. If Omega obtains, through foreclosure or otherwise, the fee and leasehold interests in and to the Brit-Texas Facilities free and clear of liens and underlying encumbrances except for customary permitted exceptions and other than the underlying leases on the leasehold facility (other than the Hasmark Facilities, discussed in subparagraph 3 below) at any time prior to the expiration of the Omega New Master Lease, Omega agrees to add those facilities to the Omega New Master Lease. Upon such addition, the Minimum Rent (as defined in the Omega New Master Lease) shall be increased by the product of the Omega Mortgage Guarantee Claims (not including costs of collection up to the Effective Date, which will be covered by the Closing Allowance) and the interest rate currently in effect under the Mortgage Note forming the bases of the Omega Mortgage Guarantee Claims; thereafter, the Minimum Rent (as defined in the Omega New Master Lease) with respect to the Brit-Texas Facilities shall be increased annually in the manner set forth in Section 3.3 of the Mortgage Note.


------------------

(15) A number of creditors have filed Proofs of Claims asserting Priority Wage Claims. At this time the Debtor intends to dispute such Claims.

                  2. OMEGA INDIANA REJECTION CLAIM. The Omega Indiana Rejection Claim shall be satisfied as follows: (a) the Indiana Returned Facilities shall be turned over to Omega on the Effective Date if not surrendered prior to that time. The Indiana Returned Facilities shall then be deleted from the Indiana Master Lease, with a rent reduction attributable to the Indiana Returned Facilities as set forth in Article 7.2.4 of the Plan; and (b) (i) cash in the amount of $1 million to be paid as part of the Omega Effective Date Payment, and
(ii) the Indiana Returned Facility Note.

                  (a) SHARING AGREEMENT. The Indiana Returned Facility Note shall be treated as follows with respect to the New Senior Note:

                        (i) If by the second anniversary after the Effective
            Date, the holders of the Senior Notes receiving New Senior Notes have not had their Claims reduced in principal by at least fifty percent (50%) (including by virtue of the Effective Date Excess Cash payment as referenced in Article 11.4.4(a) of the Plan) or otherwise, then thereafter and until such time as the New Senior Notes received by the holders of the Senior Notes are paid in full, the Indiana Returned Facility Note shall share pari passu with such New Senior Notes received by the holders of the Senior Notes notwithstanding the original amortization or terms of the Indiana Returned Facility Note (the "Sharing Agreement");

                        (ii) The Sharing Agreement shall only be applicable as
            to payment of Cash, or other property actually received in payment of the Indiana Returned Facilities Note, and shall not constitute a sharing or assignment of collateral securing the Indiana Returned Facility Note or the New Senior Note, respectively;

                        (iii) The Sharing Agreement shall only apply if there is
            no continuing default by Reorganized Unison on the obligations to Omega under the Plan (including under the documents executed in connection with the Plan);

                        (iv) Any principal deferred on the Indiana Returned
            Facility Note as a result of the Sharing Agreement shall bear interest at the rate of ten percent (10%) per annum from the date of deferral until paid;

                        (v) Notwithstanding any other provision in the Indiana
            Returned Facility Note, if the Sharing Agreement becomes operative, the deferral of the principal on the Indiana Returned Facility Note shall not be a default under that note or other obligations of Reorganized Unison to Omega; and

                        (vi) Notwithstanding any of the foregoing, no one other
            than the holders of the New Senior Notes received by the holders of the Notes shall have any rights with respect to the Sharing Agreement. The provisions of this subparagraph (a) is a voluntary accommodation by Omega for the benefit of the New Senior Notes received by the holders of the Senior Notes. The New Senior Notes received by other Creditors under Article 6.7.1 of the Plan shall not share in the benefits of this accommodation and intercreditor agreement.

                  3. HASMARK FACILITIES REJECTION CLAIM. Assuming that BritWill II rejects the leases of the Hasmark Facilities, the Hasmark Facilities Rejection Claim shall be satisfied as follows:

                  (a) PROVISIONS IF OMEGA HAS ACQUIRED HASMARK FACILITIES. If prior to or on the Effective Date Omega has acquired the interest of Brit-Texas in the Hasmark Facilities, the Hasmark Facilities Rejection Claim shall be satisfied as follows:

                        (i) On the Effective Date, the Hasmark Facilities shall
            be deleted from the lease pursuant to which they are leased to BritWill II; and Omega shall be paid the sum of: (1) the unpaid rent owing thereon (if any) pursuant to Article 6.2.2(c) of the Plan; and
            (2) $1 million in Cash as part of the Omega Effective Date Payment in full satisfaction of the Hasmark Facilities Rejection Claim.

                        (ii) Upon payment of the amount set forth above, the
            Minimum Rent as defined in, and under, the Omega New Master Lease shall be reduced $120,000 per year, commencing with a Pro Rata reduction on the Effective Date upon payment of the amount set forth above. Moreover, the rent for the period of January through April, 1998 attributable to the Brit-Texas Facilities in the approximate amount of $300,000 which was paid to Brit-Texas (which did not, in turn pay those rents to Omega) will be added as an additional lease expense of the Omega New Master Lessees, and be fully capitalized under the Omega New Master Lease and this Plan.

                        (iii) Simultaneously with the payment of amounts
            required by subparagraph (a)(i) above, Omega shall promptly quit claim to Reorganized Unison or its assignee Omega's interest in the Hasmark Facilities, which transfer shall be without any representations, express or implied, with respect to the nature of title being transferred.

                  (b) PROVISIONS IF OMEGA DOES NOT ACQUIRE HASMARK FACILITIES. If prior to or on the Effective Date Omega has not acquired the interest of Brit-Texas in the Hasmark Facilities, BritWill II and Omega will use commercially reasonable efforts to enter into an agreement with Brit-Texas which will include the following provisions:

                        (i) BritWill II will pay $1 million in cash in full
            satisfaction of the Hasmark Facilities Rejection Claim;

                        (ii) The payment to be made by BritWill II pursuant to
            clause (i) above shall be made directly to Omega in accordance with the terms of the "Subordination Agreement-Debt" dated November 30, 1993, by and between Omega, BritWill Healthcare, BritWill Investments Corporation, Whitehead Family Investments, Ltd. and Brit-Texas, and such amount shall be credited against the amount owing by Brit-Texas to Omega pursuant to its $10,200,000 Mortgage Note dated November 30, 1993;

                        (iii) The rent payments owing by BritWill II to
            Brit-Texas with respect to the Brit-Texas Facilities shall be reduced by $120,000 per year; and

                        (iv) BritWill II will waive all subrogation rights which
            it may have as a consequence of the $1 million payment to be made pursuant to clause (i).

                  (c) OTHER ALTERNATIVES. If prior to or on the Effective Date:

                        (i) Omega has not acquired the interest of Brit-Texas in
            the Hasmark Facilities, and BritWill II and Omega are unable to enter into an agreement with Brit-Texas as contemplated by subparagraph (b) above, then Omega and BritWill II shall enter into an agreement which, taking into account the reduction in rent which BritWill II is required to pay on the Hasmark Facilities Rejection Claim, will, to the fullest extent practical, result in the same economic burdens and benefits to Omega and BritWill II as would result from the agreement contemplated by (b) above.

                        (ii) Omega has not acquired the interest of Brit-Texas
            in the Hasmark Facilities, and if thereafter Omega acquires such interest, and provided that the provisions of subparagraphs (b) or
            (c), as appropriate, have been implemented, Omega shall promptly quit claim to Reorganized Unison or its assignee its interests in the Hasmark Facilities, which transfer shall be without any representations, express or implied, with respect to the nature of title being transferred.

                  (d) OMEGA UNDER NO OBLIGATION. Debtors and Reorganized Unison acknowledge and agree that: (i) Omega is under no obligation to continue its efforts to foreclose on the Hasmark Facilities; (ii) if Omega forecloses on the Hasmark Facilities, the amount, if any, which Omega bids for the Hasmark Facilities (or any portion thereof) at any foreclosure sale relating to the Hasmark Facilities will be within the sole discretion of Omega; and (iii) Omega may not acquire fee or leasehold interest to the Hasmark Facilities.

                  4. OMEGA MISCELLANEOUS SECURED CLAIMS. The Allowed Omega Miscellaneous Secured Claim shall (a) be paid in Cash on the Effective Date; or
(b) the collateral for such loans returned to Omega in satisfaction of such Claims; or (c) be provided such other treatment as agreed to between Omega and the Debtors.

                  5. FEES AND EXPENSES OF OMEGA. Any and all fees and costs of Omega relating to the Allowed Omega Secured Claims shall be paid to Omega upon the closing of the Signature Sale Leaseback Transaction, which fees and costs shall be Allowed in the amount of $1 million (the "Closing Allowance"), which amount shall cover (irrespective of the actual amount thereof): (a) a two percent (2%) commitment fee associated with the Signature Sale Leaseback Transaction as discussed in Article 7.1 of the Plan; (b) any and all past and prospective legal fees and other costs and expenses owed to Omega relating to the Omega Secured Claims or otherwise; (c) all closing costs for the Signature Sale Leaseback Transaction and the Omega New Master Lease. The Closing Allowance will not include the security deposits required under the Omega New Master Lease.

                  6. NO PREJUDICE TO OMEGA'S RIGHTS. Notwithstanding any of the foregoing, no provision in the Plan or the Term Sheet shall be construed as or otherwise deemed to prejudice, impair or otherwise adversely effect any rights Omega has or may have against any Person other than Unison and Reorganized Unison, including but not limited to Whitehead And Affiliates and the Omega Subordination Rights, except as expressly provided in Article 6.2.2 of the Plan.

                  7. ADHERENCE TO OMEGA SUBORDINATION AGREEMENTS. Except as to the treatment in this Plan with respect to payments of any Allowed Claims in Classes 6 (if Class 6, including all sub-Classes, votes to accept the Plan), 8, 9, 10, and 11, and unless ordered otherwise by a court of competent jurisdiction, Reorganized Unison shall abide by and not otherwise prejudice the Omega Subordination Rights, and will not pay any Cash or other property to Whitehead And Affiliates until all obligations of Brit-Texas to Omega are paid in full, except as expressly provided in Article 6.2.2 of the Plan.

                  8. EXECUTION OF OMEGA NEW MASTER LEASE. On the Effective Date, Reorganized Unison shall execute the Omega New Master Lease, which shall act as an assumption (as amended and supplemented) of the Indiana Master Lease and Texas Master Lease, as provided in Article 7.2 of the Plan. As a condition to the execution of the Omega New Master Lease, all amounts due prior to the Effective Date for Rent under and as defined in the existing Indiana Master Lease (including without limitation with respect to the Indiana Returned Facilities), and Texas Master Lease must be brought or paid current, except as expressly set forth in the Plan.

                  9. TREATMENT OF OMEGA SECURED CLAIMS BASED ON ACCEPTANCE OF EACH OMEGA SUBCLASS. The treatment of the Allowed Omega Secured Claims set forth in Article 6.1 of the Plan is based on the acceptance of the Plan by each sub-Class in Class 5.

            F. CLASS 6 - BRITWILL ACQUISITION CLAIMS. The BritWill Acquisition Claims are defined in Article 1.19 of the Plan as the Claims, including any such Claims that are Disputed Claims, held by Whitehead And Affiliates as more fully described in the Plan Supplement. The BritWill Acquisition Claims will be satisfied and otherwise treated as follows:

                  1. ALLOWANCE OF CLAIMS. Subject to the provisions of Article 6.2.1(a) of the Plan, and provided that the holder(s) of the BritWill Acquisition Claims vote to accept the Plan, the BritWill Acquisition Claims will be Allowed in four (4) parts as follows: (a) an Allowed Claim of $541,000 representing the September, 1997 working capital loan and interest up to the Unison Debtors' Petition Date (the "BritWill September 1997 Loan"); (b) an Allowed Unsecured Claim of $1,530,000 representing the April, 1997 working capital loan and interest up to the Unison Debtors' Petition Date (the "BritWill April 1997 Loan"); (c) an Allowed Unsecured Claim in the amount of $1,740,000 representing certain seller notes between Unison (as borrower) and Brit-Texas (the "Seller Notes"); and (d) an Allowed Unsecured Claim of $10,470,000 as and for the balance of all other BritWill Acquisition Claims (the "BritWill Acquisition Unsecured Claim"). No other or further Claim(s) shall be Allowed with respect to or relating to the BritWill Acquisition Claims. If the holder(s) of at least fifty-one percent (51%) in number and two-thirds in amount of the BritWill Acquisition Claims do not vote to accept the Plan, the Claims shall be treated as provided for in subparagraph 3, below.

                        (a) EFFECT OF NON-ACCEPTANCE BY ANY SUB-CLASS. If one or more sub-Classes in Class 6 (if any) does not vote to accept the Plan, the Pro Rata portion of the distribution that would otherwise go to that sub-Class shall be escrowed until the Claim(s) of the non-consenting sub-Class(es) is determined and Allowed in accordance with the provisions of Articles 10 and 18 of the Plan. Upon Allowance of such Claims, any distributions which have been escrowed or are otherwise due will be distributed when the Claim is Allowed by a Final Order, and future distributions shall be made in accordance with the Plan.

                  2. TREATMENT OF CLAIMS. If the holder(s) of the BritWill Acquisition Claims vote to accept the Plan, as provided in subparagraph 1 above, the BritWill Acquisition Claims shall be treated as follows:

                        (a) ALLOWED SEPTEMBER 1997 LOAN CLAIMS. The Allowed September 1997 Loan Claim shall be paid in Cash on the Effective Date in full satisfaction of that Allowed Claim.

                        (b) Allowed BritWill April 1997 Loan, Seller Notes And BritWill Acquisition Unsecured Claim In full satisfaction of the Allowed BritWill April 1997 Loan, Seller Notes and Acquisition Unsecured Claim (collectively the "BritWill Claims"), they shall be treated as follows:

                              (i) BRITWILL ACQUISITION PROMISSORY NOTE. The
                  Allowed BritWill Claims shall receive a promissory note (the "BritWill Acquisition Promissory Note"): (1) in the principal amount of $1,530,000; (2) will bear simple interest at the rate of nine percent (9%) per annum, which will begin to accrue on the Effective Date; (3) the BritWill Acquisition Promissory Note will have no prepayment penalty; (4) will be paid interest only with no amortization, with all accrued interest (if any) and principal being due and fully payable on the fourth anniversary of the Effective Date; (5) interest payments will be made quarterly commencing with the first calendar quarter subsequent to the Effective Date; and (6) the note will be unsecured.

                                    (1) ALLOCATION. The BritWill Acquisition
                        Promissory Note shall be allocated as payment and full satisfaction of the Allowed BritWill April 1997 Loan. The distributions provided for in subparagraph (b)(ii) below, shall be in full satisfaction of all other BritWill Claims of any nature or extent, except indemnification Claims (if any) by Bruce H. Whitehead as a former officer and director of Unison but only to the extent such indemnification Claims (if any) are covered by applicable insurance policy or policies, in which case the provisions of Articles 8.1.7 and 10.4 of the Plan apply.

                              (ii) NEW SENIOR NOTES AND NEW COMMON STOCK. In
                  addition to the BritWill Acquisition Promissory Note, the Allowed BritWill Claims in the amount of $13.74 million shall be entitled to the following in full satisfaction of such
                  Claims:

                                    (1) The Allowed Seller Notes Claim of $1.74
                        million shall be entitled to a Pro Rata share of the New Senior Notes and New Common Stock as an Allowed Class 11 General Unsecured Claim in accordance with Article 6.7.1 of the Plan. Notwithstanding the foregoing, by voting to accept this Plan, the holder(s) of the Allowed Seller Note Claims entitled to receive the Pro Rata portion of the New Senior Notes agrees to allocate that Pro Rata portion to the Britwill April 1997 Loan, and the holder(s) of the BritWill April 1997 Loan agrees to allocate the equal principal amount of the BritWill Acquisition Promissory Note to the holder(s) of the Allowed Seller Note Claims. The foregoing allocation shall be effective without further action on the Effective Date.

                                    (2) An Allowed Unsecured Claim of $9 million
                        shall be entitled to a Pro Rata distribution of New Common Stock as an Allowed Class 11 General Unsecured Claim in accordance with the provisions of Article 6.7.1 of the Plan, but shall not be entitled to any distribution of the New Senior Notes. In lieu of their Pro Rata share of the New Senior Notes, the holders of these Claims shall share in the BritWill Acquisition Promissory Note as provided in Article 6.2.2(b)(i) of the Plan.

                                    (3) An Allowed Unsecured Claim of $3 million
                        shall be entitled to a Pro Rata distribution of New Common Stock in the same manner and calculation as the Allowed Class 11 Claims of the Consenting Noteholders.

                        (c) FORECLOSURE BY OMEGA. The Whitehead and Affiliates that are currently defendants in the Omega Texas Litigation shall: (i) stipulate to judgment in that litigation; (ii) allow Omega to foreclose on the Brit-Texas Facilities; and (iii) Brit-Texas, which received rental payments for the months of January through April, 1998 as and for the Brit-Texas Facilities aggregating approximately $300,000 shall be required to reimburse Reorganized Unison $100,000 (or such lesser amount as may be determined Omega had a legal right to receive) provided that a court of competent jurisdiction (including the Bankruptcy Court) determines that Omega had a legal right to receive those rental payments from Brit-Texas at the time those payments were made to Brit-Texas.

                        (d) APPLICATION OF ESCROWED RENT. Upon the Effective Date, all rent paid by BritWill II to Omega with respect to the Brit-Texas Facilities now held in the trust account of Dykema Gossett PLLC shall be released to Omega and applied against the Omega Mortgage Guarantee Claims.

                        (e) SETTLEMENT OF THE RELATED PARTY AVOIDANCE ACTION AND RELEASES. Provided that: (i) the holder(s) of the BritWill Acquisition Claims vote to accept the Plan; and (ii) the Plan is Confirmed by a Final Order, then for and in consideration of the treatment contained in the Plan, the Debtors (including Reorganized Unison) and the holder(s) of the BritWill Acquisition Claims, and each of them, and their respective officers and directors shall be deemed to release and waive any and all claims, causes of action and other rights they have or may have against each other relating to the BritWill Acquisition Claims (including the Related Party Avoidance Action, the Litigation Claims and Related Party Creditor Defenses), and the Confirmation Order shall so provide. Nothing contained herein shall be construed to preclude, impact, prejudice or affect any independent rights of any parties other than the Debtors (including Reorganized Unison) (the "Third Party Rights") with respect to the holder(s) of the BritWill Acquisition Claims other than insofar as those rights are directly derivative of the rights held and enforceable by the Debtors' Estates only, nor shall it preclude, impact, prejudice or affect any defenses, rights or counterclaims that the holder(s) of the BritWill Acquisition Claims shall have with respect to, or relating to, the Third Party Rights, except any indemnification or contribution claims which are or may be asserted against the Debtors (including Reorganized Unison), and their officers and directors by the holder(s) of the BritWill Acquisition Claims, which rights shall be waived and otherwise released.

                        (f) BANKRUPTCY RULE 9019 EFFECT. The Confirmation Order shall act as an approval of the settlement and compromise with respect to the BritWill Acquisition Claims pursuant to Bankruptcy Rule 9019 as to those sub-Classes that vote to accept the Plan.

                  3. CLAIMS RESOLUTION PROCEDURE. If the holder(s) of the BritWill Acquisition Claims do not vote to accept the Plan as set forth in
Article 6.2.1 of the Plan, the BritWill Acquisition Claims will be Disputed Claims, and constitute some of the Litigation Claims, Related Party Avoidance Action, and Related Party Creditor Defenses to be litigated under the provisions of Article 10 of the Plan. The adjudication as to the Allowed amounts (if any) of the BritWill Acquisition Claims shall be determined pursuant to Article 10 of the Plan, and shall be prosecuted (or compromised) as set forth in Articles 10 and 18 of the Plan. The Disputed BritWill Acquisition Claims shall not be entitled to any distributions under this Plan until the Class 6 Claims are Allowed. The Class 6 Claims shall be Allowed as and when (and in such amounts) set forth in a Final Order entered in accordance with Article 10 of the Plan.

                        (a) ISSUANCE OF NEW COMMON STOCK. Upon entry of a Final Order Allowing the BritWill Acquisition Claims, the holder(s) of such Allowed Claims shall, subject to the Forbearance Agreement and Omega Subordination Rights, receive a number of shares of the Class 6 Reserved

      Stock equal to the percentage of the Class 6 Reserved Stock which the amount of such Allowed Claims represents of $12,541,000.

                        (b) NO PREJUDICE TO OMEGA SUBORDINATION RIGHTS. Notwithstanding any of the foregoing, nothing contained in this Article
      6.2.3 is intended to, nor shall it, impair or prejudice the Omega Subordination Rights or any other rights held by Omega against a holder or holders of the Disputed Class 6 BritWill Acquisition Claims. In accordance with Article 6.7.10 of the Plan, Omega has agreed to waive and/or assign the Omega Subordination Rights to the extent necessary to give effect to the treatment of the holders of the Senior Notes in Class 11 provided in this Plan only after payment of all amounts owing to Omega with respect to the Brit-Texas Facilities are satisfied (other than payments under the Omega New Master Lease). To the extent that Omega would be entitled to the receipt of such New Common Stock on account of the Omega Subordination Rights, all such stock will be deemed assigned to the holders of Senior Notes and then immediately reassigned to the Consenting Noteholders on account or the New Senior Notes allocated to the holders of the Senior Notes in accordance with the New Senior Notes Allocation Schedule.

            G. CLASS 7 - SIGNATURE ACQUISITION CLAIMS. These Claims are defined in Article 1.185 of the Plan as, collectively, the purported secured obligations against Debtors resulting from the Signature Acquisition. The Signature Acquisition Claims will be satisfied and otherwise treated as follows:

                  1. ALLOWANCE OF CLAIMS. Subject to the provisions of Article 6.3.1(a) of the Plan, and provided that the holder(s) of the Signature Acquisition Claims vote to accept the Plan, the Signature Acquisition Claims will be Allowed in two (2) parts as follows: (a) an Allowed Claim of $1,894,704 (the "Signature Allowed Unsecured Claim"); and (b) a Claim in the amount of $3,475,247 (the "Signature Claim Balance"). No other or further Claim(s) shall be Allowed with respect to or relating to the Signature Acquisition Claims. If the holder(s) of fifty-one percent (51%) in number and two-thirds in amount of the Signature Acquisition Claims do not vote to accept the Plan, the Claims shall be treated as provided for in subparagraph 3 below.

                        (a) EFFECT OF NON-ACCEPTANCE BY ANY SUB-CLASS. If one or more sub-Classes in Class 7 (if any) does not vote to accept the Plan, the Pro Rata portion of the Signature Claim Payout defined in Article 6.3.2(a)(ii) shall be escrowed until the Claim(s) of the non-accepting sub-Class(es) is determined and Allowed in accordance with the provisions of Articles 10 and 18 of the Plan. Upon Allowance of such Claims, such amounts of the Signature Claim Payout which have already become due will be paid when the Claim is Allowed by a Final Order, and future distributions shall be made in accordance with the Plan.

                  2. TREATMENT OF CLAIMS. If the holder(s) of the Signature Acquisition Claims vote to accept the Plan as provided in subparagraph 1 above, the Signature Acquisition Claims shall be treated as follows:

                        (a) SIGNATURE ALLOWED UNSECURED CLAIM. The Signature Allowed Unsecured Claim shall be paid and fully satisfied as follows:

                              (i) The sum of $541,000 shall be paid, in Cash, on
            the Effective Date as and for full satisfaction of the working capital loan made to Unison by Elk Meadows Investments, LLC in September 1997; and

                              (ii) The sum of $1,353,704 shall be shared Pro
            Rata between all holders of Claims in Class 7, including sub-Classes (if any) (or as otherwise agreed between such holders), and which will be paid over a five (5) year period, with interest at the rate of nine percent (9%) per annum (the "Signature Claim Payout"). The Signature Claim Payout shall be as follows: (1) simple interest will begin to accrue from the Effective Date; (2) the Signature Claim Payout shall be paid as interest only with no amortization, with all accrued interest (if any) and principal being due and payable on the fifth anniversary of the Effective Date; (3) there shall be no prepayment penalty in connection with the Signature Claim Payout;
            (4) interest payments shall be made quarterly, commencing with the first calendar quarter subsequent to the Effective Date; and (5) the obligation shall be secured by: (A) a first priority lien on the stock and all assets (including but not limited to accounts receivable) in and of American Professional, Ampro, Gamma and Memphis Clinical; and

            (B) a lien junior to the New Senior Notes Collateral in the Debtors' interest in the stock and assets of Quest. Notwithstanding the foregoing, nothing herein is intended to prejudice or impair rights and obligations (if any) under the Forbearance Agreement.

                        (b) THE SIGNATURE CLAIMS BALANCE. The Signature Claims Balance shall be discharged, and receive no further or other distribution under the Plan.

                        (c) SETTLEMENT OF THE RELATED PARTY AVOIDANCE ACTION AND Releases. Provided that: (i) the holder(s) of the Signature Acquisition Claims vote to accept the Plan; and (ii) the Plan is Confirmed by a Final Order, then for and in consideration of the treatment contained in the Plan, the Debtors (including Reorganized Unison) and the holder(s) of the Signature Acquisition Claims, and each of them, and their respective officers and directors shall be deemed to release and waive any and all claims, causes of action and other rights they have or may have against each other relating to the Signature Acquisition Claims (including the Related Party Avoidance Action, the Litigation Claims and Related Party Creditor Defenses, but not including any Claims relating to the Securities Action), and the Confirmation Order shall so provide. Nothing contained herein shall be construed to preclude, impact, prejudice or affect any independent rights of any parties other than the Debtors (including Reorganized Unison) (the "Third Party Rights") with respect to the holder(s) of the Signature Acquisition Claims other than insofar as those rights are directly derivative of the rights held and enforceable by the Debtors' Estates only, nor shall it preclude, impact, prejudice or affect any defenses, rights or counterclaims that the holder(s) of the Signature Acquisition Claims shall have with respect to, or relating to, the Third Party Rights, except any indemnification or contribution claims which are or may be asserted against the Debtors (including Reorganized Unison), and their officers, directors, agents or representatives, by the holder(s) of the Signature Acquisition Claims, which rights shall be waived and otherwise released. Moreover, nothing contained herein shall impact, impair or prejudice the rights of either the Debtors (including Reorganized Unison) and the holders of the Signature Acquisition Claims with respect to the Securities Action, including but not limited to the Securities Action Settlement Agreement.

                        (c) BANKRUPTCY RULE 9019 EFFECT. The Confirmation Order shall act as an approval of the settlement and compromise with respect to the BritWill Acquisition Claims pursuant to Bankruptcy Rule 9019.

                  3. CLAIMS RESOLUTION PROCEDURE. If the holder(s) of the Signature Acquisition Claims do not vote to accept the Plan as set forth in
Article 6.3.1 of the Plan, the Signature Acquisition Claims will be Disputed Claims, and constitute some of the Litigation Claims and Related Party Creditor Defenses to be litigated under the provisions of Articles 10 and 18 of the Plan. The adjudication as to the Allowed amounts (if any) of the Signature Acquisition Claims shall be determined pursuant to Article 10 hereof, and shall be prosecuted (or compromised) as set forth in Articles 10 and 18 of the Plan. The Disputed Signature Acquisition Claims shall not be entitled to any distributions under this Plan until the Class 7 Claims are Allowed. The Class 7 Claims shall be Allowed as and when (and in such amounts) set forth in accordance with
Article 10 of the Plan.

                         (a) ISSUANCE OF NEW COMMON STOCK. Upon entry of a Final Order Allowing the Signature Acquisition Claims, the holder(s) of such Allowed Claims shall, subject to the Forbearance Agreement and Omega Subordination Rights, receive a number of shares of the Class 7 Reserved Stock equal to the percentage of the Class 7 Reserved Stock which the amount of such Allowed Claims represents of $5,095,000.

            H. CLASS 8 - CONVENIENCE CLAIMS. Class 8 is comprised of Convenience Claims as defined in Article 1.45 of the Plan. Each Allowed Convenience Claim shall be paid in Cash the lesser of: (a) the amount of such Allowed Claim; or
(b) the sum of $1,000. All such Allowed Convenience Claim shall be paid upon the latest of: (i) the Effective Date, or as soon thereafter as practicable; (ii) such date as may be fixed by the Bankruptcy Court, or as soon thereafter as practicable; (iii) the tenth (10th) Business Day after such Claim is allowed, or as soon thereafter as practicable; and (iv) such date as the holder of such Claim and Reorganized Unison have agreed. The Debtors' obligations to pay such Claims shall be capped at the amount of $650,000 (the "Administrative Convenience Capped Amount"). If Allowed Claims qualifying for treatment in Class 8 exceed the Administrative Convenience Capped

Amount, Creditors holding Allowed Class 8 Claims shall share Pro Rata in the Administrative Convenience Capped Amount, with Allowed Claims in excess of $1,000 being first reduced to $1,000 for Pro Rata Calculation purposes.

            I. CLASS 9 - ESSENTIAL VENDOR CLAIMS. Essential Vendor Claims are defined in Article 1.71 of the Plan as those Unsecured Claims as identified in the Plan Supplement (Exhibit "4") that the Debtors believe are essential to the continued operation of its business by virtue of: (a) irreplaceability of the service or goods in a particular marketplace; (b) adverse impact on reimbursement from federal or state health care agencies; and/or (c) other business reasons. As described more fully in Article 6.5 of the Plan, the holder(s) of Allowed Essential Vendor Claims (to the extent not paid prior to Confirmation pursuant to authority by the Bankruptcy Court) shall be paid in Cash on the Effective Date: (a) the full amount of the Allowed claim; or (b) the Pro Rata portion of the Essential Vendors Capped Amount (as defined below) if the total Allowed Class 9 Claims exceed $4.4 million. In this regard, the Debtors' obligations to pay Allowed Class 9 Claims shall be capped at the amount of $4.4 million (the "Essential Vendors Capped Amount").

            J. CLASS 10 - TRADE UNSECURED CLAIMS. Trade Unsecured Claims are defined in Article 1.198 of the Plan as those Unsecured Claims, when Allowed, resulting from the provision of goods or services to Debtors, but not including:
(a) Claims resulting from rejections of unexpired leases or executory contracts;
(b) the Related Party Creditor Claims; (c) Reclamation Claims; and (d) the Essential Vendor Claims. As described more fully in Article 6.6 of the Plan, the holder(s) of Allowed Trade Unsecured shall be paid as follows:

                  1. CASH ON EFFECTIVE DATE. On the Effective Date, the holders of Allowed Trade Unsecured Claims shall receive a Cash payment equal to the lesser of: (a) thirty-five percent (35%) of the Allowed Trade Unsecured Claim; and (b) the Pro Rata portion of $1.4 million.

                  2. NEW COMMON STOCK. On the Effective Date, and in addition to the Cash payments as set forth in subparagraph 1 above, holders of Allowed Trade Unsecured Claims will receive New Common Stock on a Pro Rata basis with the Class 11 Allowed Claims as provided in Article 6.7 of the Plan, except that the total, aggregate amount of Allowed Trade Unsecured Claims that shall be entitled to receive New Common Stock as provided herein shall be limited to Claims equal to five percent (5%) of the total Allowed Trade Unsecured Claims. By way of example and not limitation, if the total Allowed Trade Unsecured Claims equaled $4,500,000.00, the holders of those Claims would: (a) receive a Pro Rata portion of a Cash Payment of $1,400,000.00; and (b) be entitled to receive New Common Stock for an aggregate Claim of $225,000.00 ($4,500,000.00 x .05 = $225,000.00),
which Claim would share Pro Rata in the receipt of New Common Stock with the Allowed Claims in Class 11. The Trade Unsecured Claims will not share in the New Senior Notes, nor will the amount of the Allowed Trade Unsecured Claims (as reduced in the aggregate, as set forth above) share in or receive any distributions relating to the New Senior Notes.

            K. CLASS 11 - GENERAL UNSECURED CLAIMS. General Unsecured Claims are defined in Article 1.83 of the Plan as an Unsecured Claim (as defined in Article 1.202), not including: (a) the Trade Unsecured Claims; (b) the Essential Vendor Claims; and (c) the Convenience Claims. Class 11 consists of all General Unsecured Claims not otherwise classified herein, including, without limitation, the Claims of : (a) the Consenting Noteholders; (b) the Non-Consenting Noteholders; (c) the Filkoski Claims (other than Claims on which Filkoski is a co-payee as part of the Signature Acquisition Claims as set forth in the Plan Supplement and also not including the Filkoski Securities Litigation Claims);
(d) the holders of the Senior Notes; and (e) the Allowed BritWill Claims. As described more fully in Article 6.7 of the Plan, the Allowed General Unsecured Claims will be satisfied or otherwise treated as follows:

                  1. THE NEW SENIOR NOTE; NEW COMMON STOCK. In full satisfaction (subject to Article 6.7.7 of the Plan) of the Allowed Class 11 General Unsecured Claims, on the Effective Date, each holder of an Allowed Class 11 General Unsecured Claim as of the Distribution Record Date shall receive: (a) its Pro Rata distribution of 2,000,000 shares of the New Common Stock less such New Common Stock that is allocable to holders of Classes 6 and 10 as set forth in of the Plan; and (b) its Pro Rata share of the New Senior Notes. The New Senior Notes and New Common Stock distributed on a Pro Rata basis pursuant to the preceding sentence shall be reallocated as amongst the holders of the Senior Notes and the Consenting Notes Holders as set forth in the New Senior Notes Allocation Schedule. The New Senior Notes and New Common Stock distributed on a Pro Rata basis pursuant to the preceding sentence shall be reallocated as amongst the holders of the Senior Notes and the Consenting Noteholders as set forth in the New Senior Notes Allocation Schedule. The reallocation set forth in the New Senior Notes Allocation Schedule is the result of the enforcement of the Notes Subordination Agreement. Such reallocation will result in all distributions that would otherwise go to Consenting Noteholders to be distributed to the holders of the Senior Notes until the Senior Notes are paid in full, including accrued but unpaid interest. Specifically, the Pro Rata share of the New Senior Notes that otherwise would be distributed to the Consenting Noteholders will be redistributed to the holders of the Senior Notes in an amount equal to the principal amount of the Senior Notes plus accrued interest. Thereafter, the holders of the Senior Notes will reallocate to the Consenting Noteholders their Pro Rata share of New Common Stock. As a result of the foregoing reallocations, the actual distribution to the holders of Allowed Class 11 General Unsecured Claims will be as follows: (a) the holders of the Senior Notes will receive New Senior Notes equal to one-hundred percent (100%) of their Allowed Claims (i.e., $21.298 million); (b) the Consenting Noteholders will only receive New Common Stock; and (c) all other holders of Allowed Class 11 General Unsecured Claims will receive their Pro Rata share of both New Senior Notes and New Common Stock.(16) In other words, the enforcement of the Notes Subordination Agreement results in the holders of Senior Notes receiving a greater percentage distribution of the New Senior Notes than the Consenting Noteholders. The distribution to all other holders of Allowed Class 11 General Unsecured Claims will be unaffected by the foregoing reallocation. Furthermore, and notwithstanding the foregoing, the Plan does not impair other rights (if any) of the Senior Notes under the Notes Subordination Agreement. As such, to the extent other reallocation is required (if any), or if a dispute arises over the New Senior Notes Allocation Schedule, the holders of either the Senior Notes, the Consenting Noteholders and any other appropriate party shall have the right to bring these disputes to the attention of the Bankruptcy Court for appropriate adjudication.

      Notwithstanding the foregoing, the Allowed BritWill Claims (as defined in Article 6.2.2(b) of the Plan) shall be treated in accordance with Article 6.2.2(b)(ii) of the Plan.

                        (a) RESTRICTIONS ON CERTAIN NEW COMMON STOCK. If Class 6 votes to accept the Plan and receives New Common Stock pursuant to Articles 6.7.1 and 6.7.9(a) hereof, that New Common Stock shall not be entitled to vote or have any other rights to elect or select (directly or indirectly) directors of Reorganized Unison as long as it is held by the holders of the Class 6 Claims as of the Petition Date. Notwithstanding any of the foregoing, the New Common Stock held by the holders of Class 6 Claims shall have any and all other rights of the New Common Stock.

                        (b) DISPUTES REGARDING NEW SENIOR NOTES ALLOCATION SCHEDULE. Any disputes relating to the allocation or other rights between and among creditors as reflected in the New Senior Notes Allocation Schedule shall be filed with the Bankruptcy Court no later than ten (10) days after the Confirmation Hearing and will be resolved by the Bankruptcy Court subsequent to the Confirmation Date. Notwithstanding the foregoing, any disputes as set forth above shall not delay the occurrence of the Effective Date.

------------------

(16) Based on the Debtors' estimates, the New Senior Notes received by all other holders of Allowed Class 11 General Unsecured Claims should equal approximately fifteen percent (15%) of their Allowed Claims, plus a Pro Rata portion of the New Common Stock.

                  2. THE NEW SENIOR NOTES. On the Effective Date, Reorganized Unison shall execute and issue: (a) the New Senior Notes; (b) the New Senior Notes Indenture; (c) the New Senior Notes Security Documents; and (d) the New Senior Notes Guarantee. Each holder of an Allowed Class 11 Claim as of the Distribution Record Date shall share Pro Rata (subject to Articles 6.7.9 and
6.7.11 of the Plan) in the New Senior Notes and related documents and instruments. The holders of Senior Notes Claims receiving New Senior Notes shall be entitled to the rights under the Sharing Agreement set forth in Article 6.1.2(c) of the Plan. On or before ten (10) days before the Confirmation Date, the Debtors shall file the New Senior Notes Allocation Schedule with the Bankruptcy Court.

                  3. DISBURSING AGENT. With respect to each holder of an Allowed Notes Claim or Allowed Senior Notes Claim, as of the Distribution Record Date Reorganized Unison shall distribute such holder's Pro Rata share of New Common Stock to the Disbursing Agent, on the Distribution Date. As soon as practicable after the New Senior Notes Indenture Trustee receives the Debt Instruments pursuant to Article 6.7.4 of the Plan: (a) the New Senior Notes Indenture Trustee shall distribute the Pro Rata Share of the New Senior Notes in accordance with the terms of this Plan and the New Senior Notes Indenture; and
(b) the Disbursing Agent shall issue and distribute the Pro Rata Share of the New Common Stock. With respect to each holder of an Allowed General Unsecured Claim other than a Notes Claim or Senior Notes Claim, on the Distribution Date:
(a) the New Senior Notes Indenture Trustee shall distribute the Pro Rata Share of the New Senior Notes in accordance with the terms of this Plan and the New Senior Notes Indenture as such payments come due; and (b) the Disbursing Agent shall issue and distribute the Pro Rata share of the New Common Stock on the Distribution Date.

                  4. TREATMENT OF RIGHTS UNDER NOTES SUBORDINATION AGREEMENT AND FORBEARANCE AGREEMENT. The Treatment set forth in Article 6.7 of the Plan in respect of the Senior Notes and the Notes held by the Consenting Noteholders (including the allocations of New Senior Notes and New Common Stock pursuant to the New Senior Notes Allocation Schedule) represents an attempt to implement the Notes Subordination Agreement and the Forbearance Agreement. Notwithstanding the foregoing, nothing in this Plan is intended to, nor shall it be construed as, impairing or prejudicing rights (if any) of the parties and/or third party beneficiaries under the Notes Subordination Agreement and/or the Forbearance Agreement. Moreover, nothing in this Plan shall effect the subrogation rights of the Consenting Noteholders on account of the allocation, pursuant to the New Senior Notes Allocation Schedule, of property distributable to the Consenting Noteholders, but for the enforcement of the Notes Subordination Agreement provided for herein.

                  5. ASSIGNMENT OF SUBORDINATION RIGHTS. On the Effective Date, and to the extent that Class 6 does not vote to accept the Plan, Omega shall be deemed to have waived and/or assigned its rights to assert subordination of the Claims of Whitehead And Affiliates (without representation or warranty) only to the extent necessary to give effect to the treatment of the New Senior Notes as contained in this Plan and Article 6.2.3(b) of the Plan, and except as those rights relate to amounts owed by BritWill II to Brit-Texas, which rights shall be retained by Omega until all obligations owing to Omega with respect to the Brit-Texas Facilities are satisfied.

                  6. RESERVATION OF RIGHTS UNDER FORBEARANCE AGREEMENT. If and to the extent that the Class 6 BritWill Acquisition Claims and Class 7 Signature Acquisition Claims do not vote to accept the Plan and are determined to be Allowed Claims in accordance with Articles 6.2 and 6.3 of the Plan, the holders of Allowed Senior Notes Claims reserve any and all rights under the Forbearance Agreement. All such rights shall be subject to the subrogation rights of the Consenting Noteholders.

            L. CLASS 12 - NOTES SECURITIES CLAIMS. Notes Securities Claims are defined in Article 1.123 of the Plan as all Claims, if any, whether asserted prior to or after the Petition Date based on alleged violations of applicable federal or state securities laws: (a) arising from the rescission of a purchase or sale, or offer to purchase or sell, any Notes or Senior Notes; and (b) for damages arising from the purchase or sale of any such Notes or Senior Notes. The holders of Notes Securities Claims will receive no distribution under the Plan, and any and all such claims will be discharged under the Plan.

            M. CLASS 13 - SUBSIDIARY AND AFFILIATE EQUITY INTERESTS. Subsidiary And Affiliate Equity Interests are defined in Article 1.191 of the Plan as all of the common stock or other equity interests issued by Amberwood, American Professional, Ampro, Arbors, Arkansas, BritWill Funding, BritWill Healthcare, BritWill I,

BritWill II, BritWill Indiana, Brookshire, Cedar Care, Christopher,
Cornerstone, Decatur, Douglas, Gamma, Henderson, Los Arcos, Memphis Clinical, Pueblo Norte, Quest, Rehab, Rio Verde, Safford, Sherwood, Signature Health, Signature Management, Sunbelt Therapy (Alabama), Sunbelt Therapy (Arizona), Sunquest, and Therapy Health, and held by Unison Healthcare or a Unison subsidiary or Affiliate, including, if applicable, any warrants, options, or rights to purchase any such stock or equity interests, and including the twenty-five percent (25%) interest in Quest held by L. Robert Oberfield. On the Effective Date, Reorganized Unison (and its subsidiaries, as applicable) shall continue to hold and own the Subsidiary And Affiliate Equity Interests, and those entities shall continue as subsidiaries or Affiliates (as the case may be) of Reorganized Unison.

            N. CLASS 14 - EQUITY INTERESTS AND EQUITY INTERESTS RELATED CLAIMS. Equity Interests And Equity Interests Related Claims are defined in Articles
1.69 and 1.70 of the Plan as any interest in Unison, including any right to purchase or otherwise acquire any such Equity Interests and any Claim arising from the rescission of a purchase or sale of an Equity Interest, or for damages arising from the purchase or sale of an Equity Interest, or any Claim by any Person that asserts equitable or contractual rights of reimbursement, contribution or indemnification arising from such Claim, including the Securities Action (as defined in Article 1.176 of the Plan) and the Securities Litigation Claims (as defined in Article 1.178 of the Plan). As described more fully in Article 6.9 of the Plan, the Allowed Equity Interests and Equity Interest Related Claims will be satisfied as follows:

                  1. SECURITIES ACTION SETTLEMENT AGREEMENT. The Debtors shall seek Bankruptcy Court approval of the Securities Action Settlement Agreement, which shall also be subject to approval by the United States District Court for the District of Arizona (the "District Court"). If and only if the Securities Action Settlement Agreement is approved by both the Bankruptcy Court and the District Court, the holders of Class 14 Claims based upon the Securities Action shall be entitled to receive New Warrants in the amount that the shares of Unison's common stock to be issued under the Securities Action Settlement Agreement would have entitled them had the Securities Action Settlement Agreement been approved as of the Effective Date (regardless of when such approval occurs), in addition to any New Warrants they would otherwise be entitled to receive by virtue of their ownership of any other Allowed Equity Interests as of the Distribution Record Date. In this regard, a sufficient number of New Warrants shall be reserved pending approval of the Securities Action Settlement Agreement to make such a distribution. If the Securities Action Settlement Agreement is not approved, the New Warrants so reserved shall be issued in accordance with subparagraph 2 below.

                  2. ISSUANCE OF NEW WARRANTS. In full satisfaction of all Allowed Equity Interests and Equity Interest Related Claims, subject to the provisions of subparagraph 3 below, on the Effective Date each holder of an Equity Interest and Equity Interest Related Claim shall receive its Pro Rata portion of the New Warrants from the Disbursing Agent pursuant to Article 12 of the Plan.

                        (a) CALCULATION OF DISTRIBUTION. For purposes of effecting distributions of New Warrants on account of the Securities Action (if the Securities Action Settlement Agreement is not approved), any other Securities Litigation Claims, and Allowed Equity Interests, any judgment evidencing any Allowed Securities Litigation Claim shall be converted into an implied number of shares of common stock of Unison calculated as the quotient of: (i) the aggregate amount of any such judgment, divided by (ii) the average of intraday high and low average sales prices of a share of common stock of Unison on Nasdaq Stock Market's National Market System, as reported in The Wall Street Journal (National Edition) for the ten consecutive trading days ending on the trading day immediately preceding the date of the commencement of any action underlying any Allowed Securities Litigation Claim.

                  3. ALTERNATIVE TREATMENT. In the event that: (a) the Bankruptcy Court determines that the treatment of, and distributions to, Class 14 under the Plan violates the provisions of Section 1129(b) of the Bankruptcy Code (to the extent such provisions may be applicable); or (b) the SEC asserts that the New Warrants or the New Warrant Shares must be registered pursuant to the Securities Act or otherwise; or (c) the Bankruptcy Court determines that the issuance of the New Warrants is not covered by the exemptions provided in
Section 1145 of the Bankruptcy Code; or (d) Class 14 does not vote to accept the Plan, then the Equity Interests shall be cancelled and extinguished on the Confirmation Date without further act or action under any applicable agreement, law, regulation, order or rule, and neither the holders of Equity Interests nor the holders of Allowed Equity Interest Related Claims shall receive or retain any rights, property or distributions on account of their Equity Interests or Equity Interest Related Claims, as the case may be. Nothing in Article 6.9 of the Plan shall affect the rights of the Securities Litigation Claimants to receive payment from any applicable insurance carrier pursuant to the terms of the Securities Action Settlement Agreement.


                    OTHER SIGNIFICANT PROVISIONS OF THE PLAN

SUBSTANTIVE CONSOLIDATION.

      The Plan incorporates the substantive consolidation of Debtors' assets and liabilities. Substantive consolidation means that the assets and liabilities of the 33 Debtors will be pooled and all of Debtors' creditors will share in that common pool. If Debtors' estates were not substantively consolidated, it would be necessary to have 33 separate plans of reorganization, with each creditor receiving a distribution from the debtor with which the particular creditor did business. Substantive consolidation of Debtors' estates is necessary because Debtors have operated and continue to operate as a single business enterprise and have no reliable or reasonable means of separating their assets and liabilities by individual Debtor in order to formulate 33 individual plans of reorganization. Moreover, a substantial majority of Debtors' creditors would similarly be unable to identify the particular Debtors with which they did business. Substantive consolidation is an equitable remedy that must be approved by the Bankruptcy Court. Accordingly, the Plan constitutes Debtors' motion for the substantive consolidation of their estates.

      Substantive consolidation is an equitable remedy that courts will employ under certain circumstances to promote fairness to all creditors as a group. The substantive consolidation of two or more entities typically affects the rights of creditors as they relate to individual debtors and debtor groups. For instance, substantively consolidating a debtor having substantial assets with a debtor having little or no assets will substantially benefit creditors of the latter entity, but at the expense of the creditors of the former entity. See, e.g., In re Auto-Train Corp., 810 F.2d 270, 276 (D.C. Cir. 1987) ("because every entity is likely to have a different debt-to-asset ratio consolidation almost invariably redistributes wealth among the creditors of the various entities"); In re Snider Bros., Inc., 18 B.R. 230, 234 (Bankr. D. Mass. 1982) (differing asset-to-liability ratios prejudice creditors of entity with higher ratio).
Another potential impact on creditors from the substantive consolidation of affiliated entities is the likely elimination of any intercompany obligations or liabilities among the consolidated entities. See, e.g., Federal Deposit Ins. Corp. v. Colonial Realty Co., 966 F.2d 57, 58-59 (2d Cir. 1992) ("[s]ubstantive consolidation usually results . . . in eliminating inter-[entity] claims"); Auto-Train, 810 F.2d at 276 ("liabilities of consolidated entities inter se are extinguished by the consolidation"); Flora Mir Candy Corp. v. R. S. Dickson & Co. (In re Flora Mir Candy Corp.), 432 F. 2d 1060, 1063 (2d Cir. 1970) (substantive consolidation would eliminate corporation's claim against another for misappropriation of assets). Similarly, a creditor holding a guaranty claim against an entity that is substantively consolidated with the primary obligor on the guaranteed debt would likely lose the guaranty claim in favor of a single claim against the consolidated entity. See, e.g., In re Manzey Land & Cattle Co., 17 B.R. 332, 338 (Bankr. D.S.D. 1982) (unsecured creditor's claim against individual guarantors would be a single unsecured claim against the consolidated estate of the individuals and the corporation).

      Debtors believe that substantive consolidation of their assets and liabilities is critical to the successful conclusion of these Chapter 11 cases. Debtors' consolidated organizational and operational structure constitutes the "rare case" referred to by the Second Circuit Court of Appeals in which "the interrelationships of the group are hopelessly obscured and the time and expense necessary even to attempt to unscramble them so substantial as to threaten the realization of any net assets for all the creditors. Chemical Bank New York Trust Co., v. Kheel, 369 F.2d 845, 847 (2d Cir. 1966). Debtors would have to spend considerable time and expense and employ innumerable speculative assumptions in order to attempt a complete separation of their business relationships and operations with each other and with individual creditors, unnecessarily consuming Debtors' employees' time and energies better spent in rehabilitating Debtors' business. Perhaps more importantly, substantive consolidation is also necessary to remain consistent with the expectations of Debtors' creditors, who largely dealt with Debtors as a single economic enterprise known as "Unison," not as a fractured affiliation of 33 separate companies. Substantive consolidation is necessary to treat fairly the creditors in a plan of reorganization by acknowledging the economic reality with which they did business. See Soviero v. Franklin Nat'l Bank of Long Island, 328 F.2d 446, 448 (2d Cir. 1964) ("to adhere to the separate corporate entities theory would result in an injustice to the bankrupt's creditors).

      Because the consequences of substantive consolidation can be dramatic, courts will carefully evaluate a series of criteria to determine if substantive consolidation of entities is appropriate and will ultimately benefit creditors as a group. While these criteria differ among courts, Debtors believe that they easily meet any widely-accepted set of criteria for substantive consolidation. Earlier cases applied a test that resembled the test for piercing the corporate veil or determining whether one corporation was the alter ego of another. A leading case in this regard is Fish v. East, 114 F.2d 177, 191 (10th Cir. 1940) in which the court identified ten factors as supporting a decision to substantively consolidate parent and subsidiary corporations: (1) the parent corporation owns all or a majority of the capital stock of the subsidiary; (2) the parent and subsidiary corporation have common directors or officers; (3) the parent corporation finances the subsidiary; (4) the parent corporation subscribes to all the capital stock of the subsidiary or otherwise causes its incorporation; (5) the subsidiary has grossly inadequate capital; (6) the parent corporation pays the salaries or expenses or losses of the subsidiary; (7) the subsidiary has substantially no business except with the parent corporation or no assets except those conveyed to it by the parent corporation; (8) in the papers of the parent corporation and in the statements of its officers "the subsidiary" is referred to as such or as a department or division; (9) the directors or executives of the subsidiary do not act independently in the interest of the subsidiary but take direction from the parent corporation; (10) the formal legal requirements of the subsidiary as a separate and independent corporation are not observed. Subsequent courts have frequently relied on the Fish criteria in analyzing facts and determining whether a subsidiary and its parent should be consolidated. See, e.g., In re Gulfco Investment Corp., 593 F.2d 921, 923, 928-29 (10th Cir. 1979); Anaconda Bldg. Materials Co. v. Newland, 336 F.2d 625, 629 (9th Cir. 1964); Fisser v. Int'l Bank, 282 F.2d 231, 238 (2d
Cir. 1960); Maule Indus. v.
Gerstel, 232 F.2d 294, 298 (5th Cir. 1956).

      Evaluating Debtors' organizational and operational structure and procedures, it is clear that Debtors fall well within the limits of each of the Fish criteria:

1) Parent corporation owns all or a majority of the capital stock of the subsidiary Unison Healthcare owns 100% of the shares of every other Debtor except Quest, of which Unison Healthcare owns 75% of the shares.

2) Parent and subsidiary corporation have common directors or officers - The directors and officers of all Debtors are almost exactly the same individuals. Two of Unison HealthCare's directors, Michael Jeffries and Clayton Kloehr, serve as sole directors of every other Debtor. Several of Unison HealthCare's officers also serve as the sole officers of the remaining Debtors. Jimmy Fields is a Vice President of every Debtor, Clayton Kloehr Chief Financial Officer, Vice President and Treasurer of every Debtor, Helen Johnson is the Assistant Treasurer of every Debtor, Nir Margalit is the Secretary of every Debtor, and Michael Jeffries is the President of every Debtor, except Quest and Sunbelt, for which he serves as Chief Executive Officer. See In re Richton Int'l Corp., 12 B.R. 555, 557 (Bankr. S.D.N.Y. 1981) ("increased need for substantive consolidation occasioned by the interlocking directorates of modern corporations").

3) Parent corporation finances the subsidiary - Unison Healthcare regularly extends loans and other financial accommodations to subsidiary Debtors, usually with the expectation that such loans will be repaid, but with the understanding that because many subsidiary Debtors are not financial viable as independent entities without continual funding from Unison Healthcare, most subsidiaries would likely not pay back such loans.

4) Parent corporation subscribed to all capital stock of subsidiary or otherwise causes its incorporation - Unison Healthcare remains 100% equity owner of all subsidiary Debtors and caused the incorporation of most Debtors and the creation of the intercompany corporate structure to accommodate global business operations and objectives.

5) Subsidiary has grossly inadequate capital - Most subsidiary Debtors would be unable to operate without continual capitalization from Unison Healthcare, nor would they be able to sustain an independent existence unless Unison Healthcare continued its financial support and internal business dealings with the subsidiary Debtors. On both a going concern and a liquidation basis, the subsidiary Debtors are grossly undercapitalized and are viable only as part of a consolidated business enterprise with all other Debtors, including Unison Healthcare.

6) Parent corporation pays the salaries or expenses or losses of the subsidiary - While subsidiary Debtors attempt to pay their own invoices, most creditors do not deal specifically with one subsidiary Debtor. Frequently the issuance of invoices and their payment will be accomplished at the Unison Healthcare consolidated level. Moreover, a substantial number of Debtors' supply contracts with major vendors are in the name of Unison Healthcare or are negotiated by the senior management of Unison Healthcare.

7) Subsidiary has substantially no business except with the parent corporation or no assets except those conveyed to it by the parent corporation - Nearly all subsidiary Debtors would not be able to sustain an independent existence if Unison Healthcare ceased all business with those subsidiaries. For all nursing home subsidiaries, 100% of the business is internal to the consolidated Unison Healthcare economic structure. Sunbelt relies on Unison Healthcare entities for at least 70% of its business, Quest, 50%. Though Ampro derives only approximately 10% of its business internally, it would not be able to sustain operations without continual financing by Unison Healthcare.

8) Papers of the parent corporation and statements of officers refer to subsidiary as such or as department or division - Virtually all internal documents, as well as external documents such as filings with the Securities and Exchange Commission, regularly refer to subsidiary Debtors as "divisions" of Unison Healthcare. See Cissell v. First Nat'l Bank of Cincinnati, 476 F. Supp. 474, 480 (S.D. Ohio 1979) (subsidiaries treated as divisions of consolidated operation rather than as separate entities).

9) Directors or executives of the subsidiary do not act independently in the interest of the subsidiary but take direction from the parent corporation
      - Because the directors and officers of all Debtors are virtually identical, it is impossible for subsidiary Debtors to have corporate governance procedures independent of other Debtors. Business decisions are always made on a consolidated Company basis, in consideration of the interests of the consolidated enterprise, not individual subsidiaries. From its Scottsdale, Arizona headquarters, Unison HealthCare's corporate management team directs and oversees all Debtors with respect to cash management, budgeting, accounting controls, staffing, growth and marketing strategies, accounts receivable management and the integration and quality of services between Debtors. Unison Healthcare provides additional support in the areas of workers compensation, liability and casualty insurance, legal services, risk management, regulatory compliance, government reimbursement, management information systems and purchasing. See In re F.A. Potts & Co., 23 B.R. 569, 571 (Bankr. E.D. Pa. 1982) (operation of both debtors directed from the same office).

10) Formal legal requirements of subsidiary as separate and independent corporation are not observed - The Board of Directors of Unison Healthcare regularly meets and discusses policy for all Debtors. The Boards of Directors of the subsidiary Debtors do not hold meetings and take action by routinely signing resolutions that conform usually verbatim - with those of the Board of Directors of Unison Healthcare. Corporate policy is created and executed for all Debtors at the direction of the management of Unison Healthcare. Operational decisions are made and carried out for all Debtors by the management of Unison Healthcare from the corporate headquarters located in Scottsdale. All major capital projects must be approved in advance by an officer of Unison Healthcare.

      More recently, in cases such as In re Vecco Constr. Indus. Inc., 4 B.R. 407, 410 (Bankr. E.D. Va. 1980), courts have focused on a revised series of criteria to be considered in determining whether to substantively consolidate affiliated debtors: (1) the degree of difficulty in segregating and ascertaining individual assets and liabilities; (2) the presence or absence of consolidated financial statements; (3) the profitability of consolidation at a single physical location; (4) the commingling of assets and business functions; (5) the unity of interests and ownership between the various corporate entities; (6) the existence of parent and intercorporate guarantees on loans;

(7) the transfer of assets without observance of corporate formalities. Debtors fit easily within the boundaries of these criteria as well, further indicating that substantive consolidation under the Plan is appropriate:

1) Degree of difficulty in segregating and ascertaining individual assets and liabilities - In litigation with certain parties during the pendency of these Chapter 11 cases, Debtors agreed to exert significant energies in an attempt to create schedules of each individual Debtor's assets and liabilities. This process was lengthy and extremely difficult. While possible, this undertaking required exhaustive efforts to disregard or work around the unified financial and operational structure of all Debtors that had existed for the entire history of the Debtors' business enterprise.

2) Presence or absence of consolidated financial statements - Consolidated books and records are maintained for all Debtors. Unison Healthcare prepares consolidated financial statements and performs internal financial projections on a consolidated basis. The Company, through Unison Healthcare, files consolidated reports with the Securities and Exchange Commission and prepares consolidated tax returns. Unison provides information on a consolidated basis to third parties for the purpose of determining creditworthiness.

3) Profitability of consolidation at a single physical location - As stated above, all corporate governance for all Debtors is concentrated in one location, at Unison HealthCare's Scottsdale, Arizona headquarters. Considering the inseparable nature of the Debtors business operations, anything other than centralized corporate decision-making would greatly reduce operational efficiency and would jeopardize the success of the consolidated enterprise.

4) Commingling of assets and business functions - All assets are reflected on the Company's consolidated books as Company assets. All business functions are centralized, with the same individuals executing identical business functions for all Debtors as a unified enterprise.

5) Unity of interests and ownership between the various corporate entities - All subsidiary Debtors except Quest are wholly-owned by Unison Healthcare. All operations and corporate business strategies are formulated on a consolidated basis such that the interests of the unified enterprise remain paramount, not necessarily the interests of particular Debtor entities.

6) Existence of parent and intercorporate guarantees on loans - Unison HealthCare's most significant loans, the Notes and the Senior Notes, are guaranteed by all subsidiary Debtors jointly and severally. See "THE NOTES AND THE SENIOR NOTES -- Validity of the Upstream Guarantees." Likewise, additional credit lines and other loans taken by individual subsidiary Debtors are guaranteed in virtually all instances by Unison Healthcare, and often by other subsidiary Debtors. In additional, all mortgages given by nursing home subsidiaries are guaranteed by Unison Healthcare.

7) Transfer of assets without observance of corporate formalities - Typically, extensions of credit and loans from Unison Healthcare to subsidiary Debtors are recorded on the regular financial records of the consolidated Company, but no meetings of the board of directors for either the lender or the borrower are held nor are any corporate resolutions regarding the loans adopted. As stated above, many, if not most, of the loans are not expected to be repaid as among various Debtors.

      Most recently, courts have shifted their focus away from lists of criteria and have preferred to engage in a balancing of the relative benefits of substantive consolidation against the harms resulting from such consolidation. The two seminal cases outlining the method by which the benefits and harms of substantive consolidation are to be weighed differ somewhat in their approaches. In Union Savings Bank v. Augie/Restivo Baking Co., Ltd., 860 F.2d 515, 518 (2d Cir. 1988), the court interpreted most of the above-cited criteria as "merely variants on two critical factors: (i) whether creditors dealt with the entities as a single economic unit and did not rely on their separate identity in extending credit, or (ii) whether the affairs of the debtors are so entangled that consolidation will benefit all creditors." Either one of these factors justifies substantive consolidation of Debtors' estates:

      (i) Substantive consolidation is justified here because Debtors' creditors have demonstrated a reliance on the consolidated economic unit of the Company, rather than individual Debtor entities. Thus, substantive consolidation acknowledges the single business operation commonly called "Unison" with which Debtors'
   creditors did business. A creditor can be prejudiced by substantive consolidation only if that creditor decided to extend credit without knowledge of the interrelationship of the debtors. See Kheel, 369 F.2d at 847 ("possibility of unfair treatment of creditor of a corporate debtor who have dealt solely with that debtor without knowledge of its interrelationship with others").

   Here, Debtors' creditors have demonstrated, and common sense dictates, that creditors dealt with Debtors as a unified business enterprise and did not rely on any one Debtor's separate corporate identity in extending credit. As described in the above discussion of the various criteria, Debtors comprise a single economic unit, the parts of which are so inextricably interwoven that reliance on the separate credit of a particular Debtor would have been impossible. See In re Lewellyn, 26 B.R. 246, 251-52 (Bankr. S.D. Iowa 1982) ("presumption that creditors have not relied solely on the credit of one of the entities involved") citing Stone
   v. Eacho, 127 F.2d 284, 287-88 (4th Cir. 1942) (facts that one corporation had obtained a separate corporate charter and that one corporation actually paid the invoices issued to second corporation "furnishes no good reason why the creditors dealing with [the subsidiary corporation] should be dealt with differently from its other creditors, since there is no showing that business was done under that charter or that any of the creditors knew anything about it or relied on it in any way").

   Moreover, creditors themselves have demonstrated that they consider Debtors to be one unified enterprise. In filing Proofs of Claim in accordance with the Court's order, creditors were asked to indicate by a check-box the Debtor or Debtors against whom their Claim was being asserted. Many creditors checked more than one box, most checked Unison HealthCare's box along with other subsidiary Debtors' boxes, and many checked all Debtor boxes. Had creditors been extending credit on an individual Debtor basis, those creditors would not have encountered difficulty in denoting which Debtor their claim was against. Instead, because creditors dealt with Debtors on a unified basis, they asserted their Claims against more than one or all Debtors. This clearly demonstrates why substantive consolidation is appropriate - it tracks the economic realities within which creditors did business with Debtors. Cf. Cissell, 476 F. Supp. at 481 (court refused to "shut [its] eyes to the realities of the situation" and concluded that the debtors "should properly be treated in a consolidated manner").

   (ii) As amply demonstrated above, Debtors' business operations and financial affairs are so entangled that substantive consolidation will benefit all creditors by allowing Debtors to propose the consolidated Plan, thereby avoiding the time consuming, expensive, and likely futile attempt by Debtors to formulate 33 separate plans of reorganization and allocate assets and liability by individual Debtor, diverting management's attention to critical reorganizational and operational tasks benefiting all creditors.

   In the other seminal case, Eastgroup Properties v. Southern Motel Assoc.,
935 F.2d 245, 249 (11th Cir. 1991), the court held that substantive consolidation is appropriate if the proponent demonstrates that (i) there is substantial identity between debtors, and (ii) consolidation is necessary to avoid an certain harm or realize a certain benefit. The court also noted that the Vecco Construction criteria may be relevant in determining whether a proponent has made a prima facie case for substantive consolidation. This test was expressly intended to be more "liberal" than older tests, such as that set forth in Fish. 935 F.2d at 248. Debtors here submit that a prima facie case for substantive consolidation has been more than amply set out above and may be summarized, with respect to the Eastgroup factors, by reference to the discussion accompanying the Fish and Vecco Construction criteria set forth above. With respect to the harm and benefit attending substantive consolidation under the Plan, even if a creditor could claim that it somehow relied on the assets of an individual Debtor and that the creditor, therefore, was prejudiced by substantive consolidation, such consolidation would still be appropriate, since substantive consolidation is warranted to avoid the greater harm to all creditors that would result from an inability to propose 33 separate plans. See Kheel, 369 F.2d at 847 (ordering consolidation even though certain creditors could possibly be prejudiced); In re Continental Vending Machine Corp., 517 F.2d 997, 1001 (2d Cir. 1975) (consolidation does not require that creditors knowingly deal with the corporation as a unit); Chan v. Austin Bank of Chicago, 113 B.R. 427, 429 (N.D. Ill. 1990) ("the possibility that a creditor will be prejudiced is not sufficient to foreclose consolidation"); In re Snider Bros. Inc., 18 B.R. 230, 234 (Bankr. D. Mass. 1982) (because separate debtors will almost always have different asset-to-liability ratios, consolidation could always be said to prejudice some creditors).

   Substantive consolidation of Debtors' estates is critical to Debtors' successful reorganization and effectiveness of the Plan. The foregoing facts amply demonstrate that the enmeshment of Debtors' affairs and their operation as a single economic entity justify substantive consolidation of Debtors' assets and liabilities. Debtors have historically operated as a single economic enterprise and few creditors even dealt with Debtors in any other way. Debtors' financial management, organizational structure, and corporate governance procedures described above fit easily within the multitude of criteria cited by courts for decades to justify substantive consolidation. No prejudice will result from substantively consolidating Debtors' estates, since few creditors relied on the individual assets of a particular Debtor in extending credit or doing regular business. Because Debtors' creditors knowingly dealt with the unified business enterprise known as "Unison," creditors will receive exactly what they expect - payment from the consolidated Company. Even if prejudice were to result with regard to a particular creditor, the costs to all other creditors, the greater harm to the estates arising from Debtors' inability to propose a viable plan of reorganization, would clearly outweigh such prejudice.

   As a result of the substantive consolidation of all Debtors, (i) the Chapter 11 Cases will be deemed to be one consolidated case; (ii) all property of any of Debtors will be deemed to be property of a consolidated entity consisting of all Debtors, (iii) all Claims against any Debtor will be deemed to be a Claim against a consolidated entity consisting of all Debtors, and any proof of claim filed against one or more of Debtors will be deemed to have been filed against the consolidated entity unless otherwise provided in the Plan,
(iv) all Equity Interests in any Debtor other than Unison Healthcare will be deemed extinguished; (v) all intercompany Claims by and among Debtors will be eliminated; (vi) all guarantees by one Debtor in favor of any other Debtors will be eliminated; and (vii) for purposes of determining the availability of the right of setoff under Section 553 of the Bankruptcy Code, Debtors will be treated as one entity so that, subject to the other provisions of Section 553, debts due to any of Debtors may be set off against the debts of any of Debtors. Substantive consolidation will not merge or otherwise affect the separate legal existence of each Debtor for licensing, regulatory or other purposes, other than with respect to distribution rights under this Plan. Moreover, substantive consolidation will have no effect on valid, enforceable and unavoidable liens, except for liens that secure a Claim that is eliminated by virtue of substantive consolidation and liens against collateral that ceases to exist by virtue of substantive consolidation. Furthermore, substantive consolidation will not create a Claim in a class different from the class in which a Claim would have been placed in the absence of substantive consolidation. The substantive consolidation contemplated under the Plan shall not effect any applicable date(s) for purposes of pursuing any Avoidance Actions.


DESCRIPTION OF REORGANIZED UNISON.

   MANAGEMENT OF REORGANIZED UNISON. The following table identifies the proposed officers and directors of Reorganized Unison on and after the Effective Date:

   REORGANIZED UNISON
   Name                           Age   Position
   ----                           ---   --------
   Michael A. Jeffries            48  President, Chief Executive Officer,
                                      Director
   Clayton Kloehr                 41  Senior Vice President-Finance,
                                      Treasurer, Director
   Nir E. Margalit                40  Executive Vice President, General
                                      Counsel, Secretary, Director
   Jimmy L. Fields                48  Executive Vice President and Chief
                                      Financial Officer
   Terry Troxell                  48  Executive Vice President-Operations

   QUEST
   Name                           Age  Position
   ----                           ---  --------
   L. Robert Oberfield            60  President
   Michael A. Jeffries            48  Chief Executive Officer, Director
   Clayton Kloehr                 41  Chief Financial Officer, Treasurer,
                                      Director
   Nir E. Margalit                40  Secretary
   Jimmy L. Fields                48  Vice President

      SUNBELT THERAPY (ALABAMA)
      Name                        Age   Position
      ----                        ---   --------
      Paul G. Henderson            43   President
      Michael A. Jeffries          48   Chief Executive Officer, Director
      Clayton Kloehr               41   Chief Financial  Officer,  Treasurer,
                                        Director
      Nir E. Margalit              40   Secretary
      Jimmy L. Fields              48   Vice President

      ALL OTHER DEBTORS
      Name                        Age   Position
      ----                        ---   --------
      Michael A. Jeffries          48   President,  Chief Executive  Officer,
                                        Director
      Clayton Kloehr               41   Chief Financial  Officer,  Treasurer,
                                        Director
      Nir E. Margalit              40   Secretary
      Jimmy L. Fields              48   Vice President

      For information concerning the above-identified individuals, see "THE DEBTORS -- Current Executive Officers and Directors."

EXECUTIVE COMPENSATION.

      PROSPECTIVE COMPENSATION OF MANAGEMENT. As more fully discussed in Article
7.7 of the Plan, the Board of Directors of Reorganized Unison (or such committee of the Board as appropriate) will evaluate the Senior Management within three
(3) months after the Effective Date to determine: (a) which members of Senior Management will be given employment contracts on a post-Effective Date basis (the "New Contracts"); (b) the terms of those New Contracts; and (c) the terms of participation in the Options and Cash Bonuses discussed below. Compensation to senior officers of Reorganized Unison are set forth on the following table together with the historic salary levels for such individuals.

           Name              Pre-Reorganization        Post-Reorganization
                                Annual Salary             Annual Salary
-------------------------------------------------------------------------------
Michael A. Jeffries                $315,000                  $315,000
L. Robert Oberfield                $172,000                  $172,000
Paul G. Henderson                  $175,000                  $175,000
Jimmy L. Fields                    $170,000                  $170,000
Nir E. Margalit                    $170,000                  $170,000
Terry Troxell                      $170,000                  $170,000
Clayton Kloehr                     $154,000                  $154,000

      SEVERANCE PACKAGES. In order to induce senior and midlevel management employees to remain in Debtors' employ and to continue to serve the Creditors' interests during the pendency of these Chapter 11 Cases, Debtors obtained Bankruptcy Court authorization by order dated October 7, 1998, to adopt and implement severance benefit packages (the "Severance Packages") for their key management personnel. The approved Severance Packages contain the following elements.

      SENIOR SEVERANCE PACKAGES. The five (5) senior management employees ("Senior Management") receive, subject to the conditions below, a Senior Severance Package comprised of one year's salary payable in the event of an involuntary termination without cause on or before three months after the Effective Date.

      The Board of Directors of Reorganized Unison (or a committee appointed by the Board), as it exists after the Effective Date, will evaluate the Senior Management within three months after the Effective Date to determine:

            (a) which members of Senior Management will be given employment contracts ("New Contracts") after the Effective Date, which must be in substantially the same form as the existing employment contracts between the Debtors and Senior Management, at substantially similar compensation terms as currently existing, and contain not less than eighteen (18) months severance

            (specifically excluding any terms or provisions contained in the executive severance agreements dated on or about April 30, 1998 (the "April Severance Agreements");

            (b) the terms of those New Contracts; and

            (c) the terms of participation in the Post Effective Date Options and Cash Bonuses referenced below;

      In addition to their Senior Severance Packages, the Debtors will reimburse Mr. Jeffries (CEO) and Mr. Fields (CFO) the closing costs for their homes in Albuquerque, New Mexico and Tucson, Arizona, respectively, not to exceed $25,000 for Mr. Jeffries and $30,000 for Mr. Fields (the "Closing Costs Reimbursement");

      If any member of Senior Management declines to accept an offered New Contract, that member may be terminated without a Severance Package. Each member of Senior Management has waived and released all other claims for severance or other termination payments as may have existed before the Petition Date other than the Closing Costs Reimbursement, and the terms of the Senior Severance Packages as set forth herein, supersede and replace, in their entirety, any prepetition severance or termination agreements or arrangements.

      MID-LEVEL SEVERANCE PACKAGES. The approximately eleven (11) individuals that comprise mid-level management ("Mid-Level Management") will receive, provided they agree to remain through the Interim Period, the one-year's salary severance payment provided in their existing employment contracts, which will remain in full force and effect in accordance with their assumption under
Section 365(a) of the Bankruptcy Code by Debtors.

      A sale of Quest will not constitute an involuntary termination for purposes of entitlement to Mid-Level Severance Package benefits for Mr. Oberfield or Mr. Roberts. No severance payments will be made, and any severance rights will expire for Mr. Oberfield, in the event Unison purchases the 25% interest in Quest from Mr. Oberfield.

      Each member of Mid-Level Management has waived and released all other claims for severance or any other termination payments (whether contained in employment contracts or otherwise) as may have existed before the Petition Date, and the terms of the Mid-Level Severance Packages supersede and replace, in their entirety, any prepetition severance or termination agreements or arrangements.

      OTHER MANAGEMENT. Other management ("Other Management") will receive, provided they agree to remain through the Interim Period, a severance payment equal to a percentage of their annual salary.

      MAINTENANCE OF STATUS QUO. Other than the revisions to severance rights as set forth above, the basic terms of employment of Senior Management, Mid-Level Management and Other Management (such as compensation, insurance and other benefits, etc.) will remain in full force and effect throughout the Interim Period.

      POST EFFECTIVE DATE OPTIONS FOR SENIOR MANAGEMENT. The board of Reorganized Unison, within three (3) months of the Effective Date, will allocate to Senior Management retained under New Contracts, Management Options to purchase or otherwise receive up to five percent (5%) of the New Common Stock (on a Fully Diluted basis) to be provided to Senior Management under the terms and conditions to be determined by the board of Reorganized Unison.

      CASH BONUSES. In addition to the foregoing, the board of Reorganized Unison, within six (6) months of the Effective Date, will allocate and direct to be paid to Senior Management retained under New Contracts an aggregate cash bonus of $250,000, with the terms and conditions for such bonuses (such as performance criteria) to be set by the board of Reorganized Unison.

PROVISIONS GOVERNING DISTRIBUTIONS.

      The provisions for the timing and manner of making distributions under the Plan are generally discussed below. All parties are referred to Article 6 of the Plan for the operative language governing the distributions and payments to specific Classes of Creditors. In the case of any inconsistency between this Disclosure Statement and the Plan, the Plan will control.

      GENERALLY. Except as otherwise provided in the Plan, Reorganized Unison, or a Disbursing Agent on its behalf, will make the Cash payments and other distributions provided for under the Plan. The Cash distributions required to be made on account of Allowed Administrative Claims (excepting therefrom Allowed Preserved Ordinary Course Claims), Allowed Priority Wage Claims, Allowed Priority Benefit Plan Contribution Claims, Allowed Priority Tax Claims, and Allowed Convenience Claims will be made upon the latest of: (i) the Effective Date, or as soon thereafter as practicable; (ii) such date as may be fixed by the Bankruptcy Court, or as soon thereafter as practicable; (iii) the tenth
(10th) Business Day after such Claim is Allowed, or as soon thereafter as practicable; and (iv) such date as the holder of such Claims and Reorganized Unison have agreed or shall agree.

      DISTRIBUTIONS TO CLASS 11. The provisions governing distributions to Creditors holding Allowed Claims in Class 11 are set forth in Article 6.7 of the Plan. On the Effective Date, Reorganized Unison will execute and issue: (a) the New Senior Notes; (b) the New Senior Notes Indenture; (c) the New Senior Notes Security Documents; and (d) the New Senior Notes Guarantee. Each holder of an Allowed Class 11 Claim, as of the Distribution Record Date, shall share Pro Rata (subject to Articles 6.7.9 and 6.7.11 of the Plan) in the New Senior Notes and related documents and instruments. The New Senior Notes received by the holders of the Senior Notes will be entitled to the rights under the Sharing Agreement set forth in Article 6.1.2(c) of the Plan.

      With respect to each holder of an Allowed Notes Claim or Senior Notes Claim, as of the Distribution Record Date, Reorganized Unison will distribute such holder's Pro Rata share of New Common Stock to the Disbursing Agent, on the Distribution Date. As soon as practicable after the New Senior Notes Indenture Trustee receives the Debt Instruments pursuant to Article 6.7.4 of the Plan: (a) the New Senior Notes Indenture Trustee will distribute Pro Rata Share of the New Senior Notes in accordance with the terms of the Plan and the New Senior Notes Indenture; and (b) the Disbursing Agent will issue the Pro Rata Share of the New Common Stock.

      With respect to each holder of an Allowed General Unsecured Claim other than a Notes Claim or Senior Notes Claim, on the Distribution Date: (a) the New Senior Notes Indenture Trustee will distribute the Pro Rata Share of the New Senior Notes in accordance with the terms of the Plan and the New Senior Notes Indenture as such payments come due; and (b) the Disbursing Agent will issue the Pro Rata share of the New Common Stock on the Distribution Date.

      If all of the Class 6 Reserved Stock and the Class 7 Reserved Stock is not issued to the holders of the Class 6 and Class 7 Claims pursuant to Articles 6.2 and 6.3 of the Plan, after completion of the Claims resolution procedure contemplated in the Plan, or is not issued by virtue of the acceptance of the Plan by Classes 6 and 7, all of the unissued shares of the Class 6 and Class 7 Reserved Stock will be cancelled.

      DISTRIBUTIONS TO CLASS 14. The provisions governing distributions to holders of Allowed Equity Interests in Class 14 are set forth in Article 12 of the Plan. With respect to each holder of an Allowed Equity Interest as of the Distribution Record Date, Reorganized Unison shall distribute such holder's Pro Rata Share of the New Warrants to the Transfer Agent on the Distribution Date. As soon as practicable after the Transfer Agent receives such holder's security pursuant to Article 12.2 of the Plan, the Transfer Agent shall distribute the New Warrants to such holder in accordance with the terms of this Plan and the New Warrant Agreement.

      OBJECTIONS TO CLAIMS. After the Effective Date, objections to Claims shall be made and objections to Claims made previous thereto shall be pursued by Reorganized Unison or any other party properly entitled to do so after notice to Reorganized Unison and approval by the Bankruptcy Court. Any objections made after the Effective Date shall be filed and served not later than ninety (90) days after the Effective Date; provided, however, that such period may be extended by order of the Bankruptcy Court for good cause shown.

      SETTLEMENT OF OBJECTIONS AFTER EFFECTIVE DATE. From and after the Effective Date, Reorganized Unison may litigate to judgment, propose settlements of, or withdraw objections to, all pending or filed Disputed Claims or Disputed Equity Interests, and Reorganized Unison may settle or compromise any Disputed Claim, Disputed Equity Interest, and/or Litigation Claim without notice and a hearing and without approval of the Bankruptcy Court.

      DISTRIBUTIONS TO DISPUTED CLAIMS. In order to facilitate distribution of Pro Rata shares to holders of Allowed Claims, and if and to the extent there are Disputed Claims in any Class, the Disbursing Agent will set aside in a separate designated reserve account the payments or distributions applicable to such Disputed Claims as if such Disputed Claims were Allowed Claims, pending the allowance or disallowance of such Disputed Claims. All amounts applicable to

Disputed Claims in Class 11 shall be segregated in a separate interest bearing account from which shall be deducted the reasonable costs, expenses, and fees incurred by the: (a) Disbursing Agent in administering distributions; and (b) Reorganized Unison in objecting to, litigating and settling on Disputed Claims in Classes 6 and 7 (to the extent applicable) and 11. In the event that Reorganized Unison wishes to deposit or hold a lesser amount than required herein and is unable to reach an agreement with the holder of the Disputed Claim or the Disbursing Agent, as the case may be, on the amount to be deposited or held, the Bankruptcy Court shall fix the amount after notice and hearing. Upon Final Order with respect to a Disputed Claim, the holder of such Disputed Claim, to the extent it has been determined to be an Allowed Claim, will receive from the Disbursing Agent that payment or distribution to which it would have been entitled if the portion of the Claim so Allowed had been Allowed as of the Effective Date. Such payment or distribution will be made as soon as practical after the order Allowing the Claim has become a Final Order. The balance of the amount held by the Disbursing Agent after such payment applicable to a previously Disputed Claim that has been disallowed in whole or in part, will be returned to Reorganized Debtors, except with regard to a previously Disputed Claim in Class 11, in which event, the balance will be distributed Pro Rata amongst the holders of Allowed Claims in Class 11 or continue to be held by the Disbursing Agent with regard to Disputed Claims not yet resolved.

MEANS FOR IMPLEMENTATION OF PLAN.

      SIGNATURE SALE LEASEBACK TRANSACTION. On or before the Effective Date and provided the Effective Date payments required to be paid to Omega under the Plan have been paid, Debtors will consummate the Signature Sale Leaseback Transaction in which Omega will purchase fee simple title to the Signature Facilities for a total amount of $38.2 million, plus the following Additional Contingent Payment, less the Closing Allowance.

            1. ADDITIONAL CONTINGENT PAYMENT. On March 15, 2004, and in addition to the purchase price for the Signature Facilities as set forth above, Omega will pay an "Additional Contingent Payment," which will be the lesser of: (a) $4 million; (b) an amount such that the EBITDARM for the Signature Facilities for 2003 divided by the sum of, on a pro forma basis taking into account the Minimum Rent (as defined in the Omega New Master Lease) increase which will result from the Additional Contingent Payment: (i) Signature's Consolidated Debt Service (as defined in the Omega New Master Lease); and (ii) Minimum Rent attributable to the Signature Facilities under the Omega New Master Lease will be 1.75; and (c) an amount such that EBITDAR for the Signature Facilities for 2003, less the capital expenditures required under the Omega New Master Lease with respect to the Signature Facilities for 2003, divided by the sum of, on a pro forma basis taking into account the Minimum Rent increase which will result from the Additional Contingent Payment: (i) Signature's Consolidated Debt Service; and
(ii) Minimum Rent attributable to the Signature Facilities under the Omega New Master Lease will be 1.25.

                  (a) OTHER CONDITIONS. Payment of the Additional Contingent
            Payment is contingent on all of the following conditions being satisfied: (i) no Event of Default shall have occurred under the Omega New Master Lease; (ii) the average occupancy for the Signature Facilities for the year 2003 shall equal or exceed the average occupancy for 1997; (iii) the New Omega Master Lessees shall be in compliance, on a pro forma basis taking into account the Minimum Rent Increase which will result from the Additional Contingent Payment, with the financial covenants set forth in Section 8.3 of the Omega New Master Lease; and (iv) Reorganized Unison (on a consolidated basis) shall have a minimum Tangible Net Worth (as defined in the Omega New Master Lease) of $25 million.

            2. USE OF PROCEEDS. The proceeds will be utilized as follows:

            - SATISFACTION OF NHI SECURED CLAIMS. Approximately $19 million of the proceeds from Signature Sale Leaseback Transactions will be used to satisfy the Allowed Class 4 NHI Secured Claims.

            - EXERCISE OF OPTION. In conjunction with the Signature Sale Leaseback Transaction, Reorganized Unison will exercise its option to purchase The Arbors Health Care Center in Arizona for approximately $3.2 million.

            - WORKING CAPITAL. The remainder of the Signature Sale Leaseback Transaction Proceeds will be utilized for the working capital requirements of Reorganized Unison.

            - RENT FOR SIGNATURE FACILITIES UNDER OMEGA NEW MASTER LEASE. Upon the closing of the Signature Sale Leaseback Transaction, the Signature Facilities will be leased back to Reorganized Unison as part of the Omega New Master Lease Facilities covered by the Omega New Master Lease discussed below. The rent on the Signature Facilities under the Omega New Master Lease will commence at nine and one-half percent (9.5%) (the "Investment Yield") of the purchase price of each facility and will increase by two percent (2%) of the initial rent each year over the fourteen (14) year initial term and over any fourteen (14) year renewal lease term as contained in the Omega New Master Lease. This rent is based on the transaction closing on or before December 15, 1998. By voting in favor of the Plan, Omega will commit to locking in the terms of the closing of the Signature Sale Leaseback Transaction on the terms set forth herein if the Signature Sale Leaseback Transaction is consummated on or before December 15, 1998, time being of the essence. If the Signature Sale Leaseback Transaction is not consummated on or before December 15, 1998, the Debtors shall have the right to seek alternative purchases and/or refinancing for the Signature Facilities, with Omega being given the right to match any such transaction, provided such transaction can close by the Effective Date.

      EXECUTION OF THE OMEGA NEW MASTER LEASE. As more fully described in
Article 7.2 of the Plan, on the Effective Date, the Indiana Master Lease and Texas Master Lease shall be amended and restated by the Omega New Master Lease which shall encompass the Omega New Master Lease Facilities, and be guaranteed by the Omega New Master Lease Guarantors pursuant to the Omega New Master Lease Guarantee. Some of the principal provisions of the Omega New Master Lease shall be as follows:

            - INITIAL TERM/RENEWAL OPTION. The initial term of the Omega New Master Lease will be fourteen (14) years commencing on the Effective Date with one fourteen (14) year renewal option by the Omega New Master Lessees. Any renewal must be on a global basis encompassing all Omega New Master Lease Facilities. Moreover, at or prior to the end of the initial term of the Omega New Master Lease, Reorganized Unison shall have the option to purchase the Signature Facilities for the greater of: (a) their Fair Market Value as defined in the Omega New Master Lease; or (b) Omega's investment therein, including any Additional Contingent Payment, increased by three percent (3%) per year compounded annually.

            - SECURITY DEPOSITS. A security deposit equal to three (3) months rent on each of the Omega New Master Lease Facilities (including the Signature Facilities), will be payable at the execution of the Omega New Master Lease.

            - COVENANTS. The Omega New Master Lease will contain customary operating and creditors' rights covenants, all to be agreed upon between Omega, the Omega New Master Lessees, and the Omega New Master Lease Guarantors. Accounts receivable borrowing will be permitted on the Omega New Master Lease Facilities only if certain financial ratios are met by the Lessees. In addition, the Omega New Master Lessees will be permitted to finance equipment with an annual lease or finance payment not to exceed the aggregate amount existing as of the Confirmation Date with the maximum aggregate amount to be reduced over the three (3) years following the Effective Date to an amount to be agreed upon by Reorganized Unison and Omega. No other borrowings by the Omega New Master Lessees will be permitted.

            - RENTAL ADJUSTMENT FOR INDIANA RETURNED FACILITIES. From and after the Effective Date (as defined in the Plan), the Debtors or Reorganized Unison will have no further liability for rental attributable to the Indiana Returned Facilities. Unison and BritWill Indiana (as reorganized) will be responsible for all obligations of the Indiana Returned Facilities arising or accrued on or prior to the Effective Date and with all of Omega's security securing such obligations and Omega will be responsible for all obligations arising or accruing after the Effective Date.

      OBTAINING NEW LINE OF CREDIT. As more fully set forth in Article 13.2 of the Plan, one of the conditions precedent to the occurrence of the Effective Date is that Reorganized Unison has obtained a New Line of Credit, in the approximate amount of $12 million, and it is ready to fund. Debtors are negotiating with HCFP to provide the New Line of Credit.

      NAME CHANGE. On or before the Effective Date, Unison shall effectuate a corporate name change to "Raintree HealthCare Corp."

      COUNSEL TO AD HOC COMMITTEE. As part of the distributions otherwise distributable to the holders of Notes and Senior Notes pursuant to this Plan, and as compensation in connection with making a substantial contribution to the Chapter 11 Cases, on the Effective Date, legal counsel to the Ad Hoc Committee shall be reimbursed for its reasonable fees and expenses incurred in connection with the Chapter 11 Cases, subject to review by the Bankruptcy Court as to the reasonableness of such fees and costs.

      EXECUTORY CONTRACTS AND UNEXPIRED LEASES. Except as provided in Article
6.1 of the Plan relating to Omega (which shall control as to any executory contract and/or unexpired leases between the Debtors and Omega), the executory contracts and unexpired leases between the Debtors and any Person shall be dealt with as provided below.

            ASSUMPTION OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES. All executory contracts and unexpired leases set forth on the schedule of assumed executory contracts filed with the Bankruptcy Court as part of the Plan Supplement that exist between the Debtors and any Person will be deemed assumed by Reorganized Unison as of the Effective Date, except for any executory contract or unexpired lease: (a) that has been rejected pursuant to an order of the Bankruptcy Court entered prior to the Confirmation Date; or (b) as to which a motion for approval or rejection of such executory contract or unexpired lease, if applicable, has been filed with the Bankruptcy Court prior to the Confirmation Date. The Texas Master Lease and Indiana Master Lease shall be assumed, as modified and supplemented pursuant to Articles 6.1 and 7.2 of this Plan and as more fully set forth in the Omega New Master Lease, on the Effective Date.

            REJECTION OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES. All executory contracts and unexpired leases that exist between the Debtors and any Person and are either set forth on the schedule of rejected executory contracts and unexpired leases filed with the Bankruptcy Court as part of the Plan Supplement, or which do not appear in the Plan Supplement will be deemed rejected as of the Effective Date, except for any executory contract or unexpired lease that has been assumed or rejected pursuant to an order of the Bankruptcy Court entered prior to the Confirmation Date.

            APPROVAL OF ASSUMPTION OR REJECTION. Entry of the Confirmation Order will constitute: (a) the approval, pursuant to Section 365(a) of the Bankruptcy Code, of the assumption of the executory contracts and unexpired leases assumed pursuant to the Plan or otherwise during the Chapter 11 Cases; and (b) the approval, pursuant to Section 365(a) of the Bankruptcy Code, of the rejection of the executory contracts and unexpired leases rejected pursuant to the Plan or otherwise during the Chapter 11 Cases. Notwithstanding anything contained herein to the contrary, as part of the Plan Supplement the Debtors will have the right to add or delete any executory contract or unexpired lease that is initially an assumed executory contract or an assumed unexpired lease on the Schedules.

            CURE OF DEFAULTS. On the Effective Date or as soon thereafter as is practicable, Reorganized Unison will Cure any defaults under any executory contract or unexpired lease assumed pursuant to this Plan in accordance with
Section 365(b)(1) of the Bankruptcy Code.

            POST-PETITION DATE CONTRACTS AND LEASES. Executory contracts and unexpired leases entered into and other obligations incurred after the Petition Date by the Debtors, will be performed by the Debtors or Reorganized Unison, as applicable, in the ordinary course of their business.

            BAR DATE. All proofs of claims with respect to Claims arising from the rejection of any executory contract or unexpired lease rejected pursuant to the Plan must be filed with the Bankruptcy Court no later than THIRTY (30) DAYS after the Confirmation Date. Any Claim not filed within such time will be forever barred. With respect to any executory contract or unexpired lease that was rejected by the Debtors prior to the Confirmation Date, the deadline for filing such Claims shall be as set forth in the Bar Date Order.

            INDEMNIFICATION OBLIGATIONS. Any obligations of the Debtors to indemnify any Person serving as a fiduciary of any employee benefit plan or program of the Debtors, pursuant to charter, by-laws, contract or applicable state law will be deemed to be, and shall be treated as, an executory contract and assumed by Reorganized Unison on the Confirmation Date. Any obligation of the Debtors to indemnify, reimburse, or limit the liability of any Person, including but not limited to any officer or director of any of the Debtors, any Broker Dealer, or any agent, professional, financial advisor, or underwriter of any securities issued by the Debtors which relate to any acts or omissions which occurred prior to the Petition Date: (a) will be rejected, canceled, and discharged pursuant to the Plan as of the Confirmation Date; and (b) any and all Claims resulting therefrom will be disallowed pursuant to Section 502(e) of the Bankruptcy Code. Notwithstanding any of the foregoing, nothing contained in the Plan shall impact, impair or prejudice the rights of any Person covered by any applicable directors and officers liability insurance policy and/or any applicable errors and omissions policy (collectively, "D&O Policies") with respect to such policy or policies. Moreover, Reorganized Unison will maintain in force for a period of two (2) years following the Effective Date appropriate D&O Policies covering pre-Effective Date directors and officers of the Debtors and containing substantially the same provisions and limits of coverage as the policies that were in force on the Petition Date, and Reorganized Unison will also be responsible for paying the deductible or retention amounts under such policies for such two-year period.

PRESERVATION AND PROSECUTION OF LITIGATION CLAIMS.

      In accordance with Section 1123(b)(3) of the Bankruptcy Code, and except as otherwise expressly provided in the Plan, all Litigation Claims and Related Party Creditor Defenses (if applicable) will be retained and reserved for the benefit of Reorganized Unison and the holders of Allowed Claims in Class 11. For the avoidance of doubt, the holders of the Notes, the Notes Indenture Trustee, the holders of the Senior Notes and the Senior Notes Indenture Trustee shall retain any and all independent rights of action against any Person except as expressly provided for otherwise in the Plan.

      PROSECUTION OF LITIGATION CLAIMS. Reorganized Unison shall prosecute any and all preserved Litigation Claims not otherwise expressly comprised in the Plan, and will do so in its capacity as a representative of the Estates pursuant to and in accordance with Section 1123(b)(3)(B) of the Bankruptcy. The fees and costs to litigate such preserved Litigation Claims shall come from the post-Effective Date operations of Reorganized Unison. Reorganized Unison shall have sole discretion in its business judgment as to what Litigation Claims to pursue, which to settle, and the terms and conditions of those settlements.

      DISTRIBUTION OF LITIGATION CLAIMS PROCEEDS. All monetary judgments and awards resulting from the settlement or prosecution of the preserved Litigation Claims shall be distributed to the holders of Allowed Claims in Class 11 after deduction of the reasonable and necessary fees and costs incurred by Reorganized Unison in the prosecution and/or settlement of the preserved Litigation Claims.

      SPECIFIC CLAIMS PRESERVED. During the course of the Chapter 11 Cases, with the assistance of their court-approved professionals, Debtors continue to investigate causes of action available to them under the Bankruptcy Code and applicable state law. The Plan preserves all causes of action available to Debtors, including all objections to Claims and all other causes of action arising under the Bankruptcy Code, unless the Plan specifically provides otherwise.

      Specifically reserved and preserved are all claims, rights or causes of action arising out of or related to: (1) to the extent that holders of Claims in Class 6 do not vote for the Plan, the BritWill Acquisition, (2) to the extent that holders of Claims in Class 7 do not vote for the Plan, the Signature Acquisition, (3) such further related transactions to (1) and (2) above, including, but not limited to, an April 1997 loan and September 1997 loan by Elk Meadows and BritWill Investments; (4) the business operation of Debtors for the period July 1, 1992 to May 28, 1998, including as related to the foregoing but not limited to, any claims for breach of contract, fraud, misrepresentation, negligence, misappropriation of business opportunities or trade secrets, corporate waste, fraudulent conveyance, constructive trust, breach of fiduciary duty, self-dealing or any claims for indemnity, or any claims arising from an employment relationship with any Debtors; (5) the Related Party Avoidance Actions; (6) the Avoidance Actions; (7) the Related Party Creditor Defenses; and
(8) all other Litigation Claims (collectively, the "Preserved Claims"). Each Debtor specifically reserves the Preserved Claims as to: (a) each and every member of Kremser and Affiliates and Whitehead and Affiliates; (b) any officer or director of any Debtor for the period July 1, 1992 to May 28, 1998; or (c) any entity or individual who is determined to be (i) the alter-ego of the foregoing; (ii) any entity the aforementioned might successfully claim are necessary parties for purposes of joinder under the Federal Rules of Civil Procedure; or (iii) any entity in whose hands the proceeds and benefit of any impermissible conduct has flowed. See "THE PLAN OF REORGANIZATION -- Summary of Treatment of and Distributions to Creditors Under the Plan -- BritWill Acquisition Claims, Signature Acquisition Claims."

SECURITIES TO BE ISSUED IN CONNECTION WITH THE PLAN.

      Reorganized Unison shall issue for distribution in accordance with the provisions of the Plan the New Common Stock, the New Warrants, the New Warrant Shares, the Debt Instrument evidencing the Signature Claim Payout, as defined in
Article 6.3.2(a)(ii) of the Plan, the BritWill Acquisition Promissory Note, as defined in Article 6.2.2(b)(I), and the New Senior Notes required for distribution or sale pursuant to the provisions of the Plan. Please refer to
Article 11 of the Plan for a complete discussion of the securities to be issued in connection with the Plan.

      COMMON STOCK. Principal provisions of the New Common Stock are summarized as follows:

      - AUTHORIZATION. The Reorganized Unison Certificate will authorize the issuance of ten million (10,000,000) shares of New Common Stock. On the Effective Date Reorganized Unison will issue two million (2,000,000) shares of such New Common Stock pursuant to Article 6.7 of the Plan which will represent approximately seventy-nine percent (79%) of the equity in Reorganized Unison on a fully diluted basis if the Class 6 Reserved Stock and Class 7 Reserved Stock is issued in full to the holders of Allowed Claims in Classes 6 and 7; and approximately ninety percent (90%) of the equity in Reorganized Unison on a Fully Diluted basis if the New Class 6 Reserved Stock and Class 7 Reserved Stock is not issued to holders of Claims in Classes 6 and 7.

      - PAR VALUE. The New Common Stock will have a par value of $.001 per share.

      - RIGHTS. The New Common Stock will have such rights with respect to dividends, liquidation, voting and other matters as are set forth in the Reorganized Unison Certificate and as provided under applicable law, including, without limitation, the right to one vote per share.

      - EXCHANGE LISTING. Reorganized Unison will use its reasonable best efforts to register the New Common Stock on a national securities exchange or automated quotation system prior to, or as soon as practicable after, the distribution to holders of Allowed Claims entitled to receive New Common Stock.

      - REGISTRATION RIGHTS. Any Person who receives ten percent (10%) or more of the New Common Stock on account of its Allowed Claim under the Plan will be deemed to have entered into the New Common Stock Registration Agreement with respect to that stock, and shall have the rights afforded under that agreement.

      NEW WARRANTS.  Principal provisions of the New Warrants are as follows:

      - AUTHORIZATION. The Plan authorizes (subject to the provisions of Article 6.9.2 of the Plan) the issuance of New Warrants to purchase approximately 100,000 shares of New Common Stock, which, if and to the extent exercised, will represent up to approximately five percent (5%) of the equity of Reorganized Unison on a Fully Diluted basis.

      - EXERCISE PRICE. The New Warrants will have a per share exercise price equal to 1.25 times the Initial Price.

      - EXERCISE; EXPIRATION. The New Warrants will be exercisable by the holder thereof at any time on or prior to the fifth anniversary of the Effective Date, at which time all unexercised New Warrants will expire.

      - RIGHTS. The New Warrants will not be redeemable. The number of shares purchasable upon exercise of the New Warrants will, in the aggregate, equal a maximum of five percent (5%) of the equity in Reorganized Unison on a Fully Diluted basis, and will be subject to standard anti-dilution provisions.

            The holders of the New Warrants will not have any voting or other rights as shareholders of Reorganized Unison in respect thereof.

      NEW SENIOR NOTES. Principal provisions of the New Senior Notes are as follows:

      - AUTHORIZATION. The Plan authorizes the issuance of the New Senior Notes in the amount of $24 million less the Effective Date Excess Cash payment set forth in Article 11.3.4(a) of the Plan, pursuant to the New Senior Notes Indenture.

      - SECURITY. The New Senior Notes will be secured by the New Senior Notes Collateral.

      - INTEREST RATE. The New Senior Notes will bear interest, payable as set forth in Article 11.3.4 of the Plan, in arrears, at a fixed rate equal to eleven percent (11%) per annum.

      - MATURITY AND AMORTIZATION. The New Senior Notes will mature on the fourth anniversary of the Effective Date, and will be payable as follows:

            (a) On the Effective Date, the Effective Date Excess Cash will be paid to reduce the principal due and owing on the New Senior Notes. Under no circumstances will Reorganized Unison be required to access its New Line Of Credit or otherwise borrow to make all or any portion of this Effective Date Payment;

            (b) If and when the New Senior Notes Collateral or any portion thereof is sold, the proceeds therefrom (less costs of sale) will be used to prepay the New Senior Note, which payment will be applied: (i) first to outstanding fees and costs under the New Senior Note Indenture (if any); (ii) then to accrued interest; and (iii) then to principal;

            (c) Interest only will be payable semi-annually for the first and second years after issuance;

            (d) On the third anniversary of the Effective Date, a payment equal to accrued interest plus a principal reduction of $2.0 million will be made; and

            (e) All unpaid interest, fees, costs and principal will be fully due and payable on the fourth anniversary of the Effective Date.

      - PREPAYMENT PENALTY. The New Senior Notes will contain no prepayment penalty.

      - GUARANTEES. The New Senior Notes will be guaranteed by all subsidiaries and Affiliates of Reorganized Unison pursuant to the New Senior Notes Guarantee other than the Omega New Master Lessees.

      - OTHER RIGHTS. The holders of the New Senior Notes received by the holders of the Senior Notes will have those rights under the Sharing Agreement with respect to the Indiana Returned Facility Note set forth in Article 6.1.2(c) of the Plan.

      SECTION 1145 EXEMPTION. It is the Company's position that, in accordance with Section 1145 of the Bankruptcy Code, the issuance of the New Common Stock and the New Senior Notes, the Debt Instrument evidencing the Signature Claim Payout, the BritWill Acquisition Promissory Note, the New Warrants and the New Warrant Shares under this Plan is exempt from the registration requirements of
Section 5 of the Securities Act, as amended, and any state or local law requiring registration for offer or sale of a security or registration or licensing of an issuer of, underwriter of, or Broker Dealer in such securities and is deemed to be a public offer of such securities. With respect to the issuance of the New Warrants and the New Warrant Shares upon exercise of the New Warrants, the issuance of such securities under the Plan shall be exempt from the registration requirements of Section 5 of the Securities Act, as amended, and any state or local law requiring registration of such securities only to the extent the Bankruptcy Court determines, as part of the Confirmation Hearing and pursuant to the Confirmation Order, that such issuance is exempt under the provisions of
Section 1145 of the Bankruptcy Code.

TITLE TO PROPERTY; DISCHARGE; INJUNCTION.

      REVESTING OF ASSETS. Subject to the provisions of the Plan, the property of the Estates of Debtors will vest in Reorganized Unison on the Effective Date. As of the Effective Date, all such property of Debtors shall be free and clear of all liens, Claims and Equity Interests of holders thereof, except as otherwise provided herein. From and after the Effective Date, Reorganized Unison may operate their business, and may use, acquire and dispose of their property free of any restrictions of the Bankruptcy Code, including the employment of and payment to professionals, except as otherwise provided in the Plan or the Confirmation Order.

      DISCHARGE. Except as provided in the Plan or the Confirmation Order, the rights afforded under the Plan and the treatment of Claims and Equity Interests under the Plan shall be in exchange for and in complete satisfaction, discharge and release of all Claims, including any interest accrued on General Unsecured Claims from the Petition Date and termination of all Equity Interests. Except as provided in the Plan or the Confirmation Order, Confirmation shall: (a) discharge Debtors and Reorganized Unison from all Claims or other debts that arose before the Confirmation Date, and all debts of the kind specified in Sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not: (i) a proof of claim based on such debt is filed or deemed filed pursuant to Section 501 of the Bankruptcy Code; (ii) a Claim based on such debt is allowed pursuant to Section 502 of the Bankruptcy Code; or (iii) the holder of a Claim based on such debt has accepted the Plan; and (b) terminate all Equity Interests and other rights of Equity Interests in Debtors except as expressly provided herein.

      INJUNCTION. Except as provided in the Plan or the Confirmation Order, as of the Confirmation Date, all entities that have held, currently hold or may hold a Claim or other debt or liability that is discharged or an Equity Interest, Equity Interest Related Claim, or other right of an equity security holder that is terminated pursuant to the terms of the Plan are permanently enjoined from taking any of the following actions on account of any such discharged Claims, debts or liabilities or terminated Equity Interests or rights: (a) commencing or continuing in any manner any action or other proceeding against the Debtors or Reorganized Unison (including any officer or director acting as a representative of Debtors or Reorganized Unison); (b) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order against Debtors, Reorganized Unison, or their respective property; (c) creating, perfecting or enforcing any lien or encumbrance against Debtors, Reorganized Unison, or their respective property; (d) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to Debtors, Reorganized Unison, or their respective property; and (e) commencing or continuing any action, in any manner, in any place, that does not comply with or is inconsistent with the provisions of the Plan or the Bankruptcy Code.

      EXCULPATION. Neither Debtors, Reorganized Unison, the Creditors Committee, the Ad Hoc Committee, Omega nor any of their respective officers, directors, employees, financial advisors, attorneys, or agents, shall have or incur any liability to any holder of a Claim or Equity Interest, including the holder of any Equity Interest Related Claim, or any other party in interest, or any of their respective members or former members, agents, employees, representatives, financial advisors, attorneys, or Affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the pursuit of confirmation of the Plan, or the consummation of the Plan, except for their willful misconduct, and in all respects shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under the Plan or in the context of the Chapter 11 Cases. No holder of a Claim, Equity Interest or Equity Interest Related Claim, or any other party in interest, including their respective agents, employees, representatives, financial advisors, attorneys or Affiliates, shall have any right of action against the Debtors, Reorganized Unison, the Creditors Committee, the Ad Hoc Committee, Omega or any of their respective officers, directors, employees, financial advisors, attorneys, or agents, for any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the pursuit of confirmation of the Plan, the consummation of the Plan, or the administration of the Plan, except for their willful misconduct.

                                   FEASIBILITY


GENERAL FEASIBILITY ANALYSIS.

      Pursuant to Section 1129(a)(11) of the Bankruptcy Code, one of the requirements for confirmation of a plan of reorganization is a determination by the Bankruptcy Court that the plan is feasible -- that is, that confirmation of the plan is not likely to be followed by liquidation or by the need for a further financial restructuring, unless such is specifically provided for in the plan. For purposes of determining whether the Plan meets this requirement, Debtors have analyzed the Reorganized Unison's future prospects and its ability to meet its obligations under the Plan. Debtors believe that confirmation is not likely to be followed by the liquidation or the need for further financial reorganization of Reorganized Unison.

      A: (i) projected balance sheet as of the Effective Date of the Plan; (ii) projected cash flows statement; and (iii) projected income statement, are set forth below. These projections were prepared by the Company and include projections of the expected results of operations of the Company assuming the disposition of the Company's rehabilitation therapy subsidiary and the Disposition Facilities.

      BASED ON THE RESULTS OF OPERATIONS AND CASH FLOWS, DEBTORS BELIEVE THAT THE PLAN COMPLIES WITH THE FINANCIAL FEASIBILITY STANDARDS FOR CONFIRMATION SET FORTH IN SECTION 1129(a)(11) OF THE BANKRUPTCY CODE. DEBTORS BELIEVE THAT THE ASSUMPTIONS ARE REASONABLE, THAT THE PROJECTIONS ARE ATTAINABLE BY REORGANIZED UNISON ON AN OPERATIONAL BASIS AND THAT REORGANIZED UNISON WILL HAVE SUFFICIENT FUNDS AVAILABLE TO MEET ITS OBLIGATIONS UNDER THE PLAN.

      THE PROJECTIONS AND ANALYSES CONTAINED HEREIN SHOULD NOT BE REGARDED AS A REPRESENTATION OR WARRANTY BY DEBTORS, REORGANIZED UNISON, OR ANY OTHER PERSON, INCLUDING ANY PROFESSIONALS EMPLOYED BY, OR ANY OFFICERS, DIRECTORS, EMPLOYEES OR OTHER REPRESENTATIVES OF SUCH PARTIES, THAT ANY PROJECTED RESULTS OF OPERATIONS OR RECOVERIES WILL BE REALIZED. ACTUAL RESULTS ACHIEVED BY REORGANIZED UNISON MAY VARY MATERIALLY FROM THE PROJECTED RESULTS. HOLDERS OF CLAIMS AND EQUITY INTERESTS MUST MAKE THEIR OWN DETERMINATIONS AS TO THE REASONABLENESS OF THE ASSUMPTIONS UNDERLYING THE PROJECTIONS IN REACHING THEIR DECISIONS OF WHETHER TO ACCEPT OR REJECT THE PLAN.

            KEY ASSUMPTIONS UNDERLYING THE OPERATING PLAN AND THE PROJECTIONS. The projections assume that, after the Effective Date, Unison will operate 32 skilled nursing facilities with 3,284 licensed beds and 3 assisted living facilities with 214 units. In addition, Unison will continue its pharmacy and laboratory ancillary businesses. Unison's therapy business is assumed to be sold by December 31, 1998, with the proceeds from this sale used to repay a portion of the New Senior Note. No further acquisitions or dispositions have been assumed.

            REVISIONS FROM DISCLOSURE STATEMENT DATED AUGUST 10, 1998. The original disclosure statement projections were started in the Spring of 1998 and filed on August 10, 1998 with the disclosure statement. While it is felt that those projections were a reasonable expectation based on the information available at the time and may still be attainable, Unison believes that a more conservative estimate should also be presented. For fiscal 1999, this more conservative projection has reduced revenue by $11.4 million and reduced expenses by $8.3 million resulting in a reduction of EBITDA of $3.1 million.

      The adjustments made and rationale for each are as follows:

      1. Revenues were increased by $2.0 million as a result of increased length of stay for Medicare residents. Under the new Medicare payment system going into effect on January 1, 1999, the rates assume a minimum amount of therapy time will be required in each different resource utilization group. The highest group, for example, assumes that the patient will receive a minimum of 720 minutes of therapy within a seven-day period of time. The therapy component of the rate pays for this amount of time. While some patients may well receive more than 720 minutes a week, since the payment amount is for approximately 720 minutes, therapy services are not likely to exceed the 720 minutes by a substantial amount. The patient, however, may require much more than this before they are completely rehabilitated; therefore, they will stay in the Medicare unit for a longer number of days to continue to receive the therapy services. Additionally, Medicare has created a low rehabilitation category, which incorporates nursing rehabilitation services allowing the resident to remain on Medicare for even further extended periods while covered by Medicare. (Prior to PPS, nursing rehabilitation was not covered by Medicare.) While it may increase the total number of days in the facility because some patients are rehabilitated and sent home, still others are rehabilitated but discharged to the facility into a non-Medicare unit. Unison has, for the purposes of this projection, assumed that there is no increase in total census days (although there very well could be), but there is an increase in the number of Medicare days and a decrease in the number of non-Medicare days.

      2. Medicare revenues from long term care facilities were decreased by $7.5 million as a result of a reduction in the average daily rate to be paid under PPS versus non-PPS. The Healthcare Financing Administration estimated that the PPS system would result in approximately a 17% reduction in rates. Unison's estimation, based upon information now available, is that its rates will on average be reduced by 18.6%.

      3. Pharmacy revenue has been reduced by $2.8 million. This reduction is the result of lower estimated rates negotiated with nursing providers, again as a result of PPS rate reductions. This will not necessarily be reductions in prices for a given product, but may reflect the use of a substitute product that has a lower cost. (See expense explanation below.)

      4. Revenues have been reduced an additional $3.1 million as a result of reductions in the assumed level of census. Under the original projections it was assumed that the Company would complete the bankruptcy proceedings and exit as a reorganized company on November 1, 1998. Unison believes that, during the period the Company remains in bankruptcy, the uncertainty about the Company's future is and will continue to have a negative impact on marketing facilities to prospective residents. As a result, Management has reduced the census assumptions from an occupancy level of 85.1% to 83% for the 1999 fiscal year. Unison's rate of recovery of census remains approximately the same. However, the starting point is lower. Occupancy in June 1998 was 81.2% and in August 1998 fell to 79.7%.

      5. Expenses have been reduced for pharmacy cost of goods sold by $1.5 million. As a result of lower payments, the pharmacy is working with its customers to put in place "formularies". This is an attempt to reduce the number of different products carried by the pharmacy in order to negotiate better pricing. Additionally, the "formulary" will contain more generic drugs that can be obtained at much lower prices than name brand drugs. While the pharmacy will in fact still supply any drug required, it is expected that physicians will cooperate in an effort to reduce overall costs.

      6. Expenses were reduced by $1 million (estimate of variable cost) as a result of the reduction in census discussed in item 4 above.

      7. Expenses were reduced by $5.5 million as a result of lower therapy expense and lower pharmacy expense negotiated based upon lower revenues from PPS. Suppliers of these services are reducing their costs through wage reductions and increased productivity and, in turn, passing these cost savings on to the nursing facilities.

      8. Rent expense was increased by $272,000 as a result of the change in the proposed terms of the Signature Sale Leaseback Transaction.

      9. Because the above adjustments resulted in a reduction of revenue of $11.4 million, the Company reduced its estimated management fees by $572,000. The Company intends to hold administrative costs (Management Fees) to 5% of Revenues.

      To summarize, the reduction in EBITDA results primarily from a reduction in assumed census based upon what is currently being experienced, and a reduction Pharmacy EBITDA. The affect of PPS on the revenues of nursing facilities is substantially offset by reductions in expenses and increased length of stay.

                         UNISON HEALTHCARE CONSOLIDATED
                             PROJECTED BALANCE SHEET
                                    ($000'S)

                                          PRO FORMA
                                          DEC-31-98     DEC-31-99      DEC-31-00     DEC-31-01     DEC-31-02    DEC-31-03
                                           --------      --------      --------      --------      --------      --------
CASH                                       $      0      $  2,313      $  2,313      $  3,176      $  2,313      $  2,313
ACCOUNTS RECEIVABLE (NET)                    33,970        20,255        21,247        22,381        23,153        24,027
INVENTORY                                     2,252         2,217         2,261         2,306         2,352         2,399
PREPAID EXPENSES & OTHER                      7,741         9,502         9,502         9,502         9,502         9,502
                                           --------      --------      --------      --------      --------      --------
  TOTAL CURRENT ASSETS                       43,962        34,288        35,324        37,366        37,321        38,242

PROPERTY, PLANT & EQUIPMENT (NET)             6,418         7,740         8,465         8,889         8,434         7,979
GOODWILL, LSE OP RTS & OTH
  INTANG (NET)                               40,386        27,474        22,955        18,437        13,919         9,401
OTHER ASSETS                                  9,589         9,465         9,465         9,465         9,465         9,465
                                           --------      --------      --------      --------      --------      --------
  TOTAL ASSETS                             $100,355      $ 78,966      $ 76,208      $ 74,156      $ 69,139      $ 65,086
                                           ========      ========      ========      ========      ========      ========

ACCOUNTS PAYABLE                           $  4,463      $  4,120      $  4,219      $  4,333      $  4,411      $  4,499
ACCRUED EXPENSES                             11,582         8,392         8,640         9,129         9,214         9,431
RESERVES                                     12,539             0             0             0             0             0
ACCRUED BUSINESS TAXES                        3,133         2,974         2,974         2,974         2,974         2,974
NOTES PAYABLE                                    24         2,789           797             0        13,922         8,676
CURRENT MATURITIES OF LONG
TERM  DEBT                                      709           701           673         5,313         2,032           411
                                           --------      --------      --------      --------      --------      --------
  TOTAL CURRENT LIABILITIES                  32,449        18,976        17,303        21,749        32,553        26,020

LONG TERM DEBT                               30,943        26,242        25,562        18,249           919           479
DEFERRED TAXES                               16,018        16,018        16,018        16,018        16,018        16,018
OTHER LONG TERM LIABILITIES                     945         1,221         1,519         1,833         2,164         2,514
                                           --------      --------      --------      --------      --------      --------
  TOTAL LIABILITIES                          80,355        62,457        60,401        57,848        51,654        45,031

PREFERRED STOCK                                   0             0             0             0             0             0
COMMON STOCKHOLDERS' EQUITY                  20,000        16,509        15,808        16,308        17,485        20,055
                                           --------      --------      --------      --------      --------      --------
  TOTAL EQUITY                               20,000        16,509        15,808        16,308        17,485        20,055

  TOTAL LIABILITIES &
   EQUITY                                  $100,355      $ 78,966      $ 76,208      $ 74,156      $ 69,139      $ 65,086
                                           ========      ========      ========      ========      ========      ========

                         UNISON HEALTHCARE CONSOLIDATED
                              PROJECTED CASH FLOWS
                                    ($000'S)

                                                   FULL YEAR         FULL YEAR         FULL YEAR         FULL YEAR         FULL YEAR
                                                   DEC-31-99         DEC-31-00         DEC-31-01         DEC-31-02         DEC-31-03
                                                    -------           -------           -------           -------           -------
NET INCOME                                           (3,491)             (702)              501             1,176             2,571
DEPRECIATION & AMORTIZATION
                                                      6,518             6,518             6,518             6,518             6,518
                                                    -------           -------           -------           -------           -------
  GROSS OPERATING CASH FLOW                           3,028             5,817             7,019             7,695             9,089

(INCREASE) IN ACCOUNTS RECEIVABLE                    13,714              (992)           (1,134)             (772)             (873)
(INCREASE) IN INVENTORY                                  35               (44)              (45)              (46)              (47)
(INCREASE) IN PREPAID EXPENSES & OTHER               (1,761)                0                 0                 0                 0
INCREASE IN ACCOUNTS PAYABLE                           (343)              100               114                78                88
INCREASE IN ACCRUED LIABILITIES                      (3,201)              246               281               191               216
INCREASE IN OTHER CURRENT
LIABILITIES                                         (12,698)                0                 0                 0                 0
                                                    -------           -------           -------           -------           -------
  CASH FLOW FROM WORKING CAPITAL                     (1,277)            5,126             6,234             7,145             8,473

(INCREASE) IN OTHER ASSETS                              124                (0)                0                 0                 0
INCREASE IN OTHER LIABILITIES                           276               297               314               332               350
CAPITAL EXPENDITURES (NET OF SALES)                   5,072            (2,724)           (2,424)           (1,546)           (1,546)
                                                    -------           -------           -------           -------           -------
  CASH FLOW FROM OPERATIONS                           4,245             2,699             4,124             5,932             7,277

CHANGE IN DEBT                                       (1,932)           (2,699)           (3,261)           (6,794)           (7,277)
LIABILITIES ST COMPROMISE                                 0                 0                 0                 0                 0
INTERCO ADJUSTMENTS                                      (0)               (0)                0                 0                 0
DIVIDENDS                                                 0                 0                 0                 0                 0
EQUITY ADJUSTMENTS                                        0                 0                 0                 0                 0

CHANGE IN CASH                                        2,313                 0               863              (863)                0
BEGINNING CASH                                           (0)            2,313             2,313             3,176             2,313
ENDING CASH                                           2,313             2,313             3,176             2,313             2,313

                         UNISON HEALTHCARE CONSOLIDATED
                           PROJECTED INCOME STATEMENT
                          ($ IN 000'S EXCEPT PER SHARE)

                                               FY1998         FY1999         FY2000         FY2001         FY2002         FY2003
                                              ---------      ---------      ---------      ---------      ---------      ---------
Revenues                                      $ 195,824      $ 135,575      $ 142,479      $ 149,208      $ 154,354      $ 160,177

Wages and Related                               100,911         62,686         64,639         66,732         68,735         70,885
Other Operating Expenses                         71,421         51,135         52,940         54,710         56,507         58,410
                                              ---------      ---------      ---------      ---------      ---------      ---------
EBITDAR                                          23,492         21,754         24,900         27,766         29,112         30,883
EBITDAR%                                          12.00%         16.05%         17.48%         18.61%         18.86%         19.28%

Rent                                             14,560         15,142         15,500         15,755         16,185         16,526
                                              ---------      ---------      ---------      ---------      ---------      ---------
EBITDA                                            8,932          6,612          9,399         12,011         12,928         14,358
EBITDA%                                            4.56%          4.88%          6.60%          8.05%          8.38%          8.96%

Depreciation and Amortization                     9,951          6,518          6,518          6,518          6,518          6,518
                                              ---------      ---------      ---------      ---------      ---------      ---------
EBIT                                             (1,019)            93          2,881          5,493          6,409          7,839
Impairment losses and
  Restructuring Costs                            11,058              0              0              0              0              0
Interest Expense (net)                           11,548          3,113          3,087          2,943          2,567          1,642
                                              ---------      ---------      ---------      ---------      ---------      ---------
Pre Tax Income before Minority Interest         (23,625)        (3,020)          (206)         2,549          3,842          6,197
Minority Interest                                    NA           (471)          (496)          (523)          (553)          (583)
Taxes                                                 0              0              0          1,526          2,113          3,043
                                              ---------      ---------      ---------      ---------      ---------      ---------
Net Income                                      (23,625)        (3,491)          (702)           501          1,176          2,571

Preferred Dividends                                   0              0              0              0              0              0
Available for Common                            (23,625)        (3,491)          (702)           501          1,176          2,571
Earnings per Share (based on
  2,000,000 shares)                           ($  11.81)     ($   1.75)     ($   0.35)     $    0.25      $    0.59      $    1.29

Skilled Nursing Facilities                           32             32             32             32             32             32
Licensed Beds                                     3,284          3,284          3,284          3,284          3,284          3,284

Assisted Living Facilities                            3              3              3              3              3              3
Number of Units                                     214            214            214            214            214            214

Sources of Patient Revenues
Medicare                                          30.10%         29.66%         29.00%         28.33%         27.98%         27.25%
Private Pay                                       16.13%         17.05%         17.44%         18.48%         19.06%         19.64%
                                              ---------      ---------      ---------      ---------      ---------      ---------
  Quality Mix                                     46.24%         46.71%         46.44%         46.82%         47.04%         46.89%
Medicaid                                          53.76%         53.29%         53.56%         53.18%         52.96%         53.11%
                                              ---------      ---------      ---------      ---------      ---------      ---------
  Total                                          100.00%        100.00%        100.00%        100.00%        100.00%        100.00%

Occupancy %                                       80.34%         83.00%         85.00%         87.00%         87.31%         88.20%

                                  RISK FACTORS


      The restructuring of Unison involves a degree of risk, and this Disclosure Statement and certain of the documents incorporated herein by reference contain forward-looking statements that involve risks and uncertainty. Reorganized Unison's actual results could differ materially from those anticipated in such forward-looking statements as a result of a variety of factors, including those set forth in the following risk factors and elsewhere in this Disclosure Statement. Creditors should consider carefully the following factors, in addition to the other information contained in this Disclosure Statement, prior to submitting a vote to accept or reject the Plan.

REORGANIZATION FACTORS.

      As with any plan of reorganization or other financial transaction, there are certain risk factors that must be considered. It should be noted that all risk factors cannot be anticipated, that some events will develop in ways that were not foreseen and that many or all of the assumptions which have been used in connection with this Disclosure Statement and the Plan will not be realized exactly as assumed. Some or all of such variations may be material. While efforts have been made to be reasonable in this regard, there can be no assurance that subsequent events will bear out the analyses set forth herein. Under the Plan, some of the principal risks that holders of Claims should be aware of are as follows.

      - There is a risk that one or more of the required conditions or obligations under the Plan will not occur, be satisfied or waived, as the case may be, resulting in the inability to confirm the Plan.

      - The total amount of all Claims filed in these Chapter 11 Cases may be materially in excess of the estimated final amounts of Allowed Claims assumed in the development of the Plan and in the valuation estimates provided herein. The actual amount of all Allowed Claims in any Class may differ significantly from the estimates provided herein. Accordingly, the amount and timing of the distributions that will ultimately be received by any particular holder of an Allowed Claim in any Class may be materially and adversely affected should the estimates be exceeded as to any Class.

      - A number of other uncertainties may adversely impact Reorganized Unison's future operations including, but not necessarily limited to, economic recession, increased competition, adverse regulatory agency actions, acts of God, or similar circumstances. Many of these factors will be substantially beyond the control of Reorganized Unison, and a change in any factor or combination of factors could have a material adverse effect on Reorganized Unison's financial condition, cash flows and results of operations.

      - There can be no assurance that Reorganized Unison will be able to continue to generate sufficient funds to meet its obligations and necessary capital expenditures, notwithstanding the significant improvements in Reorganized Unison's operations and financial condition. Although Reorganized Unison's financial projections assume that Reorganized Unison will generate sufficient funds to meet its working capital needs for the foreseeable future, its ability to gain access to additional capital, if needed, cannot be assured, particularly in view of possible competitive factors and industry conditions.

      In addition to risks associated with the restructuring process, the following risks affecting the Company's business should be considered:

LIMITED OPERATING HISTORY; HISTORY OF LOSSES AND ACCUMULATED DEFICIT.

      Unison began operations in 1992. Since then, except for a small net profit in the fourth quarter of 1995 (and the pooling effect of the Ampro Acquisition completed in October 1996, described more fully at "THE DEBTORS--Acquisitions"), it has reported net losses for every period, culminating in losses of $23.4 million for 1996, $47.2 million for 1997 and $11.8 million for the eight months ended August 31, 1998. The Company's future profitability will depend on many factors, including its ability to control costs, occupancy levels, government regulation and reimbursement policies, competition, its ability to attract and retain qualified personnel at competitive rates, and general economic conditions. While the Company has instituted revenue enhancement and cost containment programs and has completed the integration of recent acquisitions, there can be no assurance that the Company will be profitable in the future.

MANAGEMENT RESIGNATIONS AND DEPENDENCE ON SKILLED PERSONNEL.

      Three of Unison's executive officers, including its Chief Executive Officer, Chief Financial Officer and Executive Vice President of Acquisitions, resigned in April 1997 and its Chief Operating Officer resigned in October 1997. In addition, the Company's prior General Counsel and several facility administrators resigned during 1997. The Company hired a CEO in September 1997 and replaced its CFO and General Counsel in 1998. Although the pre-petition resignations of senior managers is not expected to have a material adverse impact on Unison's future results of operations, the loss of certain other key personnel could adversely affect Unison's results of operations and its efforts to rebuild its financial health. Unison's business strategy also depends on its ability to attract and retain qualified clinical management, marketing and other personnel. Unison competes with general acute care hospitals, rehabilitation facilities, nursing homes, ambulatory care facilities and other healthcare providers for the services of physicians, registered nurses, therapists and other clinical personnel. Such clinical personnel are in high demand and are often subject to competing offers. There can be no assurance that Unison will be able to attract and retain the qualified personnel necessary for its business and planned growth.

RELIANCE ON REIMBURSEMENT FROM GOVERNMENT SOURCES.

      The Company is reimbursed under the Medicare program for its actual allowable direct and indirect costs of services based on the submission of an annual cost report. Each facility is also subject to limits on reimbursement for routine costs. Exceptions to these limits are available for, among other things, the provision of atypical services. Due in part to the provision of subacute services, Unison's costs for the care delivered to Medicare patients in certain of its nursing facilities have exceeded the routine cost limits in the aggregate amount of $1.8 million and $2.3 million and $2.7 million in 1995, 1996 and 1997, respectively. The Company has filed 18 exception requests with HCFA with respect to 1995, requesting reimbursement for excess costs. Unison was granted interim (pending audit) routine cost limit exceptions for 16 of the 18 facilities in the aggregate amount of approximately $1.5 million. However, in the fourth quarter of 1997, the fiscal intermediary audited the Company's 1995 Medicare cost reports and, as a result, the Company recorded a provision for potential audit adjustments of approximately $1.2 million. The Company is currently in the process of filing exception requests related to 1996 and 1997. Although management believes that the Company will recover these routine cost limit exceptions, failure to obtain such exceptions could adversely affect the Company's results of operations.

      Governmental payors and their paying agencies and private third-party payor sources have instituted cost containment measures of various kinds designed to limit payments made for long-term care and ancillary services, and there can be no assurance that future measures will not materially and adversely affect reimbursement to the Company. Revenues received from the Medicare program for services provided in Unison's facilities represented approximately 32.1% and 34.2% of Unison's 1997 actual and pro forma long-term care revenues. The Medicare program is subject to statutory and regulatory changes, retroactive and prospective rate adjustments, complex reimbursement audits, paying agency discretion and interpretations, administrative rulings and funding restrictions, all of which could have the effect of limiting or reducing reimbursement levels for Unison's services. Any significant decrease in Medicare reimbursement levels, or the imposition of significant restrictions on participation in the Medicare program, could have a material adverse effect on Unison. There can be no assurance that the Company's facilities will continue to satisfy the requirements for participation in the Medicare program.

      Revenues received from state Medicaid programs for services provided in the Company's facilities represented approximately 51.7% and 49.8% of Unison's 1997 actual and pro forma long-term care revenues. The Company's facilities are subject to risks of changes in Medicaid reimbursement and payment delays resulting from budgetary shortfalls of state Medicaid programs. Many states have enacted or are considering enacting measures that are designed to reduce their Medicaid expenditures and to make certain changes to private healthcare insurance. There are also a number of legislative proposals including cost caps and the establishment of Medicaid prospective payment systems for nursing facilities. Indiana has adopted a case-mix prospective payment system effective October 1, 1998. Unison is unable to predict what other changes may occur to state reimbursement policies or what effect any such changes would have on the Company. There can be no assurance that any changes to the Medicaid program would not have a material adverse impact on the Company's financial condition or results of operations.

HEALTH CARE REFORM.

      The Balanced Budget Act, signed into law on August 5, 1997, is intended to reduce Medicare payments by $115 billion over the next five years and makes numerous changes to Medicare and Medicaid programs. The Balanced Budget Act mandates the establishment of a PPS for Medicare skilled nursing facility services, under which facilities will be paid a fixed fee for virtually all covered services. PPS will be phased in over a four-year period, effective for the Company's facilities on January 1, 1999. During the first three years, payments will be based on a blend of the facility's historical costs and calculated federal rates. Thereafter, the per diem rates will be based 100% on federal rates. In addition, effective January 1, 1999, there will be an annual per-patient cap of $1,500 on reimbursement for combined Part B and outpatient physical and speech therapy services and an annual cap of $1,500 on reimbursement for Part B and outpatient occupational therapy services. There can be no assurance that payments under PPS will be comparable to current levels and that PPS will not have a material adverse impact on the Company's results of operations or financial condition.

      The Balanced Budget Act also contains changes to the Medicaid program, the most significant of which is the repeal of the Boren Amendment. The Boren Amendment required state Medicaid programs to pay rates that are reasonable and adequate to meet the costs that must be incurred by a nursing facility in order to provide care and services in compliance with applicable standards. Effective October 1, 1997, states have more flexibility in establishing payment rates. The State of Indiana changed its Medicaid program to a prospective payment system effective October 1, 1998 and Colorado is expected to implement a prospective payment system in 1999. The Company does not believe that the change in Indiana's reimbursement system will negatively impact Unison's results of operations or financial condition, and has not yet determined the impact of the change in Colorado's system. Unison is unable to predict whether any other states will change their reimbursement policies and, if so, what effect such changes would have on the Company. There can be no assurance that any changes to the Medicaid program will not have a material adverse impact on the Company.

      In an attempt to limit the federal budget deficit, there have been, and Unison expects that there will continue to be, a number of other proposals to limit Medicare and Medicaid payments for services. Unison cannot predict whether any of these proposals will be adopted or, if adopted, the effect, if any, such proposals would have on Unison. There can be no assurance that the rates paid to Unison by Medicare, Medicaid or other payors will be adequate to reimburse Unison for the cost of providing services. In addition, cost increases due to inflation without corresponding increases in reimbursement would adversely affect the Company's business.

EXTENSIVE GOVERNMENT REGULATIONS.

      The operation of skilled nursing facilities is subject to federal, state and local laws relating to, among other things, the number of beds, the provision of ancillary services, the adequacy of medical care, distribution of pharmaceuticals, equipment, personnel, operating policies, fire prevention and compliance with building codes, as well as those relating to other businesses, such as those mandating fair employment practices and prohibiting damage to the environment. Skilled nursing facilities are also subject to periodic inspection by governmental and other authorities to assure compliance with various standards and to maintain continued licensing under state law and certification under the Medicare and Medicaid programs. As of July 6, 1998, Unison had no outstanding deficiencies for substandard care. Although the Company generally has been able to secure necessary approvals or licenses in the past, it voluntarily closed one facility in 1996 and one in 1997 due to violations of Medicare regulations, and the failure to obtain or renew any required regulatory approvals or licenses could adversely affect Unison's ability to offer existing or additional services, to receive Medicaid and Medicare payments, and to expand the scope of its operations, any of which could materially adversely affect the Company's business. See "THE DEBTORS--Operations-Quality Management".

      In May 1996, HCFA announced the first year results of its "Operation Restore Trust" initiative, designed to combat Medicare and Medicaid fraud, waste and abuse by home health agencies, nursing homes and durable medical equipment suppliers. Operation Restore Trust originally focused on five states and is now extended to all states and is focused on problems with claims for services not rendered or not provided as claimed and claims falsified to circumvent coverage limitations on medical supplies. In addition, HCFA certification, survey and enforcement regulations impose significant burdens on long-term care facilities. The regulations may require state survey agencies to take aggressive enforcement actions, such as imposing fines, decertifying facilities, banning admission or revoking necessary licenses and closing facilities. Additional remedies are available. Published reports indicate that in the initial surveys conducted, as many as 70% of the facilities surveyed were not in compliance with the new rules. There can be no assurance that these rules, or future rules or legislation, will not have a material adverse effect on the Company.

COMPETITION FOR PATIENTS AND EMPLOYEES.

      The industries in which Unison operates are highly competitive. Unison competes with general acute care hospitals, skilled nursing facilities, rehabilitation hospitals, long-term care hospitals, assisted living facilities, home care providers and other subacute and specialty care providers, both for patients and for nurses and other key personnel. Many of these companies have greater financial and other resources than Unison. A number of states in which Unison operates do not have "certificate of need" or similar laws restricting the construction of competing facilities. No assurance can be given that Unison will have the resources to compete successfully with such companies.


                        CERTAIN FEDERAL TAX CONSEQUENCES

            The following discussion sets forth the material federal income tax consequences of the Plan to the Debtors and holders of certain Claims. This discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Tax Code"), final, temporary, and proposed Treasury regulations thereunder, and administrative and judicial interpretations thereof, all as in effect as of the date hereof. There can be no assurance that the Internal Revenue Service (the "Service") will not take a contrary view, and no ruling from the Service or opinion of counsel has been or will be sought as to the federal income tax consequences of the Plan.

            The description that follows does not include all matters that may be relevant to any particular holder and could be affected by the specific facts and circumstances pertaining to such holder. Certain holders, including financial institutions, broker-dealers, tax-exempt entities, insurance companies, and foreign persons may be subject to special rules not discussed below.

            ALL HOLDERS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISERS AS TO THEIR PARTICULAR TAX CONSEQUENCES ASSOCIATED WITH THE PLAN, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, OR FOREIGN TAX LAWS, OR ANY PROPOSED LEGISLATION. FURTHER, THERE CAN BE NO ASSURANCE THAT THE TAX CONSEQUENCES TO THE DEBTORS WILL BE AS DISCUSSED, SINCE SUCH TAX CONSEQUENCES WILL BE SUBJECT TO FUTURE EVENTS THAT CANNOT BE PREDICTED WITH CERTAINTY.


CONSEQUENCES TO HOLDERS OF CERTAIN CLAIMS.

      IMPORTANCE OF WHETHER CERTAIN DEBT INSTRUMENTS CONSTITUTE "SECURITIES". As discussed below with respect to the various Classes of Claims, the federal income tax consequences to the Claim holders of the exchanges provided for by the Plan will depend, in part, on whether such exchanges qualify as a recapitalization or other "reorganization" as defined in the Tax Code. This, in turn, will depend, in part, on whether the Claims and certain debt instruments constitute "securities" for federal income tax purposes ("Securities" or "Security"). The term "security" is not defined in the Tax Code or in the regulations, and has not been clearly defined in court decisions. Although there are a number of factors that may affect the determination of whether a debt instrument is a Security, one of the most important factors is the original term of the instrument, i.e., the length of time between the issuance of the instrument and its maturity. In general, instruments with an original term of more than ten years are likely to be treated as Securities and instruments with a term of less than five years are likely not to be treated as Securities. Debtors are not rendering federal income tax advice as to whether any of the debt instruments discussed below are, or are not, Securities. ACCORDINGLY, DEBTORS RECOMMEND THAT THE CLAIM HOLDERS CONSULT WITH THEIR TAX ADVISERS AS TO THE PROPER TREATMENT OF THE RESPECTIVE DEBT INSTRUMENTS.

      CLASS 1 AND CLASS 2 PRIORITY CLAIMS. Under the Plan, holders of Allowed Priority Wage and Benefit Plan Contribution Claims generally will be paid in full in Cash on the Effective Date, or as soon as reasonably practicable thereafter. Such holders must include such amounts in their gross income in the taxable year in which such amounts are actually or constructively received by them. Amounts of income tax and employment tax will be deducted and withheld form such payments as required by law.

      CLASS 4 MISCELLANEOUS SECURED CLAIMS. Holders of Allowed Class 4 Miscellaneous Secured Claims will receive one of the four following treatments:
(1) they will have their Claims paid in full in Cash on the Effective Date; (2) they will receive a one-time cash payment to cure past defaults and have their Claims otherwise paid in accordance with their original contractual terms; (3) they will have the collateral securing such Claims released to them; or (4) they will be treated in accordance with terms of the Debt Instruments evidencing such Claims and the legal, equitable and contractual rights to which the holders of such Claims are entitled will not be altered. Holders of Allowed Class 4 Miscellaneous Secured Claims who receive Cash (in full payment of their Claims or to cure past defaults in their reinstated Claims) or who receive collateral for their Claims will recognize gain or loss measured by the difference between the amount of Cash or the fair market value of the collateral (other than any portion of such cash or collateral attributable to accrued but unpaid interest) and the adjusted tax basis in the Claims (other than any portion of such basis allocable to accrued but unpaid interest). To the extent that the remainder of a Claim evidenced by a Debt Instrument is reinstated without causing a "significant modification" (as such term is defined and used in Section 1.1001-3 of the Treasury Regulations) of the Claim, there should be no additional federal income tax consequences to the holder of such Claim Similarly, there should be no federal income tax consequences to the holder of a Claim whose contractual rights with respect to such Claim remain unaltered by the Plan.

            If a Claim evidenced by a Debt Instrument is reinstated or modified in a way that is considered a significant modification of the Debt Instrument, the holder of such Claim will be treated for federal income tax purposes as having exchanged the Debt Instrument for a new Debt Instrument. The holder of such Claim will realize gain or loss on the deemed exchange measured by the difference between: (i) the issue price of the new Debt Instrument (or if the holder is a cash basis taxpayer the fair market value of the new Debt Instrument) (other than any portion of such Debt Instrument allocable to accrued but unpaid interest); and (ii) the holder's adjusted basis in the original Debt Instrument. Gain or loss realized generally will be recognized unless the both the original and new Debt Instruments constitute Securities. See "CERTAIN FEDERAL TAX CONSEQUENCES -- Consequences to Creditors - Class 6 and Class 7 Britwill and Signature Acquisition Claims and Class 11 General Unsecured Claims."

            CLASS 5 OMEGA SECURED CLAIMS. The holder of the Class 5A Omega Mortgage Guarantee Claims will receive the New Omega Guarantee in exchange for such Claims. The Class 5A Omega Mortgage Guarantee Claims relate to a certain debt obligation owing from Brit-Texas to Omega. If the New Omega Guarantee constitutes a "significant modification" of the debt obligation, then Omega will be treated for federal income tax purposes as if it had exchanged such debt obligation for a new modified debt obligation. Such deemed exchange of debt obligations will be a taxable exchange, in which case Omega would recognize gain or loss measured by the difference between the issue price of the new debt obligation (other than any portion of the new debt obligation attributable to accrued but unpaid interest) and Omega's adjusted basis in the original debt obligation (other than any portion of the such basis attributable to accrued but unpaid interest). The New Omega Guarantee will likely result in a significant modification of the debt obligation if the debt obligation is a nonrecourse debt obligation. If the debt obligation is a recourse debt obligation, however, the New Omega Guarantee will result in a significant modification of the debt obligation only if there is a change in payment expectations.

            Under the Plan: (1) the holder of the Class 5B Omega Indiana Rejection Claim will receive a Cash payment and the Indiana Returned Facility Note on the Effective Date in exchange for such Claim; and (2) the holder of the Class 5C Hasmark Facilities Rejection Claim will receive a Cash payment in exchange for such Claim. The Cash, and the issue price of the Indiana Returned Facility Note, will likely trigger ordinary income to the holder of each such Claim for the year in which the Cash and Note is received.

            The holder of the Class 5D Omega Miscellaneous Secured Claim will be paid in full in Cash on the Effective Date in exchange for the Claim, or be provided such other treatment as agreed to between the holder of such Claim and Debtors. If the Class 5D Omega Miscellaneous Secured Claim is paid in full in Cash, the holder of such Claim will recognize gain or loss measured by the difference between (i) the amount of Cash received (other than any portion of the Cash allocable to accrued but unpaid interest) and (ii) the holder's adjusted tax basis in such Claim (other than any portion of such basis allocable to accrued but unpaid interest).

            CLASS 6 AND CLASS 7 BRITWILL AND SIGNATURE ACQUISITION CLAIMS; CLASS 10 TRADE UNSECURED CLAIMS, CLASS 11 GENERAL UNSECURED CLAIMS. Under the Plan:
(1) holders of Allowed Class 6 Britwill Acquisition Claims, and Class 7 Signature Acquisition Claims (if they do not vote to accept the Plan) will receive inter alia New Common Stock; (2) holders of Allowed Class 10 Trade Unsecured Claims will receive inter alia New Common Stock; and (3) holders of Allowed Class 11 General Unsecured Claims will receive New Common Stock and New Senior Notes. Gain or loss will be realized to the extent that the fair market value of the New Common Stock, plus the issue price of any New Senior Notes (or, if the holder is a cash basis taxpayer, the fair market value of such Notes) (other than any portion of consideration allocable to accrued but unpaid interest) received by the Claim holder exceeds (or is less than) the adjusted basis of the Allowed Class 6, Class 7 or Class 11 Claims (other than any portion of the basis in such Claims allocable to accrued by unpaid interest). The amount of gain recognized, if any, for federal income tax purposes depends (in part), however, on whether the Class 6, Class 7 or Class 11 Claims and New Senior Notes constitute Securities.

            If the holder's Allowed Britwill Acquisition Claim constitutes a Security, then the exchange of such Claim for New Common Stock may constitute a tax-free reorganization exchange under Section 354(a) of the Tax Code. If so, the holder will not recognize gain or loss on the exchange. If the holder's Allowed Britwill Acquisition Claim is not a Security, then the holder of such Claim will recognize gain or loss on the exchange of such Claim for New Common Stock equal to the amount of gain or loss realized.

            If the holder's Allowed Signature Acquisition Claim constitutes a Security, then the exchange of such Claim for New Common Stock may constitute a tax-free exchange under Section 354(a) of the Tax Code. If so, the holder will not recognize gain or loss on the exchange. If the holder's Allowed Signature Acquisition Claim is not a Security, then the holder of such Claim will recognize gain or loss on the exchange of such Claim for New Common Stock equal to the amount of gain or loss realized.

            If the holder's Allowed Trade Unsecured Claim constitutes a Security, then the exchange of such Claim for New Common Stock may constitute a tax-free reorganization exchange under Section 354(a) of the Tax Code. If so, the holder will not recognize gain or loss on the exchange. If the holder's Allowed Trade Unsecured Claim is not a Security, then the holder of such Claim will recognize gain or loss on the exchange of such Claim for New Common Stock equal to the amount of gain or loss realized.

            If the holder's Allowed General Unsecured Claim constitutes a Security, then the exchange of the Allowed General Unsecured Claim for New Common Stock and New Senior Notes may constitute a partially tax-free reorganization exchange under Sections 354(a) and 356(a) of the Tax Code. If so, any realized loss will not be recognized for federal income tax purposes and the amount of realized gain that will be recognized will depend on whether the New Senior Notes also constitute Securities. If the New Senior Notes constitute Securities, a holder's realized gain will be recognized in an amount equal to the lesser of (i) the amount of gain realized or the fair market value of the excess, if any, of the principal amount of the New Senior Notes (other than any portion of such Notes allocable to accrued but unpaid interest) over the principal amount of Allowed General Unsecured Claims (other than any portion of such Claims allocable to accrued but unpaid interest). If the New Senior Notes are not Securities, any realized gain will be recognized in an amount equal to the lesser of (i) the amount of gain realized or the fair market value of the New Senior Notes (other than any portion of such Notes allocable to accrued but unpaid interest).

            If the holder's Allowed Class 11 General Unsecured Claim does not constitute a Security, then the holder of such Claim will recognize gain or loss on the exchange of such Claim for New Common Stock and New Senior Notes in an amount equal to the gain or loss realized on the exchange.

      CLASS 8 CONVENIENCE CLAIMS. Holders of Allowed Class 8 Convenience Claims will receive a one time Cash payment on the Effective Date in exchange for their Claims. The exchange of Class 8 Convenience Claim for Cash will be a taxable exchange. As a result, a holder of an Allowed Class 8 Convenience Claim will recognize gain or loss on the exchange measured by the difference between: (i) the amount of Cash received (other than any portion of the cash allocable to accrued but unpaid interest); and (ii) the holder's adjusted tax basis in such Claim (other than any portion of the basis allocable to accrued but unpaid interest).

      CLASS 12 NOTES SECURITIES CLAIMS. The holders of Allowed Class 12 Notes Securities Claims will receive no distributions under the Plan. The holders of such Claims may claim a loss for federal income tax purposes equal to their adjusted basis in their Claims. The loss generally will be a capital loss unless the holder did not hold such Claim as a capital asset, in which case the loss will be an ordinary loss.

      CLASS 14 EQUITY INTERESTS AND EQUITY INTEREST RELATED CLAIMS. Under the Plan, the holders of Allowed Class 14 Equity Interests and Equity Interest Related Claims may receive New Warrants to purchase shares of New Common Stock for 1.25 times the Initial Price in exchange for such Claims. If so, gain or loss generally will be realized to the extent that the fair market value of the New Warrants exceeds (or is less than) the adjusted basis of the Allowed Equity Interest or Equity Interest Related Claim. Any gain or loss realized by the holder of an Allowed Equity Interest will not be recognized. In addition, if a holder's Allowed Equity Interest Related Claim constitutes a Security, any gain or loss realized on the exchange will not be recognized. However, if the holder's Equity Interest Related Claim is not a Security, the holder of such Claim will recognize gain or loss on the exchange of the Allowed Equity Interest Related Claim for the New Warrants equal to the amount of gain or loss realized on the exchange.

            Alternatively, under certain circumstances, the Equity Interests will be canceled and extinguished and the holders of Equity Interests and Equity Interest Related Claims will not receive any distributions under the Plan. The holders of Equity Interests and Equity Interest Related Claims generally will be entitled to claim a loss for federal income tax purposes equal to their adjusted basis in their Equity Interests and Equity Interest Related Claims. The loss will be a capital loss unless the holder did not hold the Equity Interest or Equity Interest Related Claim as a capital asset, in which case the loss will be an ordinary loss.

      CHARACTER OF GAIN, BASIS, AND HOLDING PERIOD. The character of the various potential gains, losses, and income described above as long-term or short-term capital gain or loss or as ordinary income or loss will be determined by a number of factors. These factors include whether the particular Claim constitutes a capital asset in the hands of the Claim holder, whether the Claim has been held for more than one year, whether the Claim was purchased at a discount, and whether and to what extent the Claim holder has previously claimed a bad debt deduction with respect to such Claim.

            In the case of any exchange described above that constitutes a reorganization, the Claim holder's basis in the Security received will equal the Claim holder's adjusted tax basis in the Security surrendered, decreased by the amount of Cash and the value of any additional property or rights received, and increased by any gain recognized in respect of the Claim. The Claim holder's holding period for the Security received will include the Claim holder's holding period for the Security surrendered, provided such Security was held as a capital asset. The Claim holder's basis in any non-Security property or rights received in the exchange will be equal to the fair market value of such property or rights, and the holding period of such property or rights will begin on the day after receipt thereof.

            In the case of any exchange described above that does not constitute a reorganization, the Claim holder's basis in all property and rights received will be equal to the fair market value of such property or rights. The Claim holder's holding period of such property or rights will begin on the day after receipt thereof.

      TREATMENT OF ACCRUED BUT UNPAID INTEREST. Holders of Claims that have not previously included in their taxable income accrued but unpaid interest on a Claim may be treated as receiving taxable interest to the extent any consideration they receive under the Plan is allocable to such accrued but unpaid interest. Holders of Claims that have previously included in their taxable income accrued but unpaid interest on a Claim may be entitled to recognize a deductible loss to the extent such accrued but unpaid interest is not satisfied under the Plan. The proper allocation between principal and interest of amounts received in exchange for a Claim is unclear and may be affected by, among other things, the rules in the Tax Code relating to imputed interest, original issue discount, market discount, and bond issuance premium. Thus, it is possible that the Service may take the position that a pro rata portion of the consideration received by a holder of an interest bearing obligation must be allocated to interest, or that consideration must be allocated first to accrued but unpaid interest and then to principal. In this regard, holders of Claims should consult their own tax advisors.

      ORIGINAL ISSUE DISCOUNT. The New Senior Notes are not expected to have original issue discount because they are not expected to have "issue prices" less than their "stated redemption prices at maturity." (Original issue discount must be recognized as income over the term of the debt instrument pursuant to Sections 1271 through 1275 of the Tax Code.) Where a debt instrument (such as the New Senior Notes) is issued in exchange for another debt instrument (such as the Notes Claims and Senior Notes Claims, which are included in the Class 11 General Unsecured Claims), and neither the newly issued debt instrument nor the prior debt instrument is traded on an established securities market, the issue price of the new debt instrument is its stated principal amount if the instrument bears "adequate stated interest."

            The General Unsecured Claims have not been, and it is expected that New Senior Notes will not be, traded on an established securities market It is further expected that the New Senior Notes, which bear interest at a fixed rate equal to 11% per annum, will have adequate stated interest. Accordingly, the issue price and the stated redemption price at maturity of the New Senior Notes should be equal to the principal amounts thereof, and thus the New Senior Notes should have no original issue discount.

      BACKUP WITHHOLDING. All distributions under the Plan are subject to applicable withholding. Under the Tax Code, interest, dividends and other reportable payments may, under certain circumstances, be subject to backup withholding at a 31% rate. Backup withholding generally applies if the holder
(a) fails to furnish its social security number or other taxpayer identification number ("TIN"), (b) furnishes an incorrect TIN, (c) fails properly to report interest or dividends, or (d) under certain circumstances, fails to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that it is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons are exempt from backup withholding, including corporations and financial institutions.

CONSEQUENCES TO DEBTORS.

            SIGNATURE SALE LEASEBACK TRANSACTION. The Plan contemplates the consummation, on or before the Effective Date, of a transaction in which Debtors will sell the Signature Facilities and leaseback certain of the Signature Facilities. Debtors would recognize gain (or loss) on the sale of the Signature Facilities measured by the difference between (i) the sum of (A) cash and the fair market value of property received by Debtors and (B) any liabilities of Debtors that are assumed by the purchaser of the Signature Facilities, and (ii) Debtors' adjusted basis in the Signature Facilities. To the extent that Debtors recognize gain on the sale of the Signature Facilities, that gain will be able to be offset to the extent that Debtors would otherwise have a net operating loss for the taxable year that includes the sale leaseback transaction or have available net operating loss carryovers ("NOLs") from prior taxable years to the taxable year that includes the sale leaseback transaction. If the sale of the Signature Facilities occurs within the taxable year of Debtors that includes the Effective Date (or in any prior taxable year), the NOLs available to offset any gain recognized by Debtors on such sale will be determined without regard to any reduction that may be required as a result of the exclusion from Debtors' income of any discharge of indebtedness income. See "CERTAIN FEDERAL TAX CONSEQUENCES -- Consequences to Debtors - Discharge of Indebtedness and Reduction of Tax Attributes." If, for the taxable year that includes the sale of the Signature Facilities, Debtors have positive taxable income (prior to any offset by NOLs), Debtors may be subject to the alternative minimum tax. See "CERTAIN FEDERAL TAX CONSEQUENCES -- Consequences to Debtors - Alternative Minimum Tax."

      DISCHARGE OF INDEBTEDNESS AND REDUCTION OF TAX ATTRIBUTES. The principal amount of Debtors' aggregate outstanding indebtedness will be substantially reduced under the Plan. Generally, the cancellation or other discharge of indebtedness triggers ordinary income to a debtor unless payment of the liability would have given rise to a deduction. The amount of such discharge of indebtedness income generally will equal the excess of the principal amount (as determined for federal income tax purposes) of the indebtedness discharged over the aggregate value of cash and other property (including stock of Debtors) transferred in satisfaction of the debt. If debt is discharged in a case under the Bankruptcy Code, however, no ordinary income to the debtor generally results. Instead, certain tax attributes otherwise available to the debtor are reduced, in most cases by the amount that would otherwise be included as ordinary income.

            Tax attributes are subject to reduction generally in the following order: (i) NOLs from prior taxable years or from the year in which the discharge occurs; (ii) general business credit carryovers; (iii) minimum tax credits; (iv) capital losses and capital loss carryovers; (v) the tax basis of the debtor's depreciable and non-depreciable assets, including inventory; (vi) passive activity loss and credit carryovers; and (vii) foreign tax credit carryovers. Attribute reduction is calculated only after the tax for the year of discharge has been determined, and asset basis reduction applies to property held by the debtor at the beginning of the taxable year following the taxable year in which the discharge occurs. Asset basis reduction is generally not required in an amount greater than the excess of the aggregate tax bases of the property held by the debtor immediately after the discharge over the aggregate of the debtor's liabilities immediately after the discharge. In very general terms, the basis of property other than inventory and notes and accounts receivable is reduced before the basis of inventory and notes and accounts receivable.

            Debtors believe that the amount of the discharge of indebtedness income realized as a result of the Plan will result in a substantial reduction of Debtors' tax attributes. It is anticipated that Debtors' NOLs will be eliminated and that Debtors will be required to reduce the basis in their depreciable assets to a significant extent. These attribute reductions will likely have the effect of subjecting Debtors to greater federal income tax liabilities in taxable years subsequent to the year in which the discharge occurs than would occur absent the attribute reductions.

      LIMITATION ON USE OF NOLS. Debtors, which are a group of corporations filing consolidated federal income tax returns (a "Consolidated Group"), will very likely experience an "ownership change" for purposes of Section 382 of the Tax Code upon consummation of the Plan. In general, a Consolidated Group experiences an ownership change if the percentage of stock of the parent corporation of such group owned by one or more stockholders that each own at least five percent of the stock of such corporation (or certain specified groups of stockholders) increases by more than 50 percentage points within a prescribed time period. In general, after a Consolidated Group of corporations experiences an ownership change, the amount of NOLs (and "built-in losses," if any, as defined for this purpose) arising before the ownership change that the group is permitted to use each year after the ownership change may not exceed a specified amount, referred to as the "Section 382 Limitation" and described below.

            Assuming that the Consolidated Group experiences an ownership change, it may qualify for the so-called "Bankruptcy Exception" from the Section 382 Limitation under Tax Code Section 382(l)(5); however, the effect on the NOLs required under the Bankruptcy Exception may impose a greater tax burden on the Consolidated Group than the alternative of being subject to the Section 382 Limitation. This might be the case, for example, if, within two years after the ownership change resulting from consummation of the Plan, Reorganized Unison experiences another ownership change If the Bankruptcy Exception is utilized and another ownership change occurs within the two-year period referred to above, then Reorganized Unison's Section 382 Limitation for any year thereafter would be zero and Reorganized Unison would not be permitted to reduce otherwise taxable income by any NOLs attributable to pre-ownership change years.

            If the Consolidated Group anticipates that the Bankruptcy Exception will impose a tax burden on it greater than that resulting from application of the Section 382 Limitation, the Consolidated Group will likely elect not to have the Bankruptcy Exception apply. The Consolidated Group would then be subject to the Section 382 Limitation, which, pursuant to Tax Code Section 382(l)(6), would be calculated by multiplying the "long-term tax-exempt rate" (which is a rate announced monthly by the Service and is 5.15% for the month of August 1998) by the sum of (i) the value of the outstanding stock of the members of the Consolidated Group (other than such stock owned by a Consolidated Group member) immediately before consummation of the Plan plus (ii) the increase in the value of the Debtors resulting from the discharge of creditor claims pursuant to the Plan.

            As indicated above, it is anticipated that Debtors' NOLs attributable to the pre-ownership change years will be eliminated as a result of Debtors' realization of discharge of indebtedness income. In that case, Debtors' NOLs attributable to pre-ownership change years will not be impacted by the ownership change rules of Tax Code Section 382.

      ALTERNATIVE MINIMUM TAX. A corporation is required to pay alternative minimum tax to the extent that 20% of alternative minimum taxable income ("AMTI") exceeds the corporation's regular tax liability for the year. AMTI generally is equal to a corporation's regular taxable income with certain adjustments to eliminate or limit the availability of certain deductions or other beneficial allowances and to include in income certain amounts not generally included in computing regular income tax liability. Of special importance is a rule that limits the availability of loss carryovers under the alternative minimum tax. For purposes of computing AMTI, a corporation may offset not more than 90% of its AMTI with available NOLs. This limitation may result in alternative minimum tax liability for Debtors for the taxable year that includes the sale of the Signature Facilities, regardless of the amount of NOLs that are available.

Accordingly, although Debtors may have sufficient NOLs to offset any gain on the sale of the Signature Facilities, the corporate alternative minimum tax may cause Debtors to have some federal income tax liability for the taxable year including such sale.

                         CERTAIN SECURITIES LAWS MATTERS


GENERAL DISCUSSION.

      The Confirmation Order will authorize the issuance of the New Common Stock, the New Senior Notes, the Debt Instrument evidencing the Signature Claim Payout, the BritWill Acquisition Promissory Note, the New Warrants and the New Warrant Shares issuable upon exercise of the New Warrants. These instruments will be issued without registration under the Securities Act, or under any state or local law, generally in reliance on the exemptions set forth in Section 1145 of the Bankruptcy Code.

      In order for the issuance of securities to be exempt from registration under Section 1145(a) of the Bankruptcy Code, three principal requirements must be satisfied: (a) the securities must be issued "under a plan" of reorganization by a debtor, its successor under a plan of reorganization, or an affiliate participating in a joint plan of reorganization with the debtor; (b) each recipient of the securities must hold a claim against the debtor, an interest in the debtor, or a claim or an administrative expense against the debtor; and (c) the securities be issued entirely in exchange for the recipient's claim against or interest in the debtor, or "principally" in such exchange and "partly" for cash or other property.

      The Company believes that the issuance of the New Common Stock, the New Senior Notes, the Debt Instrument evidencing the Signature Claim Payout, the BritWill Acquisition Promissory Note, the New Warrants and the New Warrant Shares issuable upon exercise of the New Warrants will be eligible for the exemption provided by Section 1145(a) of the Bankruptcy Code because the issuance satisfies the exemption's requirements: (a) the securities to be issued will be securities of the Company, which is a Debtor, and the issuance of the securities is specifically mandated under the Plan; (b) the recipients of the securities hold claims against or interests in the Company; and (c) the recipients will receive the securities in exchange for their claims against and interest in the Debtors.

RESALE CONSIDERATIONS.

      Pursuant to Section 1145 of the Bankruptcy Code, the resale or disposition by the recipients of the New Common Stock, the New Senior Notes, the Debt Instrument evidencing the Signature Claim Payout, the BritWill Acquisition Promissory Note, the New Warrants and the New Warrant Shares to be issued upon exercise of the New Warrants will also be exempt from registration under the Securities Act and state and local securities laws, unless the recipient is deemed to be an "underwriter" under Bankruptcy Code Section 1145(b). Bankruptcy Code Section 1145(b) defines four types of underwriters:

            a. a person who purchases a claim against, interest in or claim for administrative expense in the case concerning a debtor, with a view to distributing any security received in exchange for that claim or interest;

            b. a person who offers to sell securities offered or sold under a plan for the holders of those securities;

            c. a person who offers to buy those securities from the holders of such securities, if the offer is (i) made with a view to distribution of the securities, or (ii) made under an agreement made in connection with the plan, its consummation or the offer or sale of securities under the plan;

            d. a person who is an "issuer" with respect to the securities as the term "issuer" is defined in Section 2(11) of the Securities Act.

      Under Section 2(11) of the Securities Act, an "issuer" includes any person directly or indirectly controlling or controlled by the issuer of the securities, or any person under direct or indirect common control with the issuer of the securities (an "affiliate"). Any person or group of persons who act in concert, who receive a substantial amount of securities pursuant to the Plan, may be deemed to be an "issuer" under the foregoing definition and, therefore, an "underwriter" under Section 1145(b) of the Bankruptcy Code. Whether a person would be deemed to be an issuer and therefore an underwriter with respect to the securities to be issued pursuant to the Plan for purposes of the Bankruptcy Code will depend on a number of factors. These factors include:
(a) the person's equity interest in the Company; (b) the distribution and concentration of other equity interests in the Company; (c) whether the person is an officer or director of the Company; (d) whether the person, either alone or acting in concert with others, has a contractual or other relationship giving that person power over management policies and decisions of the Company; and (e) whether the person actually has such power notwithstanding the absence of formal indicia of control. Accordingly, the Company expresses no view on whether any person would be an "underwriter" or an "affiliate" with respect to the securities to be issued pursuant to the Plan.

      To the extent that a person receiving securities under the Plan is deemed to be an "underwriter" of the securities of the Company, resales by that person likely would not be exempted by Section 1145 from registration under the Securities Act, or other applicable law, except in "ordinary trading transactions" (within the meaning of Section 1145(b)(1) of the Bankruptcy Code).

      The Bankruptcy Code does not define the term "ordinary trading transactions," and the Securities and Exchange Commission ("SEC") has not given definitive guidance with respect to the proper construction of the term. However, the Company believes that a transaction will be an "ordinary trading transaction" if it is carried out on an exchange or in the over-the-counter market at a time when the Company is a reporting company under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and does NOT involve any of the following:

      (i) either (x) concerted action by two or more recipients of securities issued under a plan of reorganization in connection with the sale of those securities, or (y) concerted action by distributors on behalf of one or more of such recipients in connection with sales, or (z) both;

      (ii) the preparation or use of informational documents concerning the offering of the securities to assist in the resale of the securities, other than the disclosure statement approved in connection with the plan (and any supplement thereto) and documents filed with the SEC by the debtors or the reorganized company pursuant to the Exchange Act; or

      (iii) special compensation to brokers or dealers in connection with the sale of the securities designed as a special incentive to resell the securities, other than compensation that would be paid pursuant to arms-length negotiations between a seller and a broker or dealer, each acting unilaterally, not greater than the compensation that would be paid for a routine similar-sized sale or similar securities of a similar issuer.

      In addition, a person deemed to be an "underwriter" under Bankruptcy Code
Section 1145 solely because he is an affiliate (as defined in the Securities
Act) may be able to sell securities received under the Plan without registration, in accordance with Rule 144 under the Securities Act, which permits public sales of securities received pursuant to a plan by statutory underwriters subject to the availability to the public of current information regarding the Company, volume limitations, and certain other conditions (without complying with the holding period requirement of Rule 144(d)).

      The Company will execute registration rights agreements in favor of those persons who, on the Effective Date, receive in exchange for their Allowed Claims more than ten percent (10%) of the New Common Stock ("Restricted Holders"). The registration rights agreement grants such Restricted Holders certain registration rights with respect to their shares of New Common Stock. See "OTHER SIGNIFICANT PROVISIONS OF THE PLAN -- Securities to be issued in connection with the Plan."

            GIVEN THE COMPLEX, SUBJECTIVE NATURE OF THE QUESTION OF WHETHER A PARTICULAR HOLDER MAY BE AN UNDERWRITER OR AN AFFILIATE, THE COMPANY MAKES NO REPRESENTATION CONCERNING THE RIGHT OF ANY PERSON TO TRANSFER, THE NEW COMMON

STOCK, THE NEW SENIOR NOTES, THE DEBT INSTRUMENT EVIDENCING THE SIGNATURE CLAIM PAYOUT, THE BRITWILL ACQUISITION PROMISSORY NOTE, THE NEW WARRANTS AND THE NEW WARRANT SHARES ISSUABLE UPON EXERCISE OF THE NEW WARRANTS. THE DEBTOR RECOMMENDS THAT POTENTIAL RECIPIENTS OF SECURITIES UNDER THE PLAN CONSULT WITH THEIR OWN COUNSEL CONCERNING LIMITATIONS ON THEIR RIGHT TO TRANSFER THOSE SECURITIES.

TRUST INDENTURE ACT.

      Issuance of the New Senior Notes requires compliance with the Trust Indenture Act of 1939. The indenture for the New Senior Notes will be qualified under the Trust Indenture Act of 1939.

DELIVERY OF DISCLOSURE STATEMENT.

      Under Bankruptcy Code Section 1145(a)(4), "stockbrokers" (as that term is defined in the Bankruptcy Code) wishing to sell securities received under the Plan qualify for the exemption from registration under Bankruptcy Code Section 1145 for sales during the first 40 days after the Effective Date of the Plan, provided that they deliver a copy of this Disclosure Statement (and any supplement to it ordered by the Bankruptcy Court) at or before the time of sale of any security issued under the Plan. The requirement specifically applies to trading and other after-market transactions in the securities issued under the Plan.


                            ALTERNATIVES TO THE PLAN

      If the Plan is not confirmed or consummated, the alternatives include: (i) liquidation of Debtors under Chapter 7 of the Bankruptcy Code; or (ii) confirmation of an alternative Chapter 11 plan.

LIQUIDATION UNDER CHAPTER 7.

      In evaluating the Plan, Debtors have considered the alternative of a liquidation of Debtors' assets under Chapter 7 of the Bankruptcy Code. Debtors believe that the Plan will significantly enhance the prospects for recovery which may be achieved under the Chapter 11 Plan as opposed to a Chapter 7 liquidation.

      In a Chapter 7, an independent trustee would be appointed to liquidate the estate. The Chapter 7 trustee would make all of his or her own decisions with respect to the liquidation of the estate, the hiring of professionals, the pursuit of any claims or litigation, the payment of or objection to Claims, and the distribution of any ultimate dividend. The Chapter 7 trustee would be paid pursuant to the provisions of the Bankruptcy Code, although, in certain circumstances, a Chapter 7 trustee can apply to the Bankruptcy Court for a different type of compensation.

      It is difficult to compare with any certainty what Creditors might receive under a Chapter 7 liquidation versus what Creditors will receive under the Plan. Debtors believe, however, that the Plan will result in a more timely and greater ultimate recovery to Creditors than would be the case under Chapter 7.

      As demonstrated by the Liquidation Analysis discussed and set forth below, Debtors strongly believe that in a Chapter 7 liquidation, the holders of Allowed General Unsecured Claims would receive, at best, a minimal distribution. Debtors do not believe that liquidation under Chapter 7 offers an even remotely competitive alternative to the Plan.

ALTERNATIVE PLANS.

      If the Plan is not confirmed, Debtors could attempt to formulate a different plan of reorganization. Debtors believe, however, that significant additional costs, risks and delays would be incurred in connection with any alternative plan, and that no party in interest has more incentive to create the best possible plan for Creditors than Debtors.

      With this in mind, Debtors believe that it is highly unlikely that any alternative plan could be developed which would provide greater value or certainty of closure than the Plan prepared by Debtors.

                              LIQUIDATION ANALYSIS

      In order for the Plan to be confirmed by the Bankruptcy Court, Section 1129(a)(7) of the Bankruptcy Code requires Creditors receive under the Plan as much or more than such Creditors would receive if Debtors were liquidated under Chapter 7. This is the so-called best interest of creditors test. Specifically, Debtors believe that the members of each impaired Class will receive more under the Plan than they would in a liquidation. The Debtors' liquidation analysis is attached hereto as Exhibit "E".


                             VOTING AND CONFIRMATION


VOTING PROCEDURES.

      GENERALLY. Only those Classes which are impaired under the Plan are entitled to vote to accept or reject the Plan. In that regard, Classes 5, 6, 7, 8, 9, 10, 11 and 14 are the only Classes impaired under the Plan and entitled to vote. Class 12 is deemed to reject the Plan and need not vote. Ballots will be sent to the known holders of Claims and Equity Interests whether or not such Claims and Equity Interests are disputed. Only the holders of impaired Allowed Claims and Equity Interests, or impaired Claims and Equity Interests that have been temporarily allowed for voting purposes in accordance with the voting guidelines approved by the Bankruptcy Court are entitled to vote on the Plan. Any Claims and Equity Interests as to which an objection has been timely filed and has not been withdrawn or dismissed is not entitled to vote, unless the Bankruptcy Court, pursuant to Bankruptcy Rule 3018(a), upon application by the holder of such Claims or Equity Interests, temporarily allows the Claim or Equity Interest in an amount that the Bankruptcy Court deems proper for the purposes of voting on the Plan.

      SUBMISSION OF BALLOTS. Ballots for accepting or rejecting the Plan is enclosed for use by those Classes entitled to vote on the Plan. Holders of Claims and Equity Interests entitled to vote should carefully read the instructions contained on the Ballots and complete the appropriate Ballot, make an appropriate election if eligible, sign the Ballot, and transmit the Ballot by U.S. Mail, Federal Express, courier, or facsimile to the Claims Agent as indicated on the Ballot. The Claims Agent may be contacted at:

            Claims Agent
            PricewaterhouseCoopers
            2901 North Central Avenue
            Suite 1000
            Phoenix, Arizona  85012-2755
            Attn: Michael A. Tucker
                  Ted M. Burr
            Telephone:  (602) 280-1800
            Facsimile:  (602) 280-1938


TO BE COUNTED, BALLOTS MUST BE RECEIVED BY THE CLAIMS AGENT BY 4:00 P.M., PHOENIX TIME, ON NOVEMBER 30, 1998 (THE "EXPIRATION DATE").

CONFIRMATION.

      REQUIREMENTS FOR CONFIRMATION. In order to confirm the Plan, Section 1129 of the Bankruptcy Code requires that the Bankruptcy Court make a series of findings concerning the Plan and Debtors, including: (i) that the Plan has classified Claims and Equity Interests in a permissible manner; (ii) that the Plan complies with the applicable provisions of the Bankruptcy Code; (iii) that Debtors have complied with the applicable provisions of the Bankruptcy Code;
(iv) that Debtors have proposed the Plan in good faith and not by any means forbidden by law; (v) that the Plan has been accepted by the requisite votes of Creditors (except to the extent that Confirmation is available under Section 1129(b) of the Bankruptcy Code); (vi) that the Plan is feasible and that Confirmation is not likely to be followed by the liquidation or the need for further financial reorganization of Reorganized Unison; (vii) that the Plan is in the "best interest" of Creditors and the holders of Equity Interests, by providing all parties with distributions in an amount not less than such parties would receive if Debtors were liquidated under Chapter 7; (viii) that all fees and expenses payable under 28 U.S.C. Section 1930, as determined by the Bankruptcy Court at the hearing on Confirmation, have been paid or the Plan provides for the payment of such fees on the Effective Date; and (ix) that the Plan provides for the continuation after the Effective Date of all retiree benefits, if any, as defined in Section 1114 of the Bankruptcy Code, at the level established at any time prior to Confirmation pursuant to Section 1114(e)(1)(B) or 1114(g) of the Bankruptcy Code, for the duration of the period and since the time at which the debtor became obligated to provide such benefits.

      THE CRAM DOWN ALTERNATIVE. In the event that any impaired Class of Claims or Equity Interests does not accept the Plan, Debtors will nevertheless seek to confirm the Plan under the so-called "cram down" provisions of Section 1129(b) of the Bankruptcy Code.

      Section 1129(b) of the Bankruptcy Code provides that a plan can be confirmed even if the plan is not accepted by all impaired classes, as long as at least one impaired class of claims has accepted it. The Bankruptcy Court may confirm the Plan at the request of Debtors if the Plan "does not discriminate unfairly" and is "fair and equitable" as to each impaired Class that has not accepted the Plan. A plan does not discriminate unfairly within the meaning of the Bankruptcy Code if a dissenting class is treated equally with respect to other classes of equal rank.

      A plan is fair and equitable as to a class of secured claims that rejects such plan if the plan provides: (a)(i) that the holders of claims included in the rejecting class retain the liens securing those claims whether the property subject to those liens is retained by the debtor or transferred to another entity, to the extent of the allowed amount of such claims, and (ii) that each holder of a claim of such class receive on account of that claim deferred cash payments totaling at least the allowed amount of that claim of a value as of the effective date of the plan, of at least the value of the holders' interest in the estate's interest in such property; (b) for the sale, subject to Section 363(k) of the Bankruptcy Code, of any property that is subject to the liens securing the claims included in the rejecting class, free and clear of the liens, with the liens to attach to the proceeds of the sale, and the treatment of the liens or proceeds under clause (a) or (b) of this subparagraph; or (c) for the realization by such holders of the indubitable equivalent of such claims.

      A plan is fair and equitable as to a class of unsecured claims which rejects a plan if the plan provides (a) for each holder of a claim included in the rejecting class to receive or retain on account of that claim property that has a value, as of the effective date of the plan, equal to the allowed amount of such claim, or (b) that the holder of any claim or interest that is junior to the claims of such class will not receive or retain on account of such junior claim or interest any property at all.

      A plan is fair and equitable as to a class of equity interests that rejects a plan if the plan provides (a) that each holder of an interest included in the rejecting class receive or retain on account of that interest property that has a value, as of the effective date of the plan, equal to the greatest of the allowed amount of any fixed liquidation preference to which such holder is entitled, any fixed redemption price to which such holder is entitled, or the value of such interest, or (b) that the holder of any interest that is junior to the interest of such class will not receive or retain under the plan on account of such junior interest any property at all.

      CONFIRMATION HEARING. Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a hearing on Confirmation of the Plan.
Section 1128(b) provides that any party in interest may object to Confirmation of the Plan. THE BANKRUPTCY COURT HAS SCHEDULED A HEARING ON CONFIRMATION OF THE PLAN ON DECEMBER 9, 1998, COMMENCING AT 1:30 O'CLOCK P.M., ARIZONA TIME. The hearing on confirmation may be continued from time to time or adjourned as announced in open court. The location of the hearing on confirmation is as follows:

            UNITED STATES BANKRUPTCY COURT
            The Honorable George B. Nielsen
            Courtroom 4
            10th Floor
            2929 N. Central Avenue
            Phoenix, Arizona  85012

      OBJECTIONS. Any objections to confirmation of the Plan must be in writing, state with specificity both the legal and factual basis of any such objection, and be filed with the Bankruptcy Court at the location set forth above, and served by hand-delivery or facsimile to the following parties on or before 4:00 p.m., Arizona time, on November 30, 1998.

            Thomas J. Salerno
            Craig D. Hansen
            Christopher D. Johnson
            Kathleen T. Tobin
            SQUIRE, SANDERS & DEMPSEY L.L.P.
            Two Renaissance Square
            40 North Central, Suite 2700
            Phoenix, Arizona 85004
            Telephone: (602) 528-4000
            Facsimile: (602) 253-8129
            Counsel to Debtors

                          CONCLUSION AND RECOMMENDATION

      Debtors believe that confirmation of the Plan is in the best interests of Debtors and their Creditors. The Plan provides for an equitable distribution to Creditors. The Creditors' Committee supports the Plan as proposed. ACCORDINGLY, DEBTORS RECOMMEND THAT CREDITORS VOTE TO ACCEPT THE PLAN.

                  Respectfully submitted,


                  UNISON HEALTHCARE CORPORATION

                  By:   /s/  Michael A. Jeffries
                        Its CEO and President

SQUIRE, SANDERS & DEMPSEY L.L.P.
40 North Central Avenue, Suite 2700
Phoenix, Arizona  85004
(602) 528-4000

By:   /s/ Thomas J. Salerno
      Thomas J. Salerno
      Craig D. Hansen
      Christopher D. Johnson
      Kathleen Tobin
Counsel to Unison Debtors

GALLAGHER & KENNEDY
2600 North Central Avenue
Phoenix, Arizona  85004
(602) 530-8000

By:   /s/ Charles R. Sterbach
      Charles R. Sterbach
      Joseph E. Cotterman
      Counsel to Britwill Debtors

Document #: 15598v11  - Disclosure Statement

                      IN THE UNITED STATES BANKRUPTCY COURT

                           FOR THE DISTRICT OF ARIZONA

In re:                                               )        In Proceedings Under Chapter 11
                                                     )
UNISON HEALTHCARE CORPORATION, a                     )        Case Nos. B-98-06583-PHX-GBN
Delaware corporation, and related                    )          through B-98-06612-PHX-GBN
proceedings,                                         )
                                                     )
                           Debtors.                  )
                                                     )
-----------------------------------------------------
                                                     )
In re:                                               )
                                                     )

BRITWILL INVESTMENTS-I, INC., a                      )
Delaware corporation, and                            )        Case Nos. B-98-0173-PHX-GBN
related proceedings,                                 )          through B-98-0175-PHX-GBN

                                                     )
                           Debtors.                  )        (Jointly Administered)
                                                     )

                      DEBTORS' FIRST AMENDED JOINT PLAN OF
                      REORGANIZATION DATED OCTOBER 15, 1998

SQUIRE, SANDERS & DEMPSEY L.L.P.                  GALLAGHER & KENNEDY
Two Renaissance Square                            2600 North Central Avenue
40 North Central Avenue, Suite 2700               Phoenix, Arizona  85004-3020
Phoenix, Arizona  85004                               (602) 530-8000
(602) 528-4000

Attorneys:        Thomas J. Salerno               Attorneys: Charles R. Sterbach
                  Craig D. Hansen                            Joseph E. Cotterman
                  Christopher D. Johnson
                  Kathleen T. Tobin

Counsel to Unison Debtors                         Counsel to BritWill Debtors

                               APPLICABLE DEBTORS

UNISON HEALTHCARE CORPORATION                                           [X]
(Case No. 98-06583-PHX-RGM)
BRITWILL INVESTMENTS-I, INC.                                            [X]
(Case No. 98-0173-PHX-GBN)
BRITWILL INVESTMENTS-II, INC.                                           [X]
(Case No. 98-0174-PHX-GBN)
BRITWILL INDIANA PARTNERSHIP                                            [X]
(Case No. 98-0175-PHX-GBN)
SUNQUEST SPC, INC.                                                      [X]
(Case No. 98-06584-PHX-SSC)
BRITWILL HEALTHCARE COMPANY                                             [X]
(Case No. 98-06585-PHX-SSC)
BRITWILL FUNDING CORPORATION                                            [X]
(Case No. 98-06602-PHX-CGC)
MEMPHIS CLINICAL LABORATORY, INC.                                       [X]
(Case No. 98-06588-PHX-CGC)
AMERICAN PROFESSIONAL HOLDINGS, INC.                                    [X]
(Case No. 98-06587-PHX-GBN)
AMPRO MEDICAL SERVICES, INC.                                            [X]
(Case No. 98-06609-PHX-GBN)
GAMMA LABORATORIES, INC.                                                [X]
(Case No. 98-06611-PHX-SSC)
SIGNATURE HEALTH CARE CORPORATION                                       [X]
(Case No. 98-06591-PHX-SSC)
BROOKSHIRE HOUSE INC.                                                   [X]
(Case No. 98-06608-PHX-RGM)
CHRISTOPHER NURSING CENTER, INC.                                        [X]
(Case No. 98-06596-PHX-JMM)
AMBERWOOD COURT, INC.                                                   [X]
(Case No. 98-06597-PHX-RGM)
THE ARBORS HEALTH CARE CORPORATION                                      [X]
(Case No. 98-06598-PHX-CGC)
LOS ARCOS, INC.                                                         [X]
(Case No. 98-06603-PHX-RGM)
PUEBLO NORTE, INC.                                                      [X]
(Case No. 98-06604-PHX-RTB)
RIO VERDE NURSING CENTER, INC.                                          [X]
(Case No. 98-06606-PHX-CGC)
SIGNATURE MANAGEMENT GROUP, INC.                                        [X]
(Case No. 98-06605-PHX-GBN)
CORNERSTONE CARE CENTER, INC.                                           [X]
(Case No. 98-06595-PHX-RTB)
ARKANSAS, INC.                                                          [X]
(Case No. 98-06590-PHX-GBN)
DOUGLAS MANOR, INC.                                                     [X]
(Case No. 98-06589-PHX-CGC)
SAFFORD CARE, INC.                                                      [X]
(Case No. 98-06593-PHX-RTB)
REHABWEST, INC.                                                         [X]
(Case No. 98-06594-PHX-CGC)
QUEST PHARMACIES, INC.                                                  [X]
(Case No. 98-06586-PHX-RGM)
SUNBELT THERAPY MANAGEMENT SERVICES, INC. (ALABAMA)                     [X]
(Case No. 98-06607-PHX-RTB)
DECATUR SPORTS FIT & WELLNESS CENTER, INC.                              [X]
(Case No. 98-06601-PHX-SSC)
THERAPY HEALTH SYSTEMS, INC.                                            [X]
(Case No. 98-06600-PHX-GBN)
HENDERSON & ASSOCIATES REHABILITATION, INC.                             [X]
(Case No. 98-06599-PHX-SSC)
SUNBELT THERAPY MANAGEMENT SERVICES, INC. (ARIZONA)                     [X]
(Case No. 98-06592-PHX-RGM)
CEDAR CARE, INC.                                                        [X]
(Case No. 98-06612-PHX-GBN)
SHERWOOD HEALTHCARE CORP.                                               [X]
(Case No. 98-06610-PHX-SSC)

         UNISON HEALTHCARE CORPORATION, and its affiliates and subsidiaries, the debtors and debtors-in-possession in the above-referenced jointly administered Chapter 11 cases (including the BRITWILL DEBTORS, as defined below), hereby jointly propose the following plan of reorganization. All creditors and holders of equity interests should refer to the Disclosure Statement (as that term is defined herein) for a discussion of the Debtors' history, business, properties, results of operations and financial projections for future operations and for a summary and analysis of the plan of reorganization and certain related matters.

         ALL HOLDERS OF CLAIMS AGAINST AND EQUITY INTERESTS IN THE DEBTORS ARE ENCOURAGED TO READ THE PLAN OF REORGANIZATION, THE DISCLOSURE STATEMENT AND THE RELATED SOLICITATION MATERIALS IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.

         Subject to the restrictions on modifications set forth in Section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019, and those restrictions on modifications set forth in Article 15 to this Plan, the Debtors expressly reserve the right to alter, amend or modify the plan of reorganization, one or more times before its substantial consummation.

                                TABLE OF CONTENTS

TABLE OF CONTENTS..............................................................I

ARTICLE 1 DEFINITIONS, RULES OF INTERPRETATION AND COMPUTATION OF TIME.........1

   A.    DEFINITIONS...........................................................1
      1.1   Ad Hoc Committee...................................................1
      1.2   Administrative Claim...............................................1
      1.3   Administrative Claim Bar Date......................................1
      1.4   Affiliate..........................................................1
      1.5   Allowed Claim......................................................2
      1.6   Amberwood..........................................................2
      1.7   American Professional..............................................2
      1.8   Ampro..............................................................2
      1.9   Arbors.............................................................2
      1.10  Arkansas...........................................................2
      1.11  Avoidance Actions..................................................3
      1.12  Bankruptcy Code....................................................3
      1.13  Bankruptcy Court...................................................3
      1.14  Bankruptcy Rules...................................................3
      1.15  Bar Date...........................................................3
      1.16  Brit-Texas.........................................................3
      1.17  Brit-Texas Facilities..............................................3
      1.18  Brit-Acquisition...................................................3
      1.19  BritWill Acquisition Claims........................................3
      1.20  BritWill Debtors...................................................3
      1.21  BritWill Funding...................................................4
      1.22  BritWill Healthcare................................................4
      1.23  BritWill I.........................................................4
      1.24  BritWill II........................................................4
      1.25  BritWill Indiana...................................................4
      1.26  Broker Dealer......................................................4
      1.27  Brookshire.........................................................4
      1.28  Business Day.......................................................4
      1.29  Cash...............................................................4
      1.30  Cedar Care.........................................................4
      1.31  Chapter 11 Cases...................................................4
      1.32  Christopher........................................................4
      1.33  Claim..............................................................5
      1.34  Claims Resolution Procedure........................................5
      1.35  Class..............................................................5
      1.36  Class 6 Reserved Stock.............................................5
      1.37  Closing Allowance..................................................5
      1.38  Class 7 Reserved Stock.............................................5
      1.39  Confirmation.......................................................5
      1.40  Confirmation Date..................................................5
      1.41  Confirmation Hearing...............................................6
      1.42  Confirmation Order.................................................6
      1.43  Consenting Noteholders.............................................6
      1.44  Consolidated Estates...............................................6
      1.45  Contingent Claim...................................................6
      1.46  Convenience Claims.................................................6
      1.47  Cornerstone........................................................6
      1.48  Creditor...........................................................6
      1.49  Creditor Ballot....................................................6
      1.50  Creditors' Committee...............................................7
      1.51  Cure...............................................................7

      1.52  Debt Instrument....................................................7
      1.53  Debtors............................................................7
      1.54  Decatur............................................................7
      1.55  DIP Financing Orders...............................................7
      1.56  Disbursing Agent...................................................8
      1.57  Disclosure Statement...............................................8
      1.58  Disputed Claim.....................................................8
      1.59  Disputed Equity Interest...........................................9
      1.60  Distribution Date..................................................9
      1.61  Distribution Record Date...........................................9
      1.62  Douglas............................................................9
      1.63  EBITDA.............................................................9
      1.64  EBITDAR............................................................9
      1.65  EBITDARM...........................................................9
      1.66  Effective Date.....................................................9
      1.67  Effective Date Cash................................................9
      1.68  Effective Date Excess Cash.........................................9
      1.69  Equity Interest...................................................10
      1.70  Equity Interest Related Claim.....................................10
      1.71  Essential Vendor Claims...........................................10
      1.72  Estate or Estates.................................................10
      1.73  Examiner..........................................................10
      1.74  Exchange Act......................................................10
      1.75  Filkoski..........................................................10
      1.76  Filkoski Claims...................................................10
      1.77  Filkoski Securities Litigation Claims.............................11
      1.78  Final Order.......................................................11
      1.79  Forbearance Agreement.............................................11
      1.80  Fully Diluted.....................................................11
      1.81  GAAP..............................................................11
      1.82  Gamma.............................................................11
      1.83  General Unsecured Claim...........................................11
      1.84  Hasmark Facilities................................................11
      1.85  Hasmark Facilities Rejection Claim................................12
      1.86  HCFP..............................................................12
      1.87  HCFP DIP Loan Claims..............................................12
      1.88  Henderson.........................................................12
      1.89  Indiana Master Lease..............................................12
      1.90  Indiana Returned Facilities.......................................12
      1.91  Indiana Returned Facility Note....................................12
      1.92  Initial Price.....................................................12
      1.93  IRS...............................................................13
      1.94  Kremser And Affiliates............................................13
      1.95  Litigation Claims.................................................13
      1.96  Los Arcos.........................................................13
      1.97  Management Options................................................13
      1.98  Memphis Clinical..................................................13
      1.99  New Common Stock..................................................13
      1.100    New Common Stock Registration Agreement........................13
      1.101    New Line of Credit.............................................13
      1.102    New Line of Credit Agreement...................................14
      1.103    New Line of Credit Promissory Note.............................14
      1.104    New Omega Guarantee............................................14
      1.105    New Omega Guarantee Collateral.................................14
      1.106    New Omega Guarantee Security Documents.........................14
      1.107    New Senior Notes...............................................14
      1.108    New Senior Notes Allocation Schedule...........................15

      1.109    New Senior Notes Collateral....................................15
      1.110    New Senior Notes Guarantee.....................................15
      1.111    New Senior Notes Indenture.....................................15
      1.112    New Senior Notes Indenture Trustee.............................15
      1.113    New Senior Notes Security Documents............................15
      1.114    New Unison Stock...............................................15
      1.115    New Warrants...................................................15
      1.116    New Warrant Shares.............................................15
      1.117    NHI............................................................16
      1.118    NHI Secured Claims.............................................16
      1.119    Non-Consenting Noteholders.....................................16
      1.120    Notes..........................................................16
      1.121    Notes Indenture................................................16
      1.122    Notes Indenture Trustee........................................16
      1.123    Notes Securities Claims........................................16
      1.124    Notes Subordination Agreement..................................16
      1.125    Notice and a Hearing...........................................16
      1.126    Omega..........................................................16
      1.127    Omega Effective Date Payment...................................17
      1.128    Omega Indiana Facilities.......................................17
      1.129    Omega Indiana Leasehold Mortgage Facilities....................17
      1.130    Omega Indiana Rejection Claim..................................17
      1.131    Omega Indiana Returned Facilities..............................17
      1.132    Omega Miscellaneous Secured Claim..............................17
      1.133    Omega Mortgage Guarantee Claims................................17
      1.134    Omega New Master Lease.........................................18
      1.135    Omega New Master Lease Collateral..............................18
      1.136    Omega New Master Lease Facilities..............................18
      1.137    Omega New Master Lease Guarantee...............................18
      1.138    Omega New Master Lease Guarantors..............................18
      1.139    Omega New Master Lessees.......................................18
      1.140    Omega Secured Claims...........................................18
      1.141    Omega Subordination Rights.....................................19
      1.142    Omega Texas Facilities.........................................19
      1.143    Omega Texas Litigation.........................................19
      1.144    Person.........................................................19
      1.145    Petition Date..................................................19
      1.146    Plan...........................................................19
      1.147    Plan Distributed Cash..........................................19
      1.148    Plan Supplement................................................19
      1.149    Preserved Ordinary Course Administrative Claim.................19
      1.150    Priority Benefit Plan Contribution Claim.......................20
      1.151    Priority Tax Claim.............................................20
      1.152    Priority Wage Claim............................................20
      1.153    Pro Rata.......................................................20
      1.154    Professional Fee Bar Date......................................20
      1.155    Professional Fees..............................................20
      1.156    Pueblo Norte...................................................20
      1.157    Quest..........................................................20
      1.158    Quest Purchase Option..........................................20
      1.159    Reclamation Claims.............................................21
      1.160    Rehab..........................................................21
      1.161    Reinstated or Reinstatement....................................21
      1.162    Related Party Avoidance Action.................................21
      1.163    Related Party Creditors........................................21
      1.164    Related Party Creditor Claims..................................21
      1.165    Related Party Creditor Defenses................................22

      1.166    Reorganized Unison.............................................22
      1.167    Reorganized Unison By-Laws.....................................22
      1.168    Reorganized Unison Certificate.................................22
      1.169    Rio Verde......................................................22
      1.170    Safford........................................................22
      1.171    Schedules......................................................22
      1.172    SEC............................................................22
      1.173    Secured Claim..................................................22
      1.174    Secured Tax Claims.............................................22
      1.175    Securities Act.................................................23
      1.176    Securities Action..............................................23
      1.177    Securities Action Settlement Agreement.........................23
      1.178    Securities Litigation Claims...................................23
      1.179    Senior Management..............................................23
      1.180    Senior Notes...................................................23
      1.181    Senior Notes Indenture.........................................23
      1.182    Senior Notes Indenture Trustee.................................23
      1.183    Sherwood.......................................................23
      1.184    Signature Acquisition..........................................24
      1.185    Signature Acquisition Claims...................................24
      1.186    Signature Health...............................................24
      1.187    Signature Facilities...........................................24
      1.188    Signature Management...........................................24
      1.189    Signature Sale Leaseback Transaction...........................24
      1.190    Subordinated Claim.............................................24
      1.191    Subsidiary And Affiliate Equity Interests......................24
      1.192    Sunbelt Therapy (Alabama)......................................25
      1.193    Sunbelt Therapy (Arizona)......................................25
      1.194    Sunquest.......................................................25
      1.195    Taxes..........................................................25
      1.196    Texas Master Lease.............................................25
      1.197    Therapy Health.................................................25
      1.198    Trade Unsecured Claim..........................................25
      1.199    Transfer Agent.................................................25
      1.200    Unison.........................................................25
      1.201    Unison Debtors.................................................25
      1.202    Unsecured Claim................................................25
      1.203    Voting Record Date.............................................26
      1.204    Whitehead And Affiliates.......................................26

   B.    COMPUTATION OF TIME..................................................26
   C.    RULES OF INTERPRETATION..............................................26

ARTICLE 2 SUBSTANTIVE CONSOLIDATION OF DEBTORS' ESTATES.......................26

      2.1   Request for Substantive Consolidation.............................26
      2.2   Effect of Substantive Consolidation...............................27
      2.3   Exceptions To Substantive Consolidation...........................27

ARTICLE 3 TREATMENT OF UNCLASSIFIED CLAIMS....................................28

      3.1   Treatment of Administrative Claims................................28
      3.2   Preserved Ordinary Course Administrative Claims...................28
      3.3   HCFP DIP Loan Claims..............................................28
      3.4   Allowed Priority Tax Claims.......................................29
      3.5   Allowed Reclamation Claims........................................29

ARTICLE 4 DESIGNATION OF CLASSES OF CLAIMS AND EQUITY INTERESTS...............29

      4.1   Summary of Classification.........................................30
      4.2   Specific Classification...........................................31

ARTICLE 5 DESIGNATION OF AND PROVISIONS FOR TREATMENT OF CLASSES OF CLAIMS
NOT IMPAIRED BY THE PLAN......................................................33

      5.1   Class 1 - Priority Wage Claims....................................33
      5.2   Class 2 - Priority Benefit Plan Contribution Claims...............33
      5.3   Class 3 - Secured Tax Claims......................................33
      5.4   Class 4 - Miscellaneous Secured Claims............................33
      5.5   Class 13 - Subsidiary And Affiliate Equity Interests..............34

ARTICLE 6 DESIGNATION OF AND PROVISIONS FOR TREATMENT OF CLASSES OF CLAIMS AND
EQUITY INTERESTS IMPAIRED BY THE PLAN.........................................34

      6.1   Class 5 - Omega Secured Claims....................................34
      6.2   Class 6 - BritWill Acquisition Claims.............................40
      6.3   Class 7 - Signature Acquisition Claims............................44
      6.4   Class 8 -Convenience Claims.......................................47
      6.5   Class 9 - Essential Vendor Claims.................................48
      6.6   Class 10 - Trade Unsecured Claims.................................48
      6.7   Class 11 - General Unsecured Claims...............................48
      6.8   Class 12 -Notes Securities Claims.................................53
      6.9   Class 14--Equity Interests And Equity Interests Related Claims....53

ARTICLE 7 MEANS FOR IMPLEMENTATION OF PLAN....................................54

      7.1   Signature Sale Leaseback Transaction..............................54
      7.2   Execution Of The Omega New Master Lease...........................56
      7.3   Issuance Of New Common Stock And New Warrants.....................57
      7.4   Corporate Structure...............................................57
      7.5   New Certificate Of Incorporation And Bylaws.......................58
      7.6   No Corporate Action Required......................................58
      7.7   Directors And Officers............................................58
      7.8   Post-Effective Date Financing.....................................60
      7.9   Duties Of Indenture Trustees......................................60
      7.10  Name Change.......................................................60
      7.11  New Line of Credit................................................60
      7.12  Counsel To Ad Hoc Committee.......................................60

ARTICLE 8 EXECUTORY CONTRACTS AND UNEXPIRED LEASES............................60

      8.1   Assumption or Rejection of Executory Contracts and Unexpired
            Leases............................................................60

ARTICLE 9 CONFIRMATION WITHOUT ACCEPTANCE BY ALL IMPAIRED CLASSES.............63

ARTICLE 10 PRESERVATION AND PROSECUTION OF LITIGATION CLAIMS..................63

      10.1  Preservation Of Litigation Claims.................................63
      10.2  Prosecution Of Litigation Claims..................................63
      10.3  Distribution Of Litigation Claims Proceeds........................63
      10.4  Preservation Of Insurance.........................................63

ARTICLE 11 SECURITIES TO BE ISSUED IN CONNECTION WITH THE PLAN................64

      11.1  Common Stock......................................................64
      11.2  New Warrants......................................................65
      11.3  New Senior Notes..................................................65
      11.4  Section 1145 Exemption............................................66

ARTICLE 12 PROVISIONS GOVERNING DISTRIBUTIONS TO HOLDERS OF ALLOWED EQUITY
INTERESTS IN CLASS 14.........................................................67

      12.1  Transfer Agent....................................................67
      12.2  Surrender Of Securities...........................................67
      12.3  Distribution Record Date..........................................68

      12.4  Delivery Of Distributions.........................................68
      12.5  Fees And Expenses.................................................68

ARTICLE 13 TITLE TO PROPERTY; DISCHARGE; INJUNCTION...........................69

      13.1  Conditions To Confirmation........................................69
      13.2  Conditions To Effectiveness.......................................70
      13.3  Waiver Of Conditions..............................................71

ARTICLE 14 NON-ALLOWANCE OF PENALTIES AND FINES...............................71

ARTICLE 15 TITLE TO PROPERTY; DISCHARGE; INJUNCTION...........................72

      15.1  Revesting of Assets...............................................72
      15.2  Discharge.........................................................72
      15.3  Injunction........................................................72
      15.4  Exculpation.......................................................73

ARTICLE 16 RETENTION OF JURISDICTION..........................................73

      16.1  Jurisdiction......................................................73

ARTICLE 17 MODIFICATION, AMENDMENT, AND WITHDRAWAL OF PLAN....................76

ARTICLE 18 MISCELLANEOUS......................................................76

      18.1  Filing of Objections to Claims....................................76
      18.2  Settlement of Objections After Effective Date.....................76
      18.3  Distributions.....................................................76
      18.4  Effectuating Documents; Further Transactions; Timing..............77
      18.5  Exemption From Transfer Taxes.....................................77
      18.6  Revocation or Withdrawal of the Plan..............................78
      18.7  Binding Effect....................................................78
      18.8  Governing Law.....................................................78
      18.9  Modification of Payment Terms.....................................78
      18.10    Providing For Claims Payments..................................78
      18.11    Set Offs.......................................................79
      18.12    Notices........................................................79
      18.13    Statutory Committee/Examiner...................................81
      18.14    Severability...................................................81
      18.15    Withholding And Reporting Requirements.........................82
      18.16    Quarterly Fees To The United States Trustee....................82
      18.17    Fractional Shares; Odd Lots; De Minimis Distributions..........82
      18.18    Method Of Payment..............................................82
      18.19    Payment Dates..................................................82

                                    ARTICLE 1

          DEFINITIONS, RULES OF INTERPRETATION AND COMPUTATION OF TIME

A.   DEFINITIONS.

         For purposes of this Plan (as defined below), except as expressly provided or unless the context otherwise requires, all capitalized terms not otherwise defined shall have the meanings ascribed to them in Article 1 of this Plan. Any term used in this Plan that is not defined herein, but is defined in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning ascribed to that term in the Bankruptcy Code or the Bankruptcy Rules. Whenever the context requires, such terms shall include the plural as well as the singular, the masculine gender shall include the feminine, and the feminine gender shall include the masculine.

         As used in this Plan, the following terms shall have the meanings specified below:

         1.1 AD HOC COMMITTEE. The ad hoc committee of holders of the Notes, the members of which are set forth in the "Statement, Pursuant To Federal Rule Of Bankruptcy Procedure 2019, Of Counsel For The Ad Hoc Committee Of Noteholders" filed on August 20, 1998. The members of the Ad Hoc Committee hold, collectively, approximately eighty-eight percent (88%) of the outstanding dollar amount of the Notes.

         1.2 ADMINISTRATIVE CLAIM. A Claim for any cost or expense of administration of the Chapter 11 Cases allowed under Sections 503(b), 507(b) or 546(c)(2) of the Bankruptcy Code and entitled to priority under Section 507(a)(1) of the Bankruptcy Code, including, but not limited to: (i) fees payable pursuant to Section 1930 of Title 28 of the United States Code; (ii) the actual and necessary costs and expenses incurred after the Petition Date of preserving the Debtors' Estates, including wages, salaries, or commissions for services rendered after the commencement of the Chapter 11 Cases; and (iii) all Professional Fees approved by the Bankruptcy Court pursuant to interim and final allowances. To the extent that a Claim is allowed as an administrative claim pursuant to Section 365(d)(3) of the Bankruptcy Code, such Claim shall also be deemed an "Administrative Claim" under this section.

         1.3 ADMINISTRATIVE CLAIM BAR DATE. The date or dates established by the Bankruptcy Court for the filing of Administrative Claims, excepting, therefrom claims for Professional Fees and Preserved Ordinary Course Administrative Claims.

         1.4 AFFILIATE. This term will refer to and mean with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person and, with respect to any specified natural Person, any other Person having a relationship by blood, marriage or adoption not more remote than first cousins with such natural Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

         1.5 ALLOWED CLAIM. Any Claim, or any portion thereof, against the
Debtors: (a) proof of which, requests for payment of which, or application for allowance of which, was filed or deemed to be filed on or before the Bar Date, Administrative Claim Bar Date or the Professional Fee Bar Date, as the case may be, for filing proofs of claim or requests for payment for Claims of such type against the Debtors; (b) if no proof of claim is filed, which has been or hereafter is listed by the Debtors in the Schedules as liquidated in amount and not disputed or contingent; or (c) a Claim that is allowed under the Plan or in any contract, instrument, indenture or other agreement entered into in connection with the Plan and, in any case of a Claim described in subsections
(a) or (b) only, the portion of any such Claim as to which no objection to the allowance thereof has been interposed within the applicable period of limitation fixed by the Plan, the Bankruptcy Code, the Bankruptcy Rules or the Bankruptcy Court. The term "Allowed," when used to modify a reference in the Plan to any Claim or Class of Claims, shall mean a Claim (or any Claim in any such Class) that is so allowed, e.g. an "Allowed Secured Claim" is a Claim that has been allowed to the extent of the value, as determined by the Bankruptcy Court pursuant to Section 506(a) of the Bankruptcy Code, of any interest in property of the Estates of the Debtors securing such Claim.

         1.6 AMBERWOOD. Amberwood Court, Inc., a Colorado corporation, and its successors and assigns.

         1.7 AMERICAN PROFESSIONAL. American Professional Holding, Inc., a Utah corporation, and its successors and assigns.

         1.8 AMPRO. Ampro Medical Services, Inc., a Texas corporation, and its successors and assigns.

         1.9 ARBORS. The Arbors Health Care Center, Inc., an Arizona corporation, and its successors and assigns.

         1.10 ARKANSAS. Arkansas, Inc., a Colorado corporation, and its successors and assigns.

         1.11 AVOIDANCE ACTIONS. This term refers to and means all statutory causes of actions preserved for the Estates under Sections 510, 542, 543, 544, 545, 547, 548, 549 and 550 of the Bankruptcy Code.

         1.12 BANKRUPTCY CODE. The Bankruptcy Reform Act of 1978, Title 11, United States Code, as applicable to the Chapter 11 Cases, as now in effect or hereafter amended, 11 U.S.C. Sections 101 et seq.

         1.13 BANKRUPTCY COURT. The Bankruptcy Court for the District of Arizona or such other court as may have jurisdiction over the Chapter 11 Cases.

         1.14 BANKRUPTCY RULES. Collectively the Federal Rules of Bankruptcy Procedure, the local rules of the Bankruptcy Court and the Federal Rules of Civil Procedure, as applicable to the Chapter 11 Cases, as now in effect or hereinafter amended.

         1.15 BAR DATE. The date or dates established by the Bankruptcy Court for the filing of proofs of claim for all Creditors, excepting therefrom, Administrative Claims, Preserved Ordinary Course Administrative Claims, and Claims for Professional Fees.

         1.16 BRIT-TEXAS. BritWill Investments Texas, Ltd., a Texas limited partnership, now known as UNHC Real Estate Holdings, Ltd., and its successors and assigns.

         1.17 BRIT-TEXAS FACILITIES. Collectively Colonial Pines Healthcare, West Place Nursing Center, South Place Nursing Center and the Hasmark Facilities. The Brit-Texas Facilities are more fully described in the Plan Supplement.

         1.18 BRIT-ACQUISITION. The August 1995 stock purchase transaction in which Unison acquired BritWill Healthcare from Whitehead And Affiliates.

         1.19 BRITWILL ACQUISITION CLAIMS. Collectively the Claims, including any such Claims that are Disputed Claims, held by Whitehead And Affiliates as described more fully in the Plan Supplement.

         1.20 BRITWILL DEBTORS. Collectively BritWill I, BritWill II and BritWill Indiana.

         1.21 BRITWILL FUNDING. BritWill Funding Corporation, a Delaware corporation, and its successors and assigns.

         1.22 BRITWILL HEALTHCARE. BritWill HealthCare Company, a Delaware corporation, and its successors and assigns.

         1.23 BRITWILL I. BritWill Investments-I, Inc., a Delaware corporation, and its successors and assigns.

         1.24 BRITWILL II. BritWill Investments-II, Inc., a Delaware corporation, and its successors and assigns.

         1.25 BRITWILL INDIANA. BritWill Indiana Partnership, an Arizona General Partnership, and its successors and assigns.

         1.26 BROKER DEALER. Any Person registered as a securities dealer under the Exchange Act.

         1.27 BROOKSHIRE. Brookshire House, Inc., a Colorado corporation, and its successors and assigns.

         1.28 BUSINESS DAY. Any day other than a Saturday, Sunday or other day on which commercial banks in Arizona are authorized or required by law to close.

         1.29 CASH. Currency, checks, negotiable instruments and wire transfers of immediately available funds.

         1.30 CEDAR CARE. Cedar Care, Inc., an Indiana corporation, and its successors and assigns.

         1.31 CHAPTER 11 CASES. The cases under Chapter 11 of the Bankruptcy Code in which the Unison Debtors and the BritWill Debtors are the debtors and debtors-in-possession pending before the Bankruptcy Court, including all adversary proceedings pending in connection therewith.

         1.32 CHRISTOPHER. Christopher Nursing Center, Inc., a Colorado corporation, and its successors and assigns.

         1.33 CLAIM. Any right to payment from the Debtors, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured arising at any time before the Effective Date or relating to any event that occurred before the Effective Date; or any right to an equitable remedy for breach of performance if such breach gives rise to a right of payment from the Debtors, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

         1.34 CLAIMS RESOLUTION PROCEDURE. The procedure set forth in Article 10 of the Plan for resolving Disputed Claims, including, but not limited to, the BritWill Acquisition Claims and the Signature Acquisition Claims should it be necessary under the terms of the Plan.

         1.35 CLASS. A category of holders of Claims or Equity Interests as classified in the Plan.

         1.36 CLASS 6 RESERVED STOCK. The approximately two hundred thousand (200,000) shares of New Common Stock escrowed by Reorganized Unison for the Class 6 Claims.

         1.37 CLOSING ALLOWANCE. The amount of ONE MILLION DOLLARS ($1,000,000.00) payable to Omega from the proceeds of the Signature Sale Leaseback Transaction, representing: (a) a two percent (2%) commitment fee associated with the Signature Sale Leaseback Transaction; (b) any and all past and prospective legal fees and other costs and expenses owed to Omega relating to the Omega Secured Claim or otherwise; (c) all closing costs relating to the Signature Sale Leaseback Transaction and the Omega New Master Lease, including but not limited to legal costs and expenses incurred by Omega, title insurance costs, transfer and recording taxes (if any), Phase I environmental assessment costs, and any and all other closing costs. The Closing Allowance shall not include the security deposits required under the Omega New Master Lease.

         1.38 CLASS 7 RESERVED STOCK. The approximately eighty thousand (80,000) shares of New Common Stock escrowed by Reorganized Unison for the Class 7 Claim.

         1.39 CONFIRMATION. The entry by the Bankruptcy Court of the Confirmation Order.

         1.40 CONFIRMATION DATE. The date upon which the Bankruptcy Court enters the Confirmation Order confirming this Plan.

         1.41 CONFIRMATION HEARING. The duly noticed hearing held by the Bankruptcy Court on confirmation of the Plan pursuant to Section 1128 of the Bankruptcy Code. The Confirmation Hearing may be adjourned by the Bankruptcy Court from time to time without further notice other than the announcement of the adjourned date at the Confirmation Hearing.

         1.42 CONFIRMATION ORDER. An order entered by the Bankruptcy Court confirming the Plan containing, among other things, the provisions as set forth in Article 13.

         1.43 CONSENTING NOTEHOLDERS. The holders of the Notes bearing Cusip No. 909199 AB9, which are subject to subordination to the Senior Notes pursuant to the Notes Subordination Agreement.

         1.44 CONSOLIDATED ESTATES. The Estates of the Unison Debtors and the BritWill Debtors resulting from the substantive consolidation of the Debtors pursuant to and in accordance with Article 2 of the Plan.

         1.45 CONTINGENT CLAIM. A Claim which is either contingent or unliquidated on or immediately before the Confirmation Date.

         1.46 CONVENIENCE CLAIMS. An Allowed Unsecured Claim in an amount of $1,000.00 or less, or any Unsecured Claim in excess of $1,000.00, but in no event more than $2,000.00, that is reduced to $1,000.00 by election of the holder thereof as provided on the Ballot; provided that, for purposes hereof, all such Unsecured Claims held by an entity or by an entity and any Affiliate of such entity shall be aggregated and treated as one such Unsecured Claim; and provided further that, for purposes hereof, if all or any part of a Unsecured Claim was or is assigned, the Unsecured Claim held by all assignees of such Unsecured Claim shall be treated collectively as one such Unsecured Claim for purposes of this definition.

         1.47 CORNERSTONE. Cornerstone Care Center, Inc., a Colorado corporation, and its successors and assigns.

         1.48 CREDITOR. Any holder of a Claim, whether or not such Claim is an Allowed Claim, encompassed within the statutory definition set forth in Section 101(a) of the Bankruptcy Code.

         1.49 CREDITOR BALLOT. The ballot or ballots that will be distributed with the Disclosure Statement to holders of Claims entitled to vote under the Plan in connection with solicitation of acceptances of the Plan.

         1.50 CREDITORS' COMMITTEE. Any Official Committee or Committees of General Unsecured Creditors appointed by the United States Trustee in the Chapter 11 Cases pursuant to Section 1102(a)(1) of the Bankruptcy Code.

         1.51 CURE. The distribution on the Effective Date or as soon thereafter as practicable of Cash, or such other property as may be agreed upon by the parties or ordered by the Bankruptcy Court, with respect to the assumption of an executory contract or unexpired lease, pursuant to Section 365(b) of the Bankruptcy Code, in an amount equal to all unpaid monetary obligations, or such other amount as may be agreed upon by the parties, under such executory contract or unexpired lease, to the extent such obligations are enforceable under the Bankruptcy Code and applicable bankruptcy law.

         1.52 DEBT INSTRUMENT. A physical debenture, bond, promissory note, note or other transferable instrument or document evidencing any payment obligation.

         1.53 DEBTORS. Collectively Unison, BritWill-I, BritWill-II, BritWill Indiana, Sunquest, BritWill Healthcare, BritWill Funding, Memphis Clinical, American Professional, Ampro, Gamma, Signature Health, Brookshire, Christopher, Amberwood, Arbors, Los Arcos, Pueblo Norte, Rio Verde, Signature Management, Cornerstone, Arkansas, Douglas, Safford, Rehab, Quest, Sunbelt Therapy (Alabama), Decatur, Therapy Health, Henderson, Sunbelt Therapy (Arizona), Cedar Care and Sherwood.

         1.54 DECATUR. Decatur Sports Fit & Wellness Center, Inc., an Alabama corporation, and its successors and assigns.

         1.55 DIP FINANCING ORDERS. Collectively: (a) the "Final Order: (I) Authorizing Debtors To Obtain Post-Petition Financing From HCFP Funding, Inc. Pursuant To 11 U.S.C. Sections 364(c)(1) And (d); (II) Granting Senior Liens And Security Interests; (III) Granting Authority To Make Payments To Lender; And
(IV) Granting Other Requested Relief" entered on January 29, 1998, as such Order may be extended, amended or otherwise modified in the context of the BritWill Debtors' Chapter 11 Cases; and (b) the "Stipulated Order Authorizing Debtors to Obtain Postpetition Financing from HCFP Funding, Inc. Pursuant to 11 U.S.C. Sections 364(c)(1) and (d)" entered on May 28, 1998, as such Order may be extended, amended, or otherwise modified in the context of the Unison Debtors' Chapter 11 Cases.

         1.56 DISBURSING AGENT. Reorganized Unison, or such other Person as may be retained by Reorganized Unison and approved by the Bankruptcy Court, to hold and distribute certain consideration to the holders of Allowed Claims in Classes 1, 2, 3, 4, 5, 6, 7, 8, 9 and 10 of the Plan. With respect to distributions of the New Senior Notes to the holders of the Allowed Claims in Class 11, the New Senior Notes Indenture Trustee shall be the Disbursing Agent. With respect to distributions of New Common Stock and other property to the holders of the Allowed Claims in Class 11, the Transfer Agent shall be the Disbursing Agent. With respect to the distribution of the New Warrants to the Equity Interests and Equity Interest Related Claims, the Transfer Agent shall be the Disbursing Agent.

         1.57 DISCLOSURE STATEMENT. The written disclosure statement that relates to the Plan, as approved by the Bankruptcy Court pursuant to Section 1125 of the Bankruptcy Code and Bankruptcy Rule 3017, as such disclosure statement may be amended, modified or supplemented from time to time, which disclosure statement will be used to solicit votes to accept or reject the Plan by Creditors and holders of Equity Interests entitled to vote on such Plan.

         1.58 DISPUTED CLAIM. A Claim which is: (a) subject to timely objection interposed by the Debtors, or any party in interest entitled to file and prosecute such objection in the Chapter 11 Case, if at such time such objection remains unresolved; (b) a Claim that is listed by the Debtors as disputed, unliquidated or contingent in the Schedules; or (c) if no objection has been timely filed, a Claim which has been asserted in a timely filed proof of claim in an amount greater than or in a Class different than that listed by the Debtors in the Schedules as liquidated in amount and not disputed or contingent; provided, however, that the Bankruptcy Court may estimate a Disputed Claim for purposes of allowance pursuant to Section 502(c) of the Bankruptcy Code. The term "Disputed", when used to modify a reference in the Plan to any Claim or Class of Claims, shall mean a Claim (or any Claim in such Class) that is a Disputed Claim as defined herein. In the event there is a dispute as to classification or priority of a Claim, it shall be considered a Disputed Claim in its entirety. Until such time as a Contingent Claim becomes fixed and absolute, such Claim shall be treated as a Disputed Claim and not an Allowed Claim for purposes related to voting, allocations, and distributions under the Plan. In addition, any Claim held by any entity from which property is recoverable under Section 542, 543, 550 or 553 of the Bankruptcy Code or that is a transferee of a transfer avoidable under Section 522(f), 522(h), 544, 545, 547, 548, 549 or 724(a) of the Bankruptcy Code shall be a Disputed Claim unless and until such entity or transferee has paid the amount, or turned over any such property for which such entity or transferee is liable under Section 522(i), 542, 543, 550 or 553 of the Bankruptcy Code.

         1.59 DISPUTED EQUITY INTEREST. An Equity Interest which is the subject of a timely objection interposed by the Debtors, or any party in interest entitled to file and prosecute any such objection in the Chapter 11 Cases, if at such time such objection remains unresolved.

         1.60 DISTRIBUTION DATE. The date, occurring as soon as practicable after the Effective Date, upon which distributions are made to holders of Allowed Claims and Equity Interests under the Plan.

         1.61 DISTRIBUTION RECORD DATE. The date or dates established by the Bankruptcy Court, which shall be the record date or dates for determining the holders of Senior Notes, Notes and Equity Interests entitled to receive the New Senior Note, New Common Stock, or New Warrants, as the case may be, pursuant to
Article 6 of the Plan.

         1.62 DOUGLAS. Douglas Manor, Inc., a Colorado corporation, and its successors and assigns.

         1.63 EBITDA. Earnings before interest, taxes, depreciation and amortization.

         1.64 EBITDAR. Earnings before interest, taxes, depreciation, amortization and rent.

         1.65 EBITDARM. Earnings before interest, taxes, depreciation, amortization, rent and management fees.

         1.66 EFFECTIVE DATE. The last to occur of: (a) the first Business Day that is at least eleven (11) days after the Confirmation Date and on which no stay of the Confirmation Order is in effect; and (b) the Business Day on which all of the conditions set forth in Article 13 to the Plan shall have been satisfied or waived.

         1.67 EFFECTIVE DATE CASH. All Cash and/or cash equivalents of the Debtors on the Effective Date prior to distribution or reservation of any amounts payable under this Plan.

         1.68 EFFECTIVE DATE EXCESS CASH. The Cash available for payment on the New Senior Note on the Effective Date pursuant to Article 11.3 hereof in an amount equal to Effective Date Cash less the sum (without duplication) of: (a) the amount necessary for the payment (or reserve) for outstanding Administrative Claims; (b) the reserve for accrued Preserved Ordinary Course Administrative Claims, as of the Effective Date; (c) the amount necessary for the payment of the Omega Effective Date Payment; (d) the amount necessary for the consummation of the Quest Purchase Option; (e) the amount necessary for the payment (or reserve) for Allowed Convenience Claims; (f) repayment of the DIP Loan; (g) payment of priority tax Claims; (h) payments to Allowed Claims in Classes 3, 6, 7, 8, 9 and 10 (as necessary); (i) the security deposits to be provided under the Omega New Master Lease pursuant to Article 7.2.2; (j) any Cure payments for assumed executory contracts; and (k) the amount necessary for the payment (or reserve) for Reclamation Claims.

         1.69 EQUITY INTEREST. Any interest in Unison, including any right to purchase or otherwise acquire any such Equity Interests.

         1.70 EQUITY INTEREST RELATED CLAIM. Any Claim arising from the rescission of a purchase or sale of an Equity Interest, or for damages arising from the purchase or sale of an Equity Interest, or any Claim by any Person that asserts equitable or contractual rights of reimbursement, contribution or indemnification arising from such Claim, including the Securities Action and Securities Litigation Claims.

         1.71 ESSENTIAL VENDOR CLAIMS. Those Unsecured Claims as identified in the Plan Supplement that the Debtors believe are essential to the continued operation of its business by virtue of: (a) irreplaceability of the service or goods in a particular marketplace; (b) adverse impact on reimbursement from federal or state health care agencies; and/or (c) other business reasons.

         1.72 ESTATE OR ESTATES. The estates created for the Debtors in the Chapter 11 Cases pursuant to Section 541 of the Bankruptcy Code.

         1.73 EXAMINER. Keith J. Shapiro, Esq.

         1.74 EXCHANGE ACT. The Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

         1.75 FILKOSKI. Collectively John D. Filkoski, Michael F. Filkoski, Lisa
M. Filkoski, and/or David D. Filkoski, and their successors and assigns.

         1.76 FILKOSKI CLAIMS. Collectively those Claims held by John D. Filkoski, Michael F. Filkoski, Lisa M. Filkoski, and/or David D. Filkoski (and their respective successors and assigns) relating to the Signature Acquisition as set forth in the Plan Supplement, but not including the Filkoski Securities Litigation Claims.

         1.77 FILKOSKI SECURITIES LITIGATION CLAIMS. Those Securities Claims and other tort Claims in the action encaptioned John D. Filkoski, et al. v. Unison HealthCare Corporation, et al., No. 98-CIV-4270 pending in the Colorado District Court, District of Colorado, which action is continuing against certain current and former officers and directors of Unison in their individual capacities.

         1.78 FINAL ORDER. An order or judgment which has not been reversed, stayed, modified or amended and is no longer subject to appeal, certiorari proceeding or other proceeding for review or rehearing, and as to which no appeal, certiorari proceeding, or other proceeding for review or rehearing shall then be pending.

         1.79 FORBEARANCE AGREEMENT. The "Forbearance Agreement" dated December 1, 1997 between Unison and the Related Party Creditors.

         1.80 FULLY DILUTED. The amount (expressed as a percentage) of New Common Stock issued as of the Effective Date, assuming issuance on the Effective Date of the maximum amount of shares of New Common Stock issuable upon the exercise of: (a) the Management Options; and (b) the New Warrant Shares.

         1.81 GAAP. The generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and Statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession.

         1.82 GAMMA. Gamma Laboratories, Inc., a Missouri corporation, and its successors and assigns.

         1.83 GENERAL UNSECURED CLAIM. An Unsecured Claim not including: (a) the Trade Unsecured Claims; (b) the Essential Vendor Claims; and (c) the Convenience Claims.

         1.84 HASMARK FACILITIES. Collectively Four States Care Center, Heritage Oaks and Texarkana Nursing Center as more specifically identified in the Plan Supplement.

         1.85 HASMARK FACILITIES REJECTION CLAIM. The Allowed Claim for damages asserted or assertable by Omega should BritWill II reject the leases of the Hasmark Facilities.

         1.86 HCFP. HCFP Funding, Inc., a Delaware corporation, and its successors and assigns.

         1.87 HCFP DIP LOAN CLAIMS. The Allowed Claims for debtor-in-possession financing of HCFP pursuant to the DIP Financing Orders.

         1.88 HENDERSON. Henderson & Associates Rehabilitation, Inc., an Alabama corporation, and its successors and assigns.

         1.89 INDIANA MASTER LEASE. The "Master Lease" dated November 1, 1992 between Omega and BritWill I relating to the Omega Indiana Facilities

         1.90 INDIANA RETURNED FACILITIES. Collectively English Estates, English Senior Living, Capital Care Healthcare Center, Sunset Manor, Lockerbie Healthcare Center and Parkview Manor as more specifically described in the Plan Supplement.

         1.91 INDIANA RETURNED FACILITY NOTE. The promissory note made payable to Omega, which will be executed and delivered to Omega on the Effective Date of the Plan pursuant to Article 6.1 hereof. The Indiana Returned Facility Note shall: (a) be in the principal amount of THREE MILLION DOLLARS ($3,000,000.00);
(b) bear interest at the rate of seven percent (7%) per annum; (c) fully amortize over a seven (7) year period, with principal and interest payments made quarterly commencing with the first last day of the calendar quarter following the Effective Date; (d) be guaranteed by Unison and BritWill Healthcare; (e) be secured by all of the collateral held by Omega as of the Petition Date, as well as the Omega New Master Lease Collateral; and (f) shall be cross-defaulted with and to the Omega New Master Lease. The Indiana Returned Facility Note shall be substantially in the form set forth in the Plan Supplement.

         1.92 INITIAL PRICE. The value per share derived from a total equity value of $65,000,000.00 subject to adjustment should the Debtors (on or before the Effective Date) issue or incur debt more than $3,800,000.00 over $34.3 million (exclusive of any obligations resulting from the Signature Sale Leaseback Transaction).

         1.93     IRS.  The Internal Revenue Service.

         1.94 KREMSER AND AFFILIATES. Collectively David A. Kremser, Bernice E. Kremser, Michael P. Kremser, Stanley A. Kremser, Holly M. Kremser, Elk Meadows Investments, LLC, all Affiliates of the foregoing and each of their respective successors and assigns.

         1.95 LITIGATION CLAIMS. All rights, claims, torts, liens, liabilities, obligations, actions, causes of action, Avoidance Actions (including the Related Party Avoidance Action), avoiding powers, proceedings, debts, contracts, judgments, offsets, damages and demands whatsoever in law or in equity, whether known or unknown, contingent or otherwise, that the Debtors, the Estates or the Consolidated Estates may have against any Person, including but not limited to, those listed in the Plan Supplement and the Related Party Creditor Defenses. Failure to list a Litigation Claim in the Plan Supplement shall not constitute a waiver or release by the Debtors and/or Reorganized Unison of such Litigation Claim.

         1.96 LOS ARCOS. Los Arcos, Inc., a Colorado corporation, and its successors and assigns.

         1.97 MANAGEMENT OPTIONS. The options or New Common Stock to be allocated and issued by the board of directors of Reorganized Unison pursuant to
Article 7 of the Plan which, when issued and exercised, will represent approximately five percent (5%) of the equity in Reorganized Unison on a Fully Diluted basis.

         1.98 MEMPHIS CLINICAL. Memphis Clinical Laboratory, Inc., a Tennessee corporation, and its successors and assigns.

         1.99 NEW COMMON STOCK. The ten million (10,000,000) authorized shares of common stock in Reorganized Unison described in Article 11, approximately two million (2,000,000) of which are to be issued on the Effective Date pursuant to and in accordance with Articles 6.2, 6.3, and 6.7 of the Plan to, inter alia, the holders of Allowed Claims in Classes 6, 7 and 11.

         1.100 NEW COMMON STOCK REGISTRATION AGREEMENT. The agreement to be entered into on the Effective Date by Reorganized Unison and any holder of an Allowed General Unsecured Claim that will receive more than ten percent (10%) of the Common Stock issued under this Plan. The New Common Stock Registration Rights Agreement shall be substantially in the form in the Plan Supplement.

         1.101 NEW LINE OF CREDIT. The working capital line of credit evidenced by the New Line Of Credit Agreement and New Line Of Credit Promissory Note.

         1.102 NEW LINE OF CREDIT AGREEMENT. The agreement between Reorganized Unison and a working capital lender to be determined providing Reorganized Unison with a secured working line of credit of approximately TWELVE MILLION DOLLARS ($12,000,000.00) under terms and conditions agreeable to Reorganized Unison and Omega.

         1.103 NEW LINE OF CREDIT PROMISSORY NOTE. The promissory note or notes evidencing the New Line of Credit.

         1.104 NEW OMEGA GUARANTEE. The guarantee to be provided to Omega on the Effective Date pursuant to Article 6.1.1 of the Plan substantially in the form in the Plan Supplement.

         1.105 NEW OMEGA GUARANTEE COLLATERAL. Collectively: (a) a leasehold mortgage on the Omega Indiana Leasehold Mortgage Facilities; (b) the security deposits to be provided under the Omega New Master Lease; and (c) a junior lien on accounts receivable generated by the Omega New Master Lease Facilities.

         1.106 NEW OMEGA GUARANTEE SECURITY DOCUMENTS. Collectively the documents evidencing the lien on the New Omega Guarantee Collateral substantially in the form in the Plan Supplement.

         1.107 NEW SENIOR NOTES. The 11% Senior Notes of Reorganized Unison in an original principal amount sufficient to provide for: (a) the issuance of New Senior Notes to holders of Senior Notes, after giving effect to the distribution to holders of Senior Notes of New Senior Notes that would be distributed to Consenting Noteholders but for the Notes Subordination Agreement (and as provided in the New Senior Note Allocation Schedule), having an aggregate principal amount on the Effective Date equal to the Allowed Senior Note Claims plus the amount of accrued and unpaid interest for the period to the Unison Debtors Petition Date; and (b) a Pro Rata distribution of New Senior Notes to creditors with Allowed Claims in Class 11 other than holders of Senior Notes and Consenting Noteholders, as set forth in Article 6.7 of the Plan. The Debtors estimate that the principal amount of New Senior Notes will be approximately $24 million, but the exact amount will depend on the timing of the Effective Date (which affects the accrual of interest on the Senior Notes) and the Allowed amount of Class 11 Claims other than holders of the Senior Notes and Consenting Noteholders. The New Senior Notes shall be issued and distributed pursuant to
Article 6.7 of the Plan on the Distribution Date for the benefit of Allowed Claims in Class 11 and governed by the terms of the New Senior Notes Indenture contained in the Plan Supplement. A sample form of the New Senior Notes is set forth in the Plan Supplement.

         1.108 NEW SENIOR NOTES ALLOCATION SCHEDULE. The Schedule set forth in the Plan Supplement which sets forth: (a) the allocation to the holders of the Senior Notes of New Senior Notes and other consideration (if any) otherwise distributable to the Consenting Noteholders, pursuant to Article 6.7 hereof; and
(b) the allocation to the Consenting Noteholders of New Common Stock, pursuant to Article 6.7 hereof, in order to give effect, in each case, to the rights of the holders of the Senior Notes under the Notes Subordination Agreement.

         1.109 NEW SENIOR NOTES COLLATERAL. All of the stock and assets of Quest, Sunbelt Therapy (Arizona) and their respective subsidiaries.

         1.110 NEW SENIOR NOTES GUARANTEE. The guarantee of obligations of Reorganized Unison under the New Senior Notes, which guarantee shall be set forth in the New Senior Notes Indenture or in a separate guarantee agreement to be filed with the Bankruptcy Court as part of the Plan Supplement.

         1.111 NEW SENIOR NOTES INDENTURE. The Indenture to be entered into by Reorganized Unison and the New Senior Notes Indenture Trustee under which the New Senior Notes will be issued, which indenture shall be substantially the form of the indenture filed with the Bankruptcy Court as part of the Plan Supplement.

         1.112 NEW SENIOR NOTES INDENTURE TRUSTEE. IBJ Schroder Bank & Trust Company or its successor.

         1.113 NEW SENIOR NOTES SECURITY DOCUMENTS. Collectively the security agreement, pledge agreement, each substantially in the form set forth in the Plan Supplement, and any other documents evidencing or relating to the lien on the New Senior Notes Collateral to secure the New Senior Notes.

         1.114 NEW UNISON STOCK. Collectively the New Common Stock, the New Warrants and the New Warrant Shares.

         1.115 NEW WARRANTS. The warrants for the purchase of New Common Stock described in Article 11 to be made available to holders of Class 12 Equity Interests and Equity Interest Related Claims pursuant to and in accordance with Articles 6.9 and 12 of this Plan.

         1.116 NEW WARRANT SHARES. The New Common Stock issuable by Reorganized Unison upon exercise of the New Warrants.

         1.117 NHI. National Health Investors, Inc., a Maryland corporation.

         1.118 NHI SECURED CLAIMS. The Allowed Secured Claims of NHI secured by, inter alia, the Signature Facilities.

         1.119 NON-CONSENTING NOTEHOLDERS. The holders of the Notes bearing Cusip No. 909196 AA 5 which are not subject to subordination to the Senior Notes pursuant to the Note Subordination Agreement.

         1.120 NOTES. Collectively, the 12 1/4% Senior Notes due 2006 held by Consenting Noteholders and/or Non-Consenting Noteholders, originally issued in the aggregate principal amount of $100 million pursuant to the Notes Indenture. The Notes Claims are hereby allowed in the amount of $107,965,000.00.

         1.121 NOTES INDENTURE. The "Indenture" dated as of October 31, 1996, between Unison, the other Debtors and the Notes Indenture Trustee, pursuant to which the Notes were issued.

         1.122 NOTES INDENTURE TRUSTEE. U.S. Bank National Association, or any other successor trustee under the Notes Indenture.

         1.123 NOTES SECURITIES CLAIMS. All Claims, if any, whether asserted prior to or after the Petition Date based on alleged violations of applicable federal or state securities laws: (a) arising from the rescission of a purchase or sale, or offer to purchase or sell, any Notes or Senior Notes; and (b) for damages arising from the purchase or sale of any such Notes or Senior Notes.

         1.124 NOTES SUBORDINATION AGREEMENT. That "Subordination Agreement" entered into on or about December 1, 1997 in which the Consenting Noteholders only agreed to subordinate to the Senior Notes, to the extent set forth therein, pursuant to the consent solicitation by Unison dated November 23, 1997.

         1.125 NOTICE AND A HEARING. This phrase shall have the same meaning as provided for in Section 102(1) of the Bankruptcy Code.

         1.126 OMEGA. Omega HealthCare Investors, Inc., a Maryland corporation.

         1.127 OMEGA EFFECTIVE DATE PAYMENT. Collectively: (a) if prior to or on the Effective Date Omega has acquired the interest of Brit-Texas in the Hasmark Facilities, the Cash payment in the amount of ONE MILLION DOLLARS ($1,000,000.00) as satisfaction of the Hasmark Facilities Rejection Claim to be made as provided in Article 6.1.3 of the Plan; and (b) the Cash payment of an additional ONE MILLION DOLLARS ($1,000,000.00) as partial satisfaction of the Omega Indiana Rejection Claims, as provided in Article 6.1 of the Plan; (c) any amounts due prior to the Effective Date, pursuant to Article 6.1, for rent under and as defined in the existing Indiana Master Lease and Texas Master Lease; and
(d) to the extent not paid, the Closing Allowance.

         1.128 OMEGA INDIANA FACILITIES. Collectively Wellington Manor, Cloverleaf of Knightsville and Kendalville Manor as more specifically described in the Plan Supplement.

         1.129 OMEGA INDIANA LEASEHOLD MORTGAGE FACILITIES. Collectively Owensville Convalescent, Boonville Convalescent, Holiday Manor and Willow Manor Convalescent as more specifically described in the Plan Supplement.

         1.130 OMEGA INDIANA REJECTION CLAIM. The Claims of Omega relating to the release of the Omega Indiana Returned Facilities from the Indiana Master Lease as treated in Article 6.1. of the Plan.

         1.131 OMEGA INDIANA RETURNED FACILITIES. Collectively English Estates, English Senior Living, Capital Care Healthcare Center, Sunset Manor, Lockerbie Healthcare Center and Parkview Manor.

         1.132 OMEGA MISCELLANEOUS SECURED CLAIM. The Allowed Secured Claim of Omega as evidenced by: (a) a promissory note dated April 29, 1996 in the original principal amount of $152,000.00 secured by the personality contained in Pine Haven Care Center located in Texarkana, Texas and Omega's Leasehold Mortgage on the Omega Indiana Leasehold Mortgage Facilities as treated in
Article 6.1 of the Plan; and (b) a promissory note dated April 29, 1996 in the original principal amount of $144,000.00 secured by the personalty contained in English Manor located in

Lebanon, Indiana, and Omega's Leasehold Mortgage on the Omega Leasehold Mortgage Facilities, all as treated in Article 6.1 of the Plan.

         1.133 OMEGA MORTGAGE GUARANTEE CLAIMS. The Claims amounting to approximately $10.2 million, plus accrued and unpaid interest and costs of collection; of Omega pursuant to a "Mortgage Note" dated November 30, 1993 between Omega and Brit-Texas secured by, inter alia: (a) mortgages on Heritage Oaks, Colonial Pines Healthcare, and West Place Nursing Center; and (b) leasehold mortgages on Four States Care Center, South Place Nursing Center, and Texarkana Nursing Center (all of which facilities are located in Texas) which Claims have been guaranteed by Unison and BritWill II, and as treated in Article
6.1 of the Plan.

         1.134 OMEGA NEW MASTER LEASE. That form of Master Lease covering the Omega Indiana Facilities, Omega Texas Facilities, the Signature Facilities, and potentially those Brit-Texas Facilities (excluding the Hasmark Facilities) as set forth in Article 6.1 of the Plan, substantially in the form contained in the Plan Supplement.

         1.135 OMEGA NEW MASTER LEASE COLLATERAL. Collectively all existing collateral and all personal property owned or leased by the Omega New Master Lessees (which interest will be subordinate to the lessor's interest), including, without limitation: (a) to the extent permitted by law a security interest in licenses and permits; and (b) a subordinate security interest in accounts receivable of the Omega New Master Lease Facilities owned by or mortgaged to Omega with an intercreditor agreement with the lender of the New Line of Credit reasonably satisfactory to Omega.

         1.136 OMEGA NEW MASTER LEASE FACILITIES. Collectively the Omega Indiana Facilities, the Omega Texas Facilities, the Signature Facilities, and potentially those Brit-Texas Facilities described in Article 6.1.1 of the Plan.

         1.137 OMEGA NEW MASTER LEASE GUARANTEE. The unconditional guarantee of payment obligations by the Omega New Master Lease Guarantors with respect to the Omega New Master Lease substantially in the form contained in the Plan Supplement.

         1.138 OMEGA NEW MASTER LEASE GUARANTORS. Collectively Unison, Signature Health, BritWill Healthcare, BritWill I, Cedar Care and Sherwood.

         1.139 OMEGA NEW MASTER LESSEES. Jointly and severally and collectively Amberwood, Arbors, BritWill II, BritWill Indiana, Brookshire, Christopher, Los Arcos, Pueblo Norte, and Rio Verde.

         1.140 OMEGA SECURED CLAIMS. Collectively the Allowed Omega Mortgage Guarantee Claims, the Omega Indiana Rejection Claims and, if on or prior to the Effective Date Omega has acquired the interest of Brit-Texas in the Hasmark Facilities, the Hasmark Facilities Rejection Claims. The Omega Secured Claims are allowed, in an unliquidated amount, and will be treated as provided in
Article 6.1 herein.

         1.141 OMEGA SUBORDINATION RIGHTS. The rights asserted or assertable by Omega relating to subordination of certain Claims of Whitehead And Affiliates to all Claims of Omega pursuant to contractual and other agreements between Omega and Whitehead And Affiliates.

         1.142 OMEGA TEXAS FACILITIES. Collectively Heritage Plaza, Pine Haven Care Center, Reunion Plaza, Pine Grove Nursing Center, Pleasant Manor Living Center, and, to the extent Omega obtains fee title to such facilities, the Brit-Texas Facilities, all as more specifically described in the Plan Supplement.

         1.143 OMEGA TEXAS LITIGATION. That litigation pending in the United States District Court for the Northern District of Texas, Dallas Division, as Omega HealthCare Investors, Inc. v. BritWill Investments-Texas, Ltd., and Bruce
H. Whitehead, No. 3-98CV-978-P.

         1.144 PERSON. An individual, a corporation, a limited liability company, a partnership, an association, a joint stock company, a joint venture, an estate, a trust, an unincorporated organization or a government, governmental unit or any subdivision thereof or any other entity.

         1.145 PETITION DATE. As to the BritWill Debtors, January 7, 1998. As to the Unison Debtors, May 28, 1998. If not otherwise specified herein, Petition Date shall refer to January 7, 1998.

         1.146 PLAN. This Plan of Reorganization, either in its present form or as it may be amended, supplemented or modified from time to time, including all exhibits and schedules annexed hereto or referenced herein and the Plan Supplement.

         1.147 PLAN DISTRIBUTED CASH. The Cash to be paid pursuant to this Plan to the holders of Allowed Claims in all Classes and Allowed Unclassified Claims hereunder.

         1.148 PLAN SUPPLEMENT. The supplement filed with the Bankruptcy Court with the Plan or thereafter (but in all events no later than ten (10) days prior to the Confirmation Hearing) which contains all of the exhibits to the Plan as such exhibits may be subsequently amended, modified or supplemented. The Plan Supplement shall be a part of this Plan as if such exhibits were set forth more fully herein.

         1.149 PRESERVED ORDINARY COURSE ADMINISTRATIVE CLAIM. Administrative Claims that are based on liabilities incurred by the Debtors in the purchase, lease or use of goods and services in the ordinary course of its business, including, but not limited to, Administrative Claims due on account of services provided to the Debtors after the Petition Date by its employees, as well as security deposits which may need to be posted as part of the Cure of any assumed executory contract and/or unexpired lease.

         1.150 PRIORITY BENEFIT PLAN CONTRIBUTION CLAIM. Any Claim entitled to priority in payment under Section 507(a)(4) of the Bankruptcy Code.

         1.151 PRIORITY TAX CLAIM. Any Claim entitled to priority in payment under Section 507(a)(8) of the Bankruptcy Code.

         1.152 PRIORITY WAGE CLAIM. Any Claim entitled to priority in payment under Section 507(a)(3) of the Bankruptcy Code.

         1.153 PRO RATA. The ratio of an Allowed Claim or Allowed Equity Interest in a particular class to the aggregate amount of all such Allowed Claims or Allowed Equity Interests in any such Class.

         1.154 PROFESSIONAL FEE BAR DATE. The date, as set by order of the Bankruptcy Court, on or before which applications for compensation or expense reimbursement, including Professional Fees receivable pursuant to Section 503(b), must be filed with the Bankruptcy Court, and served on Reorganized Unison and its counsel.

         1.155 PROFESSIONAL FEES. The Administrative Claims for compensation and reimbursement submitted pursuant to Sections 328, 330, 331 or 503(b) of the Bankruptcy Code of Persons: (a) employed pursuant to an order of the Bankruptcy Court under Sections 327, 328 or 1103 of the Bankruptcy Code; or (b) for whom compensation and reimbursement has been allowed by the Bankruptcy Court pursuant to Section 503(b) of the Bankruptcy Code.

         1.156 PUEBLO NORTE. Pueblo Norte, Inc., a Colorado corporation, and its successors and assigns.

         1.157 QUEST. Quest Pharmacies, Inc., an Arizona corporation, and its successors and assigns.

         1.158 QUEST PURCHASE OPTION. The "Agreement" dated May 19, 1998, between Unison and L. Robert Oberfield relating to the purchase of twenty-five percent (25%) interest in Quest held by L. Robert Oberfield for a total purchase price of $4 million.

         1.159 RECLAMATION CLAIMS. Any Claim against the Debtors by any Person arising out of the sale of goods to the Debtor, in the ordinary course of such Person's business, provided that such Person has otherwise satisfied the requirements of Section 546(c) of the Bankruptcy Code and the Uniform Commercial Code, as applicable.

         1.160 REHAB. RehabWest, Inc., a Colorado corporation, and its successors and assigns.

         1.161 REINSTATED OR REINSTATEMENT. These terms shall mean: (a) leaving unaltered the legal, equitable, and contractual rights of the holder of a Claim so as to leave such Claim unimpaired in accordance with Section 1124 of the Bankruptcy Code; or (b) notwithstanding any contractual provision or applicable law that entitles the holder of such Claim to demand or receive accelerated payment of such Claim after the occurrence of a default: (i) Curing any such default that occurred before or after the Petition Date, other than a default of a kind specified in Section 365(b)(2) of the Bankruptcy

Code; (ii) reinstating the maturity of such Claim as such maturity existed before such default; (iii) compensating the holder of such Claim for any damages incurred as a result of any reasonable reliance by such holder on such contractual provision or such applicable law; and (iv) not otherwise altering the legal, equitable, or contractual rights to which such Claim entitles the holder of such Claim; provided, however, that any contractual right that does not pertain to the payment when due of principal and interest on the obligation on which such Claim is based, including, but not limited to, financial covenant ratios, negative pledge covenants, covenants or restrictions on merger or consolidation, and affirmative covenants regarding corporate existence prohibiting certain transactions or actions contemplated by the Plan, or conditioning such transactions or actions on certain factors, shall not be required in order to accomplish Reinstatement.

         1.162 RELATED PARTY AVOIDANCE ACTION. Adversary Proceeding No. 98-540 pending as of the Confirmation Date against Elk Meadows Investments, LLC; BritWill Investments Company, Ltd.; UNHC Real Estate Holdings Ltd. (fka Brit-Texas), Bruce H. Whitehead; David A. Kremser; Bernice E. Kremser; Michael
P. Kremser; Stanley A. Kremser and Holly M. Kremser brought pursuant to Sections 544 and 547 of the Bankruptcy Code (as amended or otherwise modified from time to time) and any other adversary proceeding which may be filed against the Related Party Creditors prior to the Effective Date.

         1.163 RELATED PARTY CREDITORS. Collectively Whitehead And Affiliates, Kremser And Affiliates, and Filkoski.

         1.164 RELATED PARTY CREDITOR CLAIMS. Collectively the Claims of Whitehead And Affiliates, Kremser And Affiliates, and Filkoski.

         1.165 RELATED PARTY CREDITOR DEFENSES. Those Litigation Claims, claims and defenses relating to the Related Party Creditors in the nature of the Related Party Avoidance Action, other preferences, breaches of fiduciary duties, fraudulent conveyances, equitable subordination, breach of contract, the Forbearance Agreement and any and all other claims, defenses, and offsets asserted or assertable against the Related Party Creditors by the Debtors and/or an appropriate estate representative pursuant to Section 1123(b)(3)(B) of the Bankruptcy Code.

         1.166 REORGANIZED UNISON. Collectively the Debtors, as reorganized and reconstituted, pursuant to the Plan on the Effective Date.

         1.167 REORGANIZED UNISON BY-LAWS. The Restated By-Laws of Reorganized Unison, which shall be substantially in the form set forth in the Plan Supplement.

         1.168 REORGANIZED UNISON CERTIFICATE. The Restated Certificate of Incorporation, which shall be substantially in the form set forth in the Plan Supplement.

         1.169 RIO VERDE. Rio Verde Nursing Center, Inc., a Colorado corporation, and its successors and assigns.

         1.170 SAFFORD. Safford Care, Inc., a Colorado corporation, and its successors and assigns.

         1.171 SCHEDULES. The schedules of assets and liabilities and any amendments thereto filed by the Debtors with the Bankruptcy Court in accordance with Section 521(1) of the Bankruptcy Code.

         1.172 SEC.  The United States Securities and Exchange Commission.

         1.173 SECURED CLAIM. The Claim to the extent of the value of any interest in property of the Debtors Estate securing such Claim or to the extent of the amount of such Claim subject to setoff in accordance with Section 553 of the Bankruptcy Code, in either case as determined pursuant to Section 506(a) of the Bankruptcy Code.

         1.174 SECURED TAX CLAIMS. The Claim of any state or local governmental unit which is secured by a lien upon property owned by the Debtors by operation of applicable law, including, but not limited to, every such Claim for unpaid real and personal property taxes.

         1.175 SECURITIES ACT. The Securities Act of 1933, as amended, and the regulations promulgated thereunder.

         1.176 SECURITIES ACTION. Collectively: (a) the consolidated class actions litigation pending as Martin Grossman fbo Martin Grossman Profit Sharing Plan, et al., v. Unison Healthcare Corporation, et al., No. CIV 97-0583-PHX-SMM
(Lead); CIV 97-0584-PHX-SMM; CIV 97-0825-PHX-RCB; CIV 97-0603-PHX-SMM; CIV 97-0602-PHX-RGS; CIV 97-1017-PHX-SMM; and CIV 97-1412-PHX-RCB in the United States District Court for the District of Arizona; and (b) the class action lawsuit captioned Van Dyke v. Cruttendon Roth, Inc., et al., Case No. 779111 in Orange County Superior Court.

         1.177 SECURITIES ACTION SETTLEMENT AGREEMENT. The "Stipulation Of Settlement" dated October ___, 1998 entered into by the parties to the Securities Action, subject only to approval by the Bankruptcy Court for the District of Arizona.

         1.178 SECURITIES LITIGATION CLAIMS. Those Claims which are or may be asserted against Unison, its officers and/or directors, including the Securities Action, asserting violations of federal securities laws, including but not limited to actions under Sections 11 and 15 of the Securities Act and Sections 10(b) and 20 of the Exchange Act, and Rule 10b5 promulgated thereunder by the SEC; and any applicable non-federal law, including the Filkoski Securities Litigation Claims.

         1.179 SENIOR MANAGEMENT. Collectively those Persons holding the offices as of the Confirmation Date of: (a) President/Chief Executive Officer; (b) Executive Vice President/General Counsel; (c) Senior Vice
President/Finance/Treasurer; (d) Executive Vice President/Chief Financial Officer; and (e) Executive Vice President of Operations.

         1.180 SENIOR NOTES. The 13% Senior Notes due 1999 (Cusip No. 909196 AB
3) originally issued on or about December 1, 1997 in the original principal amount of $20 million pursuant to the Senior Notes Indenture. The Senior Notes Claims are hereby Allowed in the amount of $21,299,539.58.

         1.181 SENIOR NOTES INDENTURE. The "Indenture" dated as of December 1, 1997 pursuant to which the Senior Notes were issued.

         1.182 SENIOR NOTES INDENTURE TRUSTEE. IBJ Schroder Bank & Trust Company, or such other successor trustee under the Senior Notes Indenture.

         1.183 SHERWOOD. Sherwood HealthCare Corporation, an Indiana corporation, and its successors and assigns.

         1.184 SIGNATURE ACQUISITION. The October 31, 1996 stock purchase transaction in which Unison acquired Signature Health and four affiliated companies--Douglas, Safford, Arkansas and Cornerstone.

         1.185 SIGNATURE ACQUISITION CLAIMS. Collectively the purported secured obligations against the Debtors held by Kremser and Affiliates (but not including any Claims relating to the Securities Action) and the Filkoski Claims (but not including the Filkoski Securities Litigation Claims) resulting from the Signature Acquisition as described more fully in the Plan Supplement.

         1.186 SIGNATURE HEALTH. Signature HealthCare Corporation, a Delaware corporation, and its successors and assigns.

         1.187 SIGNATURE FACILITIES. Collectively the facilities located in Colorado and Arizona known as Amberwood Court Care Center; The Arbors Health Care Center; Brookshire House; Los Arcos Health Care Center; Pueblo Norte Nursing Center; Rio Verde Nursing Center; and Christopher House.

         1.188 SIGNATURE MANAGEMENT. Signature Management Group, Inc., a Colorado corporation, and its successors and assigns.

         1.189 SIGNATURE SALE LEASEBACK TRANSACTION. The sale leaseback transaction involving the Signature Properties, to be consummated on or before the Effective Date, as more fully described in Article 7 of the Plan.

         1.190 SUBORDINATED CLAIM. Any Claim or Equity Interest subordinated, for purposes of distribution or otherwise, pursuant to Section 510 of the Bankruptcy Code (including Section 510(a)).

         1.191 SUBSIDIARY AND AFFILIATE EQUITY INTERESTS. All of the common stock or other equity interests issued by Amberwood, American Professional, Ampro, Arbors, Arkansas, BritWill Funding, BritWill Healthcare, BritWill I, BritWill II, BritWill Indiana, Brookshire, Cedar Care, Christopher, Cornerstone, Decatur, Douglas, Gamma, Henderson, Los Arcos, Memphis Clinical, Pueblo Norte, Quest, Rehab, Rio Verde, Safford, Sherwood, Signature Health, Signature Management,

Sunbelt Therapy (Alabama), Sunbelt Therapy (Arizona), Sunquest, and Therapy Health, and held by Unison or a Unison subsidiary or Affiliate, including, if applicable, any warrants, options, or rights to purchase any such stock or equity interests; and also including the twenty-five percent (25%) interest in Quest held by L. Robert Oberfield.

         1.192 SUNBELT THERAPY (ALABAMA). Sunbelt Therapy Management Services, Inc., an Alabama corporation, and its successors and assigns.

         1.193 SUNBELT THERAPY (ARIZONA). Sunbelt Therapy Management Services, Inc., an Arizona corporation, and its successors and assigns.

         1.194 SUNQUEST. SunQuest, SPC., Inc., an Arizona corporation, and its successors and assigns.

         1.195 TAXES. All income, franchise, excise, sales, use, employment, withholding, property, payroll or other taxes, assessments, or governmental charges, together with any interest, penalties, additions to tax, fines, and similar amounts relating thereto, imposed or collected by any federal, state, local or foreign governmental authority.

         1.196 TEXAS MASTER LEASE. Collectively: (a) the "Master Lease" dated November 30, 1993 between Omega and BritWill II; and (b) the "Master Lease" dated December 31, 1994 between Omega and BritWill II, both of which relate to the Omega Texas Facilities.

         1.197 THERAPY HEALTH. Therapy Health Systems, Inc., a Mississippi corporation, and its successors and assigns.

         1.198 TRADE UNSECURED CLAIM. Those Unsecured Claims, when Allowed, resulting from the provision of goods or services to the Debtors, but not including: (a) Claims resulting from rejections of unexpired leases or executory contracts; (b) the Related Party Creditor Claims; (c) Reclamation Claims; and
(d) the Essential Vendor Claims.

         1.199 TRANSFER AGENT. Any qualified national transfer agent selected by Unison.

         1.200 UNISON. Unison HealthCare Corporation, a Delaware corporation, and its successors and assigns.

         1.201 UNISON DEBTORS. All of the Debtors other than the BritWill
Debtors.

         1.202 UNSECURED CLAIM. A Claim not secured by a charge against, security interest, lien, encumbrance or interest in any asset in which the Debtors' Estate(s) has an interest.

         1.203 VOTING RECORD DATE. The date established by the Bankruptcy Court prior to the approval of the Disclosure Statement for purposes of determining the holders of record of the Senior Notes, Notes and Equity Interests entitled to vote on the Plan.

         1.204 WHITEHEAD AND AFFILIATES. Collectively Bruce H. Whitehead; Whitehead Family Investments, Ltd.; Brit-Texas; and BritWill Investments Company, Ltd., all Affiliates of the foregoing, and each of their respective successors and assigns.

B.       COMPUTATION OF TIME.

         In computing any period of time prescribed or allowed by the Plan, unless otherwise expressly provided, the provisions of Bankruptcy Rule 9006(a) shall apply.

C.       RULES OF INTERPRETATION.

         For purposes of the Plan: (a) any reference in the Plan to a contract, instrument, release, indenture, or other agreement or documents being in particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions; (b) any reference in the Plan to an existing document or exhibit filed or to be filed means such document or exhibit as it may have been or may be amended, modified, or supplemented; (c) unless otherwise specified, all references in the Plan to Sections, Articles, Schedules and Exhibits are references to Sections, Articles, Schedules and Exhibits of or to the Plan; (d) the words "herein," "hereof," "hereto," and "hereunder" refer to the Plan in its entirety rather than to a particular portion of the Plan; (e) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; and (f) the rules of construction set forth in Section 102 of the Bankruptcy Code and in the Bankruptcy Rules shall apply.

                                    ARTICLE 2

                  SUBSTANTIVE CONSOLIDATION OF DEBTORS' ESTATES

                            FOR DISTRIBUTION PURPOSES

         2.1 REQUEST FOR SUBSTANTIVE CONSOLIDATION. This Plan constitutes a motion for substantive consolidation of the liabilities and properties of all Debtors for purposes of distributions hereunder, and the confirmation of the Plan shall constitute approval of the motion by the Bankruptcy Court. The Confirmation Order shall contain findings supporting and conclusions providing for substantive consolidation for purposes of distribution on the terms set forth in Article 2.2 of this Plan.

         2.2 EFFECT OF SUBSTANTIVE CONSOLIDATION. Except as expressly set forth in Article 2.3, below, as a result of the substantive consolidation of the liabilities and properties of all Debtors: (a) the Chapter 11 Cases shall be consolidated into the case of Unison as a single consolidated case; (b) all property of the Estate of each Debtor shall be deemed to be property of the Consolidated Estates; (c) all Claims against each Estate shall be deemed to be Claims against the Consolidated Estates, any proof of claim filed against one or more of Debtors shall be deemed to be a single claim filed against the Consolidated Estates, and all duplicate proofs of claim for the same claim filed against more than one Debtor shall be deemed expunged; (d) unless otherwise provided in the Plan, all Equity Interests in any Debtor other than Unison shall be deemed extinguished for purposes of distributions under this Plan, and no distributions under this Plan shall be made on account of any such Equity Interests; (e) all intercompany obligations by and against Debtors shall be eliminated, and no distributions under this Plan shall be made on account of Claims based upon such intercompany obligations; (f) except as specifically provided herein, all guarantees by one Debtor in favor of any other Debtors shall be eliminated, and no distributions under this Plan shall be made on account of Claims based upon such guarantees; and (g) for purposes of determining the availability of the right of setoff under section 553 of the Bankruptcy Code, Debtors shall be treated as one consolidated entity so that, subject to the other provisions of section 553, debts due to any of Debtors may be set off against the debts of any other of Debtors. Substantive consolidation shall not merge or otherwise affect the separate legal existence of each Debtor for licensing, regulatory or other purposes, other than with respect to distribution rights under this Plan. Moreover, substantive consolidation shall have no effect on valid, enforceable and unavoidable liens, except for liens that secure a Claim that is eliminated by virtue of substantive consolidation and liens against collateral that are extinguished by virtue of substantive consolidation; and substantive consolidation shall not have the effect of creating a Claim in a class different from the class in which a Claim would have been placed in the absence of substantive consolidation. The substantive consolidation contemplated herein shall not effect any applicable date(s) for purposes of pursuing any Avoidance Actions.

         2.3 EXCEPTIONS TO SUBSTANTIVE CONSOLIDATION. Notwithstanding the foregoing, the substantive consolidation shall not impact or otherwise affect provisions in this Plan which provide that specific entities comprising the Debtors or Reorganized Unison shall be liable on specific obligations under this Plan.

                                    ARTICLE 3

                        TREATMENT OF UNCLASSIFIED CLAIMS

         The Claims against the Debtors set forth in this Article 3 are not designated as Classes pursuant to Section 1123(a)(1) of the Bankruptcy Code. The holders of such Claims are not entitled to vote on the Plan. The treatment of the Claims set forth below is consistent with the requirements of Section 1129(a)(9)(A) of the Bankruptcy Code.

         3.1      TREATMENT OF ADMINISTRATIVE CLAIMS.

                  3.1.1 GENERALLY. Each Allowed Administrative Claim (including all accrued U.S. Trustee quarterly fees), other than Preserved Ordinary Course Administrative Claims and Reclamation Claims, shall be paid in full in Cash (or otherwise satisfied in accordance with its terms) upon the latest of: (a) the Effective Date, or as soon thereafter as practicable; (b) such date as may be fixed by the Bankruptcy Court, or as soon thereafter as practicable; (c) the tenth (10th) Business Day after such Claim is Allowed, or as soon thereafter as practicable; and (d) such date as the holder of such Claim and Reorganized Unison have agreed or shall agree.

                  3.1.2 REQUESTS FOR PAYMENT. All requests for payment of Administrative Claims (except for Professional Fees and Preserved Ordinary Course Administrative Claims) must be filed by the Administrative Claims Bar Date or the holders thereof shall be forever barred from asserting such Administrative Claims against the Debtors and Reorganized Unison. All final applications for allowance and disbursement of Professional Fees must be filed by the Professional Fee Bar Date. All such applications must be in compliance with all of the terms and provisions of any applicable order of the Bankruptcy Court, including the Confirmation Order, and all other orders governing payment of Professional Fees. Such applications may be later amended to include any fees and costs incurred after the Confirmation Date.

         1.2 PRESERVED ORDINARY COURSE ADMINISTRATIVE CLAIMS. Each Allowed Preserved Ordinary Course Administrative Claim shall be paid by Reorganized Unison pursuant to either: (a) the terms and conditions under which such Claim arose; or (b) in the ordinary course of Reorganized Unison's business. Such payments shall be made by Reorganized Unison without further action by the holder of such Claim.

         3.3 HCFP DIP LOAN CLAIMS. The HCFP DIP Loan Claims shall be Allowed Claims and paid pursuant to the terms of the DIP Financing Orders, but in all events no later than the Effective Date.

         3.4 ALLOWED PRIORITY TAX CLAIMS. Each Allowed Priority Tax Claim, if any, will be paid in full in Cash on the Effective Date; provided, however, that Reorganized Unison may elect to pay such Claims through deferred Cash payments over a period not exceeding six (6) years after the date of assessment of such Claim, of a value as of the Effective Date, equal to the amount of such Allowed Claim. In that event, such payments shall be made in equal annual installments of principal, plus interest accruing from the Effective Date at the rate on the unpaid portion of Allowed Priority Tax Claim set forth in Internal Revenue Code Sections 6621 and 6622. The first such payment shall be payable on the latest of: (a) the Effective Date; (b) the tenth (10th) Business Day after the date on which an order allowing such Claim becomes a Final Order; and (c) such other time as is agreed upon by the holder of such Claim and Reorganized Unison, provided, however, that Reorganized Unison shall have the right to prepay any such Allowed Priority Tax Claim, or any remaining balance of such Claim, in full or in part, at any time on or after the Effective Date, without premium or penalty.

         3.5 ALLOWED RECLAMATION CLAIMS. All requests for payment of Reclamation Claims must be filed by the Bar Date or the holders thereof shall be forever barred from asserting such Reclamation Claim against the Debtors and Reorganized Unison. Each Allowed Reclamation Claim shall be paid in full in Cash upon the latest of: (a) the Effective Date, or as soon thereafter as practicable; (b) such date as may be fixed by the Bankruptcy Court, or as soon thereafter as practicable; (c) the tenth (10th) Business Day after such Claim is Allowed during the Chapter 11 Cases, or as soon thereafter as practicable; and (d) such date as the holder of such Reclamation Claim and Reorganized Unison have agreed or shall agree.

                                    ARTICLE 4

              DESIGNATION OF CLASSES OF CLAIMS AND EQUITY INTERESTS

         Pursuant to this Plan and in accordance with Section 1123(a)(1) of the Bankruptcy Code, all Claims of Creditors and the holders of Equity Interests (except Administrative Claims, Priority Tax Claims, Reclamation Claims, and Preserved Ordinary Course Administrative Claims) are placed in the Classes described below. A Claim or Equity Interest is classified in a particular Class only to the extent that the Claim or Equity Interest qualifies within the description of that Class and is classified in other Classes only to the extent that any remainder of the Claim or Equity Interest qualifies within the description of such other Classes. A Claim is also classified in a particular Class only to the extent that such Claim has not been paid, released or otherwise satisfied prior to the Effective Date.

         4.1 SUMMARY OF CLASSIFICATION.


CLASS 1:                                                        Unimpaired

  Priority Wage Claims                                           - no solicitation required
-----------------------------------------------------------     ----------------------------------------------
CLASS 2:                                                        Unimpaired

  Priority Benefit Plan                                          - no solicitation required
  Contribution Claims

-----------------------------------------------------------     ----------------------------------------------
CLASS 3:                                                        Unimpaired

  Secured Tax Claims                                             - no solicitation required

CLASS 4:                                                        Unimpaired
  Miscellaneous Secured Claims (including the NHI Secured       - no solicitation required
  Claims)

-----------------------------------------------------------     ----------------------------------------------
CLASS 5:                                                        Impaired

  Omega Secured Claims                                           - entitled to vote
    -  CLASS 5A  Omega Mortgage

                 Guarantee Claims

    -  CLASS 5B  Omega Indiana Rejection

                 Claims

    -  CLASS 5C Hasmark Facilities

                 Rejection Claims

    -  CLASS 5D  Omega Miscellaneous

                 Secured Claim


-----------------------------------------------------------     ----------------------------------------------
CLASS 6:                                                        Impaired

  BritWill Acquisition Claims                                    - entitled to vote
-----------------------------------------------------------     ----------------------------------------------
CLASS 7:                                                        Impaired

  Signature Acquisition Claims                                   - entitled to vote
-----------------------------------------------------------     ----------------------------------------------
CLASS 8:                                                        Impaired

  Convenience Claims                                             - entitled to vote

-----------------------------------------------------------     ----------------------------------------------
CLASS 9:                                                        Impaired

  Essential Vendor Claims                                        - entitled to vote

-----------------------------------------------------------     ----------------------------------------------
CLASS 10:                                                       Impaired

  Trade Unsecured Claims                                         - entitled to vote

-----------------------------------------------------------     ----------------------------------------------
CLASS 11:                                                       Impaired

  General Unsecured Claims                                       - entitled to vote

-----------------------------------------------------------     ----------------------------------------------
CLASS 12:                                                       Impaired

  Notes Securities Claims                                        - deemed rejected

CLASS 13:                                                       Unimpaired
  Subsidiary And Affiliate Equity                                - not entitled to vote
  Interests

-----------------------------------------------------------     ----------------------------------------------
CLASS 14:                                                       Impaired

  Equity Interests And Equity Interest                           - entitled to vote
  Related Claims
-----------------------------------------------------------     ----------------------------------------------

         4.2      SPECIFIC CLASSIFICATION.

                  4.2.1 CLASS 1 - PRIORITY WAGE CLAIMS. Class 1 consists of all Claims that are entitled to priority under Section 507(a)(3) of the Bankruptcy Code.

                  4.2.2 CLASS 2 - PRIORITY BENEFIT PLAN CONTRIBUTION CLAIMS. Class 2 consists of all Claims that are entitled to priority under Section 507(a)(4) of the Bankruptcy Code.

                  4.2.3 CLASS 3 - SECURED TAX CLAIMS. Class 3 consists of all Secured Tax Claims. Each holder of a Secured Tax Claim shall be considered to be in its own separate subclass within Class 3, and each such subclass shall be deemed to be a separate Class for purposes of this Plan.

                  4.2.4 CLASS 4 - MISCELLANEOUS SECURED CLAIMS. Class 4 consists of all Secured Claims (including the NHI Secured Claims) other than Secured Claims in Classes 3, 5, 6 and 7. Each holder of a Miscellaneous Secured Claim shall be considered to be in its own separate subclass within Class 4, and each such subclass shall be deemed to be a separate Class for purposes of this Plan.

                  4.2.5 CLASS 5 - OMEGA SECURED CLAIMS. Class 5 consists of: (a) the Omega Mortgage Guarantee Claims (Class 5A); (b) the Omega Indiana Rejection Claim (Class 5B); (c) the Hasmark Facilities Rejection Claims (Class 5C); and
(d) the Omega Miscellaneous Secured Claims (Class 5D). Each of the foregoing Claims shall be considered a separate subclass within Class 5, and each subclass shall be deemed a separate class for purposes of the Plan.

                  4.2.6 CLASS 6 - BRITWILL ACQUISITION CLAIMS. Class 6 consists of the BritWill Acquisition Claims. Each BritWill Acquisition Claim shall be considered a separate subclass within Class 6, and each subclass shall be deemed a separate class for purposes of the Plan.

                  4.2.7 CLASS 7 - SIGNATURE ACQUISITION CLAIMS. Class 7 consists of the Signature Acquisition Claims. Each Signature Acquisition Claim shall be considered a separate subclass within Class 7, and each subclass shall be deemed a separate class for purposes of the Plan.

                  4.2.8 CLASS 8 - ALLOWED CONVENIENCE CLAIMS. Class 8 consists of Allowed Convenience Claims (other than any Claim evidenced by a Note or Senior Note), against the Debtors that is $1,000.00 or less, or that is greater than $1,000.00 (but not more than $2,000.00), but is voluntarily reduced by the holders thereof to $1,000.00. The option to reduce an Allowed Convenience Claim to the sum of $1,000.00, and to have such Allowed Convenience Claim treated as a Class 8 Claim must be made in the manner prescribed in the Ballot.

                  4.2.9 CLASS 9 - ESSENTIAL VENDOR CLAIMS. Class 9 consists of the Essential Vendor Claims.

                  4.2.10 CLASS 10 - TRADE UNSECURED CLAIMS. Class 10 consists of all Trade Unsecured Claims.

                  4.2.11 CLASS 11 - GENERAL UNSECURED CLAIMS. Class 11 consists of all General Unsecured Claims not otherwise classified herein, including, without limitation, the Claims of: (a) the Consenting Noteholders; (b) the Non-Consenting Noteholders; (c) the Filkoski Claims (other than Claims on which Filkoski is a co-payee as part of the Signature Acquisition Claims as set forth in the Plan Supplement, and also not including the Filkoski Securities Litigation Claims); (d) the holders of the Senior Notes; and (e) the Allowed BritWill Claims (as defined in Article 6.2.2).

                  4.2.12 CLASS 12 - NOTES SECURITIES CLAIMS. Class 12 consists of any Notes Securities Claims which, pursuant to this Plan and Section 510 of the Bankruptcy Code, shall be subordinated to the Claims of all other Creditors.

                  4.2.13 CLASS 13 - SUBSIDIARY AND AFFILIATE EQUITY INTERESTS. Class 13 consists of the Subsidiary And Affiliate Equity Interests held by Unison.

                  4.2.14 CLASS 14 - EQUITY INTERESTS AND EQUITY INTERESTS RELATED CLAIMS. Class 14 consists of the Equity Interests and the Equity Interest Related Claim, including the Securities Litigation Claims.

                                    ARTICLE 5

                 DESIGNATION OF AND PROVISIONS FOR TREATMENT OF

                   CLASSES OF CLAIMS NOT IMPAIRED BY THE PLAN

         5.1 CLASS 1 - PRIORITY WAGE CLAIMS. Each Allowed Priority Wage Claim, if any, shall be paid in full in Cash upon the latest of: (a) the Effective Date, or as soon thereafter as practicable; (b) such date as may be fixed by the Bankruptcy Court, or as soon thereafter as practicable; (c) the tenth (10th) Business Day after such Claim is allowed, or as soon thereafter as practicable; and (d) such date as the holder of such Claim and Reorganized Unison have agreed or shall agree. Class 1 is unimpaired under the Plan; and holders of Allowed Claims in Class 1 are not entitled to vote on the Plan.

         5.2 CLASS 2 - PRIORITY BENEFIT PLAN CONTRIBUTION CLAIMS. Each Allowed Priority Benefit Plan Contribution Claim, if any, shall be paid in full in Cash upon the latest of: (a) the Effective Date, or as soon thereafter as practicable; (b) such date as may be fixed by the Bankruptcy Court, or as soon thereafter as practicable; (c) the tenth (10th)

Business Day after such Claim is Allowed, or as soon thereafter as practicable; and (d) such date as the holder of such Claim and Reorganized Unison have agreed or shall agree. Class 2 is unimpaired under the Plan; and holders of Allowed Claims in Class 2 are not entitled to vote on the Plan.

         5.3 CLASS 3 - SECURED TAX CLAIMS. Each Allowed Secured Tax Claim shall be paid in full in Cash upon the latest of: (a) the Effective Date, or as soon thereafter as practicable; (b) such date as may be fixed by the Bankruptcy Court, or as soon thereafter as practicable; (c) the tenth (10th) Business Day after such Claim is Allowed, or as soon thereafter as practicable; (d) the date on which such Secured Tax Claim is scheduled to be paid in the ordinary course of business under applicable law or regulation; and (e) such date as the holder of such Claims and Reorganized Unison have agreed or shall agree. Class 3 is unimpaired under the Plan; and holders of Allowed Claims in Class 3 are not entitled to vote on the Plan.

         5.4 CLASS 4 - MISCELLANEOUS SECURED CLAIMS. On the Effective Date, at Reorganized Unison's option, the holder of any Allowed Secured Claims in Class 4 shall receive one of the following alternative treatments:

                  (a) The holder of such Claim shall be treated in accordance with the terms and conditions of all Debt Instruments evidencing such Claim and the legal, equitable, or contractual rights to which each holder of such Claim is entitled shall not otherwise be altered;

                  (b)      (i)     Any default, other than a default of the kind
specified in Section 365(b)(2) of the Bankruptcy Code, shall be Cured or Reinstated;

                           (ii)    The maturity of the Claims shall
be Reinstated as such maturity existed before any default;

                           (iii)   The other legal, equitable or
contractual rights to which the holder of

the Claim is entitled shall not otherwise be altered, provided, however, that as to any Allowed Secured Claim which is a nonrecourse claim and exceeds the value of the collateral securing the Claim, the collateral may be sold at a sale at which the holder of such Claim has an opportunity to bid; or

                  (c) On the Effective Date, or on such other date thereafter as may be agreed to by Reorganized Unison and the holder of such Claim, the Estates shall abandon the collateral securing such Claim to the holder thereof in full satisfaction and release of such Claim; or

                  (d) On the Effective Date, the holder of such Claim shall receive, on account of such Claim, Cash equal to its Allowed Secured Claim, or such lesser amount to which the holder of such Claim shall agree, in full satisfaction and release of such Claim.

                  Class 4 is unimpaired under the Plan; and the holders of Allowed Claims in Class 4 are not entitled to vote on the Plan.

         5.5 CLASS 13 - SUBSIDIARY AND AFFILIATE EQUITY INTERESTS. On the Effective Date, Reorganized Unison (and its subsidiaries, as applicable) shall continue to hold and own the Subsidiary And Affiliate Equity Interests, and those entities shall continue as subsidiaries or Affiliates (as the case may be) of Reorganized Unison. Class 13 is unimpaired under this Plan. The holders of the Class 13 Subsidiary And Affiliate Equity Interests are not entitled to vote on this Plan.

                                    ARTICLE 6

                 DESIGNATION OF AND PROVISIONS FOR TREATMENT OF

           CLASSES OF CLAIMS AND EQUITY INTERESTS IMPAIRED BY THE PLAN

         6.1 CLASS 5 - OMEGA SECURED CLAIMS. The Allowed Omega Secured Claims shall be satisfied as follows:

         6.1.1 OMEGA MORTGAGE GUARANTEE CLAIMS. As and for full satisfaction of the Omega Mortgage Guarantee Claims, on the Effective Date Unison and BritWill II shall execute and deliver to Omega the New Omega Guarantee which shall be an absolute and unconditional guarantee of payment to supersede and replace any and all of the Debtors' guarantees of Brit-Texas obligations.

                           (a) PROVISIONS OF THE NEW OMEGA GUARANTEE. The New Omega Guarantee shall have the following provisions and terms:

                                    (i) The New Omega Guarantee shall be in an
                  amount not to exceed THREE MILLION DOLLARS ($3,000,000.00) and interest at ten percent (10%) per annum after default thereon, plus reasonable fees and costs for collection if called upon;

                                    (ii)    The New Omega  Guarantee  shall be
                  secured by the New Omega Guarantee Collateral;

                                    (iii) The New Omega Guarantee shall not be
                  cross-defaulted with either the Omega New Master Lease or any other obligations of the Debtors to Omega under the Plan;

                                    (iv) If called upon, any amounts due
                  thereunder shall be payable on a four (4) year, fully amortizing basis with no interest, except after default as provided above; and

                                    (v) Reorganized Unison shall retain any and
                  all rights of subrogation, contribution, reimbursement and/or offset with respect to Whitehead And Affiliates relating to the New Omega Guarantee and any of the obligations to Omega covered thereby.

                           (b) PROVISIONS REGARDING CERTAIN BRIT-TEXAS
         FACILITIES. If Omega obtains, through foreclosure or otherwise, the fee and leasehold interests in and to the Brit-Texas Facilities free and clear of liens and underlying encumbrances except for customary permitted exceptions and other than the underlying leases on the leasehold facility (other than the Hasmark Facilities, discussed in Article 6.1.3 below) at any time prior to the expiration of the Omega New Master Lease, Omega agrees to add those facilities to the Omega New Master Lease. Upon such addition, the Minimum Rent (as defined in the Omega New Master Lease) shall be increased by the product of the Omega Mortgage Guarantee Claims (not including costs of collection up to the Effective Date, which will be covered by the Closing Allowance) and the interest rate currently in effect under the Mortgage Note forming the bases of the Omega Mortgage Guarantee Claims; thereafter, the Minimum Rent (as defined in the Omega New Master Lease) with respect to the Brit-Texas Facilities shall be increased annually in the manner set forth in Section 3.3 of the Mortgage Note.

                           (c) RESERVATION OF RIGHTS. Notwithstanding any of the foregoing, Omega shall be entitled to pursue any and all claims it has or may have against Whitehead And Affiliates, whether such claims are based on guarantees, the Omega Subordination Rights, fraud, misrepresentation or otherwise.

                  6.1.2 OMEGA INDIANA REJECTION CLAIM. The Omega Indiana Rejection Claim shall be satisfied as follows:

                           (a) SURRENDER OF INDIANA RETURNED FACILITIES. The Indiana Returned Facilities shall be turned over to Omega on the Effective Date if not surrendered prior to that time. The Indiana Returned Facilities shall then be deleted from the Indiana Master Lease, with a rent reduction attributable to the Indiana Returned Facilities as set forth in Article 7.2.4 of the Plan. If Omega desires the Debtors or Reorganized Unison to operate the Indiana Returned Facilities for a transition period after surrender of those facilities, the Debtor or Reorganized Unison will do so, for the account of Omega, at a five percent (5%) of gross revenue management fee pursuant to a management agreement acceptable in form and substance to Unison.

                           (b) DISTRIBUTIONS. In full satisfaction of the Claims resulting from the revision to the Indiana Master Lease as set forth above, on the Effective Date Omega shall receive:

                                    (i)     ONE  MILLION  DOLLARS
                  ($1,000,000.00) in Cash as part of the Omega Effective Date Payment; and

                                    (ii)    The Indiana Returned Facility Note.

                           (c) SHARING AGREEMENT. The Indiana Returned Facility Note shall be treated as follows with respect to the New Senior Note:

                                    (i) If by the second anniversary after the
                  Effective Date, the holders of the Senior Notes receiving New Senior Notes have not had their Claims reduced in principal by at least fifty percent (50%) (including by virtue of the Effective Date Excess Cash payment as referenced in Article 11.3.4(a) of the Plan) or otherwise, then thereafter and until such time as the New Senior Notes received by the holders of the Senior Notes are paid in full, the Indiana Returned Facility Note shall share pari passu with such New Senior Notes received by the holders of the Senior Notes notwithstanding the original amortization or terms of the Indiana Returned Facility Note (the "Sharing Agreement");

                                    (ii) The Sharing Agreement shall only be
                  applicable as to payment of Cash, or other property actually received in payment of the Indiana Returned Facilities Note, and shall not constitute a sharing or assignment of collateral securing the Indiana Returned Facility Note or the New Senior Note, respectively;

                                    (iii) The Sharing Agreement shall only apply
                  if there is no continuing default by Reorganized Unison on the obligations to Omega under the Plan (including under the documents executed in connection with the Plan);

                                    (iv) Any principal deferred on the Indiana
                  Returned Facility Note as a result of the Sharing Agreement shall bear interest at the rate of ten percent (10%) per annum from the date of deferral until paid;

                                    (v) Notwithstanding any other provision in
                  the Indiana Returned Facility Note, if the Sharing Agreement becomes operative, the deferral of the principal on the Indiana Returned Facility Note shall not be a default under that note or other obligations of Reorganized Unison to Omega; and

                                    (vi) Notwithstanding any of the foregoing,
                  no one other than the holders of the New Senior Notes received by the holders of the Notes shall have any rights with respect to the Sharing Agreement. The provisions of this Article 6.1.2(c) is a voluntary accommodation by Omega for the benefit of the New Senior Notes received by the holders of the Senior Notes. The New Senior Notes received by other Creditors under Article 6.7.1 shall not share in the benefits of this accommodation and intercreditor agreement.

         6.1.3 HASMARK FACILITIES REJECTION CLAIMS. Assuming that BritWill II rejects the leases of the Hasmark Facilities, the Hasmark Facility Rejection Claim shall be satisfied as follows:

                           (a) PROVISIONS IF OMEGA HAS ACQUIRED HASMARK
         FACILITIES. If prior to or on the Effective Date Omega has acquired the interest of Brit-Texas in the Hasmark Facilities, the Hasmark Facilities Rejection Claim shall be satisfied as follows:

                                    (i) DELETION FROM TEXAS MASTER LEASE. On the
                  Effective Date, the Hasmark Facilities shall be deleted from the lease pursuant to which they are leased to BritWill II; and Omega shall be paid the sum of: (i) the unpaid rent owing thereon (if any) to be paid pursuant to the provisions of
                  Article 6.2.2(c); and (ii) ONE MILLION DOLLARS ($1,000,000.00) in Cash as part of the Omega Effective Date Payment in full satisfaction of the Hasmark Facilities Rejection Claim.

                                    (ii) RENT ADJUSTMENTS. Upon payment of the
                  amount set forth above, the Minimum Rent as defined in, and under, the Omega New Master Lease shall be reduced ONE HUNDRED TWENTY THOUSAND DOLLARS ($120,000.00) per year, commencing with a Pro Rata reduction on the Effective Date upon payment of the amount set forth above. Moreover, the rent for the period of January through April, 1998 attributable to the Brit-Texas Facilities in the approximate amount of $300,000.00 which was paid to Brit-Texas (which did not, in turn pay those rents to Omega) will be added as an additional lease expense of the Omega New Master Lessees, and be fully capitalized under the Omega New Master Lease and this Plan.

                                    (iii) TRANSFER OF HASMARK FACILITIES TO
                  REORGANIZED UNISON. Simultaneously with payment of the amounts required by Article 6.1.3(a)(i), Omega shall promptly quit claim to Reorganized Unison or its assignee Omega's interest in the Hasmark Facilities, which transfer shall be without any representations, express or implied, with respect to the nature of title being transferred.

                           (b) PROVISIONS IF OMEGA DOES NOT ACQUIRE HASMARK FACILITIES. If prior to or on the Effective Date Omega has not acquired the interest of Brit-Texas in the Hasmark Facilities, BritWill II and Omega will use commercially reasonable efforts to enter into an agreement with Brit-Texas which will include the following provisions:

                                    (i) BritWill II will pay One Million Dollars
                  ($1,000,000.00) in cash in full satisfaction of the Hasmark Facilities Rejection Claim;

                                    (ii) The payment to be made by BritWill II
                  pursuant to Article 6.1.3(b)(i) shall be made directly to Omega in accordance with the terms of the "Subordination Agreement-Debt" dated November 30, 1993 by and between Omega, BritWill Healthcare, BritWill Investments Corporation, Whitehead Family Investments, Ltd. and Brit-Texas, and such amount shall be credited against the amount owing by Brit-Texas to Omega pursuant to its $10,200,000.00 Mortgage Note dated November 30, 1993;

                                    (iii) The rent payments owing by BritWill II
                  to Brit-Texas with respect to the Brit-Texas Facilities shall be reduced by One Hundred and Twenty Thousand Dollars ($120,000.00) per year; and

                                    (iv) BritWill II will waive all subrogation
                  rights which it may have as a consequence of the $1,000,000.00 payment to be made pursuant to clause (i).

                  (c) If prior to or on the Effective Date: (i) Omega has not acquired the interest of Brit-Texas in the Hasmark Facilities; and (ii) if BritWill II and Omega are unable to enter into an agreement with Brit-Texas as contemplated by Article 6.1.3(b), then Omega and BritWill II shall enter into an agreement which, taking into account the reduction in rent which BritWill II is required to pay on the Hasmark Facilities Rejection Claim, will, to the fullest extent practical, result in the same economic burdens and benefits to Omega and BritWill II as would result from the agreement contemplated by Article 6.1.3(b).

                  (d) If prior to or simultaneously with the Effective Date Omega has not acquired the interest of Brit-Texas in the Hasmark Facilities, and if thereafter Omega acquires such interest, and provided that the provisions of Article 6.1.3(b) or (c), as appropriate, have been implemented, Omega shall promptly quit claim to Reorganized Unison or its assignee its interests in the Hasmark Facilities, which transfer shall be without any representations, express or implied, with respect to the nature of title being transferred.

                  (e) Debtors and Reorganized Unison acknowledge and agree that:
         (i) Omega is under no obligation to continue its efforts to foreclose on the Hasmark Facilities; (ii) if Omega forecloses on the Hasmark Facilities, the amount, if any, which Omega bids for the Hasmark Facilities (or any portion thereof) at any foreclosure sale relating to the Hasmark Facilities will be within the sole discretion of Omega; and
         (iii) Omega may not acquire fee or leasehold interest to the Hasmark Facilities.

                  6.1.4 OMEGA MISCELLANEOUS SECURED CLAIMS. The Allowed Omega Miscellaneous Secured Claim shall: (a) be paid in Cash on the Effective Date; or
(b) the collateral for such loans returned to Omega in satisfaction of such Claims; or (c) be provided such other treatment as agreed to between Omega and the Debtors.

                  6.1.5 EXECUTION OF OMEGA NEW MASTER LEASE. On the Effective Date, Reorganized Unison shall execute the Omega New Master Lease, which shall act as an assumption (as amended and supplemented) of the Indiana Master Lease and Texas Master Lease, as provided in Article 7.2 of the Plan. As a condition to the execution of the Omega New Master Lease, all amounts due prior to the Effective Date for Rent under and as defined in the existing Indiana Master Lease (including without limitation with respect to the Indiana Returned Facilities), and Texas Master Lease must be brought or paid current, except as expressly set forth in the Plan.

                  6.1.6 FEES AND EXPENSES OF OMEGA. Any and all fees and costs of Omega relating to the Allowed Omega Secured Claims shall be paid to Omega upon the closing of the Signature Sale Leaseback Transaction, which fees and costs shall be Allowed in the amount of the Closing Allowance.

                  6.1.7 NO PREJUDICE. Notwithstanding any of the foregoing, no provision in this Plan or the Term Sheet shall be construed as or otherwise deemed to prejudice, impair or otherwise adversely effect any rights Omega has or may have against any Person other than Unison and Reorganized Unison, including but not limited to Whitehead And Affiliates and the Omega Subordination Rights, except as expressly provided in Article 6.2.2 of the Plan.

                  6.1.8 ADHERENCE TO OMEGA SUBORDINATION AGREEMENTS. Except as to the treatment in this Plan with respect to payments of any Allowed Claims in Classes 6 (if Class 6, including all sub-Classes, votes to accept the Plan), 8, 9, 10 and 11, and unless ordered otherwise by a court of competent jurisdiction, Reorganized Unison shall abide by and not otherwise prejudice the Omega Subordination Rights, and will not pay any Cash or other property to Whitehead And Affiliates until all obligations of Brit-Texas to Omega are paid in full, except as expressly provided in Article 6.2.2 of the Plan.

                  6.1.9 IMPAIRMENT. The Allowed Omega Secured Claims are impaired under the Plan.

                  6.1.10 TREATMENT OF OMEGA SECURED CLAIMS BASED ON ACCEPTANCE OF EACH OMEGA SUBCLASS. The treatment of the Allowed Omega Secured Claims set forth in Article 6.1 of the Plan is based on the acceptance of the Plan by each sub-Class in Class 5.

         6.2 CLASS 6 - BRITWILL ACQUISITION CLAIMS. The BritWill Acquisition Claims will be satisfied and otherwise treated as follows:

                  6.2.1 ALLOWANCE OF CLAIMS. Subject to the provisions of
Article 6.2.1(a), and provided that the holder(s) of the BritWill Acquisition Claims vote to accept the Plan, the BritWill Acquisition Claims will be Allowed in four (4) parts as follows: (1) an Allowed Claim of $541,000.00 representing the September, 1997 working capital loan and interest up to the Unison Debtors' Petition Date (the "BritWill September 1997 Loan"); (2) an Allowed Unsecured Claim of $1,530,000.00 representing the April, 1997 working capital loan and interest up to the Unison Debtors' Petition Date (the "BritWill April 1997 Loan"); (3) an Allowed Unsecured Claim in the amount of $1,740,000.00 representing certain seller notes between Unison (as borrower) and Brit-Texas (the "Seller Notes"); and (4) an Allowed Unsecured Claim of $10,470,000.00 as and for the balance of all other BritWill Acquisition Claims (the "BritWill Acquisition Unsecured Claim"). No other or further Claim(s) shall be Allowed with respect to or relating to the BritWill Acquisition Claims. If the holder(s) of at least fifty-one percent in number and two-thirds in amount of the BritWill Acquisition Claims do not vote to accept the Plan, the Claims shall be treated as provided for in Article 6.2.3, below.

                           (a) EFFECT OF NON-ACCEPTANCE BY ANY SUB-CLASS. If one or more sub-Classes in Class 6 (if any) does not vote to accept the Plan, the Pro Rata portion of the distribution that would otherwise go to that sub-Class shall be escrowed until the Claim(s) of the non-consenting sub-Class(es) is determined and Allowed in accordance with the provisions of Articles 10 and 18 of the Plan. Upon Allowance of such Claims, any distributions which have been escrowed or are otherwise due will be distributed when the Claim is Allowed by a Final Order, and future distributions shall be made in accordance with the Plan.

                  6.2.2 BIFURCATION OF CLAIMS AND TREATMENT THEREOF. If the holder(s) of the BritWill Acquisition Claims vote to accept the Plan as provided in Article 6.2.1, the BritWill Acquisition Claims shall be treated as follows:

                           (a) ALLOWED SEPTEMBER 1997 LOAN CLAIMS. The Allowed BritWill September 1997 Loan Claim shall be paid in Cash on the Effective Date in full satisfaction of that Allowed Claim.

                           (b) ALLOWED BRITWILL APRIL 1997 LOAN, SELLER NOTES AND BRITWILL ACQUISITION UNSECURED CLAIM. In full satisfaction of the Allowed BritWill April 1997 Loan, Seller Notes and Acquisition Unsecured Claim (collectively the "BritWill Claims"), they shall be treated as follows:

                                    (i) BRITWILL ACQUISITION PROMISSORY NOTE.
                  The Allowed BritWill Claims shall receive a promissory note (the "BritWill Acquisition Promissory Note"): (1) in the principal amount of $1,530,000.00; (2) bearing simple interest at the rate of nine percent (9%) per annum, which will begin to accrue on the Effective Date; (3) having no prepayment penalty; (4) will be paid interest only with no amortization, with all accrued interest (if any) and principal being due and fully payable on the fourth anniversary of the Effective Date; (5) interest payments being made quarterly commencing with the first calendar quarter subsequent to the Effective Date; and (6) being unsecured.

                                            (1)      ALLOCATION.  The BritWill
                           Acquisition Promissory Note shall be allocated as payment and full satisfaction of the Allowed BritWill April 1997 Loan. The distributions provided for in
                           Article 6.2.2(b)(ii) shall be in full satisfaction of all other BritWill Claims of any nature or extent, except indemnification Claims (if any) by Bruce H. Whitehead as a former officer and director of Unison but only to the extent such indemnification Claims (if any) are covered by applicable insurance policy or policies, in which case the provisions of Articles
                           8.1.7 and 10.4 of the Plan apply.

                                            (ii)     NEW  SENIOR  NOTES AND NEW
                  COMMON STOCK. In addition to the BritWill Acquisition Promissory Note, the Allowed BritWill Claims in the amount of THIRTEEN MILLION SEVEN HUNDRED FORTY THOUSAND DOLLARS ($13,740,000.00) shall be entitled to the following in full satisfaction of such Claims:

                                                     (1) The Allowed Seller
                                    Notes Claim of ONE MILLION SEVEN HUNDRED
                                    FORTY THOUSAND DOLLARS ($1,740,000.00) shall be entitled to a Pro Rata share of the New Senior Notes and New Common Stock as an Allowed Class 11 General Unsecured Claim in accordance with Article 6.7.1. Notwithstanding the foregoing, by voting to accept this Plan, the holder(s) of the Allowed Seller Note Claims entitled to receive the Pro Rata portion of the New Senior Notes agrees to allocate that Pro Rata portion to the Britwill April 1997 Loan, and the holder(s) of the BritWill April 1997 Loan agrees to allocate the equal principal amount of the BritWill Acquisition Promissory Note to the holder(s) of the Allowed Seller Note Claims. The foregoing allocation shall be effective without further action on the Effective Date.

                                                     (2) An Allowed Unsecured
                                    Claim of NINE MILLION DOLLARS
                                    ($9,000,000.00) shall be entitled to a Pro
                                    Rata distribution of New Common Stock as an Allowed Class 11 General Unsecured Claim in accordance with the provisions of Article 6.7.1, but shall not be entitled to any distribution of the New Senior Notes. In lieu of their Pro Rata share of the New Senior Notes, the holders of these Claims shall share in the BritWill Acquisition Promissory Note as provided in Article 6.2.2(b)(i).

                                            (3) An Allowed Unsecured Claim of
                                    THREE MILLION DOLLARS ($3,000,000.00) shall be entitled to a Pro Rata distribution of New Common Stock in the same manner and calculation as the Allowed Class 11 Claims of the Consenting Noteholders.

                           (c) FORECLOSURE BY OMEGA. The Whitehead And
         Affiliates that are currently defendants in the Omega Texas Litigation shall: (i) stipulate to judgment in that litigation; (ii) allow Omega to foreclose on the Brit-Texas Facilities; and (iii) Brit-Texas, which received rental payments for the months of January through April, 1998 as and for the Brit-Texas Facilities aggregating approximately $300,000.00 shall be required to reimburse Reorganized Unison $100,000.00 (or such lesser amount as may be determined Omega had a legal right to receive) provided that a court of competent jurisdiction (including the Bankruptcy Court) determines that Omega had a legal right to receive those rental payments from Brit-Texas at the time those payments were made to Brit-Texas.

                           (d) APPLICATION OF ESCROWED RENT. Upon the Effective Date, all rent paid by BritWill II to Omega with respect to the Brit-Texas Facilities now held in the trust account of Dykema Gossett PLLC shall be released to Omega and applied against the Omega Mortgage Guarantee Claims.

                           (e) SETTLEMENT OF THE RELATED PARTY AVOIDANCE ACTION AND RELEASES. Provided that: (i) the holder(s) of the BritWill Acquisition Claims vote to accept the Plan; and (ii) the Plan is Confirmed by a Final Order, then for and in consideration of the treatment contained in the Plan, the Debtors (including Reorganized Unison) and the holder(s) of the BritWill Acquisition Claims, and each of them, and their respective officers and directors, shall be deemed to release and waive any and all claims, causes of action and other rights they have or may have against each other relating to the BritWill Acquisition Claims (including the Related Party Avoidance Action, the Litigation Claims and Related Party Creditor Defenses), and the Confirmation Order shall so provide. Nothing contained herein shall be construed to preclude, impact, prejudice or affect any independent rights of any parties other than the Debtors (including Reorganized Unison) (the "Third Party Rights") with respect to the holder(s) of the BritWill Acquisition Claims other than insofar as those rights are directly derivative of the rights held and enforceable by the Debtors' Estates only, nor shall it preclude, impact, prejudice or affect any defenses, rights or counterclaims that the holder(s) of the BritWill Acquisition Claims shall have with respect to, or relating to, the Third Party Rights, except any indemnification or contribution claims which are or may be asserted against the Debtors (including Reorganized Unison), and their officers and directors, by the holder(s) of the BritWill Acquisition Claims, which rights shall be waived and otherwise released.

                           (f) BANKRUPTCY RULE 9019 EFFECT. The Confirmation Order shall act as an approval of the settlement and compromise with respect to the BritWill Acquisition Claims pursuant to Bankruptcy Rule 9019 as to those sub-Classes that vote to accept the Plan.

                  6.2.3 CLAIMS RESOLUTION PROCEDURE. If the holder(s) of the BritWill Acquisition Claims do not vote to accept the Plan as set forth in
Article 6.2.1, the BritWill Acquisition Claims will be Disputed Claims, and constitute some of the Litigation Claims, Related Party Avoidance Action, and Related Party Creditor Defenses to be litigated under the provisions of Article 10 of this Plan. The adjudication as to the Allowed amounts (if any) of the BritWill Acquisition Claims shall be determined pursuant to Article 10 hereof, and shall be prosecuted (or compromised) as set forth in Articles 10 and 18 of the Plan. The Disputed BritWill Acquisition Claims shall not be entitled to any distributions under this Plan until the Class 6 Claims are Allowed. The Class 6 Claims shall be Allowed as and when (and in such amounts) set forth in a Final Order entered in accordance with Article 10 of the Plan.

                           (a) ISSUANCE OF NEW COMMON STOCK. Upon entry of a Final Order Allowing the BritWill Acquisition Claims, the holder(s) of such Allowed Claims shall, subject to the Forbearance Agreement and Omega Subordination Rights, receive a number of shares of the Class 6 Reserved Stock equal to the percentage of the Class 6 Reserved Stock which the amount of such Allowed Claims represents of $12,541,000.00.

                           (b) NO PREJUDICE TO OMEGA SUBORDINATION RIGHTS. Notwithstanding any of the foregoing, nothing contained in this Article
         6.2.3 is intended to, nor shall it, impair or prejudice the Omega Subordination Rights or any other rights held by Omega against a holder or holders of the Disputed Class 6 BritWill Acquisition Claims. In accordance with Section 6.7.10, Omega has agreed to waive and/or assign the Omega Subordination Rights to the extent necessary to give effect to the treatment of the holders of the Senior Notes in Class 11 provided in this Plan only after payment of all amounts owing to Omega with respect to the Brit-Texas Facilities are satisfied (other than payments under the Omega New Master Lease). To the extent that Omega would be entitled to the receipt of such New Common Stock on account of the Omega Subordination Rights, all such stock will be deemed assigned to the holders of Senior Notes and then immediately reassigned to the Consenting Noteholders on account or the New Senior Notes allocated to the holders of the Senior Notes in accordance with the New Senior Notes Allocation Schedule.

                  6.2.4 IMPAIRMENT. The holders of the Class 6 BritWill Acquisition Claims are impaired under the Plan.

         6.3 CLASS 7 - SIGNATURE ACQUISITION CLAIMS. The Signature Acquisition Claims will be satisfied and otherwise treated as follows:

                  6.3.1 ALLOWANCE OF CLAIMS. Subject to the provisions of
Article 6.3.1(a), and provided that the holder(s) of the Signature Acquisition Claims vote to accept the Plan, the Signature Acquisition Claims will be Allowed in two (2) parts as follows: (1) an Allowed Unsecured Claim of $1,894,704.00 (the "Signature Allowed Unsecured Claim"); and (2) a Claim in the amount of $3,475,247.00 (the "Signature Claim Balance"). No other or further Claim(s) shall be Allowed with respect to or relating to the Signature Acquisition Claims. If the holder(s) of fifty-one percent in number and two-thirds in amount of the Signature Acquisition claims do not vote to accept the Plan, the Claims shall be treated as provided for in Article 6.3.3, below.

                           (a) EFFECT OF NON-ACCEPTANCE BY ANY SUB-CLASS. If one or more sub-Classes in Class 7 (if any) does not vote to accept the Plan, the Pro Rata portion of the Signature Claim Payout defined in
         Article 6.3.2(a)(ii) shall be escrowed until the Claim(s) of the non-accepting sub-Class(es) is determined and Allowed in accordance with the provisions of Articles 10 and 18 of the Plan. Upon Allowance of such Claims, such amounts of the Signature Claim Payout which have already become due will be paid when the Claim is Allowed by a Final Order, and future distributions shall be made in accordance with the Plan.

                  6.3.2 BIFURCATION OF CLAIMS AND TREATMENT THEREOF. If the holder(s) of the Signature Acquisition Claims as provided in Article 6.3.1 vote to accept the Plan, the Signature Acquisition Claims shall be treated as follows:

                           (a) SIGNATURE  ALLOWED  UNSECURED CLAIM. The
         Signature Allowed Unsecured Claim shall be paid and fully satisfied as follows:

                                    (i) The sum of $541,000.00 shall be paid, in
                  Cash, on the Effective Date as and for full satisfaction of the working capital loan made to Unison by Elk Meadows Investments, LLC in September, 1997; and

                                    (ii) The sum of $1,353,704.00, which shall
                  be shared Pro Rata between all holders of Claims in Class 7, including sub-Classes (if any) (or as otherwise agreed between such holders), and which shall be paid over a five (5) year period, with interest at the rate of nine percent (9%) per annum (the "Signature Claim Payout"). The Signature Claim Payout shall be as follows: (1) simple interest will begin to accrue from the Effective Date; (2) the Signature Claim Payout shall be paid as interest only with no amortization, with all accrued interest (if any) and principal being due and payable on the fifth anniversary of the Effective Date; (3) there shall be no prepayment penalty in connection with the Signature Claim Payout; (4) interest payments shall be made quarterly, commencing with the first calendar quarter subsequent to the Effective Date; and (5) the obligation shall be secured by:
                  (A) a first priority lien on the stock and all assets (including but not limited to accounts receivable) in and of American Professional, Ampro, Gamma and Memphis Clinical; and
                  (B) a lien junior to the New Senior Notes Collateral in the Debtors' interest in the stock and assets of Quest. Notwithstanding the foregoing, nothing herein is intended to prejudice or impair rights and obligations (if any) under the Forbearance Agreement.

                           (b) THE SIGNATURE CLAIMS BALANCE. The Signature Claims Balance shall be discharged, and receive no further or other distribution under the Plan.

                           (c) SETTLEMENT OF THE RELATED PARTY AVOIDANCE ACTION AND RELEASES. Provided that: (i) the holder(s) of the Signature Acquisition Claims vote to accept the Plan; and (ii) the Plan is Confirmed by a Final Order, then for and in consideration of the treatment contained in the Plan, the Debtors (including Reorganized Unison) and the holder(s) of the Signature Acquisition Claims, and each of them, and their respective officers and directors, shall be deemed to release and waive any and all claims, causes of action and other rights they have or may have against each other relating to the Signature Acquisition Claims (including the Related Party Avoidance Action, the Litigation Claims and Related Party Creditor Defenses), but not including any Claims relating to the Securities Action) and the Confirmation Order shall so provide. Nothing contained herein shall be construed to preclude, impact, prejudice or affect any independent rights of any parties other than the Debtors (including Reorganized Unison) (the "Third Party Rights") with respect to the holder(s) of the Signature Acquisition Claims other than insofar as those rights are directly derivative of rights held and enforceable by the Debtors' Estates only, nor shall it preclude, impact, prejudice or affect any defenses, rights or counterclaims that the holder(s) of the Signature Acquisition Claims shall have with respect to, or relating to, the Third Party Rights, except any indemnification or contribution claims which are or may be asserted against the Debtors (including Reorganized Unison), and their officers and directors, by the holder(s) of the Signature Acquisition Claims, which rights shall be waived and otherwise released. Moreover, nothing contained herein shall impact, impair or prejudice the rights of either the Debtors (including Reorganized Unison) and the holders of the Signature

         Acquisition Claims with respect to the Securities Action, including but not limited to the Securities Action Settlement Agreement.

                           (d) BANKRUPTCY RULE 9019 EFFECT. The Confirmation Order shall act as an approval of the settlement and compromise with respect to the BritWill Acquisition Claims pursuant to Bankruptcy Rule 9019 as to those sub-Classes that vote to accept the Plan.

                  6.3.3 CLAIMS RESOLUTION PROCEDURE. If the holder(s) of the Signature Acquisition Claims do not vote to accept the Plan as set forth in
Article 6.3.1, the Signature Acquisition Claims will be Disputed Claims, and constitute some of the Litigation Claims and Related Party Creditor Defenses to be litigated under the provisions of Articles 10 and 18 of the Plan. The adjudication as to the Allowed amounts (if any) of the Signature Acquisition Claims shall be determined pursuant to Article 10 hereof, and shall be prosecuted (or compromised) as set forth in Articles 10 and 18 of the Plan. The Disputed Signature Acquisition Claims shall not be entitled to any distributions under this Plan until the Class 7 Claims are Allowed. The Class 7 Claims shall be Allowed as and when (and in such amounts) set forth in accordance with
Article 10 of the Plan.

                           (a) ISSUANCE OF NEW COMMON STOCK. Upon entry of a Final Order Allowing the Signature Acquisition Claims, the holder(s) of such Allowed Claims shall, subject to the Forbearance Agreement, receive a number of shares of Class 7 Reserved Stock equal to the percentage of the Class 7 Reserved Stock which the amount of such Allowed Claims represents of $5,095,000.00.

                  6.3.4 IMPAIRMENT. The holders of the Class 7 Signature Acquisition Claims are impaired under the Plan.

         6.4 CLASS 8 - CONVENIENCE CLAIMS. Except as provided below, each Allowed Convenience Claim shall be paid in Cash the lesser of: (a) the amount of such Allowed Claim; or (b) the sum of $1,000.00. All such Allowed Convenience Claims shall be paid upon the latest of: (i) the Effective Date, or as soon thereafter as practicable; (ii) such date as may be fixed by the Bankruptcy Court, or as soon thereafter as practicable; (iii) the tenth (10th) Business Day after such Claim is allowed, or as soon thereafter as practicable; and (iv) such date as the holder of such Claim and Reorganized Unison have agreed. The Debtors' obligations to pay such Claims shall be capped at the amount of $650,000.00 (the "Administrative Convenience Capped Amount"). If Allowed Claims qualifying for treatment in Class 8 exceed the Administrative Convenience Capped Amount, creditors holding Allowed Class 8 Claims shall share Pro Rata in the Administrative Convenience Capped Amount, with Allowed Claims in excess of $1,000.00 being first reduced to $1,000.00 for Pro Rata Calculation purposes.

                  6.4.1 IMPAIRMENT. The holders of Convenience Claims are impaired under the Plan.

         6.5 CLASS 9 - ESSENTIAL VENDOR CLAIMS. The holder(s) of Allowed Essential Vendor Claims (to the extent not paid prior to Confirmation pursuant to authority by the Bankruptcy Court) shall be paid in Cash on the Effective
Date: (a) the full amount of the Allowed Claim; or (b) the Pro Rata portion of the Essential Vendors Capped Amount (as defined below) if the total Allowed Class 9 Claims exceed $4,400,000.00. In this regard, the Debtors' obligations to pay Allowed Class 9 Claims shall be capped at the amount of $4,400,000.00 (the "Essential Vendors Capped Amount").

                  6.5.1 IMPAIRMENT. The holders of Essential Vendor Claims are impaired under the Plan.

         6.6 CLASS 10 - TRADE UNSECURED CLAIMS. The holder(s) of Allowed Trade Unsecured shall be paid as follows:

                  6.6.1 CASH ON EFFECTIVE DATE. On the Effective Date, the holders of Allowed Trade Unsecured Claims shall receive a Cash payment equal to the lesser of: (a) thirty-five percent (35%) of the Allowed Trade Unsecured Claim; and (b) the Pro Rata portion of $1,400,000.00.

                  6.6.2 NEW COMMON STOCK. On the Effective Date, and in addition to the Cash payments as set forth in Article 6.6.1 above, holders of Allowed Trade Unsecured Claims will receive New Common Stock on a Pro Rata basis with the Class 11 Allowed Claims as provided in Article 6.7 of the Plan, except the total, aggregate amount of Allowed Trade Unsecured Claims that shall be entitled to receive New Common Stock as provided herein shall be limited to Claims equal to five percent (5%) of the total Allowed Trade Unsecured Claims. By way of example and not limitation, if the total Allowed Trade Unsecured Claims equaled $4,500,000.00, the holders of those Claims would: (a) receive a Pro Rata portion of a Cash Payment of $1,400,000.00; and (b) be entitled to receive New Common Stock for an aggregate Claim of $225,000.00 ($4,500,000.00 x .05 = $225,000.00),
which Claim would share Pro Rata in the receipt of New Common Stock with the Allowed Claims in Class 11. The Trade Unsecured Claims will not share in the New Senior Notes, nor will the amount of the Allowed Trade Unsecured Claims (as reduced in the aggregate, as set forth above) share in or receive any distributions relating to the New Senior Notes.

                  6.6.3 IMPAIRMENT. The holders of Trade Unsecured Claims are impaired under the Plan.

         6.7 CLASS 11 - GENERAL UNSECURED CLAIMS. The Allowed General Unsecured Claims will be satisfied and otherwise treated as follows:

                  6.7.1 THE NEW SENIOR NOTES; NEW COMMON STOCK. In full satisfaction (subject to Article 6.7.7, below) of the Allowed Class 11

General Unsecured Claims, on the Effective Date, each holder of an Allowed Class 11 General Unsecured Claim as of the Distribution Record Date shall receive: (a) its Pro Rata distribution of two million (2,000,000) shares of the New Common Stock less such New Common Stock that is allocable to holders of Classes 6 (as provided for in Article 6.2.2(b)(ii)) and 10 Trade Unsecured Claims (as set forth in Article 6.6.2); and (b) its Pro Rata share of the New Senior Notes. The New Senior Notes and New Common Stock distributed on a Pro Rata basis pursuant to the preceding sentence shall be reallocated as amongst the holders of the Senior Notes and the Consenting Notes Holders as set forth in the New Senior Notes Allocation Schedule. Notwithstanding the foregoing, the Allowed BritWill Claims (as defined in Article 6.2.2(b)) shall be treated in accordance with
Article 6.2.2(b)(ii).

                           (a) RESTRICTIONS ON CERTAIN NEW COMMON STOCK. If Class 6 votes to accept the Plan and receives New Common Stock pursuant to Articles 6.7.1 and 6.7.9(a) hereof, that New Common Stock shall not be entitled to vote or have any other rights to elect or select (directly or indirectly) directors of Reorganized Unison as long as it is held by the holders of the Class 6 Claims as of the Petition Date. Notwithstanding any of the foregoing, the New Common Stock shall have any and all other rights of the New Common Stock.

                           (b) DISPUTES REGARDING NEW SENIOR NOTES ALLOCATION SCHEDULE. Any disputes relating to the allocation or other rights between and among creditors as reflected in the New Senior Notes Allocation Schedule shall be filed with the Bankruptcy Court no later than ten (10) days after the Confirmation Hearing and will be resolved by the Bankruptcy Court subsequent to the Confirmation Date. Notwithstanding the foregoing, any disputes as set forth above shall not delay the occurrence of the Effective Date.

                  6.7.2 THE NEW SENIOR NOTES. On the Effective Date, Reorganized Unison shall execute and issue: (a) the New Senior Notes; (b) the New Senior Notes Indenture; (c) the New Senior Notes Security Documents; and (d) the New Senior Notes Guarantee. Each holder of an Allowed Class 11 Claim as of the Distribution Record Date shall share Pro Rata (subject to Articles 6.7.9 and 6.7.11) in the New Senior Notes and related documents and instruments. The holders of Senior Notes Claims receiving New Senior Notes shall be entitled to the rights under the Sharing Agreement set forth in Article 6.1.2(c) of the Plan. On or before ten (10) days before the Confirmation Date, the Debtors shall file the New Senior Notes Allocation Schedule with the Bankruptcy Court.

                  6.7.3 DISBURSING AGENT. With respect to each holder of an Allowed Notes Claim or Allowed Senior Notes Claim, as of the Distribution Record Date Reorganized Unison shall distribute such holder's Pro Rata share of New Common Stock to the Disbursing Agent, on the Distribution Date. As soon as practicable after the New Senior Notes Indenture Trustee receives the Debt Instruments pursuant to Article 6.7.4, below: (a) the New Senior Notes Indenture Trustee shall distribute the Pro Rata Share of the New Senior Notes in accordance with the terms of this Plan and the New

Senior Notes Indenture; and (b) the Disbursing Agent shall issue and distribute the Pro Rata Share of the New Common Stock. With respect to each holder of an Allowed General Unsecured Claim other than a Notes Claim or Senior Notes Claim, on the Distribution Date: (a) the New Senior Notes Indenture Trustee shall distribute the Pro Rata Share of the New Senior Notes in accordance with the terms of this Plan and the New Senior Notes Indenture; and (b) the Disbursing Agent shall issue and distribute the Pro Rata share of the New Common Stock on the Distribution Date.

                  6.7.4 SURRENDER OF SECURITIES OR DEBT INSTRUMENTS. On or before the Distribution Date, or as soon as practicable thereafter, each holder of a Debt Instrument evidencing an Allowed Claim on account of the Notes or the Senior Notes shall surrender or cause the surrender of such Debt Instrument to the New Senior Notes Indenture Trustee. No distribution of property hereunder shall be made to or on behalf of any such holder unless and until such Debt Instrument is received by the New Senior Notes Indenture Trustee, or the unavailability of such Debt Instrument is reasonably established to the satisfaction of the New Senior Notes Indenture Trustee, and, with regard to New Common Stock, Reorganized Unison. In the event any holder of an Allowed Notes Claim or Senior Notes Claim seeks to establish the unavailability of the Debt Instrument evidencing such Claim, the New Senior Notes Indenture Trustee shall, within the first Business Day thirty (30) days after receipt of the holders evidence of unavailability and statement of indemnity of Reorganized Unison and the New Senior Notes Indenture Trustee: (a) provide the holder, in writing, with a detailed description regarding the unacceptability of such evidence and statement of indemnity; or (b) deliver to the Senior Notes Indenture Trustee, the Notes Indenture Trustee and Reorganized Unison a notice of compliance and distribute to such holder its Pro Rata Share of the New Senior Notes. Any such holder who fails to surrender or cause to be surrendered such Debt Instrument or fails to execute and deliver an affidavit of loss and indemnity reasonably satisfactory to the New Senior Notes Indenture Trustee and Reorganized Unison prior to the first anniversary of the Effective Date shall be deemed to have forfeited all rights and Claims in respect of such Debt Instrument and shall not participate in any distribution hereunder, and all property in respect of such forfeited distribution, including interest accrued thereon, shall revert to Reorganized Unison notwithstanding any federal or state escheat laws to the contrary.

                  6.7.5 DISTRIBUTION RECORD DATE. At the close of business on the Distribution Record Date, the transfer ledgers of the Senior Notes Indenture Trustee and the Notes Indenture Trustee shall be closed, and there shall be no further changes in the record holders of the Senior Notes or Notes. Reorganized Unison, the New Senior Notes Indenture Trustee, the Disbursing Agent, the Senior Notes Indenture Trustee and the Notes Indenture Trustee shall have no obligation to recognize any transfer of such Senior Notes or Notes occurring after the Distribution Record Date. Reorganized Unison, the Senior Notes Indenture Trustee, the Notes Indenture Trustee, the New Senior Notes Indenture Trustee (subject to the

New Senior Notes Indenture), and the Disbursing Agent shall be entitled instead to recognize and deal for all purposes hereunder with only those record holders stated on the transfer ledgers as of the close of business on the Distribution Record Date.

                  6.7.6 DELIVERY OF DISTRIBUTIONS. Distributions of the New Senior Notes will be made by the New Senior Notes Indenture Trustee to the holders of Allowed Notes Claims and Senior Notes Claims in accordance with the Plan at the address contained in the records of the Senior Notes Indenture Trustee, Notes Indenture Trustee, and/or the New Senior Notes Indenture Trustee. Distributions of New Common Stock will be made by the Disbursing Agent to holders of Senior Notes and Notes in accordance with the Plan at the addresses contained in the official records of the Senior Notes Indenture Trustee, the Notes Indenture Trustee and/or the New Senior Notes Indenture Trustee. If any holder's distribution is returned as undeliverable, no further distributions to such holder shall be made unless and until Reorganized Unison, the Disbursing Agent, the New Senior Notes Indenture Trustee and the Notes Indenture Trustee are notified of such holder's then current address, at which time all missed distributions shall be made to such holder without interest. Undeliverable distributions shall be returned to Reorganized Unison, until such distributions are claimed. All claims for undeliverable distributions shall be made on or before the first anniversary of the Effective Date. After such date, all unclaimed property shall revert to Reorganized Unison and the Claim of any holder or successor to such holder with respect to such property shall be discharged and forever barred notwithstanding any federal or state escheat laws to the contrary.

                  6.7.7 UNDISTRIBUTED RESERVED STOCK. If any or all of the Class 6 Reserved Stock and the Class 7 Reserved Stock is either not issued to the holders of the Class 6 and Class 7 Claims pursuant to Articles 6.2 and 6.3 of the Plan after completion of the Claims resolution procedure contemplated in the Plan, or is not issued by virtue of the acceptance of the Plan by Classes 6 and 7, such unissued shares of the Class 6 and Class 7 Reserved Stock shall be cancelled.

                  6.7.8 FEES AND EXPENSES. All unpaid reasonable fees, costs, charges, and any other expenses incurred under the Senior Notes Indenture and the Notes Indenture from and after the BritWill Debtors' Petition Date, including any reasonable fees and expenses of professionals retained by the Senior Notes Indenture Trustee and the Notes Indenture Trustee as of the Effective Date, shall be paid by the Debtors or Reorganized Unison, as the case may be, to the Senior Notes Indenture Trustee and the Notes Indenture Trustee upon approval of the Bankruptcy Court. After the Effective Date, all reasonable fees, costs, charges and expenses payable to the Senior Notes Indenture Trustee and the Notes Indenture Trustee (if any) and/or Transfer Agent under the Senior Notes Indenture and the Notes Indenture including any such items incurred by the Senior Notes Indenture Trustee or the Notes Indenture Trustee or Transfer Agent in their capacity as

Disbursing Agent under this Plan, shall be paid by Reorganized Unison in accordance with the Senior Notes Indenture, the Notes Indenture or Transfer Agent agreement without further Bankruptcy Court approval.

                  6.7.9 TREATMENT OF RIGHTS UNDER NOTES SUBORDINATION AGREEMENT AND FORBEARANCE AGREEMENT. The Treatment set forth in Article 6.7 in respect of the Senior Notes and the Notes held by the Consenting Noteholders (including the allocations of New Senior Notes and New Common Stock pursuant to the New Senior Notes Allocation Schedule) represents an attempt to implement the Notes Subordination Agreement and the Forbearance Agreement. Notwithstanding the foregoing, nothing in this Plan is intended to, nor shall it be construed as, impairing or prejudicing rights (if any) of the parties and/or third party beneficiaries under the Notes Subordination Agreement and/or the Forbearance Agreement. Moreover, nothing in this Plan shall effect the subrogation rights of the Consenting Noteholders on account of the allocation, pursuant to the New Senior Notes Allocation Schedule, of property distributable to the Consenting Noteholders, but for the enforcement of the Notes Subordination Agreement provided for herein.

                  6.7.10 ASSIGNMENT OF SUBORDINATION RIGHTS. On the Effective Date, and to the extent that Class 6 does not vote to accept the Plan, Omega shall be deemed to have waived and/or assigned its rights to assert subordination of the Claims of Whitehead And Affiliates (without representation or warranty) only to the extent necessary to give effect to the treatment of the New Senior Notes as contained in this Plan and Article 6.2.3(b), and except as those rights relate to amounts owed by BritWill II to Brit-Texas, which rights shall be retained by Omega until all obligations owing to Omega with respect to the Brit-Texas Facilities are satisfied.

                  6.7.11 RESERVATION OF RIGHTS UNDER FORBEARANCE AGREEMENT. If and to the extent that the Class 6 BritWill Acquisition Claims and Class 7 Signature Acquisition Claims do not vote to accept the Plan and are determined to be Allowed Claims in accordance with Articles 6.2 and 6.3, the holders of Allowed Senior Notes Claims reserve and any and all rights under the Forbearance Agreement. All such rights shall be subject to the subrogation rights of the Consenting Noteholders.

                  6.7.12 IMPAIRMENT. The holders of the Allowed General Unsecured Claims are impaired under the Plan.

         6.8 CLASS 12 - NOTES SECURITIES CLAIMS. The holders of Notes Securities Claims will receive no distributions under the Plan, and any and all such Claims will be discharged under this Plan.

         6.9 CLASS 14--EQUITY INTERESTS AND EQUITY INTERESTS RELATED CLAIMS. The Allowed Equity Interests and Equity Interest Related Claims shall be satisfied as follows:

                  6.9.1 SECURITIES ACTION SETTLEMENT AGREEMENT. The Debtors shall seek Bankruptcy Court approval of the Securities Action Settlement Agreement, which shall also be subject to approval by the United States District Court for the District of Arizona (the "District Court"). If and only if the Securities Action Settlement Agreement is approved by both the Bankruptcy Court and the District Court, the holders of Class 14 Claims based upon the Securities Action shall be entitled to receive New Warrants in the amount that the shares of Unison's common stock to be issued under the Securities Action Settlement Agreement would have entitled them had the Securities Action Settlement Agreement been approved as of the Effective Date (regardless of when such approval occurs), in addition to any New Warrants they would otherwise be entitled to receive by virtue of their ownership of any other Allowed Equity Interests as of the Distribution Record Date. In this regard, a sufficient number of New Warrants shall be reserved pending approval of the Securities Action Settlement Agreement to make such a distribution. If the Securities Action Settlement Agreement is not approved, the New Warrants so reserved shall be issued in accordance with Article 6.9.2.

                  6.9.2 ISSUANCE OF NEW WARRANTS. In full satisfaction of all Allowed Equity Interests and Equity Interest Related Claims, subject to the provisions of Article 6.9.3 below, on the Effective Date each holder of an Equity Interest and Equity Interest Related Claim shall receive its Pro Rata portion of the New Warrants from the Disbursing Agent pursuant to Article 12 of the Plan.

                           (a) CALCULATION OF DISTRIBUTION. For purposes of effecting distributions of New Warrants on account of the Securities Action (if the Securities Action Settlement Agreement is not approved), any other Securities Litigation Claims, and Allowed Equity Interests, any judgment evidencing any Allowed Securities Litigation Claim shall be converted into an implied number of shares of common stock of Unison calculated as the quotient of: (i) the aggregate amount of any such judgment, divided by (ii) the average of intraday high and low average sales prices of a share of common stock of Unison on Nasdaq Stock Market's National Market System, as reported in The Wall Street Journal (National Edition) for the ten consecutive trading days ending on the trading day immediately preceding the date of the commencement of any action underlying any Allowed Securities Litigation Claim.

                  6.9.3 ALTERNATIVE TREATMENT. In the event that: (a) the Bankruptcy Court determines that the treatment of, and distributions to, Class 14 under the Plan violates the provisions of Section 1129(b) of the Bankruptcy Code (to the extent such provisions may be applicable); or (b) the SEC asserts that the New Warrants or the New Warrant Shares must be registered pursuant to the Securities Act or otherwise; or (c) the Bankruptcy Court determines that the issuance of the New Warrants is not covered by the exemptions provided in Section 1145 of the Bankruptcy Code; or (d) Class 14 does not vote to accept the Plan, then the Equity Interests shall be cancelled and extinguished on the Confirmation Date without further act or action under any applicable agreement, law, regulation, order or rule, and neither the holders of Equity Interests nor the holders of Allowed Equity Interest Related Claims shall receive or retain any rights, property or distributions on account of their Equity Interests or Equity Interest Related Claims, as the case may be. Nothing in this Article shall affect the rights of the Securities Litigation Claimants to receive payment from any applicable insurance carrier pursuant to the terms of the Securities Action Settlement Agreement.

                  6.9.4 IMPAIRMENT. The holders of Equity Interests and Equity Interests Related Claims are impaired under the Plan.

                                    ARTICLE 7

                        MEANS FOR IMPLEMENTATION OF PLAN

         7.1 SIGNATURE SALE LEASEBACK TRANSACTION. On or before the Effective Date, and provided the Effective Date payments required to be paid to Omega under the Plan have been paid, the Debtors shall consummate the Signature Sale Leaseback Transaction in which Omega shall purchase fee simple title to the Signature Facilities for a total amount of THIRTY EIGHT MILLION TWO HUNDRED THOUSAND DOLLARS ($38,200,000.00), plus an Additional Contingent Payment as set forth in Article 7.1.1 below, less the Closing Allowance, resulting in net proceeds to the Debtors of $37,200,000.00.

                  7.1.1 ADDITIONAL CONTINGENT PAYMENT. On March 15, 2004, and in addition to the purchase price for the Signature Facilities as set forth above, Omega will pay an "Additional Contingent Payment," which will be the lesser of:
(a) $4,000,000.00; (b) an amount such that the EBITDARM for the Signature Facilities for 2003 divided by the sum of, on a pro forma basis taking into account the Minimum Rent (as defined in the Omega New Master Lease) increase which will result from the Additional Contingent Payment: (i) Signature's Consolidated Debt Service (as defined in the Omega New Master Lease); and (ii) Minimum Rent attributable to the Signature Facilities under the Omega New Master Lease will be 1.75; and (c) an amount such that EBITDAR for the Signature Facilities for 2003, less the capital expenditures required under the Omega New Master Lease with respect to the Signature Facilities for 2003, divided by the sum of, on a pro forma basis taking into account the Minimum Rent increase which will result from the Additional Contingent Payment:

(i) Signature's Consolidated Debt Service; and (ii) Minimum Rent attributable to the Signature Facilities under the Omega New Master Lease will be 1.25.

                           (a) OTHER CONDITIONS. Payment of the Additional Contingent Payment is contingent on all of the following conditions being satisfied: (i) no Event of Default shall have occurred under the Omega New Master Lease; (ii) the average occupancy for the Signature Facilities for the year 2003 shall equal or exceed the average occupancy for 1997; (iii) the New Omega Master Lessees shall be in compliance, on a pro forma basis taking into account the Minimum Rent Increase which will result from the Additional Contingent Payment, with the financial covenants set forth in Section 8.3 of the Omega New Master Lease; and (iv) Reorganized Unison (on a consolidated basis) shall have a minimum Tangible Net Worth (as defined in the Omega New Master Lease) of $25 million.

                  7.1.2 SATISFACTION OF NHI SECURED CLAIMS. Approximately $19 million of the proceeds from the Signature Sale Leaseback Transactions shall be used to satisfy the Allowed Class 4 NHI Secured Claims.

                  7.1.3 EXERCISE OF OPTION. In conjunction with the Signature Sale Leaseback Transaction, Reorganized Unison shall exercise its option to purchase The Arbors Health Care Center in Arizona for approximately $3.2 million, which shall be subject to the Signature Sale Leaseback Transaction.

                  7.1.4 WORKING CAPITAL. The remainder of the Signature Sale Leaseback Transaction Proceeds shall be utilized for the working capital requirements of Reorganized Unison.

                  7.1.5 RENT FOR SIGNATURE FACILITIES UNDER OMEGA NEW MASTER LEASE. Upon the closing of the Signature Sale Leaseback Transaction, the Signature Facilities shall be leased back to Reorganized Unison as part of the Omega New Master Lease Facilities covered by the Omega New Master Lease discussed in Article 7.2 below. The rent on the Signature Facilities under the Omega New Master Lease will commence at nine and one-half percent (9.5%) (the "Investment Yield") of the purchase price of each facility and will increase by two percent (2%) of the initial rent each year over the fourteen (14) year initial term and over any fourteen (14) year renewal lease term as contained in the Omega New Master Lease. This rent is based on the transaction closing on or before December 15, 1998 or such later date to which Omega may consent, in writing. By voting in favor of the Plan, Omega will commit to locking in the terms of the closing of the Signature Sale Leaseback Transaction on the terms set forth herein if the Signature Sale Leaseback Transaction is consummated on or before December 15, 1998 or such later date to which Omega may consent, in writing, time being of the essence. If the Signature Sale Leaseback Transaction is not consummated on or before December 15, 1998 or such later date to which Omega may consent, in writing, the Debtors shall have the right to seek alternative purchases and/or refinancing for the Signature Facilities, with Omega being given the right to match any such transaction, provided such transaction can close by the Effective Date.

         7.2 EXECUTION OF THE OMEGA NEW MASTER LEASE. On the Effective Date, the Indiana Master Lease and Texas Master Lease shall be amended and restated by the Omega New Master Lease which shall encompass the Omega New Master Lease Facilities, and be guaranteed by the Omega New Master Lease Guarantors pursuant to the Omega New Master Lease Guarantee. Some of the principal provisions of the Omega New Master Lease shall be as follows:

                  7.2.1 INITIAL TERM/RENEWAL OPTION/OPTION TO PURCHASE. The initial term of the Omega New Master Lease shall be fourteen (14) years commencing on the Effective Date with one fourteen (14) year renewal option by the Omega New Master Lessees. Any renewal must be on a global basis encompassing all Omega New Master Lease Facilities. Moreover, at or prior to the end of the initial term of the Omega New Master Lease, Reorganized Unison shall have the option to purchase the Signature Facilities for the greater of: (a) their Fair Market Value as defined in the Omega New Master Lease; or (b) Omega's investment therein, including any Additional Contingent Payment, increased by three percent (3%) per year compounded annually.

                  7.2.2 SECURITY DEPOSITS. There shall be paid a security deposit equal to three (3) months rent on each of the Omega New Master Lease Facilities (including the Signature Facilities), payable at the execution of the Omega New Master Lease. Security deposits in excess of the above stated amount (if any) currently held by Omega pursuant to the Indiana Master Lease and the Texas Master Lease shall be remitted to Reorganized Unison upon closing of the Omega New Master Lease; any deficiency shall be paid by Reorganized Unison.

                  7.2.3 COVENANTS. The Omega New Master Lease shall contain customary operating and creditors' rights covenants, including reasonable limitations on restricted payments to Unison, all to be agreed upon between Omega, the Omega New Master Lessees, and the Omega New Master Lease Guarantors. Accounts receivable borrowing will be permitted on the Omega New Master Lease Facilities only if the ratio agreed upon between Reorganized Unison and Omega in the Omega New Master Lease is met. Notwithstanding the foregoing, the calculation of EBITDARM for ratio calculation shall not include the contingent liability based on the New Omega Guarantee. The Omega New Master Lessees will be permitted to finance equipment with an annual lease or finance payment not to exceed the aggregate amount existing as of the Confirmation Date with the maximum aggregate amount to be reduced over the three (3) years following the Effective Date to an amount to be agreed upon by Reorganized Unison and Omega. No other borrowings by the Omega New Master Lessees will be permitted.

                  7.2.4 RENTAL ADJUSTMENT FOR INDIANA RETURNED FACILITIES. From and after the Effective Date, the Debtors or Reorganized Unison will have no further liability for rental attributable to the Indiana Returned Facilities. Reorganized Unison and BritWill Indiana (as reorganized) will be responsible for all obligations of the Indiana Returned Facilities arising or accrued on or prior to the Effective Date, and with all of Omega's security securing such obligations; and Omega will be responsible for all obligations arising or accruing after the Effective Date.

         7.3 ISSUANCE OF NEW COMMON STOCK AND NEW WARRANTS. The Plan will satisfy a substantial portion of the Class 11 General Unsecured Claims, the Allowed Class 6 Claims, Allowed Class 7 Claims if Class 7 does not vote to accept the Plan, and Allowed Equity Interests and Equity Interest Related Claims (subject to Article 6.9.2 of the Plan), pursuant to the issuance of the New Common Stock and the New Warrants as described in Articles 6 and 11.

         7.4 CORPORATE STRUCTURE. At and after the Effective Date, Reorganized Unison shall have the ability to modify its corporate structure (such as by consolidation of subsidiaries and Affiliates, or otherwise), and the Reorganized Unison Certificate and Reorganized Unison Bylaws shall authorize such action; provided, however, that no such restructuring may impair or prejudice the rights of any holders of Allowed Claims as provided in the Plan.

         7.5 NEW CERTIFICATE OF INCORPORATION AND BYLAWS. As of the Effective Date, the certificates of incorporation and bylaws of the Debtors shall be amended and restated substantially in the forms of the Reorganized Unison Certificate and Reorganized Unison Bylaws, which provide for, among other things, the authorization of any and all acts necessary to effectuate this Plan including, without limitation, the issuance of the New Common Stock, New Common Stock, New Warrants and the New Warrant Shares. Such restated certificates of incorporation and bylaws shall also provide (to the extent required by Section 1123(a) and (b) of the Bankruptcy Code), for a provision prohibiting the issuance of non-voting equity securities. The initial members of the board of directors of Reorganized Unison shall serve until such directors, or their successors, are elected at a properly noticed and constituted stockholders' meeting of Reorganized Unison. After the Effective Date, Reorganized Unison may amend and restate the Reorganized Unison Certificate and Reorganized Unison Bylaws as permitted by applicable law.

         7.6 NO CORPORATE ACTION REQUIRED. As of the Effective Date: (a) the adoption of the Reorganized Unison Certificate and Reorganized Unison Bylaws or similar constituent documents for Reorganized Unison; (b) the initial selection of directors and officers for Reorganized Unison; (c) the adoption, execution, delivery and implementation of all contracts, leases, instruments, releases and other agreements related to or contemplated by this Plan; and (d) the other matters provided for under or in furtherance of this Plan involving corporate action to be taken by or required of the Debtors or Reorganized Unison shall be deemed to have occurred and be effective as provided herein, and shall be authorized and approved in all respects without further order of the Bankruptcy Court or any requirement of further action by the stockholders or directors of the Debtors and Reorganized Unison. As of the Effective Date, the term of each of the officers and directors of the Debtors not continuing in office, if any, shall terminate pursuant to the Confirmation Order without any further action by the stockholders or directors of the Debtors or Reorganized Unison.

         7.7 DIRECTORS AND OFFICERS. The initial directors of Reorganized Unison shall be selected by the holders of the Notes as of the Effective Date, which directors shall be satisfactory to Omega. Reorganized Unison shall provide all directors with indemnification rights and officers and directors liability insurance and shall compensate its directors in accordance with practices customary for public entities of its type. On the Effective Date, the operation of Reorganized Unison shall become the general responsibility of the respective boards of directors, who shall thereafter have responsibility for the management, control and operation of Reorganized Unison in accordance with the Plan, applicable law, the Reorganized Unison Certificate and the Reorganized Unison Bylaws. The names of the initial members of the board of directors, and the Senior Management will be as set forth in the Disclosure Statement. All such directors and executive officers of Reorganized Unison shall be deemed to have been elected or appointed as the case may be, pursuant to the Confirmation Order, but shall not take office until the Effective Date. Those directors and officers serving immediately before the Effective Date and not continuing in office after the Effective Date, if any, shall be deemed removed therefrom without cause as of the Effective Date pursuant to the Confirmation Order and shall be indemnified by Reorganized Unison for all actions taken by such directors and officers while acting as directors and officers for the Debtors in accordance with the respective charters, bylaws or contracts of Unison or applicable state law on account of services provided by such officers and directors to the Debtors from the Petition Date through and including the Effective Date. The existing directors of Unison, should they choose to do so, will continue to serve as directors of Unison from and after the Confirmation Date until the Effective Date. During the period from the Confirmation Date until the Effective Date, but not beyond the Effective Date, each of the non-officer existing directors of Unison will be compensated at $1,000.00 per meeting of the board of directors for so long as they continue to serve as directors of Unison.

                  7.7.1 SENIOR MANAGEMENT EVALUATION BY BOARD OF REORGANIZED UNISON. The board of Reorganized Unison (or such committee of the board as appropriate) will evaluate the Senior Management within three (3) months after the Effective Date to determine: (a) which members of Senior Management will be given employment contracts on a post-Effective Date basis (the "New Contracts");
(b) the terms of those New Contracts; and (c) the terms of participation in the Options and Cash Bonuses referenced in Articles 7.7.2 and 7.7.3, below. The New Contracts must be in substantially the same form as the employment agreements held by Senior Management as of the Petition Date, at substantially similar compensation terms as currently existing and contain not less than eighteen (18) months severance (but specifically excluding any terms or provisions contained in the executive severance agreements held by certain Senior Management on or about April 30, 1998).

                  7.7.2 POST EFFECTIVE DATE OPTIONS FOR SENIOR MANAGEMENT. The board of Reorganized Unison, within three (3) months of the Effective Date, shall allocate to Senior Management retained under New Contracts Management Options to purchase or otherwise receive up to five percent (5%) of the New Common Stock (on a Fully Diluted basis) to be provided to Senior Management under the terms and conditions to be determined by the board of Reorganized Unison.

                  7.7.3 CASH BONUSES. In addition to the foregoing, the board of Reorganized Unison, within six (6) months of the Effective Date, shall allocate and direct to be paid to Senior Management retained under New Contracts an aggregate cash bonus of TWO HUNDRED AND FIFTY THOUSAND DOLLARS ($250,000.00), with the terms and conditions for such bonuses (such as performance criteria) to be set by the board of Reorganized Unison.

         7.8 POST-EFFECTIVE DATE FINANCING. From and after the Effective Date, Reorganized Unison shall have sole and complete discretion to raise capital for any purpose authorized by the Reorganized Unison Articles in any manner consistent with the restrictions (if any) contained in this Plan.

         7.9 DUTIES OF INDENTURE TRUSTEES. Following the Effective Date, the Senior Notes Indenture and the Notes Indenture shall remain in effect to the extent required under this Plan. On the Effective Date, the indemnity obligations to the Notes Indenture Trustee and the Senior Notes Indenture Trustee shall become the obligations of Reorganized Unison.

         7.10 NAME CHANGE. On or before the Effective Date, Unison shall effectuate a corporate name change to "Raintree HealthCare Corp."

         7.11 NEW LINE OF CREDIT. On or prior to the Effective Date, Reorganized Unison shall execute the New Line of Credit Agreement and New Line of Credit Promissory Note evidencing the New Line of Credit for working capital purposes.

         7.12 COUNSEL TO AD HOC COMMITTEE. As part of the distributions otherwise distributable to the holders of Notes and Senior Notes pursuant to this Plan, and as compensation in connection with making a substantial contribution to the Chapter 11 Cases, on the Effective Date, legal counsel to the Ad Hoc Committee shall be reimbursed for its reasonable fees and expenses incurred in connection with the Chapter 11 Cases, subject to review by the Bankruptcy Court as to the reasonableness of such fees and costs.

                                    ARTICLE 8

                    EXECUTORY CONTRACTS AND UNEXPIRED LEASES

         8.1 ASSUMPTION OR REJECTION OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES. Except as provided in Article 6.1 of the Plan relating to Omega (which shall control as to any executory contract and/or unexpired leases between the Debtors and Omega) the executory contracts and unexpired leases between the Debtors and any Person shall be dealt with as provided below.

                  8.1.1 ASSUMPTION OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES. All executory contracts and unexpired leases set forth on the schedule of assumed executory contracts filed with the Bankruptcy Court as part of the Plan Supplement that exist between the Debtors and any Person shall be deemed assumed by Reorganized Unison as of the Effective Date, except for any executory contract or unexpired lease: (a) that has been rejected pursuant to an order of the Bankruptcy Court entered prior to the Confirmation Date; or (b) as to which a motion for approval or rejection of such executory contract or unexpired lease, if applicable, has been filed with the Bankruptcy Court prior to the Confirmation Date. The Texas Master Lease and Indiana Master Lease shall be assumed, as modified and supplemented pursuant to Articles 6.1 and 7.2 of this Plan and as more fully set forth in the Omega New Master Lease, on the Effective Date.

                  8.1.2 REJECTION OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES. All executory contracts and unexpired leases that exist between the Debtors and any Person and are either set forth on the schedule of rejected executory contracts and unexpired leases filed with the Bankruptcy Court as part of the Plan Supplement, or which do not appear in the Plan Supplement shall be deemed rejected as of the Effective Date, except for any executory contract or unexpired lease that has been assumed or rejected pursuant to an order of the Bankruptcy Court entered prior to the Confirmation Date.

                  8.1.3 APPROVAL OF ASSUMPTION OR REJECTION. Entry of the Confirmation Order shall constitute: (a) the approval, pursuant to Section 365(a) of the Bankruptcy Code, of the assumption of the executory contracts and unexpired leases assumed pursuant to the Plan or otherwise during the Chapter 11 Cases; and (b) the approval, pursuant to Section 365(a) of the Bankruptcy Code, of the rejection of the executory contracts and unexpired leases rejected pursuant to the Plan or otherwise during the Chapter 11 Cases. Notwithstanding anything contained herein to the contrary, as part of the Plan Supplement the Debtors shall have the right to add or delete any executory contract or unexpired lease that is initially an assumed executory contract or an assumed unexpired lease on the Schedules.

                  8.1.4 CURE OF DEFAULTS. On the Effective Date or as soon thereafter as is practicable, Reorganized Unison shall Cure any defaults under any executory contract or unexpired lease assumed pursuant to this Plan in accordance with Section 365(b)(1) of the Bankruptcy Code.

                  8.1.5 POST-PETITION DATE CONTRACTS AND LEASES. Executory contracts and unexpired leases entered into and other obligations incurred after the Petition Date by the Debtors, shall be performed by the Debtors or Reorganized Unison, as applicable, in the ordinary course of their business.

                  8.1.6 BAR DATE. All proofs of claims with respect to Claims arising from the rejection of any executory contract or unexpired lease rejected pursuant to the Plan shall be filed with the Bankruptcy Court no later than THIRTY (30) DAYS after the Confirmation Date. Any Claim not filed within such time shall be forever barred. With respect to any executory contract or unexpired lease that was rejected by the Debtors prior to the Confirmation Date, the deadline for filing such Claims shall be as set forth in the Bar Date Order.

                  8.1.7 INDEMNIFICATION OBLIGATIONS. Any obligations of the Debtors to indemnify any Person serving as a fiduciary of any employee benefit plan or employee benefit program of the Debtors, pursuant to charter, by-laws, contract or applicable state law shall be deemed to be, and shall be treated as, an executory contract and assumed by Reorganized Unison on the Confirmation Date. Any obligation of the Debtors to indemnify, reimburse, or limit the liability of any Person, including but not limited to any officer or director of any of the Debtors, any Broker Dealer, or any agent, professional, financial advisor, or underwriter of any securities issued by the Debtors which relate to any acts or omissions which occurred prior to the Petition Date: (a) shall be rejected, canceled, and discharged pursuant to the Plan as of the Confirmation Date; and (b) any and all Claims resulting therefrom shall be disallowed pursuant to Section 502(e) of the Bankruptcy Code. Notwithstanding any of the foregoing, nothing contained in the Plan shall impact, impair or prejudice the rights of any Person covered by any applicable directors and officers liability insurance policy and/or any applicable errors and omissions policy (collectively, "D&O Policies") with respect to such policy or policies. Moreover, Reorganized Unison shall maintain in force for a period of two (2) years following the Effective Date appropriate D&O Policies covering pre-Effective Date directors and officers of the Debtors and containing substantially the same provisions and limits of coverage as the policies that were in force on the Petition Date, and Reorganized Unison shall also be responsible for paying the deductible or retention amounts under such policies for such two-year period.

                                    ARTICLE 9

             CONFIRMATION WITHOUT ACCEPTANCE BY ALL IMPAIRED CLASSES

         In the event that any impaired Class is determined to have rejected the Plan in accordance with Section 1126 of the Bankruptcy Code, the Debtors may use the provisions of Section 1129(b) of the Bankruptcy Code to satisfy the requirements for confirmation of the Plan.

                                   ARTICLE 10

                PRESERVATION AND PROSECUTION OF LITIGATION CLAIMS

         10.1 PRESERVATION OF LITIGATION CLAIMS. In accordance with Section 1123(b)(3) of the Bankruptcy Code, and except as otherwise expressly provided herein, all Litigation Claims and Related Party Creditor Defenses (if applicable) shall be retained and reserved for the benefit of Reorganized Unison and the holders of Allowed Claims in Class 11. For the avoidance of doubt, the holders of the Notes, the Notes Indenture Trustee, the holders of the Senior Notes and the Senior Notes Indenture Trustee shall retain any and all independent rights of action against any Person except as expressly provided for otherwise in the Plan.

         10.2 PROSECUTION OF LITIGATION CLAIMS. Reorganized Unison shall prosecute any and all preserved Litigation Claims not otherwise expressly compromised in the Plan, and will do so in its capacity as a representative of the Estates pursuant to and in accordance with Section 1123(b)(3)(B) of the Bankruptcy. The fees and costs to litigate such preserved Litigation Claims shall come from the post-Effective Date operations of Reorganized Unison. Reorganized Unison shall have sole discretion in its business judgment as to what Litigation Claims to pursue, which to settle, and the terms and conditions of those settlements.

         10.3 DISTRIBUTION OF LITIGATION CLAIMS PROCEEDS. All monetary judgments and awards resulting from the settlement or prosecution of the preserved Litigation Claims shall be distributed to the holders of Allowed Claims in Class 11 after deduction of the reasonable and necessary fees and costs incurred by Reorganized Unison in the prosecution and/or settlement of the preserved Litigation Claims.

         10.4 PRESERVATION OF INSURANCE. The Debtors' discharge and release from Claims as provided herein, except as necessary to be consistent with this Plan, shall not diminish or impair the enforceability of any insurance policy that may cover Claims against the Debtors or any other Person.

                                   ARTICLE 11

               SECURITIES TO BE ISSUED IN CONNECTION WITH THE PLAN

         Reorganized Unison shall issue for distribution, in accordance with the provisions of the Plan, the New Common Stock, the New Warrants, the New Warrant Shares, the Debt Instrument evidencing the Signature Claim Payout as defined in
Article 6.3.2(a)(ii), the Britwill Acquisition Promissory Note as defined in
Article 6.2.2(b)(i), and the New Senior Notes required for distribution or sale pursuant to the provisions of the Plan.

         11.1 COMMON STOCK. Principal provisions of the New Common Stock are summarized as follows:

                  11.1.1 AUTHORIZATION. The Reorganized Unison Certificate shall authorize the issuance of ten million (10,000,000) shares of New Common Stock. On the Effective Date Reorganized Unison shall issue approximately two million (2,000,000) shares of such New Common Stock pursuant to Article 6.7 which will represent approximately seventy-nine percent (79%) of the equity in Reorganized Unison on a Fully Diluted basis if the Class 6 Reserved Stock and Class 7 Reserved Stock is issued in full to the holders of Allowed Claims in Classes 6 and 7; and approximately ninety percent (90%) of the equity in Reorganized Unison on a Fully Diluted basis if the New Class 6 Reserved Stock and Class 7 Reserved Stock is not issued to holders of Claims in Classes 6 and 7.

                  11.1.2 PAR VALUE. The New Common Stock shall have a par value of $.001 per share.

                  11.1.3 RIGHTS. The New Common Stock shall have such rights with respect to dividends, liquidation, voting and other matters as are set forth in the Reorganized Unison Certificate and as provided under applicable law, including, without limitation, the right to one vote per share.

                  11.1.4 EXCHANGE LISTING. Reorganized Unison will use its reasonable best efforts to register the New Common Stock on a national securities exchange or automated quotation system prior to, or as soon as practicable after, the distribution to holders of Allowed Claims entitled to receive New Common Stock.

                  11.1.5 REGISTRATION RIGHTS. Any Person who receives ten percent (10%) or more of the New Common Stock on account of its Allowed Claim under this Plan will be deemed to have entered into the New Common Stock Registration Agreement with respect to that stock, and shall have the rights afforded under that agreement.

         11.2 NEW WARRANTS. Principal provisions of the New Warrants are as follows:

                  11.2.1 AUTHORIZATION. The Plan hereby authorizes (subject to the provisions of Article 6.9.2 of the Plan) the issuance of New Warrants to purchase approximately one hundred thousand (100,000) shares of New Common Stock, which, if and to the extent exercised, shall represent up to approximately five percent (5%) of the equity of Reorganized Unison on a Fully Diluted basis.

                  11.2.2 EXERCISE PRICE. The New Warrants shall have a per share exercise price equal to 1.25 times the Initial Price.

                  11.2.3 EXERCISE; EXPIRATION. The New Warrants shall be exercisable by the holder thereof at any time on or prior to the fifth anniversary of the Effective Date, at which time all unexercised New Warrants shall expire.

                  11.2.4 RIGHTS. The New Warrants will not be redeemable. The number of shares purchasable upon exercise of the New Warrants will, in the aggregate equal a maximum of five percent (5%) of the equity in Reorganized Unison on a Fully Diluted basis, and will be subject to standard anti-dilution provisions. The holders of the New Warrants will not have any voting or other rights as shareholders of Reorganized Unison in respect thereof.

         11.3 NEW SENIOR NOTES. Principal provisions of the New Senior Notes are as follows:

                  11.3.1 AUTHORIZATION. The Plan hereby authorizes the issuance of the New Senior Notes in the approximate amount of TWENTY FOUR MILLION DOLLARS ($24,000,000.00), less the Effective Date Excess Cash payment set forth in
Article 11.3.4(a), pursuant to the New Senior Notes Indenture.

                  11.3.2 SECURITY. The New Senior Notes shall be secured by the New Senior Notes Collateral.

                  11.3.3 INTEREST RATE. The New Senior Notes will bear interest, payable as set forth in Article 11.3.4, in arrears, at a fixed rate equal to eleven percent (11%) per annum.

                  11.3.4 MATURITY AND AMORTIZATION. The New Senior Notes will mature on the fourth anniversary of the Effective Date, and will be payable as follows:

                           (a) On the Effective Date, the Effective Date Excess Cash shall be paid to reduce the principal due and owing on the New Senior Notes. Under no circumstances will Reorganized Unison be required to access its New Line Of Credit or otherwise borrow to make all or any portion of this Effective Date Payment;

                           (b) If and when the New Senior Notes Collateral or any portion thereof is sold, the proceeds therefrom (less costs of sale) shall be used to prepay the New Senior Note, which payment shall be applied: (i) first to outstanding fees and costs under the New Senior Note Indenture (if any); (ii) then to accrued interest; and
         (iii) then to principal;

                           (c) Interest only will be payable semi-annually for the first and second years after issuance;

                           (d) On the third anniversary of the Effective Date, a payment equal to accrued interest plus a principal reduction of TWO MILLION DOLLARS ($2,000,000.00) shall be made; and

                           (e) All unpaid interest, fees, costs and principal shall be fully due and payable on the fourth anniversary of the Effective Date.

                  11.3.5 PREPAYMENT PENALTY. The New Senior Notes shall contain no prepayment penalty.

                  11.3.6 GUARANTEES. The New Senior Notes shall be guaranteed by all subsidiaries and Affiliates of Reorganized Unison pursuant to the New Senior Notes Guarantee other than the Omega New Master Lessees.

                  11.3.7 OTHER RIGHTS. The holders of the New Senior Notes received by the holders of the Senior Notes shall have those rights under the Sharing Agreement with respect to the Indiana Returned Facility Note set forth in Article 6.1.2(c) of the Plan.

         11.4 SECTION 1145 EXEMPTION. In accordance with Section 1145 of the Bankruptcy Code, the issuance of the New Common Stock, the New Senior Notes, the Debt Instrument evidencing the Signature Claim Payout as defined in Article 6.3.2(a)(ii), the BritWill Acquisition Promissory Note as defined in Article 6.2.2(b)(i), the New Warrants and the New Warrants Shares under this Plan is exempt from the registration requirements of Section 5 of the Securities Act, as amended, and any state or local law requiring registration for offer or sale of a security or registration or licensing of an issuer of, underwriter of, or Broker Dealer in such securities and is deemed to be a public offer of such securities. With respect to the issuance of the New Warrants and the New Warrant Shares upon exercise of the New Warrants, the issuance of such securities under the Plan shall be exempt from the registration requirements of Section 5 of the Securities Act, as amended, and any state or local law requiring registration of such securities only to the extent the Bankruptcy Court determines, as part of the Confirmation Hearing and pursuant to the Confirmation Order, that such issuance is exempt under the provisions of Section 1145 of the Bankruptcy Code.

                                   ARTICLE 12

  PROVISIONS GOVERNING DISTRIBUTIONS TO HOLDERS OF ALLOWED EQUITY INTERESTS IN
                                    CLASS 14

         12.1 TRANSFER AGENT. With respect to each holder of an Allowed Equity Interest as of the Distribution Record Date, Reorganized Unison shall distribute such holder's Pro Rata Share of the New Warrants to the Transfer Agent on the Distribution Date. As soon as practicable after the Transfer Agent receives such holder's security pursuant to Article 12.2 below, the Transfer Agent shall distribute the New Warrants to such holder in accordance with the terms of this Plan and the New Warrant Agreement.

         12.2 SURRENDER OF SECURITIES. On or before the Distribution Date, or as soon thereafter as practicable, each holder of a security evidencing an Allowed Equity Interest shall surrender such security to the Transfer Agent. No distribution of property hereunder shall be made to or on behalf of any such holder unless and until such security is received by the Transfer Agent or the unavailability of such security is reasonably established to the satisfaction of the Transfer Agent and Reorganized Unison. In the event any holder of Allowed Equity Interests seeks to establish the unavailability of such security evidencing such Equity Interests, the Transfer Agent shall, within the first Business Day thirty (30) days after receipt of the holders' evidence of unavailability and statement of indemnity of the Transfer Agent and Reorganized
Unison: (a) provide the holder, in writing, with a detailed description regarding the unacceptability of such evidence and statement of indemnity; or
(b) deliver to Reorganized Unison a notice of compliance and distribute to such holder its Pro Rata Share of the New Warrants. Any such holder who fails to surrender or cause to be surrendered such security or fails to execute and deliver an affidavit of loss and indemnity reasonably satisfactory to the Transfer Agent and Reorganized Unison prior to the first anniversary of the Effective Date shall be deemed to have forfeited all rights in respect of such security and shall not participate in any distribution hereunder, and all property in respect of such forfeited distribution, including dividends accrued thereon, shall revert to Reorganized Unison notwithstanding any federal or state escheat laws to the contrary.

         12.3 DISTRIBUTION RECORD DATE. At the close of business on the Distribution Record Date, the stock transfer ledgers of Unison shall be closed, and there shall be no further changes in the record holders of Equity Interests. Reorganized Unison and the Transfer Agent shall have no obligation to recognize any transfer of such Equity Interests occurring after the Distribution Record Date. Reorganized Unison and the Transfer Agent shall be entitled to recognize and deal for all purposes hereunder with only those record holders stated on the stock transfer ledgers as of the close of business on the Distribution Record Date.

         12.4 DELIVERY OF DISTRIBUTIONS. Distributions of the New Warrants will be made by the Transfer Agent to holders of the Allowed Equity Interests in accordance with the Plan at the addresses contained in the official stock transfer records of Reorganized Unison. If any holder's distribution is returned as undeliverable, no further distributions to such holder shall be made unless and until the Transfer Agent is notified of such holder's then current address, at which time all required distributions shall be made to such holder. Undeliverable distributions shall be returned to Reorganized Unison until such distributions are claimed. All claims for undeliverable distributions shall be made on or before the first anniversary of the Effective Date. After such date, all unclaimed New Warrants shall revert to Reorganized Unison and the Claim of any holder of an Allowed Equity Interest or successor to such holder with respect to such New Warrants shall be discharged and forever barred notwithstanding any federal or state escheat laws to the contrary.

         12.5 FEES AND EXPENSES. All unpaid reasonable fees, costs, charges, and any other expenses incurred by the Transfer Agent from and after the Unison Debtors' Petition Date, including any reasonable fees and expenses of professionals retained by the Transfer Agent as of the Effective Date shall be paid by the Debtors or Reorganized Unison, as the case may be, to the Transfer Agent upon approval of the Bankruptcy Court. After the Effective Date, all reasonable fees, costs, charges and expenses payable to the Transfer Agent, including any such items incurred by the Transfer Agent in its capacity as Disbursing Agent for the New Warrants under this Plan, shall be paid by Reorganized Unison without further Bankruptcy Court approval.

                                   ARTICLE 13

                    TITLE TO PROPERTY; DISCHARGE; INJUNCTION

         13.1 CONDITIONS TO CONFIRMATION. The following are conditions precedent to confirmation of this Plan:

                  13.1.1 APPROVAL OF DISCLOSURE STATEMENT. The Bankruptcy Court shall have entered a Final Order approving the Disclosure Statement with respect to this Plan.

                  13.1.2 FORM OF CONFIRMATION ORDER. The Confirmation Order shall have been entered and be in form and substance reasonably acceptable to the Debtors and Omega. In the event that Debtors and Omega are unable to reach an agreement with regard to the form and substance of the Confirmation Order, the Bankruptcy Court shall resolve all such disputes between the parties.

                  13.1.3 SUBSTANCE OF CONFIRMATION ORDER. The Confirmation Order contains the following:

                  (a) The provisions of the Confirmation Order are nonseverable and mutually dependent;

                  (b) All executory contracts or unexpired leases assumed by Reorganized Unison during the Chapter 11 Cases or under this Plan shall remain in full force and effect for the benefit of Reorganized Unison notwithstanding any provision in such contract or lease (including those described in Sections 365(b)(2) and (f) of the Bankruptcy Code) that prohibits such assignment or transfer or that enables, permits or requires termination of such contract or lease;

                  (c) Except as expressly provided in this Plan, the Debtors are discharged effective upon the Effective Date from all Claims and any "debt" (as that term in defined in Section 101(12) of the Bankruptcy
         Code) that arose on or before the Effective Date, and the Debtors' liability in respect thereof is extinguished completely, whether reduced to judgment or not, liquidated or unliquidated, contingent or noncontingent, asserted or unasserted, fixed or unfixed, matured or unmatured, disputed or undisputed, legal or equitable, or known or unknown, or that arose from any agreement of the Debtors that has either been assumed or rejected in the Chapter 11 Cases or pursuant to this Plan, or obligation of the Debtors incurred before the Effective Date, or from any conduct of the Debtors prior to the Effective Date, or that otherwise arose before the Effective Date, including, without limitation, all interest, if any, on any such debts, whether such interest accrued before or after the Petition Date;

                  (d) The Plan does not provide for the liquidation of all or substantially all of the property of the Debtors and its confirmation is not likely to be followed by the liquidation of Reorganized Unison or the need for further financial reorganizations;

                  (e) The Confirmation Order, pursuant to Section 1123(b)(3)(B) of the Bankruptcy Code, specifically appoints Reorganized Unison as a representative and agent of the Debtors to prosecute, compromise and/or abandon the Litigation Claims in accordance with the Plan;

                  (f) The settlement and compromise between the Debtors and the holders of the BritWill Acquisition Claims and Signature Acquisition Claims should those Classes vote to accept the Plan as outlined in Articles 6.2 and 6.3 are approved pursuant to Bankruptcy Rule 9019; and

                  (g) The Bankruptcy Court has made the following findings of fact and conclusions of law in the Confirmation Order: (i) the Omega New Master Lease is a true lease and not any type of financing or joint venture device; (ii) the Omega New Master Lease covers the facilities subject to the lease and may not be severed; (iii) there is fair and adequate consideration under any fraudulent conveyance or transfer statutes for each of the Omega New Master Lessees to be jointly and severally liable for all of the obligations of the other lessees under the Omega New Master Lease and for the obligations of Unison and BritWill Healthcare under the New Omega Guarantee; (iv) there is adequate consideration for the Omega New Lease Guarantee and the New Omega Guarantee, and the collateral pledged or securing each; and (v) the Omega New Master Lease and the New Omega Guarantee are made in good faith and not with any actual intent to hinder, delay or defraud either present or future creditors of any lessee under the Omega New Master Lease, or otherwise.

         13.2 CONDITIONS TO EFFECTIVENESS. The following are conditions precedent to the occurrence of the Effective Date:

                  13.2.1   The Confirmation Date shall have occurred;

                  13.2.2 The Confirmation Order shall be a Final Order, except that Debtors reserve the right to cause the Effective Date to occur notwithstanding the pendency of an appeal of the Confirmation Order, under circumstances that would moot such appeal;

                  13.2.3 No request for revocation of the Confirmation Order under Section 1144 of the Bankruptcy Code shall have been made, or, if made, shall remain pending;

                  13.2.4 The Bankruptcy Court in the Confirmation Order shall have approved the retention of jurisdiction provisions in Article 16 of this Plan;

                  13.2.5 All documents necessary to implement the transactions contemplated by this Plan shall be made in form and substance reasonably acceptable to the Debtors and Omega;

                  13.2.6 Sufficient Effective Date Cash exists to make required distributions to holders of Allowed Claims required on the Distribution Date; and

                  13.2.7 The New Line Of Credit has been obtained and is ready to fund, and the New Line Of Credit Agreement and New Line Of Credit Promissory Note have been executed by all necessary parties.

         13.3 WAIVER OF CONDITIONS. The conditions to Confirmation and the Effective Date may be waived in whole or in part by the unanimous consent of each of the Debtors and Omega at any time without notice, an order of the Bankruptcy Court or any further action other than proceeding to Confirmation and consummation of the Plan. In the event that Debtors and Omega are unable to reach an agreement with regard to Articles 13.1.2; 13.1.3 (other than 13.1.3(f)); 13.2.4; or 13.2.6 above, the Bankruptcy Court shall resolve all such disputes between the parties).

                                   ARTICLE 14

                      NON-ALLOWANCE OF PENALTIES AND FINES

         Except as expressly provided for herein, no distribution shall be made under this Plan on account of, and no Allowed Claim (whether Secured, Unsecured, priority or Administrative), will include any fine, penalty, exemplary or punitive damages relating to or arising from any default or breach by the Debtors, and any claim on account thereof shall be deemed disallowed, whether or not objection is filed to it.

                                   ARTICLE 15

                    TITLE TO PROPERTY; DISCHARGE; INJUNCTION

         15.1 REVESTING OF ASSETS. Subject to the provisions of this Plan, the property of the Estates of the Debtors shall vest in Reorganized Unison on the Effective Date. As of the Effective Date, all such property of the Debtors shall be free and clear of all liens, Claims and Equity Interests of holders thereof, except as otherwise provided herein. From and after the Effective Date, Reorganized Unison may operate their business, and may use, acquire and dispose of their property free of any restrictions of the Bankruptcy Code, including the employment of and payment to professionals, except as otherwise provided in the Plan or the Confirmation Order.

         15.2 DISCHARGE. Except as provided in the Plan or the Confirmation Order, the rights afforded under the Plan and the treatment of Claims and Equity Interests under the Plan shall be in exchange for and in complete satisfaction, discharge and release of all Claims, including any interest accrued on General Unsecured Claims from the Petition Date and termination of all Equity Interests. Except as provided in the Plan or the Confirmation Order, Confirmation shall:
(a) discharge the Debtors and Reorganized Unison from all Claims or other debts that arose before the Confirmation Date, and all debts of the kind specified in Sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not: (i) a proof of claim based on such debt is filed or deemed filed pursuant to Section 501 of the Bankruptcy Code; (ii) a Claim based on such debt is allowed pursuant to Section 502 of the Bankruptcy Code; or (iii) the holder of a Claim based on such debt has accepted the Plan; and (b) terminate all Equity Interests and other rights of Equity Interests in the Debtors except as expressly provided herein.

         15.3 INJUNCTION. Except as provided in the Plan or the Confirmation Order, as of the Confirmation Date, all entities that have held, currently hold or may hold a Claim or other debt or liability that is discharged or an Equity Interest, Equity Interest Related Claim, or other right of an equity security holder that is terminated pursuant to the terms of the Plan are permanently enjoined from taking any of the following actions on account of any such discharged Claims, debts or liabilities or terminated Equity Interests or rights: (a) commencing or continuing in any manner any action or other proceeding against the Debtors or Reorganized Unison (including any officer or director acting as a representative of the Debtors or Reorganized Unison); (b) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order against the Debtors, Reorganized Unison, or their respective property; (c) creating, perfecting or enforcing any lien or encumbrance against the Debtors, Reorganized Unison, or their respective property; (d) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to the Debtors, Reorganized Unison, or their respective property; and (e) commencing or continuing any action, in any manner, in any place, that does not comply with or is inconsistent with the provisions of the Plan or the Bankruptcy Code.

         15.4 EXCULPATION. Neither the Debtors, Reorganized Unison, the Creditors Committee, the Ad Hoc Committee, Omega nor any of their respective officers, directors, employees, advisors, attorneys, or agents, shall have or incur any liability to any holder of a Claim or Equity Interest, including the holder of any Equity Interest Related Claim, or any other party in interest, or any of their respective members or former members, agents, employees, representatives, financial advisors, attorneys, or Affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the negotiation and pursuit of confirmation of the Plan, or the consummation of the Plan, or the administration of the Plan except for their acts or omissions constituting willful misconduct, as finally determined by a court of competent jurisdiction and in all respects shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under the Plan or in the context of the Chapter 11 Cases. No holder of a Claim, Equity Interest or Equity Interest Related Claim, or any other party in interest, including their respective agents, employees, representatives, financial advisors, attorneys or Affiliates, shall have any right of action against the Debtors, Reorganized Unison, the Creditors Committee, the Ad Hoc Committee, Omega or any of their respective officers, directors, employees, advisors, attorneys, or agents, for any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the negotiation and pursuit of confirmation of the Plan, the consummation of the Plan, or the administration of the Plan, except for their acts or omissions constituting willful misconduct as finally determined by a court of competent jurisdiction.

                                   ARTICLE 16

                            RETENTION OF JURISDICTION

         16.1 JURISDICTION. Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall retain such jurisdiction over the Chapter 11 Cases after the Effective Date as is legally permissible, including jurisdiction to:

                  16.1.1 Allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the allowance or priority of Claims;

                  16.1.2 Grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or the Plan;

                  16.1.3 Resolve any matters related to the assumption, assumption and assignment or rejection of any executory contract or unexpired lease to which the Debtors are a party and to hear, determine and, if necessary, liquidate, any Claims arising therefrom or cure amounts related thereto;

                  16.1.4 Ensure that distributions to holders of Allowed Claims are accomplished pursuant to the provisions of the Plan;

                  16.1.5 Decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters and grant or deny any applications or motions involving the Debtors that may be pending on the Effective Date;

                  16.1.6 Enter such orders as may be necessary or appropriate to implement or consummate the provisions of the Plan and all contracts, instruments, releases and other agreements or documents created in connection with the Plan or the Disclosure Statement, except as otherwise provided herein;

                  16.1.7 Resolve any cases, controversies, suits or disputes that may arise in connection with the consummation, interpretation or enforcement of the Plan or any Person's obligations incurred in connection with the Plan;

                  16.1.8 Modify the Plan before or after the Effective Date pursuant to Section 1127 of the Bankruptcy Code or modify the Disclosure Statement or any contract, instrument, release or other agreement or document created in connection with the Plan or the Disclosure Statement; or remedy any defect or omission or reconcile any inconsistency in any Bankruptcy Court order, the Plan, the Disclosure Statement, the Plan Supplement, or any contract, instrument, release or other agreement or document created in connection with the Plan, the Disclosure Statement, or the Plan Supplement, in such manner as may be necessary or appropriate to consummate the Plan, to the extent authorized by the Bankruptcy Code;

                  16.1.9 Issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any entity with consummation or enforcement of the Plan, except as otherwise provided herein;

                  16.1.10 Enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated;

                  16.1.11 Determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document created in connection with the Plan, the Disclosure Statement or the Confirmation Order except as otherwise provided herein;

                  16.1.12 Approve the Securities Action Settlement Agreement to the extent it was not approved prior to the Confirmation Date;

                  16.1.13 Adjudicate any disputes relating to the New Senior Notes Allocation Schedule as set forth in Article 6.7.1(b);

                  16.1.14 Adjudicate the issues set forth in Article 6.2.2(c)(iii);

                  16.1.15 Enter an order closing the Chapter 11 Cases; and

                  16.1.16 Adjudicate the Avoidance Actions, the Litigation Claims (including those to be initiated and prosecuted by Reorganized Unison as the Estates' representative under Section 1123(b)(3)(B) of the Bankruptcy Code), and any other cause of action or claims of the Debtors, including, but not limited to, the Related Party Creditor Defenses (if still applicable).

                                   ARTICLE 17

                 MODIFICATION, AMENDMENT, AND WITHDRAWAL OF PLAN

         Prior to the Confirmation Date, the Debtors may alter, amend, or modify the Plan or the Plan Supplement under Section 1127(a) of the Bankruptcy Code at any time provided that such modification does not materially adversely affect the treatment and rights of Omega, the Senior Notes or holders of General Unsecured Claims (including holders of the Notes) under this Plan. After the Confirmation Date and prior to substantial consummation of the Plan as defined in Section 1101(2) of the Bankruptcy Code, the Debtors may, under Section 1127(b) of the Bankruptcy Code, institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan, the Disclosure Statement, the Plan Supplement, or the Confirmation Order, and such matters as may be necessary to carry out the purposes and effects of the plan so long as such proceedings do not materially adversely affect the treatment of holders of Claims or holders of Equity Interests under the Plan; provided, however, that prior notice of such proceedings shall be served in accordance with the Bankruptcy Rules or order of the Bankruptcy Court.

                                   ARTICLE 18

                                  MISCELLANEOUS

         18.1 FILING OF OBJECTIONS TO CLAIMS. After the Effective Date, objections to Claims shall be made and objections to Claims made previous thereto shall be pursued by Reorganized Unison or any other party properly entitled to do so after notice to Reorganized Unison and approval by the Bankruptcy Court. Any objections made after the Effective Date shall be filed and served not later than NINETY (90) DAYS after the Effective Date; provided, however, that such period may be extended by order of the Bankruptcy Court for good cause shown.

         18.2 SETTLEMENT OF OBJECTIONS AFTER EFFECTIVE DATE. From and after the Effective Date, Reorganized Unison may litigate to judgment, propose settlements of, or withdraw objections to, all pending or filed Disputed Claims or Disputed Equity Interests, and Reorganized Unison, may settle or compromise any Disputed Claim, Disputed Equity Interest, and/or Litigation Claim without notice and a hearing and without approval of the Bankruptcy Court.

         18.3 DISTRIBUTIONS. In order to facilitate distribution of Pro Rata shares to holders of Allowed Claims, and if and to the extent there are Disputed Claims in any Class, the Disbursing Agent shall set aside in a separate designated reserve account the payments or distributions applicable to such Disputed Claims as if such Disputed Claims were Allowed Claims, pending the allowance or disallowance of such Disputed Claims. All amounts applicable to Disputed Claim in Class 11 shall be segregated in a separate interest bearing account from which shall be deducted the reasonable costs, expenses, and fees incurred by the: (a) Disbursing Agent in administering distributions; and (b) Reorganized Unison in objecting to, litigating and settling on Disputed Claims in Classes 6 and 7 (to the extent applicable) and 11. In the event that Reorganized Unison wishes to deposit or hold a lesser amount than required herein and is unable to reach an agreement with the holder of the Disputed Claim or the Disbursing Agent, as the case may be, on the amount to be deposited or held, the Bankruptcy Court shall fix the amount after notice and hearing. Upon Final Order with respect to a Disputed Claim, the holder of such Disputed Claim, to the extent it has been determined to be an Allowed Claim, shall receive from the Disbursing Agent that payment or distribution to which it would have been entitled if the portion of the Claim so Allowed had been Allowed as of the Effective Date. Such payment or distribution shall be made as soon as practical after the order Allowing the Claim has become a Final Order. The balance of the amount held by the Disbursing Agent after such payment applicable to a previously Disputed Claim that has been disallowed in whole and in part, shall be returned to Reorganized Unison, except with regard to a previously Disputed Claim in Class 11, in which event, the balance shall be distributed Pro Rata amongst the holders of Allowed Claims in Class 11 or continue to be held by the Disbursing Agent with regard to Disputed Claims not yet resolved.

         18.4 EFFECTUATING DOCUMENTS; FURTHER TRANSACTIONS; TIMING. Each of the Debtors is hereby authorized and directed, as the case may be, to execute, deliver, file or record such contracts, instruments, releases and other agreements or documents and to take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan, the Plan Supplement and any securities issued pursuant to the Plan. All transactions that are required to occur on the Effective Date under the terms of the Plan shall be deemed to have occurred simultaneously. The Debtors and Reorganized Unison are authorized and directed to do such acts and execute such documents as are necessary to implement the Plan.

         18.5 EXEMPTION FROM TRANSFER TAXES. Pursuant to Section 1146(c) of the Bankruptcy Code: (a) the issuance, distribution, transfer or exchange of the New Common Stock, the New Warrants, the New Senior Notes, the Debt Instrument evidencing the Signature Claim Payout as defined in Article 6.3.2(a)(ii), the BritWill Acquisition Promissory Note as defined in Article 6.2.2(b)(i), the Omega New Master Lease, the Signature Sale/Leaseback Transaction or other Estate property; (b) the creation, modification, consolidation or recording of any deed of trust or other security interest, the securing of additional indebtedness by such means or by other means in furtherance of, or connection with this Plan or the Confirmation Order; (c) the making, assignment, modification or recording of any lease or sublease; or (d) the making, delivery or recording of a deed or other instrument of transfer under, in furtherance of, or in connection with, this Plan, Confirmation Order or any transaction contemplated above, or any transactions arising out of, contemplated by or in any way related to the foregoing shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act or real estate transfer tax, mortgage recording tax or other similar tax or governmental assessment and the appropriate state or local government officials or agents shall be, and hereby are, directed to forego the collection of any such tax or assessment and to accept for filing or recordation any of the foregoing instruments or other documents without the payment of any such tax or assessment.

         18.6 REVOCATION OR WITHDRAWAL OF THE PLAN. The Debtors reserve the right to revoke or withdraw this Plan at any time prior to the Confirmation Date. If the Plan is withdrawn or revoked, then the Plan shall be deemed null and void and nothing contained herein shall be deemed to constitute a waiver of any Claims by or against the Debtors or any other Person in any further proceedings involving the Debtors. In the event this Plan is withdrawn or revoked, nothing set forth herein shall be deemed an admission of any sort and this Plan and any transaction contemplated thereby shall not be admitted into evidence in any proceeding.

         18.7 BINDING EFFECT. The Plan shall be binding upon, and shall inure to the benefit of, the Debtors, the holders of all Claims and Equity Interests, including the holders of Equity Interest Related Claims, and their respective successors and assigns.

         18.8 GOVERNING LAW. Except to the extent that the Bankruptcy Code or other federal law is applicable or as provided in any document contained in the Plan Supplement, the rights, duties and obligations of the Debtors and any other Person arising under the Plan shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Arizona, without giving effect to Arizona's choice of law provisions.

         18.9 MODIFICATION OF PAYMENT TERMS. Reorganized Unison reserves the right to modify the treatment of any Allowed Claim or Equity Interest in any manner adverse only to the holder of such Claim or Equity Interest at any time after the Effective Date upon the prior written consent of the holder whose Allowed Claim or Equity Interest treatment is being adversely affected.

         18.10 PROVIDING FOR CLAIMS PAYMENTS. Distributions to holders of Allowed Claims shall be made by the Disbursing Agent: (a) at the addresses set forth on the proofs of Claim filed by such holders (or at the last known addresses of such holders if no proof of Claim is filed or if the Debtors have been notified or a change of address); (b) at the addresses set forth in any written notices of address changes delivered to the Disbursing Agent after the date of any related proof of Claim; or (c) at the addresses reflected in the Schedules if no proof of Claim has been filed and the Disbursing Agent has not received a written notice of a change of address. If any holder's distribution is returned as undeliverable, no further distributions to such holder shall be made unless and until the Disbursing Agent is notified of such holder's then current address, at which time all missed distributions shall be made to such holder without interest. Amounts in respect of undeliverable distributions made through the Disbursing Agent shall be returned to Reorganized Unison until such distributions are claimed. All claims for undeliverable distributions shall be made on or before the first anniversary of the Effective Date. After such date, all unclaimed property shall revert to Reorganized Unison and the Claim of any holder or successor to such holder with respect to such property shall be discharged and forever barred notwithstanding any federal or state escheat laws to the contrary. Nothing contained in this Plan shall require the Debtors, Reorganized Unison or the Disbursing Agent to attempt to locate any holder of an Allowed Claim.

         18.11 SET OFFS. The Debtor and Reorganized Unison may, but shall not be required to, set off or recoup against any Claim or Equity Interest and the payments or other distributions to be made pursuant to the Plan in respect of such Claim, claims of any nature whatsoever that arose prior to the Petition Date which the Debtors may have against the holder of such Claim or Equity Interest to the extent such Claims may be set off or recouped under applicable law, but neither the failure to do so nor the Allowance of any Claim or Equity Interest hereunder shall constitute a waiver or release by the Debtors or Reorganized Unison of any such claim that it may have against such holder.

         18.12 NOTICES. Any notice required or permitted to be provided under the Plan shall be in writing and served by either: (a) certified mail, return receipt requested, postage prepaid; (b) hand delivery; (c) reputable overnight courier service, freight prepaid; or (d) by telecopy or teletransmission, to be addressed as follows:

If to the Debtors:                  UNISON HEALTHCARE CORPORATION

                                    15300 North 90th Street
                                    Suite 100
                                    Scottsdale, Arizona  85260
                                    Attn:   Nir E. Margalit, Esq.
                                    Telephone:       (602) 423-1954
                                    Fax:             (602) 607-4113

with a copy to:

                                    SQUIRE SANDERS & DEMPSEY L.L.P.
                                    Two Renaissance Square
                                    40 North Central Avenue, Suite 2700
                                    Phoenix, Arizona 85004
                                    Attn:   Thomas J. Salerno, Esq.
                                    Telephone:       (602) 528-4000
                                    Fax:             (602) 253-8129

If to Omega:                        OMEGA  HEALTHCARE  INVESTORS, INC.

                                    905 West Eisenhower Circle
                                    Suite 110
                                    Ann Arbor, Michigan  48103
                                    Attn:  F. Scott Kellman
                                    Telephone:       (734) 747-9790
                                    Fax:             (734) 996-0020

With a copy to:            DYKEMA GOSSETT PLLC
                                    1577 North Woodward Avenue
                                    Suite 300
                                    Bloomfield Hills, Michigan  48304-2820
                                    Attn:   Fred J. Fechheimer, Esq.
                                    Telephone:       (248) 203-0700
                                    Fax:             (248) 203-0763

If to the Notes Indenture
  Trustee:                          U.S. BANK NATIONAL ASSOCIATION,
                                    fka First National Bank Association
                                    c/o First Trust National Association
                                    180 East 5th Street
                                    St. Paul Minnesota  55101
                                    Attn:   Christine Robinette
                                    Telephone:       (612) 244-8386
                                    Fax:             (612) 244-0711

If to the New Senior
   Notes Indenture
   Trustee or The
   Senior Notes
   Indenture Trustee                IBJ SCHRODER BANK & TRUST COMPANY
                                    One State Street, 11th Floor
                                    New York, New York  10004
                                    Attn:   Corporate Finance Trust Services
                                    Telephone:       (212) 858-2529
                                    Fax:             (212) 858-2952

If to the Ad Hoc
Committee                           THE AD HOC COMMITTEE OF NOTEHOLDERS OF
                                    UNISON HEALTHCARE CORPORATION
                                    c/o Wachtell Liption Rosen and Katz
                                    51 West 52nd Street
                                    New York, New York  10019
                                    Attn:   Chaim J. Fortgang, Esq.
                                    Telephone:       (212) 403-1000
                                    Fax:             (212) 403-2000

                  18.12.1 DELIVERY OF NOTICES. If personally delivered, such communication shall be deemed delivered upon actual receipt; if electronically transmitted pursuant to this Plan, such communication shall be deemed delivered by the next noon at point of arrival occurring on a Business Day following transmission; if sent by overnight courier pursuant to this Plan, such communication shall be deemed delivered within twenty-four (24) hours of deposit with such courier or noon of the first Business Day following such deposit, whichever first occurs; and if sent by U.S. Mail pursuant to this Plan, such communications shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service; or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal. Any party to this Plan may change their address for the purposes of this Plan by giving notice thereof in accordance with this section.

         18.13 STATUTORY COMMITTEE/EXAMINER. Any statutory committee or committees appointed in the Chapter 11 Cases, the Ad Hoc Committee, and the Examiner shall terminate on the Effective Date and shall thereafter have no further responsibilities in respect of the Chapter 11 Cases, except with respect to preparation of filing of applications for compensation and reimbursement of expenses.

         18.14 SEVERABILITY. If any provision of this Plan is found by the Bankruptcy Court to be invalid, illegal or unenforceable or that this Plan is found by the Bankruptcy Court to be invalid, illegal or unenforceable or that this Plan is not confirmable pursuant to Section 1129 of the Bankruptcy Code, the Bankruptcy Court, at the request of the Debtors, shall have the power to alter and interpret such term to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of this Plan, as it may have been altered or interpreted in accordance with the foregone, is valid and enforceable pursuant to its terms.

         18.15 WITHHOLDING AND REPORTING REQUIREMENTS. In connection with this Plan and all instruments and securities issued in connection therewith and distributions thereon, Reorganized Unison, the Disbursing Agent, the Notes Indenture Trustee and the New Senior Note Indenture Trustee, as the case may be, shall comply with all withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority, and all distributions hereunder shall be subject to any such withholding and reporting requirements. Reorganized Unison, the Disbursing Agent, the Notes Indenture Trustee, and the New Senior Note Indenture Trustee, as the case may be, shall be authorized to take any and all action that may be necessary to comply with such withholding and recording requirements. Notwithstanding any other provision of this Plan, each holder of an Allowed Claim that has received a distribution of New Common Stock, New Preferred Stock, New Warrants or Cash pursuant to this Plan, shall have sole and exclusive responsibility for the satisfaction or payment of any tax obligation imposed by any governmental unit, including income, withholding and other tax obligation on account of such distribution.

         18.16 QUARTERLY FEES TO THE UNITED STATES TRUSTEE. Reorganized Unison shall pay all quarterly fees payable to the Office of the United States Trustee for the Debtors after Confirmation, consistent with applicable provisions of the Bankruptcy Code, Bankruptcy Rules, and 28 U.S.C. Section 1930(a)(6).

         18.17 FRACTIONAL SHARES; ODD LOTS; DE MINIMIS DISTRIBUTIONS. No fractional shares of New Common Stock or New Warrants shall be issued. The number of shares or warrants issuable under this Plan to any holder of an Allowed Claim, Equity Interest, and/or Equity Interest Related Claim, as the case may be, will be rounded to the nearest whole number with shares representing less than one-half a share being rounded down, and one-half or more being rounded up.

         18.18 METHOD OF PAYMENT. Payments of Cash required to be made pursuant to the Plan shall be made by check drawn on a domestic bank or by wire transfer from a domestic bank at the election of the Person making such payment.

         18.19 PAYMENT DATES. Whenever any payment or distribution to be made under the Plan shall be due on a day other than a Business Day, such payment or distribution shall instead be made, without interest, on the immediately following Business Day.

         DATED:            Phoenix, Arizona
                           October 15, 1998

                              Respectfully submitted,
                              UNISON HEALTHCARE CORPORATION,

                                a Delaware corporation, and its Subsidiaries and Affiliates (including the BritWill Debtors)

                              By       /s/ Michael A. Jeffries
                                       Michael A. Jeffries
                                       Its:  CEO and President

SQUIRE, SANDERS & DEMPSEY L.L.P.

By:      /s/ Thomas J. Salerno
         Thomas J. Salerno, one of the attorneys for
         The UNISON DEBTORS,
         Co-Proponent of the Plan

GALLAGHER & KENNEDY

By:      /s/ Charles R. Sterbach
         Charles R. Sterbach, one of the attorneys for
         the BRITWILL DEBTORS,
         Co-Proponent of the Plan